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As filed with the Securities and Exchange Commission on November 19, 2003

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GRAPHIC PACKAGING INTERNATIONAL, INC.
GRAPHIC PACKAGING CORPORATION
GPI HOLDING, INC.
(Exact name of registrant as specified in its charter)

Delaware	2631	84-0772929
Delaware	2631	58-2205241
Colorado	2631	84-1497312
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

814 Livingston Court
Marietta, Georgia 30067
(770) 644-3000
(Address, including ZIP Code, and telephone number,
including area code, of registrant's principal executive offices)

Stephen A. Hellrung
Secretary
Graphic Packaging International, Inc.
814 Livingston Court
Marietta, Georgia 30067
(770) 644-3000
(Name, address, including ZIP Code, and telephone number,
including area code, of agent for service of process)

With a copy to:
Peter J. Loughran, Esq.
Debevoise & Plimpton
919 Third Avenue
New York, New York 10022
(212) 909-6000

       Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

       If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

       If this Form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

       If this Form is a post-effective amendment filed pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit(1)	Proposed maximum aggregate offering price	Amount of registration fee

8.50% Senior Notes due 2011	$425,000,000	100%	$425,000,000	$34,382.50

Guarantee of 8.50% Senior Notes due 2011 by Graphic Packaging Corporation	$425,000,000	—	—	None (2)

Guarantee of 8.50% Senior Notes due 2011 by GPI Holding, Inc.	$425,000,000	—	—	None (2)

9.50% Senior Subordinated Notes due 2013	$425,000,000	100%	$425,000,000	$34,382.50

Guarantee of 9.50% Senior Subordinated Notes due 2013 by Graphic Packaging Corporation	$425,000,000	—	—	None (2)

Guarantee of 9.50% Senior Subordinated Notes due 2013 by GPI Holding, Inc.	$425,000,000	—	—	None (2)

Total				$68,765.00

(1)
Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

(2)
Pursuant to Rule 457(n) promulgated under the Securities Act of 1933, as amended, no separate fee is required for the guarantees.

       The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not complete these exchange offers or issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 19, 2003

PROSPECTUS

Graphic Packaging International, Inc.

Offers to Exchange
$425,000,000 Outstanding
8.50% Senior Notes due 2011
for $425,000,000 Registered
8.50% Senior Notes due 2011
and
$425,000,000 Outstanding
9.50% Senior Subordinated Notes due 2013
for $425,000,000 Registered
9.50% Senior Subordinated Notes due 2013

The New Notes:

  •
  The terms of the new senior notes and the new senior subordinated notes offered in the exchange offers are substantially identical to the terms of the old senior notes and the old senior subordinated notes, respectively, except that the new senior notes and the new senior subordinated notes are registered under the Securities Act of 1933 and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the old senior notes and the old senior subordinated notes, respectively, and will not entitle their holders to registration rights.

        Investing in the new notes involves risks. You should carefully review the risk factors beginning on page 11 of this prospectus.

The Exchange Offers:

  •
  Our offers to exchange old senior notes and old senior subordinated notes for new senior notes and new senior subordinated notes, respectively, will be open until 5:00 p.m., New York City time, on                          , 2003, unless extended.

  •
  No public market currently exists for the notes.

The Guarantees:

  •
  Graphic Packaging Corporation and GPI Holding, Inc., the parent companies of Graphic Packaging International, Inc., will fully and unconditionally guarantee our payment obligations under the new notes, subject to release as provided for in the indentures for the notes.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is              , 2003.

        We have not authorized anyone to give you any information or to make any representations about the transactions we discuss in this prospectus other than those contained in the prospectus. If you are given any information or representation about these matters that is not discussed, you must not rely on that information. This prospectus is not an offer to sell or a solicitation of an offer to buy securities anywhere or to anyone where or to whom we are not permitted to offer to sell securities under applicable law.

        In making an investment decision investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended by any federal or state securities commission or regulatory authority. Furthermore, the foregoing authorities have not confirmed the accuracy or determined the adequacy of this document. Any representation to the contrary is a criminal offense.

ii

SUMMARY

        This summary does not contain all the information that may be important to you. You should carefully read this prospectus in its entirety before making an investment decision. In particular, you should read the section titled "Risk Factors" and the consolidated financial statements and notes related to those statements incorporated by reference in this prospectus. In this prospectus, unless the context requires otherwise, references to "we," "us," "our" and the "combined company" mean Graphic Packaging Corporation and its subsidiaries. See "Glossary of Terms" for definitions of a number of terms that we use in this prospectus.

Our Business

        We are a leading provider of paperboard packaging solutions to multinational consumer products companies. We focus on the paperboard packaging market where we provide companies with packaging solutions designed to deliver marketing and performance benefits at a competitive cost. In doing this, we capitalize on our low-cost paperboard mills and converting plants, proprietary carton designs and packaging machines, and our commitment to customer service. We have long-term relationships with major consumer product companies, including Altria Group, Anheuser-Busch, General Mills, Miller Brewing Company, Coors Brewing Company, and numerous Coca-Cola and Pepsi bottling companies. In 2002, we had combined pro forma net sales of $2.25 billion.

        In August 2003, Riverwood and Graphic merged in a stock-for-stock transaction. The merger creates a global paperboard packaging company with leading market positions serving the beverage, food and other consumer products industries.

        We focus on providing a range of paperboard packaging products to major companies with well-recognized brands. Our customers have prominent market positions in the beer, soft drink, food, household products and tobacco industries. We supply our customers with packaging solutions designed to provide:

  •
  convenience through ease of carrying and storage for consumers;

  •
  a smooth surface printed with high-resolution, multi-color graphic images that help our customers improve brand awareness and visibility of their products on store shelves; and

  •
  durability, stiffness, wet and tear strength, abrasion and heat resistance, leakage protection, microwave management, and moisture, gas and solvent barriers for our customers' packaging.

        We offer customers our paperboard, cartons and packaging machines, either as an integrated solution or separately. Our packaging products are used in the following end-use markets:

  •
  beverage, including beer and soft drinks;

  •
  food, including cereal, desserts, snacks, food service products, frozen and microwave foods, and pet foods;

  •
  household products, including dishwasher and laundry detergent, sporting goods, healthcare, tissues and papers; and

  •
  tobacco, including flip top boxes and cartons.

        Our packaging products are made from a variety of grades of paperboard. We make most of our packaging products from coated unbleached kraft paperboard, or CUK board, and coated recycled paperboard, or CRB, that we produce at our mills, and a portion from paperboard purchased from external sources. CUK board is a specialized high-quality grade of paperboard with excellent wet and tear strength characteristics and printability for high resolution graphics that make it particularly suited for a variety of packaging applications. Our CRB, a grade of recycled paperboard offering higher quality graphics, strength and appearance characteristics compared to other recycled grades, is specifically designed to maximize throughput on our high-speed web-litho presses. We print and cut, or convert, paperboard into cartons at our converting plants, and manufacture packaging machines designed to package bottles and cans and, to a lesser extent, non-beverage consumer products. We also sell paperboard produced by us to independent converters.

        We believe that we have low-cost, high quality converting plants and paperboard production facilities. We operate 30 carton converting plants in the United States, Canada, the United Kingdom, France, Spain and Brazil. We are the larger of two worldwide producers of CUK board and one of the largest North American producers of CRB. We produce CUK board on paperboard machines at our mills in Macon, Georgia and West Monroe, Louisiana and CRB at our mill in Kalamazoo, Michigan. We also produce white lined chip board at our mill in Norrköping, Sweden.

Our Strategies

        Our objective is to expand our position as a leading provider of paperboard packaging solutions. To achieve this objective, we are implementing the following strategies:

  •
  Expand market share in our current markets and identify and penetrate new markets;

  •
  Capitalize on Riverwood's and Graphic's complementary customer relationships, business competencies, and mills and converting assets;

  •
  Develop and market innovative products and applications;

  •
  Continue to reduce costs by focusing on operational improvements and identified operating synergies from the merger; and

  •
  Use anticipated future cash flows to reduce debt.

The Merger

        On March 25, 2003, Riverwood Holding, Inc., Riverwood Acquisition Sub LLC and Graphic Packaging International Corporation agreed to merge in a stock-for-stock transaction. On August 8, 2003, Graphic Packaging International Corporation merged with and into Riverwood Acquisition Sub LLC, a wholly owned subsidiary of Riverwood Holding, Inc., with Riverwood Acquisition Sub LLC as the surviving entity. Immediately prior to this merger, Riverwood Holding, Inc. transferred all of the shares of RIC Holding, Inc. to Riverwood Acquisition Sub LLC. After this merger, (1) RIC Holding, Inc. merged into Graphic Packaging Holdings, Inc. which was renamed GPI Holding, Inc., (2) the company formerly known as Graphic Packaging Corporation, or GPC, merged into Riverwood International Corporation, or RIC, which was renamed Graphic Packaging International, Inc., and (3) Riverwood Acquisition Sub LLC merged into Riverwood Holding, Inc. which was renamed Graphic Packaging Corporation.

        The following charts depict (1) the organizational structures of Riverwood and Graphic, prior to the merger, and (2) our organizational structure subsequent to completion of the merger.

Prior To The Merger

Riverwood Holding, Inc.
100%
100%
RIC Holding, Inc.
Riverwood Acquisition Sub LLC
100%
Riverwood International Corporation
100%
100%
U.S. Subsidiaries
Non-U.S. Subsidiaries
Graphic Packaging International Corporation
100%
Graphic Packaging Holdings, Inc.
100%
Graphic Packaging Corporation

Upon Completion Of The Merger

Graphic Packaging Corporation*
Guarantor of the notes
Issuer of listed common stock
(ticker symbol: GPK)
100%
GPI Holding, Inc.*
Guarantor of the notes
100%
Graphic Packaging International, Inc.
Issuer of the notes
Borrower under new credit facilities
100%
100%
U.S. Subsidiaries*
Non-U.S. Subsidiaries

*
Guarantors of the new credit facilities.

Summary of the Terms of the Exchange Offers

        On August 8, 2003, Graphic Packaging International completed an offering of $425,000,000 aggregate principal amount of 8.50% senior notes due 2011, or the old senior notes, and $425,000,000 aggregate principal amount of 9.50% senior subordinated notes due 2013, or the old senior subordinated notes. In this prospectus, we refer to (1) the old senior notes and the old senior subordinated notes together as the old notes, (2) the new senior notes and the new senior subordinated notes together as the new notes, and (3) the old notes and the new notes together as the notes.

Securities Offered	Up to $425,000,000 aggregate principal amount of new 8.50% senior notes due 2011, or the new senior notes, which have been registered under the Securities Act of 1933, as amended.
Up to $425,000,000 aggregate principal amount of new 9.50% senior subordinated notes due 2013, or the new senior subordinated notes, which have been registered under the Securities Act.

The terms of the new senior notes and the new senior subordinated notes offered in the exchange offers are substantially identical to those of the old senior notes and the old senior subordinated notes, respectively, except that the new senior notes and the new senior subordinated notes are registered under the Securities Act and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the old senior notes and the old senior subordinated notes, respectively, and will not entitle their holders to registration rights.
The Exchange Offers	You may exchange old senior notes and old senior subordinated notes for new senior notes and new senior subordinated notes, respectively.
Resale of the New Notes
We believe the new notes that will be issued in these exchange offers may be resold by most investors without compliance with the registration and prospectus delivery provisions of the Securities Act, subject to certain conditions. You should read the discussion under the heading "The Exchange Offers" for further information regarding the exchange offers and resale of the new notes.
Registration Rights Agreements
We have undertaken these exchange offers pursuant to the terms of the exchange and registration rights agreements entered into with the initial purchasers of the old notes. See "The Exchange Offers" and "Description of Notes— Exchange Offers; Registration Rights."
Consequence of Failure to Exchange the Old Notes	You will continue to hold old notes that remain subject to their existing transfer restrictions if:
• you do not tender your old notes; or
• you tender your old notes and they are not accepted for exchange.

With some limited exceptions, we will have no obligation to register the old notes after we consummate the applicable exchange offer. See "The Exchange Offers—Terms of the Exchange Offers" and "—Consequences of Failure to Exchange."
Expiration Date
Each exchange offer will expire at 5:00 p.m., New York City time, on , 2003, or the expiration date, unless we extend it, in which case expiration date means the latest date and time to which such exchange offer is extended.
Interest on the New Notes
The new notes of each series will accrue interest from the most recent date to which interest has been paid or provided for on the old notes of such series or, if no interest has been paid on the old notes of such series, from the date of original issue of the old notes of such series.
Condition to the Exchange Offers
Each exchange offer is subject to several customary conditions, which we may waive. We will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend an exchange offer if:
•
we determine in our reasonable judgment that the exchange offer violates applicable law, any applicable interpretation of the SEC or its staff or any order of any governmental agency or court of competent jurisdiction;
• at any time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part; or
• at any time any stop order is threatened or in effect with respect to the qualification of the indenture governing the relevant notes under the Trust Indenture Act of 1939, as amended.
See "The Exchange Offers—Conditions." We reserve the right to terminate or amend the exchange offers at any time prior to the expiration date upon the occurrence of any of the foregoing events.
Procedures for Tendering Old Notes
If you wish to accept the exchange offers, you must submit required documentation and effect a tender of old notes pursuant to the procedures for book-entry transfer (or other applicable procedures), all in accordance with the instructions described in this prospectus and in the relevant letter of transmittal. See "The Exchange Offers—Procedures for Tendering," "—Book Entry Transfer" and "—Guaranteed Delivery Procedures."
Guaranteed Delivery Procedures
If you wish to tender your old notes, but cannot properly do so prior to the applicable expiration date, you may tender your old notes according to the guaranteed delivery procedures set forth in "The Exchange Offers—Guaranteed Delivery Procedures."

Withdrawal Rights
Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the applicable expiration date. If the applicable expiration date has been extended, tenders pursuant to the applicable exchange offer as of the previously scheduled expiration date may not be withdrawn after such previously scheduled expiration date. To withdraw a tender of old notes, a written or facsimile transmission notice of withdrawal must be received by the exchange agent at its address set forth in "The Exchange Offers—Exchange Agent" prior to 5:00 p.m. on the applicable expiration date.
Acceptance of Old Notes and Delivery of New Notes
Except in some circumstances, any and all old notes that are validly tendered in an exchange offer prior to 5:00 p.m., New York City time, on the applicable expiration date will be accepted for exchange. The new notes issued pursuant to the applicable exchange offer will be delivered promptly following the applicable expiration date. See "The Exchange Offers—Terms of the Exchange Offer".
Certain U.S. Federal Tax Considerations	We believe that the exchange of the old notes for the new notes will not constitute a taxable exchange for U.S. federal income tax purposes. See "Certain United States Federal Tax Considerations."
Exchange Agent	Wells Fargo Bank Minnesota, National Association is serving as the exchange agent.

Summary of the Terms of the Notes

        The terms of the new senior notes and the new senior subordinated notes offered in the exchange offers are identical in all material respects to the terms of the old senior notes and the old senior subordinated notes, respectively, except that the new notes:

  •
  are registered under the Securities Act, and therefore will not be subject to restrictions on transfer;

  •
  will not be subject to provisions relating to additional interest; and

  •
  will be subject to terms relating to book-entry procedures and administrative terms relating to transfers that differ from those of the old notes.
Maturity Dates	Senior notes: August 15, 2011. Senior subordinated notes: August 15, 2013.
Interest Payment Dates	February 15 and August 15, commencing on February 15, 2004.
Guarantees
Graphic Packaging Corporation and GPI Holding, Inc. will fully and unconditionally guarantee our obligations to pay principal, premium, if any, and interest on the notes, subject to release under certain circumstances. See "Description of Notes — Parent Guarantees."
Ranking and Subordination	The senior notes will be our general unsecured obligations and will rank:
	•	equal in right of payment to all of our existing and future unsecured indebtedness and other obligations that are not, by their terms, expressly subordinated in right of payment to the senior notes;
	•	senior in right of payment to any of our future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the senior notes;
	•	effectively subordinated to all of our secured indebtedness and other secured obligations to the extent of the value of the assets securing such indebtedness and other obligations; and
	•	effectively subordinated to all indebtedness and other liabilities (including trade payables) of our subsidiaries.
The senior note guarantee of each guarantor will be an unsecured senior obligation of that guarantor and will rank:
•
equal in right of payment to all existing and future unsecured indebtedness and other obligations of that guarantor that are not, by their terms, expressly subordinated in right of payment to the senior note guarantee;
	•	senior in right of payment to any future indebtedness and other obligations of that guarantor that are, by their terms, expressly subordinated in right of payment to the senior note guarantee; and

•	effectively subordinated to all secured indebtedness and other secured obligations of that guarantor to the extent of the value of the assets securing such indebtedness and other obligations.
The senior subordinated notes will be our unsecured senior subordinated obligations and will rank:
•	equal in right of payment to all of our existing and future unsecured senior subordinated indebtedness and other obligations;
•	senior in right of payment to any of our future indebtedness and other obligations that are, by their terms, expressly subordinated in right of payment to the senior subordinated notes;
•
subordinated in right of payment to all of our existing and future senior indebtedness and other senior obligations, and effectively subordinated to all of our secured indebtedness and other secured obligations to the extent of the value of the assets securing such indebtedness and other obligations; and
•	effectively subordinated to all indebtedness and other liabilities (including trade payables) of our subsidiaries.
The senior subordinated note guarantee of each guarantor will be an unsecured senior subordinated obligation of that guarantor and will rank:
•	equal in right of payment to all existing and future unsecured senior subordinated indebtedness and other obligations of that guarantor;
•
senior in right of payment to any future indebtedness and other obligations of that guarantor that are, by their terms, expressly subordinated in right of payment to the senior subordinated note guarantee; and
•
subordinated in right of payment to all existing and future senior indebtedness and other senior obligations of that guarantor, and effectively subordinated to all secured indebtedness and other secured obligations of that guarantor to the extent of the value of the assets securing such indebtedness and other obligations.

As of September 30, 2003, we had indebtedness on our consolidated balance sheet of approximately $2.2 billion, of which approximately $1.3 billion was secured, approximately $21.5 million was debt of our subsidiaries and structurally senior to the senior notes and the senior subordinated notes, approximately $425.0 million was subordinated to the senior notes and the senior note guarantees, and approximately $1.75 billion was senior to the senior subordinated notes and the senior subordinated note guarantees. As of September 30, 2003, we had availability under our new credit facilities for additional borrowings of up to $281.3 million, all of which would have been secured.

Mandatory Sinking Fund	None.
Optional Redemption
We may redeem the senior notes and the senior subordinated notes, in whole or in part, at our option, at any time (1) before August 15, 2007 and August 15, 2008, respectively, at a redemption price equal to 100% of their principal amount plus the applicable make-whole premium described under "Description of Notes — Optional Redemption" and (2) on or after August 15, 2007 and August 15, 2008, respectively, at the redemption prices listed under "Description of Notes — Optional Redemption."

In addition, on or before August 15, 2006, we may on one or more occasions, at our option, use the net proceeds from one or more equity offerings to redeem up to 35% of the senior notes and the senior subordinated notes at the redemption prices listed under "Description of Notes — Optional Redemption."
Change of Control
If we experience a change of control, as described under "Description of Notes — Change of Control," we must offer to repurchase all of the senior notes and the senior subordinated notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest to the repurchase date, unless we have previously exercised the right to redeem the notes as provided under "Description of Notes — Optional Redemption."
Certain Covenants
We will issue senior notes and senior subordinated notes under separate indentures. The indentures governing the notes contain covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:
	•	incur more debt;
	•	pay dividends, redeem stock or make other distributions;
	•	make investments;
	•	create liens (which limitation, in the case of the senior subordinated notes, will be limited in applicability to liens securing pari passu or subordinated indebtedness);
	•	transfer or sell assets;
	•	merge or consolidate; and
	•	enter into transactions with our affiliates.

These covenants are subject to important exceptions and qualifications, which are described under "Description of Notes — Certain Covenants" and "Description of Notes — Merger and Consolidation."

Risk Factors

        You should consider carefully all of the information included or incorporated by reference in this prospectus and, in particular, the information under the heading "Risk Factors" beginning on page 11 in evaluating the exhange offers and an investment in the new notes.

RISK FACTORS

        You should carefully consider the risk factors set forth below, as well as the other information included or incorporated by reference in this prospectus, before making an investment decision.

Risks Related to our Indebtedness and the Notes

We have substantial existing debt and may incur substantial additional debt, which could adversely affect our financial health and our ability to obtain financing in the future, react to changes in our business and make payments on the notes.

        As of September 30, 2003, we had an aggregate principal amount of approximately $2.2 billion of outstanding debt and shareholders' equity of approximately $484 million.

        The indentures for the notes permit us to incur or guarantee additional indebtedness, including indebtedness under the new credit facilities, subject to specified limitations. In addition, we have additional borrowing capacity on a revolving credit basis under our new credit facilities. As such, we may incur substantial additional debt in the future.

        Our substantial debt could have important consequences to holders of the notes. Because of our substantial debt:

  •
  our ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes and our ability to satisfy our obligations with respect to the notes may be impaired in the future;

  •
  a substantial portion of our cash flow from operations must be dedicated to the payment of principal and interest on our indebtedness, thereby reducing the funds available to us for other purposes;

  •
  we will be exposed to the risk of increased interest rates because a portion of our borrowings will be at variable rates of interest; and

  •
  our flexibility to adjust to changing market conditions and ability to withstand competitive pressures could be limited, and we may be more vulnerable to a downturn in general economic conditions or our business or be unable to carry out capital spending that is necessary or important to our growth strategy and productivity improvement programs.

The agreements and instruments governing our debt contain restrictions and limitations that could significantly impact our ability to operate our business and adversely affect the holders of the notes offered hereby.

        Our new credit facilities contain covenants that, among other things, restrict our ability to:

  •
  dispose of assets;

  •
  incur additional indebtedness, including guarantees;

  •
  prepay other indebtedness or amend other debt instruments;

  •
  pay dividends or make investments, loans or advances;

  •
  create liens on assets;

  •
  enter into sale and leaseback transactions;

  •
  engage in mergers, acquisitions or consolidations;

  •
  change the business conducted by us; and

  •
  engage in transactions with affiliates.

        In addition, under our new credit facilities, we are required to comply with financial covenants, comprised of leverage and interest coverage ratio requirements, as well as limitations on the amount of capital expenditures. Our ability to comply with these covenants in future periods will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, market and competitive factors, many of which are beyond our control, and will be substantially dependent on the selling prices for our products, raw material and energy costs, our success at implementing cost reduction initiatives and our ability to successfully implement our overall business strategy.

        The indentures governing the notes also contain restrictive covenants that, among other things, limit our ability and the ability of our restricted subsidiaries to:

  •
  incur more debt;

  •
  pay dividends, redeem stock or make other distributions;

  •
  make investments;

  •
  create liens;

  •
  transfer or sell assets;

  •
  merge or consolidate; and

  •
  enter into transactions with our affiliates.

        The breach of any of the covenants or restrictions contained in our new credit facilities or our indentures could result in a default under the applicable agreement which would permit the applicable lenders or noteholders, as the case may be, to declare all amounts outstanding thereunder to be due and payable, together with accrued and unpaid interest. In any such case, we may be unable to make borrowings under our new credit facilities and may not be able to repay the amounts due under our new credit facilities and our notes. This could have serious consequences to our financial condition and results of operations and could cause us to become bankrupt or insolvent.

Our ability to generate the significant amount of cash needed to pay interest and principal amounts on the notes and service our other debt and our ability to refinance all or a portion of our indebtedness or obtain additional financing, depends on many factors beyond our control.

        Because we have substantial debt, to fund our debt service obligations we will require significant amounts of cash. Our ability to generate cash to meet scheduled payments or to refinance our obligations with respect to our debt will depend on our financial and operating performance which, in turn, is subject to prevailing economic and competitive conditions and to the following financial and business factors, some of which may be beyond our control:

  •
  operating difficulties;

  •
  increased operating costs;

  •
  increased raw material and energy costs;

  •
  decreased demand for our products;

  •
  market cyclicality;

  •
  product prices;

  •
  the response of competitors;

  •
  regulatory developments;

  •
  failure to realize the anticipated benefits of the merger; and

  •
  delays in implementing strategic projects.

        If our cash flow and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce further or to delay capital expenditures, sell assets or seek to obtain additional equity capital, or restructure our debt. In the future, our cash flow and capital resources may not be sufficient for payments of interest on and principal of our debt, and such alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. We also cannot assure you that we will be able to refinance any of our indebtedness or obtain additional financing, particularly because of our anticipated high levels of debt and the debt incurrence restrictions imposed by the agreements governing our debt, as well as prevailing market conditions. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations. If required, we cannot be sure as to the timing of such sales or the proceeds that we could realize therefrom.

The guarantors of the notes are holding companies with no significant independent operations and no significant assets except capital stock of their respective subsidiaries. As a result, the guarantors of the notes would be unable to meet their obligations if we fail to make payment of interest or principal on the notes.

        Graphic Packaging Corporation is a holding company with no independent operations and no significant assets other than the capital stock of GPI Holding. Graphic Packaging Corporation, therefore, is dependent upon the receipt of dividends or other distributions from GPI Holding to fund any obligations that it incurs, including obligations under its guarantee of the notes. GPI Holding is also a holding company with no significant independent operations and no significant assets other than the capital stock of Graphic Packaging International. GPI Holding is, therefore, dependent upon the receipt of dividends or other distributions from Graphic Packaging International to fund any obligations that it incurs, including obligations under its guarantee of the notes. The indentures governing the notes do not, however, permit distributions from Graphic Packaging International to Graphic Packaging Corporation or GPI Holding, other than for certain specified purposes as described under "Description of Notes — Certain Covenants — Limitation on Restricted Payments." Our new credit facilities contain similar or more restrictive provisions. Accordingly, if Graphic Packaging International should at any time be unable to pay interest on or principal of the notes, it is highly unlikely that Graphic Packaging Corporation or GPI Holding will be able to distribute the funds necessary to enable GPI Holding or Graphic Packaging Corporation, respectively, to meet its obligations under its respective parent guarantees. If none of GPC's 8 5/8% senior subordinated notes due 2012, or the prior GPC notes, remain outstanding, under the indentures for the notes, we will have the right to release GPI Holding and Graphic Packaging Corporation from all obligations under their respective parent guarantees.

The notes will be unsecured and structurally subordinated to some of our obligations, including obligations under our new credit facilities.

        The indentures governing the notes permit us to incur certain secured indebtedness, including indebtedness under our new credit facilities, which is secured by a lien on substantially all of our assets (other than assets of foreign subsidiaries), including pledges of all or a portion of the capital stock of certain of our subsidiaries. The notes are unsecured and therefore do not have the benefit of such collateral. Accordingly, if an event of default occurs under our new credit facilities, the senior secured lenders will have a prior right to our assets, to the exclusion of the holders of the notes. In such event, such assets would first be used to repay in full all amounts outstanding under our new credit facilities, resulting in all or a portion of our assets being unavailable to satisfy the claims of the holders of notes and other unsecured indebtedness.

        The notes are also structurally subordinated to all indebtedness and other obligations of our subsidiaries (other than subsidiaries that may in the future guarantee the notes). Our new credit facilities are guaranteed by our domestic subsidiaries and are therefore obligations of such subsidiaries. In addition, the senior subordinated notes rank junior in right of payment to all of our existing and future senior debt, including the senior notes and all borrowings under our new credit facilities. As a result of the foregoing, in the event of our bankruptcy, insolvency, liquidation or reorganization, holders of the notes may not be fully paid and may not be paid at all even though other creditors may receive full payment for their claims.

        As of September 30, 2003, we had indebtedness on our consolidated balance sheet of approximately $2.2 billion, of which approximately $1.3 billion was secured, approximately $21.5 million was debt of our subsidiaries and structurally senior to the senior notes and the senior subordinated notes, approximately $425.0 million was subordinated to the senior notes and the senior note guarantees, and approximately $1.75 billion was senior to the senior subordinated notes and the senior subordinated note guarantees. As of September 30, 2003, we had availability under our new credit facilities for additional borrowings of up to $281.3 million, all of which would have been secured.

We may be unable to raise funds necessary to finance the change of control repurchase offers required by the indentures governing the notes.

        If we experience specified changes of control, we are required to make an offer to purchase all of the outstanding notes at a price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase. The occurrence of specified events that constitute a change of control also constitute a default under our new credit facilities. In addition, our new credit facilities prohibit the purchase of the notes by us in the event of a change of control, unless and until such time as the indebtedness under our new credit facilities is repaid in full. In addition, our failure to purchase the notes after a change of control in accordance with the terms of the indentures, would result in a default under our new credit facilities.

        The inability to repay the indebtedness under our new credit facilities also constitutes an event of default under the indentures for the notes, which would have materially adverse consequences to us and to the holders of the notes. In the event of a change of control, we cannot assure you that we would have sufficient assets to satisfy all of our obligations under our new credit facilities and the notes. Our future indebtedness may also require such indebtedness to be repurchased upon a change of control.

Our being subject to certain fraudulent transfer and conveyance statutes may have adverse implications for the holders of the notes.

        If, under relevant federal and state fraudulent transfer and conveyance statutes, in a bankruptcy or reorganization case or a lawsuit by or on behalf of unpaid creditors of Graphic Packaging International, Graphic Packaging Corporation or GPI Holding, a court were to find that, at the time of issuance of the notes or the relevant guarantees:

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  Graphic Packaging International issued or Graphic Packaging Corporation or GPI Holding guaranteed the notes with the intent of hindering, delaying or defrauding current or future creditors, or Graphic Packaging International, Graphic Packaging Corporation or GPI Holding received less than reasonably equivalent value or fair consideration for issuing or guaranteeing the notes, as applicable; and

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  Graphic Packaging International, Graphic Packaging Corporation or GPI Holding, as the case may be,

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  was insolvent or was rendered insolvent by reason of the incurrence or guarantee, as applicable, of the indebtedness constituting the notes,

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  was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital,

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  intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, or

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  was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment the judgment is unsatisfied, such court could avoid or subordinate the notes or the relevant parent guarantee to presently existing and future indebtedness of Graphic Packaging International or the guarantors, and take other action detrimental to the holders of the notes including, under certain circumstances, invalidating the notes or the parent guarantees.

        We believe that at the time the old notes were, or the new notes are, initially issued by Graphic Packaging International and guaranteed by Graphic Packaging Corporation and GPI Holding, Graphic Packaging International and the guarantors were, and will be, neither insolvent nor rendered insolvent thereby, and were, and will be in possession of sufficient capital to run their respective businesses effectively, incurring debts within their respective abilities to pay as the same mature or become due, and had, and will have, sufficient assets to satisfy any probable money judgment against them in any pending action. In reaching these conclusions, we have relied upon our analysis of internal cash flow projections and estimated values of assets and liabilities. However, a court passing on such questions may not reach the same conclusions.

You may have difficulty selling the old notes that you do not exchange.

        If you do not exchange your old notes for the new notes offered in the exchange offers, your old notes will continue to be subject to significant restrictions on transfer. Those transfer restrictions are described in the indentures governing the notes and arose because we originally issued the old notes under exemptions from the registration requirements of the Securities Act.

        The old notes may not be offered, sold or otherwise transferred, except in compliance with the registration requirements of the Securities Act, pursuant to an exemption from registration under the Securities Act or in a transaction not subject to the registration requirements of the Securities Act, and in compliance with applicable state securities laws. We did not register the old notes, and we do not intend to do so under the Securities Act. If you do not exchange your old notes, your ability to sell those notes will be significantly limited.

        If a large number of outstanding old notes are exchanged for new notes issued in the exchange offers, it may be more difficult for you to sell your unexchanged old notes due to the limited amounts of old notes that would remain outstanding following the exchange offers.

Risks Relating to Our Business

If we are unable to implement our business strategies, our business and financial condition could be adversely affected.

        Our future results of operations will depend in significant part on the extent to which we can implement our business strategies successfully. Our business strategies include growing revenues by expanding existing relationships with customers, capitalizing on anticipated business opportunities from the merger, developing and delivering new products, and achieving cost reductions and synergies from the merger. We may not be able to fully implement our strategies or realize the anticipated results of our strategies. Our strategies are subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control.

We will be dependent on key customers and strategic relationships, and the loss of or reduced sales to key customers or changes in these relationships could result in decreased revenues, impact our cash flows and harm our financial position.

        The loss of one or more key customers or strategic relationships, or a declining market in which these customers reduce orders or request reduced prices, may result in decreased revenues, negatively impact our cash flows and harm our financial condition. Our success will depend upon our relationships with our key customers, including Altria Group, General Mills, Coors Brewing Company, Anheuser-Busch, Miller Brewing Company, Pepsi-Cola and Coca-Cola's independent bottling network. Graphic's top ten customers accounted for approximately 66% of its gross sales in 2002, and Riverwood's top ten customers accounted for over 50% of its gross sales in 2002.

        From time to time our contracts with our customers will come up for renewal. We may be unable to renew agreements with our key customers. For example, in the fourth quarter of 2002, we were notified by Coca-Cola Enterprises, or CCE, that CCE would not renew its supply contract with us. CCE represented approximately 5% of Riverwood's consolidated net sales in 2002. We expect our volumes may be negatively impacted as a result of CCE's non-renewal notice. We may not be able to enter contracts with new customers to replace any key customers or strategic relationships that are lost or reduced. In addition, our contracts typically do not require customers to purchase any minimum level of products and many of our contracts will permit customers to obtain price quotations from our competitors, which we would have to meet to retain their business.

We face intense competition and, if we are unable to compete successfully against other manufacturers of paperboard or cartons, we could lose customers and our revenues may decline.

        We are subject to strong competition in most of our markets. A relatively small number of large competitors represent a significant portion of the paperboard packaging industry sales. Our primary competitors in one or more of our markets include Caraustar Industries, Inc., Field Container Company, L.P., Gulf States Paper Corporation, International Paper Company, MeadWestvaco Corporation, Packaging Corporation of America, R.A. Jones Co, Inc., Rock-Tenn Company and Smurfit-Stone Container Corporation. In addition, companies not currently in direct competition with us may introduce competing products in the future.

        There are only two major producers in the United States of CUK board, MeadWestvaco Corporation, or MeadWestvaco, and us. We face significant competition in the CUK board business segment from MeadWestvaco, as well as from other manufacturers of packaging machines. Our highly leveraged nature could limit our ability to respond to market conditions or to make necessary or desirable capital expenditures as effectively as our competitors. In addition, we could experience increased competition if there are new entrants in the CUK board market segment. In beverage multiple packaging, cartons made from CUK board compete with plastics and corrugated packaging for packaging glass or plastic bottles, cans and other primary containers. Plastics and corrugated packaging generally provide lower-cost packaging solutions.

        Our paperboard sales for use in consumer products packaging are affected by competition from other substrates, including MeadWestvaco's CUK board, solid bleached sulfate and clay-coated recycled paperboard and, internationally, white lined chip board and folding boxboard. Paperboard grades compete based on price, strength and printability. There are a large number of suppliers in paperboard packaging markets, which are subject to significant competitive and other business pressures. Suppliers of paperboard compete primarily on the basis of strength and printability of their paperboard, quality, service and price.

Our net sales and profitability could be adversely affected by intense pricing pressures.

        The competition in all of our business areas is driven by intense pricing pressures. The installation of state-of-the-art equipment by manufacturers has intensified the competitive pricing in the paperboard packaging industry. If our facilities are not as cost efficient as those of our competitors, or if our competitors otherwise are able to offer lower prices, we may lose customers to our competitors, which would negatively impact our revenues, cash flows and financial condition. We will face pricing pressure in connection with long-term contract renewals and when bidding on new business. Even in strong markets, price pressures may emerge as competitors attempt to gain a greater market share by lowering prices. Competition in the various markets in which we will participate comes from companies of various sizes, many of which are larger and have greater financial and other resources than we have, and thus can better withstand adverse economic or market conditions.

Our ability to generate cash flows is subject to price weaknesses and variability.

        Our financial performance, including, our ability to meet our debt service and other obligations, will depend in significant part on the selling prices that we realize for our paperboard, cartons and containerboard products.

        Our cash flow is influenced by sales volume and selling prices for our products. We have historically experienced moderate cyclical pricing for our CUK board. Depressed selling prices for open market sales of CUK board could have a significant negative impact on our cash flow. Also, under agreements we have with a number of major converters, we are restricted in our ability to raise the selling prices of our CUK board. This could negatively impact our margins if we were to experience increases in our costs due to inflation or otherwise. In addition, competitive factors may adversely affect prices for our CUK board in the future, which would have a negative impact on our margins.

        Our containerboard business segment operates in markets that historically have experienced significant fluctuations in sales. Depressed selling prices for our open market containerboard products have had, and in the future could have, a significant negative impact on our net sales and cash flow. In addition, competitive factors may adversely affect containerboard prices in the future, which would have a negative impact on our margins.

If we fail to realize the anticipated benefits of the merger, our ability to make payments on the notes may be impaired.

        If we fail to realize the anticipated benefits of the merger, our ability to make payments on the notes may be impaired. The success of the merger will depend, in part, on our ability to realize the anticipated growth opportunities and synergies from combining the business of Graphic with that of Riverwood. Integrating two companies with the size and complexity of Riverwood and Graphic is a challenging task that requires substantial time, expense and effort from our management. If management's attention is diverted or there are any difficulties associated with the integration of Riverwood and Graphic, there could be a material adverse effect on our operating results and our ability to pay principal and interest on the notes. Even after successfully combining the two business operations, it may not be possible to realize the full benefits of the integration opportunities between mills and carton converting plants, the synergies and the other benefits that we currently expect to result from the merger, or realize these benefits within the time frame that we currently expect.

Markets may not be able to absorb our entire CUK board production, which may negatively impact our financial condition and results of operations.

        Our West Monroe and Macon mills have a current combined annual production capacity of approximately 1.2 million gross tons of CUK board. We expect to continue to sell a significant portion of our additional CUK board production in open markets. However, we may not be able to sell additional CUK board output in these markets without experiencing price reductions.

Our reliance on only three mills for our CUK board and CRB production could adversely affect our operating results and financial condition.

        All of our CUK board is produced at our West Monroe and Macon mills. All of our CRB is produced at our Kalamazoo mill. Any prolonged disruption in production due to labor difficulties, equipment failure or destruction of or material damage to these facilities, could have a material adverse effect on our net sales, margins and cash flows. The proceeds of property and business interruption insurance may not be adequate to repair or rebuild our facilities in such event or to compensate us for losses incurred during the period of any such disruption.

Our results from operations and financial condition will be dependent upon our costs, including the cost of energy and raw materials.

        Energy, including natural gas, fuel oil and electricity, represents a significant portion of our manufacturing costs. We believe that higher energy costs will negatively impact our results for 2003. Since negotiated contracts and the market largely determine our pricing, we are limited in our ability to pass through to our customers any energy or other cost increases that we may incur in the future. As such, our operating margins and profitability may be adversely affected by rising energy or other costs.

        The primary raw materials used in the manufacture of our products are pine pulpwood, hardwood and recycled fibers, including old corrugated cardboard, or OCC, newsprint and box cuttings used in the manufacture of paperboard, and various chemicals used in the coating of our paperboard. These materials are purchased in highly competitive, price sensitive markets. These raw materials have in the past, and may in the future, demonstrate price and demand cyclicality. Pricing of recycled paper fiber and OCC, in particular, tends to be very volatile.

        With the October 1996 sale of our timberlands, we now rely on private land owners and the open market for all of our pine pulpwood, hardwood and recycled fiber requirements, except for CUK board clippings from our converting operations. Under the terms of the sale of those timberlands, we and the buyer, Plum Creek Timber Company, L.P., or Plum Creek, entered into a 20-year supply agreement in 1996, with a 10-year renewal option, for the purchase, at market-based prices, of a majority of our West Monroe mill's requirements for pine pulpwood and residual chips, as well as a portion of its needs for hardwood at the West Monroe mill. If the supply agreement were terminated, we may not be able to find an alternative, comparable supplier or suppliers capable of providing our pine pulpwood and hardwood needs on terms or in amounts satisfactory to us. Significant increases in the cost of pine pulpwood, hardwood, recycled fiber or other raw materials, to the extent not reflected in prices for our products, could have a material adverse effect on our margins and income from operations.

We may not be able to adequately protect our intellectual property and proprietary rights, which could harm our future success and competitive position.

        Our future success and competitive position depend in part upon our ability to obtain and maintain protection for certain proprietary carton and packaging machine technologies used in our value added products, particularly those incorporating the Composipac®, Micro-Rite®, Fridge Vendor® and Z-Flute® technologies. Failure to protect our existing intellectual property rights may result in the loss of valuable technologies or may require us to license other companies' intellectual property rights. It is possible that:

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  any of the patents owned by us may be invalidated, circumvented, challenged or licensed to others; or

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  any of our pending or future patent applications may not be issued within the scope of the claims sought by us, if at all.

        Further, others may develop technologies that are similar or superior to our technologies, duplicate our technologies or design around our patents, and steps taken by us to protect our technologies may not prevent misappropriation of such technologies.

We are subject to environmental, health and safety laws and regulations, and costs to comply with such laws and regulations, or any liability or obligation imposed under such laws or regulations, could negatively impact our financial condition and results of operations.

        We are subject to a broad range of foreign, federal, state and local environmental, health and safety laws and regulations, including those governing discharges to air, soil and water, the management, treatment and disposal of hazardous substances, the investigation and remediation of contamination resulting from releases of hazardous substances, and the health and safety of employees. Our environmental liabilities and obligations may result in significant costs, which could negatively impact our financial condition and results of operations. Capital expenditures may be necessary for us to comply with such laws and regulations, including the U.S. Environmental Protection Agency's regulations mandating stringent controls on air and water discharges from pulp and paper mills, or the cluster rules. We expect to spend approximately $22 million over the next three years to comply with the cluster rules. Any failure by us to comply with environmental, health and safety laws or any permits and authorizations required thereunder could subject us to fines or sanctions. In addition, some of our current and former facilities, and facilities at which we disposed of hazardous substances, are the subject of environmental investigations and remediations resulting from releases of hazardous substances or other constituents. Some current and former facilities have a history of industrial usage for which investigation and remediation obligations could be imposed in the future or for which indemnification claims could be asserted against us. We cannot predict with certainty future investigation or remediation costs or future costs relating to indemnification claims. Also, potential future closures of facilities may necessitate further investigation and remediation at those facilities.

Loss of key management personnel could adversely affect our business.

        Our future success will depend, in significant part, upon the service of Jeffrey H. Coors, who is our Executive Chairman, Stephen M. Humphrey, who is our President and Chief Executive Officer, David W. Scheible, who is our Executive Vice President of Commercial Operations and John T. Baldwin, who is our Senior Vice President and Chief Financial Officer. We have employment agreements with each of these executive officers. The loss of the services of one or more of these executive officers could adversely affect our future operating results because of their experience and knowledge of our business and customer relationships. We do not expect to maintain key person insurance on any of our executive officers.

Work stoppages and other labor relations matters may make it substantially more difficult or expensive for us to manufacture and distribute our products, which could result in decreased sales or increased costs, either of which would negatively impact our financial condition and results of operations.

        We are subject to risk of work stoppages and other labor relations matters because approximately 53% of our employees, located at 12 different plants, are unionized. We may not be able to successfully negotiate new union contracts covering the employees at our various sites without work stoppages or labor difficulties. These events may also occur as a result of other factors. A prolonged disruption at any of our facilities due to work stoppages or labor difficulties could have a material adverse effect on our net sales, margins and cash flows. For example, Graphic experienced a labor dispute at its Kalamazoo mill and carton plant from July 2002 to January 2003 in connection with the negotiation of a new labor contract. Direct, incremental costs associated with the labor dispute were approximately $4.5 million. In addition, if new union contracts contain significant increases in wages or other benefits, our margins would be adversely impacted.

Our operations outside the United States are subject to the risks of doing business in foreign countries.

        We have operating facilities in six foreign countries and sell products worldwide. For 2002, before intercompany eliminations, our combined pro forma net sales from operations outside the United States totaled approximately $342.0 million, representing approximately 15% of our combined pro forma net sales for such period. As a result, we are subject to the following significant risks associated with operating in foreign countries:

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  devaluations and fluctuations in currency exchange rates;

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  compliance with and enforcement of environmental, health and safety and labor laws and other regulations of the foreign countries in which we operate;

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  export compliance;

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  imposition of limitations on conversion of foreign currencies into U.S. dollars or remittance of dividends and other payments by foreign subsidiaries and difficulty repatriating funds;

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  imposition or increase of withholding and other taxes on remittances and other payments by foreign subsidiaries;

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  hyperinflation in certain foreign countries; and

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  imposition or increase of investment and other restrictions by foreign governments.

        If any of the above events were to occur, our net sales and cash flows could be adversely impacted, possibly materially.

Foreign currency risks and exchange rate fluctuations could hinder our results of operations, and the strength of the U.S. dollar could disadvantage us relative to our foreign competitors.

        Our financial performance will be directly affected by exchange rates as a result of:

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  translations into U.S. dollars for financial reporting purposes of the assets and liabilities of our foreign operations conducted in local currencies;

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  gains or losses from foreign operations translated into U.S. dollars; and

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  a strong U.S. dollar relative to the currencies of the foreign countries we sell in, which will have the effect of reducing our margins.

We may be limited in the future in the amount of NOLs that we can use to offset income.

        As of December 31, 2002, we had approximately $1.2 billion of NOLs. These NOLs generally may be used by us to offset taxable income earned in subsequent taxable years. However, our ability to use these NOLs to offset our future taxable income may be subject to significant limitation. Imposition of any such limitation on our use of NOLs could have an adverse effect on our anticipated future cash flows. For a discussion of our NOLs, see "Management's Discussion and

Analysis of Financial Condition and Results of Operations—Financial Condition, Liquidity and Capital Resources—Net Operating Loss Carryforwards."

We may be subject to losses that might not be covered in whole or in part by existing insurance coverage. These uninsured losses could result in substantial liabilities to the combined company that would negatively impact its financial condition.

        There are various types of risks and losses for which we are not insured, such as environmental liabilities, because they are either uninsurable or not economically insurable. Should an uninsured loss or a loss in excess of insured limits occur, we could incur liabilities, lose capital invested in that property or lose the anticipated future revenues derived from the manufacturing activities conducted at a property, while remaining obligated for any mortgage indebtedness or other financial obligations related to the property. Any such loss could result in substantial liabilities to us or adversely affect our ability to replace property or capital equipment that is destroyed or damaged, and our productive capacity may diminish.

A few significant stockholders may influence or control the direction of our business, and their interests may conflict with your interests.

        The interests of Clayton, Dubilier & Rice Fund V Limited Partnership, or the CDR fund, EXOR Group S.A., or Exor, and the Coors family stockholders may not be fully aligned with your interests and this could lead to a strategy that is not in your best interest. The CDR fund and Exor beneficially own approximately 17% and 17%, respectively, and the Coors family stockholders own approximately 32% of our common stock, each calculated on a fully diluted basis. As a result, the CDR fund, Exor and the Coors family stockholders exercise significant influence over matters requiring stockholder approval. We have entered into a new stockholders agreement pursuant to which the CDR fund, Exor and the Coors family stockholders have the right to designate for nomination for election, in the aggregate, three members of our board of directors. We have not instituted any formal plans to address any conflicts of interest that may arise.

FORWARD-LOOKING STATEMENTS

        This prospectus includes or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, that are subject to risks and uncertainties. These statements are based on the beliefs and assumptions of our management. Generally, statements that are not historical facts, including statements concerning our possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words "believes," "expects," "anticipates," "intends," "plans," "estimates" or similar expressions. Forward-looking statements include the information in this prospectus, specifically, regarding:

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  management forecasts;

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  synergies, efficiencies and cost savings;

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  income and margins;

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  growth;

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  economies of scale;

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  combined operations;

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  the economy;

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  future economic performance;

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  future acquisitions and dispositions;

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  litigation;

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  potential and contingent liabilities;

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  management's plans;

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  taxes;

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  merger and integration-related expenses; and

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  product approvals and launches.

        Forward-looking statements are not guarantees of performance. You should not place undue reliance on these statements. You should understand that the following important factors, in addition to those discussed in "Risk Factors" and elsewhere in this prospectus, could affect our future results and could cause those results or other outcomes to differ materially from those expressed or implied in our forward-looking statements:

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  the ability to provide low cost, high quality products and to become a single source supplier;

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  actions by customers and other third parties;

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  the effect of political and economic conditions, inflation and interest rates worldwide; and

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  the effect of changes in laws and regulations, including changes in accounting standards, trade, tax, price controls and other regulatory matters.

        All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

MARKET AND INDUSTRY DATA

        Market data used throughout this prospectus, including our market position and market share, are based on estimates prepared by using data from various sources and on assumptions made by us. Although data regarding the paperboard packaging industry and our market position and market share within the industry are inherently imprecise, based on management's understanding of the markets in which we compete, management believes that such data is generally indicative of our position and market share within the industry. Our estimates, in particular as they relate to our general expectations concerning the paperboard packaging industry, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the caption "Risk Factors."

THE EXCHANGE OFFERS

        The following contains a summary of the material provisions of the exchange and registration rights agreements, or the registration rights agreements. It does not contain all of the information that may be important to an investor in the notes. Reference is made to the provisions of the registration rights agreements, which have been filed as exhibits to the registration statement. Copies are available as set forth under the heading "Where You Can Find More Information."

Terms of the Exchange Offers

        General.    In connection with the issuance of the old notes pursuant to the purchase agreement, dated as of August 1, 2003, between us and the initial purchasers, the holders of the notes from time to time became entitled to the benefits of the registration rights agreements.

        Under the registration rights agreements, we have agreed (1) to use our reasonable best efforts to file with the SEC within 120 calendar days following the issue date of the old notes, the registration statement, of which this prospectus is a part, with respect to registered offers to exchange the old notes of a series for the new notes of the same series; and (2) to use our reasonable best efforts to cause the registration statement to become effective under the Securities Act within 150 calendar days following the issue date of the old notes. We will keep the exchange offers open for the period required by applicable law.

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, all old notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the applicable expiration date will be accepted for exchange. Relevant new notes will be issued in exchange for an equal principal amount of outstanding old notes accepted in the applicable exchange offer. Old notes may be tendered only in integral multiples of $1,000. This prospectus, together with the Letter of Transmittal, is being sent to all registered holders as of                           , 2003. Each exchange offer is not conditioned upon any minimum principal amount of old notes being tendered for exchange. However, the obligation to accept old notes for exchange pursuant to the exchange offers is subject to certain customary conditions as set forth herein under "—Conditions".

        Old notes shall be deemed to have been accepted as validly tendered when, as and if we have given oral or written notice of such acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders of old notes for the purposes of receiving the new notes and delivering new notes to such holders.

        Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-III Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offers may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an "affiliate" of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

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  such new notes are acquired in the ordinary course of business;

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  at the time of the commencement of the exchange offers such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

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  such holder is not engaged in and does not intend to engage in a distribution of such new notes.

        We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offers, and there can be no assurance that the Staff would make a similar determination with respect to the new notes as it has in previous no-action letters.

        By tendering old notes in exchange for relevant new notes, and executing the letter of transmittal for such notes, each holder will represent to us that:

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  any new notes to be received by it will be acquired in the ordinary course of business;

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  it has no arrangements or understandings with any person to participate in the distribution of the old notes or new notes within the meaning of the Securities Act; and

  •
  it is not our "affiliate," as defined in Rule 405 under the Securities Act.

        If such holder is a broker-dealer, it will also be required to represent that it will receive the new notes for its own account in exchange for old notes acquired as a result of market-making activities or other trading activities and that it will deliver a prospectus in connection with any resale of new notes. See "Plan of Distribution." If such holder is not a broker-dealer, it will be required to represent that it is not engaged in and does not intend to engage in the distribution of the new notes. Each holder, whether or not it is a broker-dealer, shall also represent that it is not acting on behalf of any person that could not truthfully make any of the foregoing representations contained in this paragraph. If a holder of old notes is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the Staff of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. Each letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes, where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of 90 days after each applicable expiration date (as defined herein), we will make this prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution."

        Upon consummation of the exchange offers, any old notes not tendered will remain outstanding and continue to accrue interest at the rate of 8.50% in the case of old senior notes, and 9.50% in the case of old senior subordinated notes, but, with limited exceptions, holders of old notes who do not exchange their old notes for new notes, pursuant to the applicable exchange offer will no longer be entitled to registration rights and will not be able to offer or sell their old notes unless such old notes are subsequently registered under the Securities Act, except pursuant to an exemption from or in a transaction not subject to, the Securities Act and applicable state securities laws. With limited exceptions, we will have no obligation to effect a subsequent registration of the old notes.

        Expiration Date; Extensions; Amendments; Termination.    The expiration date for each exchange offer shall be 5:00 p.m., New York City time, on                          , 2003, unless Graphic Packaging International, Inc., in its sole discretion, extends an exchange offer, in which case the expiration date for such exchange offer shall be the latest date to which such exchange offer is extended.

        To extend an expiration date, we will notify the exchange agent of any extension by oral or written notice and will notify the holders of the relevant old notes by means of a press release or other public announcement prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date for such exchange offer. Such an announcement may state that we are extending the exchange offers for a specified period of time.

        With regards to each exchange offer, we reserve the right to

  (1)
  delay acceptance of any applicable old notes, to extend such exchange offer or to terminate such exchange offer and not permit acceptance of applicable old notes not previously accepted if any of the conditions set forth under " — Conditions" shall have occurred and shall not have been waived by us prior to the applicable expiration date, by giving oral or written notice of such delay, extension or termination to the exchange agent, or

  (2)
  to amend the terms of such exchange offer in any manner deemed by us to be advantageous to the holders of the old notes.

        Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice of such delay, extension or termination or amendment to the exchange agent. If the terms of an exchange offer are amended in a manner determined by us to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the relevant old notes of such amendment.

        Without limiting the manner in which we may choose to make public an announcement of any delay, extension or termination of the exchange offers, we shall have no obligations to publish, advertise or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

  Interest on the New Notes

        The new senior notes will accrue interest at the rate of 8.50% per annum and the new senior subordinated notes will accrue interest at the rate of 9.50% per annum, each accruing interest from the last interest payment date on which interest was paid on the corresponding old note surrendered in exchange for such new note to the day before the consummation of the applicable exchange offer and thereafter, at the rate of 8.50% per annum for the new senior notes and 9.50% per annum for the new senior subordinated notes, provided, that if an old note is surrendered for exchange on or after a record date for the applicable notes for an interest payment date that will occur on or after the date of such exchange and as to which interest will be paid, interest on the new note received in exchange for such old note will accrue from the date of such interest payment date. Interest on the new notes is payable on February 15 and August 15 of each year, commencing February 15, 2004. No additional interest will be paid on old notes tendered and accepted for exchange.

  Procedures for Tendering

        To tender in each exchange offer, a holder must complete, sign and date the letter of transmittal, or a facsimile of such letter of transmittal, have the signatures on such letter of transmittal guaranteed if required by such letter of transmittal, and mail or otherwise deliver such letter of transmittal or such facsimile, together with any other required documents, to the exchange agent prior to 5:00 p.m., New York City time, on the applicable expiration date. In addition, either

  •
  certificates of old notes must be received by the exchange agent along with the applicable letter of transmittal;

  •
  a timely confirmation of a book-entry transfer of old notes into the exchange agent's account at the book-entry transfer facility, The Depository Trust Company, pursuant to the procedure for book-entry transfer described below, must be received by the exchange agent prior to the applicable expiration date with the applicable letter of transmittal; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        We will only issue new notes in exchange for old notes that are timely and properly tendered. The method of delivery of old notes, letter of transmittal and all other required documents is at the election and risk of the note holders. If such delivery is by mail, it is recommended that registered mail, properly insured, with return receipt requested, be used. In all cases, sufficient time should be allowed to assure timely delivery and you should carefully follow the instructions on how to tender the old notes. No old notes, letters of transmittal or other required documents should be sent to us. Delivery of all old notes (if applicable), letters of transmittal and other documents must be made to the exchange agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders. Neither we nor the exchange agent are required to tell you of any defects or irregularities with respect to your old notes or the tenders thereof.

        The tender by a holder of old notes will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the applicable letter of transmittal. Any beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

        Signatures on a letter of transmittal or a notice of withdrawal must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution") unless the old notes tendered pursuant to such letter of transmittal or notice of withdrawal are tendered (1) by a registered holder of old notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal or (2) for the account of an Eligible Institution.

        If a letter of transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit with such letter of transmittal evidence satisfactory to us of their authority to so act.

        All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered old notes will be determined by us in our sole discretion, such determination being final and binding on all parties. We reserve the absolute right to reject any and all old notes not properly tendered or any old notes which, if accepted, would, in the opinion of counsel for us, be unlawful. We also reserve the absolute right to waive any irregularities or defects with respect to tender as to particular old notes. Our interpretation of the terms and conditions of each of the exchange offers, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within such time as we shall determine. Neither we, the exchange agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor shall any of them incur any liability for failure to give such notification. Tenders of old notes will not be deemed to have been made until such irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the exchange agent, unless otherwise provided in the letter of transmittal, promptly following the applicable expiration date.

        In addition, we reserve the right in our sole discretion, subject to the provisions of each indenture pursuant to which the notes are issued,

  •
  to purchase or make offers for any old notes that remain outstanding subsequent to the applicable expiration date or, as set forth under "—Conditions," to terminate the applicable exchange offer;

  •
  to redeem the relevant old notes as a whole or in part at any time and from time to time, as set forth under "Description of Notes—Optional Redemption;" and

  •
  to the extent permitted under applicable law, to purchase the relevant old notes in the open market, in privately negotiated transactions or otherwise.

        The terms of any such purchases or offers could differ from the terms of the exchange offers.

  Acceptance of Old Notes for Exchange; Delivery of New Notes

        Upon satisfaction or waiver of all of the conditions to an exchange offer all old notes properly tendered will be accepted promptly after the applicable expiration date, and the new notes of the same series will be issued promptly after acceptance of such old notes. See "—Conditions." For purposes of each of the exchange offers, old notes shall be deemed to have been accepted as validly tendered for exchange when, as and if we have given oral or written notice thereof to the exchange agent. For each old note accepted for exchange, the holder of such series of old note will receive a new note of the same series having a principal amount equal to that of the surrendered old note.

        In all cases, issuance of new notes for old notes that are accepted for exchange pursuant to the applicable exchange offer will be made only after timely receipt by the exchange agent of

  •
  certificates for such old notes or a timely book-entry confirmation of such old notes into the exchange agent's account at the applicable book-entry transfer facility;

  •
  a properly completed and duly executed letter of transmittal; and

  •
  all other required documents.

        If any tendered old notes are not accepted for any reason set forth in the terms and conditions of the applicable exchange offer, such unaccepted or such non-exchanged old notes will be returned without expense to the tendering holder of such notes, if in certificated form, or credited to an account maintained with such book-entry transfer facility as promptly as practicable after the expiration or termination of such exchange offer.

  Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the old notes at the book-entry transfer facility for purposes of the exchange offers within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account for the relevant notes at the book-entry transfer facility in accordance with such book-entry transfer facility's procedures for transfer. However, although delivery of old notes may be effected through book-entry transfer at the book-entry transfer facility, the letter of transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the exchange agent at one of the addresses set forth below under "—Exchange Agent" on or prior to the applicable expiration date or the guaranteed delivery procedures described below must be complied with.

  Exchanging Book-Entry Notes

        The exchange agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program ("ATOP") procedures to tender old notes.

        Any participant in the book-entry transfer facility may make book-entry delivery of old notes by causing the book-entry transfer facility to transfer such old notes into the exchange agent's account for the relevant notes in accordance with the book-entry transfer facility's ATOP procedures for transfer. However, the exchange for the old notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of such old notes into the exchange agent's account for the relevant notes, and timely receipt by the exchange agent of an agent's message and any other documents required by the letter of transmittal. The term "agent's message" means a message, transmitted by the book-entry transfer facility and received by the exchange agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgement from a participant tendering old notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce such agreement against such participant.

  Guaranteed Delivery Procedures

        If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if

  •
  the tender is made through an Eligible Institution;

  •
  prior to the applicable expiration date, the exchange agent receives by facsimile transmission, mail or hand delivery from such Eligible Institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, which

  (1)
  sets forth the name and address of the holder of the old notes and the principal amount of old notes tendered;

  (2)
  states the tender is being made thereby; and

  (3)
  guarantees that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the notice of guaranteed delivery, the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

  •
  the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the letter of transmittal are received by the exchange agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

  Withdrawal of Tenders

        Tenders of old notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the applicable expiration date. If the applicable expiration date has been extended, tenders pursuant to the applicable exchange offer as of the previously scheduled expiration date may not be withdrawn after such previously scheduled expiration date.

        For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent prior to 5:00 p.m., New York City time, on the applicable expiration date at the address set forth below under "—Exchange Agent." Any such notice of withdrawal must

  •
  specify the name of the person having tendered the old notes to be withdrawn;

  •
  identify the old notes to be withdrawn, including the principal amount of such old notes;

  •
  in the case of old notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the old notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn old notes and otherwise comply with the procedures of such facility;

  •
  contain a statement that such holder is withdrawing its election to have such old notes exchanged;

  •
  be signed by the holder in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the old notes register the transfer of such old notes in the name of the person withdrawing the tender; and

  •
  specify the name in which such old notes are registered, if different from the person who tendered such old notes.

        All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by us, in our sole discretion, such determination being final and binding on all parties. Any old notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the applicable exchange offer. Any old notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder of such notes without cost to such holder, in the case of physically tendered old notes, or credited to an account maintained with the book-entry transfer facility for the old notes promptly after withdrawal, rejection of tender or termination of the applicable exchange offer. Properly withdrawn old notes may be retendered by following one of the procedures described under "—Procedures for Tendering" and—Book-Entry Transfer" above at any time on or prior to 5:00 p.m., New York City time, on the applicable expiration date.

  Conditions

        Notwithstanding any other provision in each of the exchange offers, we shall not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend either or both exchange offers if at any time prior to 5:00 p.m., New York City time, on the applicable expiration date, we determine in our reasonable judgment that the exchange offers violate applicable law, any applicable interpretation of the Staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

        The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to any such condition or may be waived by us in whole or in part at anytime and from time to time, prior to the applicable expiration date, in our reasonable discretion. Our failure at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

        In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any such old notes, if at any such time any stop order shall be threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of each of the indentures governing the notes under the Trust Indenture Act of 1939, as amended. We are required to use reasonable best efforts to obtain the withdrawal of any order suspending the effectiveness of the registration statement at the earliest possible time.

  Exchange Agent

        Wells Fargo Bank Minnesota, National Association has been appointed as exchange agent for each of the exchange offers. Questions and requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent addressed as follows:

By Registered/Certified Mail, Hand Delivery or Overnight Courier:	For Information Call: (860) 704-6217
Wells Fargo Bank Minnesota, National Association 213 Court Street, Suite 703 Middletown, CT 06457	Facsimile Number: (860) 704-6219
Attn: Joseph P. O'Donnell, Corporate Trust Officer

  Fees and Expenses

        The expenses of soliciting tenders pursuant to the exchange offers will be borne by us. The principal solicitation for tenders pursuant to the exchange offers is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by our officers and regular employees.

        We will not make any payments to or extend any commissions or concessions to any broker or dealer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket expenses in connection therewith. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

        The expenses to be incurred by us in connection with the exchange offers will be paid by us, including fees and expenses of the exchange agent and trustee and accounting, legal, printing and related fees and expenses.

        We will pay all transfer taxes, if any, applicable to the exchange of old notes pursuant to the exchange offers. If, however, new notes or old notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the applicable exchange offer, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

  Consequences of Failure to Exchange

        Holders of old notes who do not exchange their old notes for new notes pursuant to the applicable exchange offer will continue to be subject to the restrictions on transfer of such old notes as set forth in the legend on such old notes as a consequence of the issuance of the old notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Graphic Packaging International, Inc. does not currently anticipate that it will register the old notes under the Securities Act. To the extent that old notes are tendered and accepted pursuant to the applicable exchange offer, the trading market for untendered and tendered but unaccepted old notes could be adversely affected due to the liquidity of the old note market being diminished; the restrictions on transfer will make the old notes less attractive to potential investors than the new notes.

  Regulatory Requirements

        Following the effectiveness of the registration statement covering each of the exchange offers, no material federal or state regulatory requirement must be complied with in connection with these exchange offers.

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the new notes under the exchange offers. In consideration for issuing the new notes as contemplated by this prospectus, we will receive the relevant old notes in like principal amount, the terms of which are identical in all material respects to the relevant new notes. Old notes surrendered in exchange for new notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the new notes will not result in any increase in our indebtedness or capital stock.

        We used the net proceeds from the sale of the old notes, together with borrowings under our new credit facilities, to:

  (1)
  repay all amounts outstanding under each of RIC's and GPC's credit agreements;

  (2)
  purchase through tender offers and redeem all of RIC's 10 5/8% senior notes due 2007 and 10 7/8% senior subordinated notes due 2008;

  (3)
  purchase through an anticipatory change of control tender offer and through a change of control offer substantially all of GPC's 8 5/8% senior subordinated notes due 2012; and

  (4)
  pay fees, tender and redemption premiums, accrued interest and expenses, and the conversion payment to the holder of the Graphic convertible preferred stock, in connection with the merger and the related financing transactions.

CAPITALIZATION

        The following table sets forth our capitalization as of September 30, 2003. You should read the following table in conjunction with the information in this prospectus under the captions "Unaudited Condensed Combined Pro Forma Financial Statements," "Selected Historical Financial Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and with the consolidated financial statements and related notes incorporated by reference in this prospectus.

As of September 30, 2003
(dollars in thousands)
Short-term debt:
Short-term debt	$21,259
Current installments on long-term debt	19,505

Total short-term debt	40,764
Long-term debt:
New credit facilities:
Revolving loans	31,500
Tranche A term loan	142,500
Tranche B term loan	1,113,750
8.50% senior notes due 2011	425,000
9.50% senior subordinated notes due 2013	425,000
Other	3,237

Total long-term debt	2,140,987

Total debt	2,181,751
Shareholders' equity:
Non-redeemable common stock	1,983
Additional paid-in capital	1,168,436
Accumulated deficit	(584,049)
Accumulated other comprehensive loss	(102,758)

Total shareholders' equity	483,612

Total capitalization	$2,665,363

UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS

        The following unaudited condensed pro forma combined financial statements are presented to show the estimated effect of the merger of Riverwood and Graphic and the related financing transactions and represent the combined company's pro forma combined statement of operations for the nine months ended September 30, 2003 and the year ended December 31, 2002.

        The accompanying unaudited condensed pro forma combined statements of operations give effect to the merger of Riverwood and Graphic and the related financing transactions as if they occurred on January 1, 2002. The unaudited condensed pro forma combined financial statements include adjustments directly attributable to the merger and the related financing transactions that are expected to have a continuing impact on us. The pro forma adjustments are described in the accompanying notes. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable.

        The pro forma financial information was prepared using the purchase method of accounting, with Riverwood treated as the acquirer for accounting purposes. Under purchase accounting, the total cost of the merger is allocated to the tangible and intangible assets acquired and liabilities assumed based upon their respective fair values at the effective date of the merger. A preliminary allocation of the cost of the merger has been made based upon currently available information and management's estimates. The actual allocation and its effect on results of operations may differ significantly from the pro forma amounts included herein.

        The pro forma information is based on historical financial statements. The pro forma information has been prepared in accordance with the rules and regulations of the SEC and is provided for comparison and analysis purposes only. The unaudited condensed pro forma combined financial statements do not purport to represent the combined company's results of operations or financial condition had the merger of Riverwood and Graphic and the related financing transactions actually occurred as of such dates or of the results that the combined company would have achieved after the merger. The unaudited condensed pro forma combined financial statements should be read in conjunction with the information included in this prospectus under the captions "Use of Proceeds," "Capitalization," "Selected Historical Financial Data," and "Management's Discussion and Analysis of Financial Condition and Results of Operations," and with the historical consolidated financial statements of Riverwood and Graphic and the notes thereto incorporated by reference in this prospectus.

Combined Company
Unaudited Condensed Pro Forma Combined Statement of Operations
For the Nine Months Ended September 30, 2003
(in thousands, except per share data)

	Historical
					Combined Company Condensed Pro Forma Combined
	Combined Company	Graphic	Pro Forma Adjustments
Net sales	$1,114,726	$650,812	$(37,988)	A	$1,727,550
Cost of goods sold	912,890	581,685	(45,045)	A	1,448,199
			(1,331)	B
Selling, general and administrative and research and development expense	114,570	43,958	5,133	B	163,661

Operating income	87,266	25,169	3,255		115,690
Interest expense, net	(107,200)	(23,011)	18,372	C	(111,839)
Loss on early extinguishment of debt	(45,333)	(1,282)	—		(46,615)

Income (loss) before income taxes, equity earnings of affiliates and cumulative effect of change in accounting principle	(65,267)	876	21,627		(42,764)
Income tax (expense) benefit	(4,807)	(1,027)	—		(5,834)

Income (loss) before equity earnings of affiliates and cumulative effect of change in accounting principle	(70,074)	(151)	21,627		(48,598)
Equity in net earnings of affiliates	1,155	—			1,155

(Loss) income before cumulative effect of change in accounting principle	(68,919)	(151)	21,627		(47,443)
Preferred stock dividends declared	—	6,083	(6,083)	D	—

Income (loss) attributable to common stockholders before cumulative effect of change in accounting principle	(68,919)	(6,234)	27,710		(47,443)

(Loss) per basic share before cumulative effect of change in accounting principle	$(0.52)				$(0.24)

(Loss) per diluted share before cumulative effect of change in accounting principle	$(0.52)				$(0.24)

Weighted average shares outstanding:
Basic	131,402				198,338
Diluted	131,402				198,338

See accompanying Notes to Unaudited Condensed Pro Forma Combined Financial Statements.

Combined Company
Unaudited Condensed Pro Forma Combined Statement of Operations
For the Year Ended December 31, 2002
(in thousands, except per share data)

	Historical				Combined Company Condensed Pro Forma Combined
			Pro Forma Adjustments
	Riverwood	Graphic
Net sales	$1,247,314	$1,057,843	$(52,852)	A	$2,252,305
Cost of goods sold	984,771	930,581	(52,852)	A	1,860,291
			(2,209)	B
Selling, general and administrative and research and development expense	121,931	64,620	28,141	B	214,692

Operating income	140,612	62,642	(25,932)		177,322
Interest expense, net	(146,057)	(44,640)	33,478	C	(157,219)
Loss on early extinguishment of debt	(11,509)	(15,766)	—		(27,275)

Income (loss) before income taxes, equity earnings of affiliates and cumulative effect of change in accounting principle	(16,954)	2,236	7,546		(7,172)
Income tax (expense) benefit	4,664	(886)	—		3,778

Income (loss) before equity earnings of affiliates	(12,290)	1,350	7,546		(3,394)
Equity in net earnings of affiliates	1,028	—	—		1,028

Income (loss) before cumulative effect of change in accounting principle	(11,262)	1,350	7,546		(2,366)
Preferred stock dividends declared	—	10,000	(10,000)	D	—

Income (loss) attributable to common stockholders before cumulative effect of change in accounting principle	$(11,262)	$(8,650)	$17,546		$(2,366)

Income (loss) per basic share before cumulative effect of change in accounting principle	$(1.49)				$(0.01)

Income (loss) per diluted share before cumulative effect of change in accounting principle	$(1.49)				$(0.01)

Weighted average shares outstanding:
Basic	7,565				198,453
Diluted	7,565				201,168

See accompanying Notes to Unaudited Condensed Pro Forma Combined Financial Statements.

Combined Company
Notes to Unaudited Condensed Pro Forma Combined Financial Statements
(Unaudited)

1.
Basis of Presentation

        These unaudited condensed pro forma combined financial statements have been prepared pursuant to the rules and regulations of the SEC and present the pro forma financial position and results of operations of the combined company based upon historical financial information after giving effect to the merger and the related financing transactions and adjustments described in these footnotes. Certain footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations. Under purchase accounting, the merger of Riverwood and Graphic is accounted for such that Riverwood is treated as the acquirer and Graphic as the acquired company. These unaudited condensed pro forma combined financial statements are not necessarily indicative of the results of operations that would have been achieved had the transactions actually taken place at the dates indicated and do not purport to be indicative of future financial position or operating results. The unaudited condensed pro forma combined financial statements should be read in conjunction with the historical financial statements described below which are included in this prospectus.

        The pro forma statement of operations for the nine months ended September 30, 2003 have been prepared by combining the consolidated statement of operations for Riverwood and Graphic from January 1, 2003 to August 8, 2003, the date of the merger, and the combined company from August 9, 2003 to September 30, 2003, assuming that the merger and the related financing transactions had occurred on January 1, 2002. The pro forma statement of operations for the year ended December 31, 2002 have been prepared by combining the consolidated statements of operations for the year ended December 31, 2002 for Riverwood and Graphic, assuming the merger and the related financing transactions had occurred on January 1, 2002.

        The unaudited condensed pro forma combined financial statements do not reflect significant operational and administrative cost savings that management of the combined company estimates may be achieved as a result of the merger.

2.
Pro Forma Transactions

        On March 25, 2003, Riverwood and Graphic entered into a merger agreement, whereby Riverwood would acquire all of the issued and outstanding shares and stock options of Graphic in exchange for the issuance of shares and stock options of Riverwood. In connection with the merger, the combined company refinanced the existing bank financing of RIC and GPC and tendered for the existing senior and senior subordinated notes of RIC and GPC. For accounting purposes the purchase price of Graphic is based upon the estimated fair value of Riverwood stock exchanged plus estimated direct transaction costs to be incurred of approximately $32.9 million (comprised of Riverwood's financial advisory, legal and accounting fees and excluding Graphic's merger-related expenses). The estimated fair value of Riverwood stock of $4.98 per share, giving effect to the 15.21 to 1 split discussed below, used in the calculation of the purchase price is based upon available information and management's best estimates at this time. The actual fair value of

Riverwood stock and the purchase price may change subject to final valuation. The following table summarizes the components of the total purchase price:

        The estimated total purchase consideration is as follows (in thousands and as of September 30, 2003):

	Riverwood Shares issued in the Merger	Value
Shares of common stock	83,441	$415,539
Estimated acquisition costs to be incurred by Riverwood		32,882
Graphic preferred stock conversion payment		19,804

Estimated total purchase price, excluding assumed debt		$468,225

        The purchase consideration was allocated to assets acquired and liabilities assumed based on the estimated fair value of Graphic's tangible and intangible assets and liabilities. A preliminary allocation of the purchase cost has been made to major categories of assets and liabilities in the accompanying unaudited condensed pro forma combined financial statements based on estimates. The actual allocation of purchase cost and its effect on results of operations may differ significantly from the pro forma amounts included herein. The excess of the purchase cost over the net tangible and identifiable intangible assets acquired and liabilities assumed has been allocated to goodwill.

        The preliminary allocation of the purchase consideration, which is subject to change based on a final valuation of the assets acquired and liabilities assumed as of the closing date, is as follows (in thousands):

Net liabilities assumed (exclusive of inventory, properties, goodwill, pension and other post-retirement liabilities)	$(536,730)
Properties	493,450
Inventories	119,086
Customer contracts and relationships	109,916
Patents and proprietary technology	28,947
Non compete agreements	23,100
Pension and other post-retirement liabilities	(75,599)
Assumed merger-related liabilities	(50,005)
Goodwill	356,060

Estimated total purchase price, excluding assumed debt	$468,225

        The amortization of the identifiable intangible assets (customer contracts, patents and proprietary technology) is reflected as a pro forma adjustment to the unaudited condensed pro forma combined statement of operations. We expect to amortize the estimated fair value of the identifiable intangibles of approximately $162.0 million on a straight-line basis over an estimated useful life of eighteen years except for non compete agreements which have an estimated useful life of approximately one year. We expect that depreciation expense would have decreased by $1.3 million and $2.2 million for the nine months ended September 30, 2003 and for the year ended December 31, 2002, respectively, as a result of revising their depreciable asset lives and the fair value of the property purchased in the merger. The net increase in amortization and depreciation of $25.9 million and $3.8 million for the nine months ended September 30, 2003 and the year ended

December 31, 2002, respectively, is reflected on the unaudited condensed pro forma combined statements of operations as follows:

	Year ended December 31, 2002	Nine months ended September 30, 2003
Cost of goods sold	$(2,209)	$(1,331)
Selling, general and administrative and research and development expense	28,141	5,133

Total additional amortization and depreciation of intangible assets and properties	$25,932	$3,802

3.
Pro Forma Adjustments

        The unaudited condensed pro forma combined financial statements give effect to the transactions described in note 2, as if they had occurred on January 1, 2002 for purposes of the unaudited condensed pro forma combined statements of operations. The unaudited condensed pro forma combined statements of operations do not include any material non-recurring charges that will arise as a result of the transactions described in note 2. Adjustments in the unaudited condensed pro forma combined financial statements are as follows:

          A    Riverwood sells CUK folding boxboard to Graphic for use in certain cartons manufactured by Graphic. This pro forma adjustment eliminates the intercompany sales and cost of goods sold ($38.0 million and $52.9 million for the nine months ended September 30, 2003 and the year ended December 31, 2002, respectively) related to this activity. Cost of goods sold includes an adjustment of $7.1 million for the nine months ended September 30, 2003. The pro forma adjustment eliminates the effect of the increase in fair value of inventory which was recorded as an addition to cost of goods sold as a non-recurring item in the third quarter of 2003.

          B    To reflect preliminary purchase accounting, as discussed in note 2 above, including the resulting additional amortization and depreciation of intangible assets and properties. Specifically, the following adjustments have been made to reflect the preliminary purchase accounting:

Increase inventory to sales value	$7,057
Increase plant, property and equipment to market value	98,201
Recognize residual goodwill value	(35,743)
Recognize value of technology and other proprietary intangible assets	28,947
Recognize value of customer relationships	109,916
Recognize value of non-compete agreements	23,100
Write-off existing debt issuance costs	(35,462)
Write-off existing debt premium	(5,427)
Record new debt issuance costs	55,188
Recognize additional pension and other retirement liabilities	9,551
Write-off prepaid pension asset	(7,415)
Record Riverwood's merger-related expenses and debt issuance cost write-offs to the combined company's retained deficit	(50,005)

          C    In connection with the merger, substantially all of Riverwood's and Graphic's then outstanding indebtedness was redeemed, repurchased or otherwise repaid and replaced with borrowings under the new credit facilities and indebtedness under the notes.

          The following financing transactions, which we refer to as the related financing transactions, were entered into in connection with the merger:

    •
    The closing of new senior secured credit facilities which provide for aggregate maximum borrowings of $1.6 billion under (1) a term loan facility providing for term loans in an aggregate principal amount of $1.275 billion in two tranches, consisting of Tranche A term loans and Tranche B term loans, and (2) a revolving credit facility providing for up to $325 million in revolving loans (including standby and commercial letters of credit) outstanding at anytime, to Graphic Packaging International.

    •
    The issuance and sale of $425 million in aggregate principal amount of 8.5% senior notes due 2011 and $425 million in aggregate principal amount of 9.50% senior subordinated notes due 2013.

    •
    The repayment of all outstanding amounts under each of RIC's and GPC's prior senior secured credit facilities and the termination of all commitments under those facilities.

    •
    The consummation of tender offers and consent solicitations for all of RIC's 10 5/8% senior notes due 2007 and 10 7/8% senior subordinated notes due 2008, which closed concurrently with the merger. We redeemed all prior RIC notes that were not tendered pursuant to the tender offers.

    •
    The consummation of an anticipatory change of control tender offer and consent solicitation for all of GPC's 8 5/8% senior subordinated notes due 2012, or the prior GPC notes, made in anticipation of the change of control offer required by the indenture governing the prior GPC notes. Out of $300.0 million in aggregate principal amount of prior GPC notes outstanding, approximately $299.1 million in aggregate principal amount of prior GPC notes were tendered in the anticipatory change of control tender offer. On September 15, 2003, we completed the change of control offer required pursuant to the indenture governing the prior GPC notes. As of September 30, 2003, $0.8 million in principal amount of the prior GPC notes were outstanding.

          As of September 30, 2003, we had outstanding $2.2 billion of long-term debt, consisting primarily of $850 million aggregate principal amount of notes, $1.275 billion of term loans under the new credit facilities, $31.5 million of revolving credit borrowings under the new credit facilities, and other debt issues and facilities.

          Excluding hedges and amortization of financing costs, for the nine months ended September 30, 2003, the pro forma interest expense adjustment reflects a variable interest rate of 3.92% for the combined company's new bank debt and a blended fixed rate of 9.0% on the combined company's new senior and senior subordinated notes. A 1/8% change in the assumed variable interest rate related to the bank financing, without taking interest rate hedges into account, would change annual pro forma interest expense by approximately $1.7 million. Excluding hedges and amortization of financing costs, the total blended interest rate on a pro forma basis was approximately 5.97% for the period from January 1, 2003 to September 30, 2003. A 1/8% change in the assumed blended fixed rate on the combined company's new senior and senior subordinated notes would change pro forma interest expense by approximately $1.1 million.

          D    To reflect the new equity structure of the combined company, including conversion of $100 million of Graphic's convertible preferred stock into common stock (accordingly there is no preferred stock dividend declared).

4.
Unaudited Pro Forma Income Per Share

        The following table sets forth the computation of unaudited pro forma basic and diluted income per share before cumulative effect of change in accounting principle (in thousands, except for per share information):

	Year Ended December 31, 2002			Nine Months Ended September 30, 2003
	(Loss)	Shares	Per share Amount	(Loss)	Shares	Per share Amount
(Loss) income per basic share before cumulative effect of change in accounting principle	$(2,366)	198,453	$(0.01)	$(47,443)	198,338	$(0.24)
Other dilutive equity securities (stock options and shares exchangeable into common stock)	—	2,715		—	—

(Loss) income per diluted share before cumulative effect of change in accounting principle	$(2,366)	201,168	$(0.01)	$(47,443)	198,338	$(0.24)

        Shares utilized in the calculation of pro forma basic and diluted income per share above give effect to the 15.21 to 1 Riverwood stock split, as follows:

	Year Ended December 31, 2002	Nine Months Ended September 30, 2003
Weighted average Riverwood shares outstanding	7,565	7,554
Stock split	15.21	15.21

	115,064	114,897
Riverwood shares issued in the merger	83,389	83,441

	198,453	198,338

        Other potentially dilutive securities, in thousands, totaling 13,794 and 20,859 for the nine months ended September 30, 2003 and the year ended December 31, 2002, respectively, were excluded from the per share calculations above, because of their anti-dilutive effect. The additional securities consist of stock options.

SELECTED HISTORICAL FINANCIAL DATA

        The selected consolidated financial information, with the exception of income (loss) per common share before cumulative effect of change in accounting principle and weighted average shares outstanding, at December 31, 2000, 1999 and 1998 and for the years ended December 31, 1999 and 1998 has been derived from our audited consolidated financial statements that are not included in this prospectus. The selected consolidated financial information, with the exception of income (loss) per common share before cumulative effect of change in accounting principle and weighted average shares outstanding, at December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 has been derived from our audited consolidated financial statements and the related notes incorporated by reference in this prospectus. The selected consolidated financial information at September 30, 2003 and for the nine months ended September 30, 2003 and 2002 has been derived from our unaudited consolidated financial statements and the related notes incorporated by reference in this prospectus. You should read the following selected consolidated financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes incorporated by reference in this prospectus.

	Years Ended December 31,					Nine Months Ended September 30,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands, except share amounts)
Statement of Operations Data:
Net sales	$1,196,221	$1,174,665	$1,192,362	$1,201,613	$1,247,314	$951,673	$1,114,726
Cost of sales(a)	1,001,394	938,800	930,786	953,901	984,771	747,454	912,890
Selling, general and administrative	112,117	114,402	112,200	116,510	117,335	90,131	105,426
Research, development and engineering	5,570	4,078	4,554	5,111	5,227	3,727	5,425
Impairment loss	15,694	—	—	—	—	—	—
Restructuring (credit) charge(b)	25,580	—	(2,600)	—	—	—	—
Gain on sale of investment(c)	—	—	(70,863)	—	—	—	—
Other (income) expense, net	11,973	1,798	4,731	18,825	(631)	(1,840)	3,719

Income from operations	23,893	115,587	213,554	107,266	140,612	112,201	87,266
Loss on early extinguishment of debt	—	—	(2,117)	(8,724)	(11,509)	(11,509)	(45,333)
Interest income	1,274	889	848	944	1,350	1,216	322
Interest expense	178,030	179,197	181,285	158,910	147,407	112,510	107,522

(Loss) income before income taxes and equity in net earnings of affiliates	(152,863)	(62,721)	31,000	(59,424)	(16,954)	(10,602)	(65,267)
Income tax (benefit) expense	(617)	3,936	3,009	6,627	(4,664)	2,808	4,807

(Loss) income before equity in net earnings of affiliates	(152,246)	(66,657)	27,991	(66,051)	(12,290)	(13,410)	(70,074)
Equity in net earnings of affiliates	8,157	7,110	3,356	993	1,028	713	1,155

(Loss) income before cumulative effect of a change in accounting principle	(144,089)	(59,547)	31,347	(65,058)	(11,262)	(12,697)	(68,919)
Cumulative effect of a change in accounting principle net of tax of $0(d)	—	—	—	(499)	—	—	—

Net (loss) income	$(144,089)	$(59,547)	$31,347	$(65,557)	$(11,262)	$(12,697)	$(68,919)

Income (loss) per common share before cumulative effect of change in accounting principle:
Basic	$(19.05)	$(7.88)	$4.14	$(8.60)	$(1.49)	$(0.11)	$(0.52)
Diluted	(19.05)	(7.88)	4.08	(8.60)	(1.49)	(0.11)	(0.52)
Weighted average shares outstanding:
Basic	7,562,596	7,556,842	7,563,717	7,568,177	7,564,594	115,061,429	131,401,914
Diluted	7,562,596	7,556,842	7,684,664	7,568,177	7,564,594	115,061,429	131,401,914

	As of December 31,					As of September 30,
	1998	1999	2000	2001	2002	2003
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$13,840	$14,108	$18,417	$7,369	$13,757	$14,719
Total assets(a)	2,405,342	2,343,771	2,094,433	2,001,096	1,957,672	3,200,268
Total debt	1,698,028	1,748,237	1,532,789	1,541,164	1,522,360	2,181,751
Total shareholders' equity(a)	324,510	260,277	277,038	196,715	125,575	483,612
	Years Ended December 31,					Nine Months Ended September 30,
	1998	1999	2000	2001	2002	2002	2003
	(in thousands)
Other Data:
Depreciation and amortization	$146,515	$142,597	$143,541	$137,143	$133,840	$97,583	$104,891
Additions to property, plant and equipment(e)	48,551	66,018	62,062	57,297	56,042	34,877	75,873
	Years Ended December 31,
							Nine Months Ended September 30, 2003
	1998	1999	2000	2001	2002
					Actual	Pro Forma	Actual	Pro Forma
Ratio of earnings to fixed charges(f)	—	—	1.19x	—	—	—	—	—

(a)
During the fourth quarter of 2002, Riverwood changed its method of determining the cost of inventories from the last-in, first-out, or LIFO, method to the first-in, first-out, or FIFO, method. Prior to 2002, the majority of Riverwood's operations used the LIFO method of valuing inventory. Riverwood has concluded that the FIFO method will result in a better measurement of current inventory costs with revenues because Riverwood's operations have realized and expect to continue to realize cost reductions in its manufacturing operations. Riverwood applied this change by retroactively restating its financial statements as required by Accounting Principles Board Opinion No. 20, "Accounting Changes," which resulted in an increase to the accumulated deficit as of January 1, 1998 of approximately $6.8 million. See note 27 in the notes to Riverwood's consolidated financial statements incorporated by reference in this prospectus for the effects of the restatement and change in accounting.

(b)
Net (loss) income for the years ended December 31, 2000 and 1998 included a (credit) charge for the global restructuring program, which was focused on the Riverwood European operations, of $(2.6) million and of $25.6 million, respectively.

(c)
On October 3, 2000, Riverwood, along with its joint venture partner, completed the sale of the jointly-held subsidiary Igaras for approximately $510 million, including the assumption of $112 million of debt. Riverwood recognized a gain of approximately $70.9 million in connection with the sale (see note 6 in the notes to Riverwood's consolidated financial statements incorporated by reference in this prospectus).

(d)
Net loss for the year ended December 31, 2001 included a charge of $0.5 million, net of tax, for the cumulative effect of a change in accounting principle for derivatives.

(e)
Includes amounts invested in packaging machinery and capitalized interest.

(f)
For purposes of computing this ratio, earnings consists of earnings before income taxes and fixed charges, excluding capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of discount on indebtedness and one-third of rental expense (the portion deemed representative of the interest factor). The pro forma calculations assume that the merger and the related financing transactions occurred as of January 1, 2002. The foregoing pro forma adjustments take into consideration the increased outstanding indebtedness and the increased interest expense resulting from the related financing transactions. Earnings before income taxes and fixed charges were insufficient to cover fixed charges by $147.3 million, $59.6 million and $60.8 million for the years ended December 31, 1998, 1999 and 2001, respectively, and by $17.6 million and $8.2 million for the year ended December 31, 2002 on an actual and pro forma basis, respectively, and by $65.2 million and $43.0 million for the nine months ended September 30, 2003 on an actual and pro forma basis, respectively.

Graphic

        The following table sets forth certain of Graphic's historical consolidated financial information. The selected consolidated financial information at December 31, 2000, 1999 and 1998 and for the years ended December 31, 1999 and 1998 has been derived from Graphic's audited consolidated financial statements that are not included in this prospectus. The selected consolidated financial information at December 31, 2002 and 2001 and for the years ended December 31, 2002, 2001 and 2000 has been derived from Graphic's audited consolidated financial statements and the related notes incorporated by reference in this prospectus. You should read the following selected consolidated financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Graphic's consolidated financial statements and related notes thereto incorporated by reference in this prospectus.

	Years Ended December 31,
	1998	1999	2000	2001	2002
	(in thousands, except per share data)
Statement of Operations Data:
Net sales(1)	$691,777	$850,155	$1,102,590	$1,112,535	$1,057,843
Cost of goods sold	567,533	721,350	963,979	960,258	930,581

Gross profit	124,244	128,805	138,611	152,277	127,262
Selling, general and administrative expense	68,248	73,357	61,134	62,874	64,620
Merger and acquisition transaction costs	—	—	—	—	—
Goodwill amortization(2)	7,785	13,276	20,634	20,649	—
Asset impairment and restructuring charges	21,391	7,813	5,620	8,900	—

Operating income	26,820	34,359	51,223	59,854	62,642
Gain from sale of businesses and other assets(3)	—	30,236	19,172	3,650	—
Interest expense	(16,616)	(34,240)	(82,071)	(52,811)	(44,640)
Loss on early extinguishment of debt	—	(3,645)	—	—	(15,766)

Income (loss) from continuing operations before income taxes and cumulative effect of change in accounting principle	10,204	26,710	(11,676)	10,693	2,236
Income tax (expense) benefit	(4,751)	(10,632)	4,678	(4,257)	(886)

Income (loss) from continuing operations before cumulative effect of change in accounting principle	5,453	16,078	(6,998)	6,436	1,350
Income from discontinued operations, net of tax(4)	15,812	9,181	—	—	—

Income (loss) before cumulative effect of change in accounting principle	21,265	25,259	(6,998)	6,436	1,350
Cumulative effect of change in goodwill accounting, net of tax(2)	—	—	—	—	(180,000)

Net income (loss)	21,265	25,259	(6,998)	6,436	(178,650)
Preferred stock dividends declared	—	—	(3,806)	(10,000)	(10,000)

Net income (loss) attributable to common shareholders	$21,265	$25,259	$(10,804)	$(3,564)	$(188,650)

Net income (loss) from continuing operations before cumulative effect of change in accounting principle per common share:
Basic	$0.19	$0.56	$(0.37)	$(0.11)	$(0.27)
Diluted	0.19	0.56	(0.37)	(0.11)	(0.27)
Weighted average shares outstanding:
Basic	28,504	28,475	29,337	31,620	32,715
Diluted	29,030	28,767	29,337	31,620	32,715
Other Data:
Depreciation(5)	$29,746	$43,008	$62,460	$58,757	$61,165
Capital expenditures(5)	51,572	75,858	30,931	31,884	27,706
	As of December 31,
	1998	1999	2000	2001	2002
	(in thousands)
Balance Sheet Data:
Cash and cash equivalents	$26,196	$15,869	$4,012	$6,766	$28,626
Working capital	152,544	(107,224)	36,640	22,403	46,112
Working capital, excluding current maturities of debt	238,844	292,776	95,282	59,776	49,544
Total assets	846,022	1,643,171	1,332,518	1,229,335	1,020,866
Total debt	275,881	1,021,097	640,672	525,759	478,331
Total shareholders' equity(6)	447,955	423,310	515,151	497,648	307,038

(1)
Net sales in 2003, 2002 and 2001 are from folding carton sales. Net sales from folding cartons, as opposed to sales of flexible packaging and other businesses disposed of in prior periods, totaled $1,071.9 million in 2000, $691.3 million in 1999, and $468.3 million in 1998.

(2)
Graphic adopted SFAS No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002, and discontinued the amortization of its goodwill in accordance with the new rules.

(3)
Graphic disposed of the following businesses and non-core assets during the periods presented (in thousands):

Pre-tax Gains:
2001:
Other Assets	$3,650

2000:
Malvern Business	$11,365
Other Assets	7,807

Total	$19,172

1999:
Flexible Business	$22,700
Solar Business	7,536

Total	$30,236

(4)
Discontinued operations include the spin-off of CoorsTek, Inc. and the sale of the assets of Golden Aluminum Company.

(5)
Excludes the discontinued operations of CoorsTek, Inc. and Golden Aluminum Company for the years ended December 31, 1999 and 1998.

(6)
Includes $100 million of convertible preferred stock issued in 2000.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected Historical Financial Data" and "Unaudited Condensed Pro Forma Financial Statements," as well as the consolidated financial statements and notes incorporated by reference in this prospectus.

Overview

        We are a leading provider of paperboard packaging solutions to multinational consumer products companies. We have vertically integrated operations enabling us to offer customers paperboard, cartons and packaging machines, either as an integrated solution or separately.

The Merger

        On August 8, 2003, the corporation formerly known as Graphic Packaging International Corporation merged with and into Riverwood Acquisition Sub LLC, a wholly owned subsidiary of Riverwood Holding, Inc., with Riverwood Acquisition Sub LLC as the surviving entity. At the closing of the merger, one share of common stock of Riverwood Holding, Inc., renamed Graphic Packaging Corporation, was exchanged for each share of common stock of Graphic Packaging International Corporation. Immediately prior to the merger of Graphic Packaging International Corporation with and into Riverwood Acquisition Sub LLC, Riverwood Holding Inc. transferred all of the shares of RIC Holding, Inc. to Riverwood Acquisition Sub LLC. After such merger, (1) RIC Holding, Inc. merged into Graphic Packaging Holdings, Inc. which was renamed GPI Holding, Inc., (2) GPC merged into RIC which was renamed Graphic Packaging International, Inc., and (3) Riverwood Acquisition Sub LLC merged into Riverwood Holding, Inc. which was renamed Graphic Packaging Corporation.

        The merger was accounted for as a purchase by us under GAAP. Under the purchase method of accounting, the assets and liabilities of Graphic were recorded, as of the date of the closing of the merger, at their respective fair values and added to our assets and liabilities. See "Unaudited Condensed Pro Forma Combined Financial Statements."

        Based on our expectations of our future performance, we estimate that we will achieve approximately $52 million of synergies by the third year after the closing of the merger. We are on schedule in merger integration and realizing synergies primarily in corporate and supply chain operations. We anticipate that these synergies will come primarily from savings in corporate and information technology expenses, procurement of raw materials and other commonly purchased items, operating division selling, general and administration expenses, further optimization of paper machine usage and further forward integration of internally produced paperboard. We cannot make assurances as to the amount or timing of synergies, if any, that may be realized. Potential difficulties in realizing such synergies include, among other things, the integration of personnel, the combination of different corporate cultures and the integration of facilities. See "Risk Factors—Risks Relating to Our Business—If we fail to realize the anticipated benefits of the merger, our ability to make payments on the notes may be impaired."

Significant Factors That Impact Our Business

        Our net sales, income from operations cash flows from operations and financial condition are influenced by a variety of factors, many of which are beyond our control.

        Sales.    We sell our packaging products primarily to major consumer product companies in traditionally non-cyclical industries, such as beverage, food and other consumer products, and have long-term relationships with major companies, including Altria Group, Anheuser-Busch, General

Mills, Miller Brewing Company, Coors Brewing Company, and numerous Coca-Cola and Pepsi bottling companies. Our products are used primarily in the following end-use markets:

  •
  beverage, including beer and soft drinks;

  •
  food, including cereal, desserts, snacks, food service products, frozen and microwave foods, and pet foods;

  •
  household products, including dishwasher and laundry detergent, sporting goods, healthcare, tissues and papers; and

  •
  tobacco, including flip top boxes and cartons.

        Riverwood historically experienced stable pricing for its integrated beverage multiple packaging products, and moderate cyclical pricing for its other product offerings. Because some products can be packaged in different types of materials, our sales are affected by competition from other manufacturers' CUK board and other substrates — solid bleached sulfate, or SBS, recycled clay coated news, or CCN, and, internationally, white lined chipboard, or WLC — as well as by general market conditions. Graphic's sales historically were driven primarily by consumer buying habits in the markets its customers serve. Recent economic conditions in the United States have had a significant impact on consumer buying even in traditionally non-cyclical industries. New product introductions and promotional activity by Graphic's customers and Graphic's introduction of new packaging products also impacted its sales. Our containerboard business is subject to conditions in the cyclical worldwide commodity paperboard markets which have a substantial impact on containerboard sales.

        We work to maintain market share through efficiency, product innovation and strategic sourcing to our customers; however, pricing and other competitive pressures may occasionally result in the loss of a customer relationship. In the fourth quarter of 2002, we were notified by CCE that CCE would not renew its supply contract with us. Under this contract, which expired on March 31, 2003, we supplied to CCE beverage cartons made from our CUK board, packaging machines and related services. Our supply contracts with our independent Coca-Cola bottling company customers are not subject to CCE's non-renewal notification. CCE's action did not impact Riverwood's 2002 results of operations. The impact on our 2003 results of operations will depend, in part, on the extent to which we supply beverage cartons to CCE during a phase-out period beginning April 1, 2003 which we continue to discuss with CCE. We continue to explore opportunities to replace the volumes that we will lose as a result of CCE's decision by seeking to increase sales to existing and new customers and to develop new applications for our CUK board. We continue to evaluate the impact of these developments and the recent increase in beverage market competitiveness on our future pricing for our beverage packaging products. We can provide no assurances that we will be able to replace all or any portion of the volumes we had expected to supply to CCE in 2003 and future periods or that we will be able to maintain current pricing levels on our beverage packaging products. If we cannot replace such volumes, we estimate that our volumes will be negatively impacted by approximately 17,000 tons in 2003 and 36,000 tons in 2004 and thereafter. In 2002, the CCE business represented approximately 5% of Riverwood's consolidated net sales.

        Our packaging machinery placements during 2002 increased approximately 27% when compared to 2001 as a result of a 16% increase in packaging machinery orders in 2001 when compared to 2000. Packaging machinery placements during the first nine months of 2003 decreased approximately 35% when compared to the first nine months of 2002, partially due to the timing of shipments. We expect packaging machinery placements for 2003 to be comparable to 2002. We have been and will continue to be selective in future packaging machinery placements to ensure appropriate returns.

        Cost of Goods Sold.    Our cost of goods sold consists primarily of energy, pine pulpwood, hardwood, recycled fibers, purchased paperboard, paper, aluminum foil, ink, plastic films and resins and labor, all of which are variable cost components. Energy, including natural gas, fuel oil and electricity, represents a significant portion of our manufacturing costs. During 2002, neither Riverwood nor Graphic was negatively impacted by energy costs when compared to 2001. During the first nine months of 2003, we experienced a significant increase in our energy costs compared to the first nine months of 2002, principally at our mills equal to approximately $7 million. We have entered into fixed price natural gas contracts designed to mitigate the impact of future cost increases for natural gas requirements, at the Macon and West Monroe mills through and including 2004. We also periodically purchase energy contracts for natural gas and/or fuel oil at the Kalamazoo mill, and we will continue to evaluate our hedge positions.

        During 2002, we elected to take 32 days, or approximately 18,000 tons, of linerboard, CUK board and medium market related downtime at our U.S. mills that resulted in approximately $3.7 million of under-absorbed fixed costs. The downtime resulted from a number of factors, but principally a weak containerboard market and production above planned rates.

        Commitment to Cost Reduction.    In light of increasing margin pressure throughout the paperboard packaging industry, we have programs in place that are designed to reduce costs. We are pursuing a number of long-term initiatives designed to improve productivity and profitability.

        We are continuing to implement a global Total Quality Systems, or TQS, initiative which uses statistical process control to help design and manage all types of activities, including production and maintenance. This includes a Six Sigma process to reduce variable manufacturing costs. See "Business — Productivity and Profitability Initiatives."

        We are implementing an initiative designed to enhance the competitiveness of our beverage multiple packaging converting operations. This initiative is expected to add new manufacturing technology, add press capacity and consolidate certain beverage carton converting operations. We expect to make a capital investment of approximately $75 million through 2005 and to realize cost savings relative to 2002 from this initiative of approximately $39 million by 2005. We cannot make assurances as to the amount or timing of cost savings that may be realized.

        We continue to evaluate our current operations and assets with a view to rationalizing our operations and improving profitability. We are also continuing to focus on reducing working capital and increasing liquidity.

Critical Accounting Policies

        This discussion and analysis of financial condition and results of operations is based upon Riverwood's and Graphic's consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of consolidated financial statements in conformity with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and assumptions are based on historical experience and various other factors that are believed to be reasonable under the circumstances. Actual results could differ from these estimates under different assumptions or conditions.

        We believe the following accounting policies are the most critical to us since these policies require significant judgment or involve complex estimations that are important to the portrayal of our financial condition and operating results:

  •
  Revenue recognition — We receive revenue from the sales of manufactured products, the leasing of packaging machinery, and the servicing of packaging machinery. We recognize sales revenue when the following criteria are met: persuasive evidence of an agreement exists, delivery has occurred or services have been rendered, our price to the buyer is fixed and determinable, and collectibility is reasonably assured. Delivery is not considered to have occurred until the customer takes title and assumes the risks and rewards of ownership. The timing of revenue recognition is largely dependent on shipping terms. Revenue is recorded at the time of shipment for terms designated as free on board, or f.o.b., shipping point. For sales transactions designated f.o.b. destination, revenue is recorded when the product is delivered to the customer's delivery site. We recognize revenues on our annual and multi-year carton supply contracts as the shipment occurs in accordance with the shipping terms discussed above.

      Payments from packaging machinery use agreements are recognized on a straight-line basis over the term of the agreements. Service revenue on packaging machinery is recorded at the time of service.

      Discounts and allowances are comprised of trade allowances, cash discounts and sales returns. Cash discounts and sales returns are estimated using historical experience. Trade allowances are based on the estimated obligations and historical experience. Rebates are determined based on the quantity purchased and are recorded at the time of sale.

  •
  Collectibility of accounts receivable — We estimate losses for uncollectible accounts based on the aging of our accounts receivable and the evaluation of the likelihood of success in collecting the receivables. Typically, allowances are needed for disputed accounts, customers that are having financial problems or bankruptcies.

  •
  Inventory costing — We state our inventories at the lower of cost or market with cost determined principally by the first-in, first-out ("FIFO") basis. See note 27 to our consolidated financial statements incorporated by reference in this prospectus in which our recent change from the last-in, first-out basis of accounting for inventories is discussed. Average cost basis is used to determine the cost of supplies inventories. Raw materials and consumables used in the production process such as wood chips and chemicals are valued at purchase cost on a FIFO basis upon receipt. Work in progress and finished goods inventories are valued at the cost of raw material consumed plus direct manufacturing costs (such as labor, utilities and supplies) as incurred and a proportion of manufacturing overhead. Inventories are stated net of allowances for slow-moving and obsolete inventory, which is based on estimates. If the condition of the inventories or the state of our business were to deteriorate, additional allowances may be required which would reduce income.

  •
  Self-insurance reserves — We are self-insured for certain losses relating to workers' compensation claims and employee medical and dental benefits. We have purchased stop-loss coverage or insurance with deductibles in order to limit our exposure to significant claims. We also have an extensive safety program in place to minimize our exposure to workers' compensation claims. Self-insured losses are accrued based upon our estimates of the aggregate uninsured claims incurred using certain actuarial assumptions followed in the insurance industry and our historical experience.

  •
  Retirement-related benefits — We sponsor defined benefit plans, or the plans, for eligible employees and retirees. The impact of the plans on the consolidated financial statements as of December 31, 2002 and December 31, 2001 and for each of the three years in the period ended December 31, 2002 is presented in note 16 to our consolidated financial statements and in note 10 to Graphic's consolidated financial statements, each incorporated by reference in this prospectus. The effect of the plans on our consolidated financial statements is subject to many assumptions. We believe that the most critical assumptions are (1) the discount rate; (2) the rate of increase in future compensation levels; and (3) the expected long-term rate of return on plan assets. The projected unit credit cost method is used for valuation purposes.

    We determined our discount rate on our measurement date primarily by reference to annualized rates earned on high quality fixed income investments and yield-to-maturity analysis specific to its estimated future benefit payments. The lowering of our discount rate by 1.0% would have increased our fiscal year 2002 pension expense by approximately $1.5 million. We have decreased our discount rate from 7.5% in 2002 to 6.5% in 2003.

    Our rate of increase in future compensation levels is based primarily on labor contracts currently in effect with our employees under collective bargaining agreements and expected future pay rate increases for our other employees. Increasing our rate of increase in future compensation levels by 1.0% would have increased our fiscal year 2002 pension expense by approximately $0.5 million. We do not expect to change the rate of increase in future compensation levels from the 4.5% rate in 2002 during 2003.

    The expected long-term rate of return on our plan assets is based primarily on plan-specific asset/liability investment studies performed by outside consultants and recent and historical returns on our plans' assets. The lowering of our expected long-term rate of return by 1.0% would have increased our fiscal year 2002 pension expense by approximately $2.2 million. We expect to decrease our expected long-term rate of return from 8.5% in 2002 to approximately 8.0% in 2003.

    Non-cash pension expense recorded by us for the twelve month period ended December 31, 2002 was approximately $4.0 million; no cash contributions were made to the plans by us during the twelve month period ended December 31, 2002.

    Recent declines in the equity markets have caused the market value of our plan assets to decrease. As a result, a minimum pension liability adjustment of $71.3 million was recorded in 2002 as a reduction of shareholders' equity. See note 16 to our consolidated financial statements incorporated by reference in this prospectus.

    Graphic estimated its retiree liabilities based upon actuarial reports prepared by its actuary, which included estimates and assumptions related to interest rates, future compensation and other factors. Graphic's pension liabilities are most sensitive to changes in the market values of its pension assets from year-to-year, and the estimated future rate of return of its pension assets, since the pension plan is invested in the securities markets. Over the past two years, market values have declined significantly and Graphic has, as a result, recorded a cumulative minimum pension liability of $42.3 million. Graphic has also reduced its expected long-term rate of return on its assets by 0.25%. Graphic's retiree medical liabilities are most sensitive to the cost of health care. Graphic estimated an annual increase in per capita health care costs of 10% - up from 6.5% in the past two years.

  •
  Goodwill valuation — We estimate the value of our goodwill using the discounted cash flow method of valuation on an annual basis. Our cash flows are generated by our operations and are used to fund working capital needs, debt service and capital spending. We discount these cash flows using our weighted average cost of capital. Changes in our borrowing rates, which are impacted by market rate fluctuations, would impact our discounted cash flow calculations. Other factors, such as significant operating losses or acquisitions of new operations, would also impact our discounted cash flow calculations.

  •
  Recovery of long-lived assets — We periodically review our long-lived assets for impairment whenever events or changes in business circumstances, such as the closure of a plant, indicate the carrying amount of the asset may not be fully recoverable by undiscounted cash flows. Measurement of the impairment loss, if any, is based on the fair value of the asset, which is generally determined by the discounting of future estimated cash flows, or in the case of real estate, determining market value. We evaluate the recovery of our long-lived assets periodically by analyzing our operating results and considering significant events or changes in the business environment that may have triggered impairment.

  •
  Deferred tax asset valuation allowance — We estimate the realizability of deferred tax assets, by estimating the projected reversal of offsetting deferred tax liability amounts and future taxable income. As discussed above in "Goodwill Valuation," significant operating losses or acquisitions of operations would impact our projected taxable income used to estimate the reversal of our deferred tax balances.

  •
  Legal accruals — We estimate the amount of potential exposure we may have with respect to litigation, claims and assessments, based upon analyses prepared by in-house and outside counsel, and we record reserves when our management believes it is probable that a loss has occurred and the amount of loss is reasonably estimable. While there can be no assurance as to the ultimate outcome of any current lawsuits, claims or investigations relating to such uncertainties, we do not believe that such uncertainties will have a material adverse impact on our results of operations, cash flows or financial condition. However, future uncertainties may have a material adverse impact on our results of operations, cash flows or financial condition.

  •
  Environmental expenditures and remediation liabilities — Environmental expenditures that relate to current operations are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are expensed. Liabilities are recorded when remedial efforts are probable and the costs can be reasonably estimated. Typically, our environmental expenditures relate to the maintenance and upgrading of equipment as well as the installation of new equipment that is necessary in order to comply with environmental laws.

Results of Operations

  First Nine Months 2003 Compared with First Nine Months 2002

        The merger was accounted for as a purchase by us under U.S. GAAP. Thus, our results of operations for the nine months ended September 30, 2003 include the results of Graphic from August 8, 2003, the date of the merger, through September 30, 2003. Our results of operations for the nine months ended September 30, 2002 represent the results of Riverwood only. Accordingly, amounts for the nine months ended September 30, 2003 are not comparable to those for the nine months ended September 30, 2002.

        We report our results in two business segments: paperboard packaging and containerboard/other. We historically reported our results in two business segments: coated board (relating to our CUK board used in beverage multiple packaging and consumer products packaging businesses) and containerboard (relating to linerboard, corrugating medium and kraft paper). Graphic historically reported its results in one business segment: packaging.

        Business segment information for the nine months ended September 30, 2003 and September 30, 2002 is as follows:

	Nine Months Ended
(In millions of dollars)	Sept. 30, 2003	Sept. 30, 2002
Net Sales:
Paperboard Packaging	$1,054.1	$892.2
Containerboard/Other	60.6	59.5

	$1,114.7	$951.7

Income From Operations:
Paperboard Packaging	$130.5	$147.0
Containerboard/Other	(19.0)	(18.0)
Corporate	(24.2)	(16.8)

	$87.3	$112.2

        Net Sales.    Our Net Sales in the first nine months of 2003 increased by $163.0 million, or 17.1%, to $1,114.7 million from $951.7 million in the first nine months of 2002 due primarily to the addition of Graphic's paperboard packaging business which increased Net Sales by $155.8 million. Foreign currency exchange rates positively impacted Net Sales by $27.7 million. Higher volumes in international beverage markets also contributed to the increase in Net Sales. These increases were somewhat offset by lower volumes and pricing in our North American markets and lower volumes in international consumer products markets, both primarily as a result of increased market competitiveness.

        Gross Profit.    As a result of the factors discussed below, our Gross Profit in the first nine months of 2003 decreased by $2.4 million, or 1.2%, to $201.8 million from $204.2 million in the first nine months of 2002. Our gross profit margin decreased to 18.1% in the first nine months of 2003 from 21.5% in the first nine months of 2002. The decrease in gross profit margin was due primarily to lower volumes and pricing in North American markets as a result of increased market competitiveness, lower margin product mix in North American markets including the addition of Graphic's paperboard packaging business, higher energy and fiber costs, higher non-cash pension costs, and the approximate $7.1 million increase in Cost of Sales relating to the increase in Graphic's inventory to fair value as a result of purchase accounting revaluation. These decreases were somewhat offset by higher Net Sales as a result of the factors discussed above and worldwide cost reductions as a result of savings gained from our cost reduction initiatives.

        Selling, General and Administrative.    Selling, General and Administrative expenses increased by $15.3 million, or 17.0%, to $105.4 million in the first nine months of 2003 from $90.1 million in the first nine months of 2002, due primarily to the addition of Graphic's Selling, General and Administrative expenses of $9.1 million and expenses related to the merger of $6.7 million. As a percentage of Net Sales, Selling, General and Administrative expenses was 9.5% in the first nine months of 2003 and 2002.

        Research, Development and Engineering.    Research, Development and Engineering expenses increased by $1.7 million, or 45.9%, to $5.4 million in the first nine months of 2003 from $3.7 million in the first nine months of 2002, due primarily to higher research and development investing related to our products and packaging machinery, and the addition of Graphic's Research, Development and Engineering expenses of $0.5 million.

        Other Expense (Income), Net.    Other expense (income), net, was $3.7 million in the first nine months of 2003 as compared to $(1.8) million in the first nine months of 2002. This change was principally due to a non-cash pension adjustment recorded in the first nine months of 2002, and the approximate $1.9 million charge to write off deferred costs associated with the withdrawal of the proposed initial public offering of our common stock and higher amortization expense of $3.1 million due to the effects of purchase accounting in connection with the merger recorded in the first nine months of 2003.

        Income from Operations.    Primarily as a result of the factors discussed above, our Income from Operations in the first nine months of 2003 decreased by $24.9 million, or 22.2%, to $87.3 million from $112.2 million in the first nine months of 2002, while its operating margin decreased to 7.8% in the first nine months of 2003 from 11.8% in the first nine months of 2002.

        Fluctuations in U.S. Currency Exchange Rates.    The weakening of the U.S. dollar currency exchange rates as compared to the Euro and other European currencies had a modest impact on Net Sales, Gross Profit, Income from Operations, and operating expenses during the first nine months of 2003.

  Loss on Early Extinguishment of Debt, Interest Income, Interest Expense, Income Tax Expense, and Equity in Net Earnings of Affiliates

        Loss on Early Extinguishment of Debt.    In connection with the merger, we entered into the related financing transactions. In the third quarter of 2003, we recorded a non-cash charge to earnings of approximately $16.7 million, related to the write-off of remaining debt issuance costs on our prior senior secured credit facilities and the prior RIC notes and our charge of approximately $28.6 million, related to the call premium paid upon redemption of the prior RIC notes.

        Interest Income.    Interest Income decreased by $0.9 million to $0.3 million in the first nine months of 2003 from $1.2 million in the first nine months of 2002 due primarily to lower average interest rates and interest received in the first nine months of 2002 on monies held in escrow.

        Interest Expense.    Interest Expense decreased by $5.0 million to $107.5 million in the first nine months of 2003 from $112.5 million in the first nine months of 2002, due primarily to lower average interest rates as a result of market interest rates. The second quarter 2002 refinancing was somewhat offset by interest paid on increased indebtedness following the merger.

        Income Tax Expense.    During the first nine months of 2003, we recognized an income tax expense of $4.8 million on (Loss) before Income Taxes of $(65.2) million. During the first nine months of 2002, we recognized an income tax expense of $2.8 million on (Loss) before Income Taxes of $(10.6) million. Income Tax Expense on income earned in the United States and certain foreign countries for the first nine months of both 2003 and 2002 was fully offset by a reduction to valuation allowances recorded for those countries. Income Tax Expense for the first nine months of 2003 and 2002 primarily represents Income Tax Expense on income earned in other foreign countries where no valuation allowance is recorded. Since income earned in those foreign countries was higher for the first nine months of 2003 in comparison to the first nine months of 2002, Income Tax Expense was higher for the same period.

        Equity in Net Earnings of Affiliates.    Equity in Net Earnings of Affiliates increased by $0.4 million to $1.1 million in the first nine months of 2003 from $0.7 million in the first nine months of 2002 as a result of improved operations of our non-consolidated joint venture, Rengo Riverwood Packaging Ltd. or Rengo.

Riverwood

  2002 Compared with 2001

        The following discussion of Riverwood's results of operations is based upon the years ended December 31, 2002 and 2001. Effective January 1, 2003, Riverwood adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002" and all prior years have been reclassified to give effect to this statement. See "—Recent Accounting Pronouncements." In the fourth quarter of 2002, Riverwood changed its method of valuing inventories from the LIFO method to the FIFO method and all prior years have been restated to give effect to that change. See note 27 to Riverwood's consolidated financial statements incorporated by reference in this prospectus.

	Year Ended December 31, 2002	Percentage Increase (Decrease) From Prior Period	Year Ended December 31, 2001
	(In thousands of dollars)
Net Sales (Segment Data):
Coated Board	$1,165,702	5.2%	$1,107,937
Containerboard	81,612	(12.9)	93,676

Net Sales	1,247,314	3.8	1,201,613
Cost of Sales	984,771	3.2	953,901

Gross Profit	262,543	6.0	247,712
Selling, General and Administrative	117,335	0.7	116,510
Research, Development and Engineering	5,227	2.3	5,111
Other (Income) Expense, Net	(631)	NM	18,825

Income from Operations	$140,612	31.1%	$107,266

Income from Operations (Segment Data):
Coated board	$186,108	25.8%	$147,958
Containerboard	(23,989)	(58.0)	(15,180)
Corporate and Eliminations	(21,507)	15.7	(25,512)

Income from Operations	$140,612	31.1%	$107,266

Other Financial Data:
Net Sales:
Carrierboard	$818,797	5.0%	$779,509
Cartonboard	234,357	6.7	219,542
White lined chip board	80,579	9.9	73,336
Containerboard	81,612	(12.9)	93,676
Other(A)	31,969	(10.1)	35,550

(A)
Other primarily represents revenue recognized from packaging machinery service and use agreements and sales of certain by-products.

        Paperboard Shipments.    The following represents shipments of coated board and containerboard to outside customers. Shipments of coated board represent sales to customers of beverage carrierboard and cartonboard. Shipments of white lined chip board represent sales to customers of WLC produced at the Swedish mill. Shipments of containerboard represent sales to customers of linerboard, corrugating medium, kraft paper and various other items. Other primarily represents shipments of certain by-products. Total shipments for the years ended December 31, 2002 and 2001 were as follows:

	Year Ended December 31, 2002	Percentage Increase (Decrease) From Prior Period	Year Ended December 31, 2001
	(In thousands of tons)
Coated board
Carrierboard	671.5	5.6%	636.1
Cartonboard	363.0	4.3	348.0
White lined chip board	156.9	4.3	150.4
Containerboard	235.3	(7.8)	255.3
Other	22.4	(4.7)	23.5

	1,449.1	2.5%	1,413.3

        Net Sales.    As a result of the factors described below, Riverwood's Net Sales in 2002 increased by $45.7 million, or 3.8%, compared with 2001. Net Sales in the coated board business segment increased by $57.8 million in 2002, or 5.2%, to $1,165.7 million from $1,107.9 million in 2001, due primarily to higher sales volume in North American beverage carton markets resulting, in large part, from increased volumes under a multi-year agreement with a beer producer customer and, to a lesser extent, higher sales volumes in worldwide consumer products markets resulting principally from Riverwood's increased efforts designed to generate growth in the consumer packaged goods sector and success in expanding the application of Riverwood's products into frozen food packaging, and higher sales volumes in international beverage from market share gains. Net Sales in the containerboard business segment decreased $12.1 million, or 12.9%, to $81.6 million in 2002 from $93.7 million in 2001, due principally to lower linerboard volumes resulting from the continued shift from linerboard production to value-added coated board production and lower containerboard pricing as a result of weak market conditions.

        Gross Profit.    As a result of the factors discussed below, Riverwood's Gross Profit for 2002 increased by $14.8 million, or 6.0%, to $262.5 million from $247.7 million in 2001. Its gross profit margin increased to 21.0% in 2002 from 20.6% in 2001.

        The following table displays the gross profit for each of Riverwood's segments:

	Year Ended December 31, 2002	Increase (Decrease) From Prior Period	Year Ended December 31, 2001
	(In thousands of dollars)
Coated Board
Net Sales	$1,165,702	5.2%	$1,107,937
Cost of Sales	883,565	4.0	849,753

Gross Profit	$282,137	9.3%	$258,184

Containerboard
Net Sales	$81,612	(12.9)%	$93,676
Cost of Sales	101,153	(3.9)	105,218

Gross Profit	$(19,541)	(69.3)%	$(11,542)

Corporate
Net Sales	$—	0.0%	$—
Cost of Sales	53	NM	(1,070)

Gross Profit	$(53)	NM	$1,070

        Gross Profit in the coated board business segment increased by $24.0 million, or 9.3%, to $282.1 million in 2002 from $258.2 million in 2001, while its gross profit margin increased to 24.2% in 2002 from 23.3% in 2001. The increase in coated board Gross Profit was due primarily to worldwide cost reductions as a result of savings gained from Riverwood's TQS initiative, higher Net Sales as a result of the factors discussed above, and lower depreciation expense. Gross Profit in the containerboard business segment decreased by $8.0 million to a loss of $19.5 million in 2002 from a loss of $11.5 million in 2001, while its gross profit margin decreased to (23.9)% in 2002 from (12.3)% in 2001. The decrease in containerboard Gross Profit resulted principally from lower containerboard pricing as a result of weak market conditions. Gross Profit in corporate decreased by $1.2 million to a loss of $0.1 million in 2002 from a profit of $1.1 million in 2001. The decrease in corporate Gross Profit was due primarily to a purchase accounting depreciation adjustment recorded in 2001 that was not allocated to Riverwood's business segments.

        Selling, General and Administrative.    Selling, General and Administrative expenses increased by $0.8 million, or 0.7%, to $117.3 million in 2002 from $116.5 million in 2001, due primarily to higher incentive expenses and pension costs as a result of the decline in market values of Riverwood's pension assets due to unfavorable market conditions, somewhat offset by lower warehousing and rent expenses. As a percentage of Net Sales, Selling, General and Administrative expenses decreased from 9.7% in 2001 to 9.4% in 2002.

        Research, Development and Engineering.    Research, Development and Engineering expenses increased by $0.1 million, or 2.3%, to $5.2 million in 2002 from $5.1 million in 2001.

        Other (Income) Expense, Net.    Other (Income) Expense, Net, was $(0.6) million in 2002 as compared to $18.8 million in 2001. This change was primarily due to the cessation of goodwill amortization and a non-cash pension adjustment recorded in 2002 as well as certain charges recorded in 2001 relating to non-cash long-lived manufacturing asset retirement charges of approximately $3.9 million and a litigation settlement charge of approximately $2.2 million to settle miscellaneous tort and worker's compensation cases.

        Income from Operations.    Primarily as a result of the factors discussed above, Riverwood's Income from Operations in 2002 increased by $33.3 million, or 31.1%, to $140.6 million from $107.3 million in 2001. Its operating margin increased to 11.3% in 2002 from 8.9% in 2001. Income from Operations in the coated board business segment increased by $38.2 million, or 25.8%, to $186.1 million in 2002 from $148.0 million in 2001, while the operating margin increased to 16.0% in 2002 from 13.4% in 2001, primarily as a result of the factors described above. Income from Operations in the containerboard business segment decreased $8.8 million to a loss of $24.0 million in 2002 from a loss of $15.2 million in 2001, while the operating margin decreased to (29.4)% in 2002 from (16.2)% in 2001, primarily as a result of the factors described above.

        Fluctuations in U.S. Currency Exchange Rates.    The weakening of the U.S. dollar currency exchange rates as compared to the euro and other European currencies had a modest impact on Net Sales, Gross Profit, Income from Operations, and operating expenses during 2002. However, the impact was somewhat offset by the strengthening of the U.S. dollar against the Japanese yen.

  Loss on Early Extinguishment of Debt, Interest Income, Interest Expense, Income Tax (Benefit) Expense, and Cumulative Effect of a Change in Accounting Principle

        Loss on Early Extinguishment of Debt.    On April 23, 2002, Riverwood borrowed $250 million pursuant to an amendment to its senior secured credit agreement. The proceeds were applied to redeem in full the 1996 senior notes. In addition, it borrowed $12 million under its revolving facility to pay fees, costs and expenses related to the refinancing transaction. In the second quarter of 2002, Riverwood recorded a non-cash charge to earnings of approximately $3.0 million related to the write-off of remaining debt issuance costs on the 1996 senior notes and a charge of approximately $8.6 million related to the call premium paid upon redemption of the 1996 senior notes.

        On August 10, 2001, Riverwood entered into the RIC senior secured credit agreement. The proceeds of the initial borrowings under the facilities of approximately $386 million, including $51 million in revolving credit borrowings, were applied to repay in full the outstanding borrowings under the prior term loan facility and the prior revolving facility and to pay approximately $12 million of the $14 million of fees and expenses incurred in connection with the amendment and restatement of the prior credit agreement. During the third quarter of 2001, Riverwood recorded a non-cash charge to earnings of approximately $6.0 million related to the write-off of the applicable remaining deferred debt issuance costs on the prior term loan facility and the prior revolving facility.

        On June 21, 2001, Riverwood completed an offering of $250 million principal amount of 10 5/8% senior notes due 2007, bearing interest at 10 5/8% annually. The net proceeds of this offering were applied to prepay a portion of the RIC term loan facility resulting in a non-cash charge to earnings of approximately $2.8 million related to the write-off of the applicable portion of deferred debt issuance costs on the term loans.

        Interest Income.    Interest Income increased by $0.4 million to $1.3 million in 2002 from $0.9 million in 2001 due primarily to interest earned on the temporary investment of the proceeds associated with the 2002 term loan facility pursuant to a 30-day call notice period required under the indenture governing the 1996 senior notes.

        Interest Expense.    Interest Expense decreased by $11.5 million to $147.4 million in 2002 from $158.9 million in 2001 due primarily to lower average interest rates as a result of market interest rates as well as the second quarter 2002 refinancing, somewhat offset by the additional interest expense incurred on the 1996 senior notes during the 30-day call notice period required under such indenture.

        Income Tax (Benefit) Expense.    During 2002, Riverwood recognized an income tax benefit of $(4.7) million on a (Loss) before Income Taxes and Equity in Net Earnings of Affiliates of $(17.0) million. During 2001, Riverwood recognized an income tax expense of $6.6 million on a (Loss) before Income Taxes and Equity in Net Earnings of Affiliates of $(59.4) million. The income tax benefit in 2002 was due primarily to reductions of valuation allowances related to Riverwood's U.K. and German operations, somewhat offset by the income tax expense on the international operating income (see note 19 to Riverwood's consolidated financial statements incorporated by reference in this prospectus). The income tax expense in 2001 was due primarily to international operating income. These income tax expenses differed from the statutory federal income tax rate primarily because of valuation allowances established on net operating loss carryforward tax assets in the U.S. and certain international locations where the realization of such benefits is not more likely than not.

        Cumulative Effect of a Change in Accounting Principle.    On January 1, 2001, Riverwood adopted Statement of Financial Accounting Standards, or SFAS, No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of FASB Statement No. 133," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities," or SFAS No. 133, which requires all derivative instruments to be measured at fair value and recognized on the balance sheet as either assets or liabilities. In addition, all derivative instruments used in hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS No. 133. Upon adoption of SFAS No. 133, Riverwood recognized a one-time after-tax transition adjustment to decrease earnings by approximately $0.5 million.

  2001 Compared with 2000

        The following discussion of Riverwood's results of operations is based upon the years ended December 31, 2001 and 2000. Effective January 1, 2003, Riverwood adopted SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002" and all prior years have been reclassified to give effect to this statement. See "—Recent Accounting Pronouncements." In the fourth quarter of 2002, Riverwood changed its method of valuing inventories from the LIFO method to the FIFO method and all prior years have been restated to give effect to that change. See note 27 to Riverwood's consolidated financial statements incorporated by reference in this prospectus.

	Year Ended December 31, 2001	Percentage Increase (Decrease) From Prior Period	Year Ended December 31, 2000
	(In thousands of dollars)
Net Sales (Segment Data):
Coated Board	$1,107,937	4.0%	$1,065,813
Containerboard	93,676	(26.0)	126,549

Net Sales	1,201,613	0.8	1,192,362
Cost of Sales	953,901	2.5	930,786

Gross Profit	247,712	(5.3)	261,576
Selling, General and Administrative	116,510	3.8	112,200
Research, Development and Engineering	5,111	12.2	4,554
Restructuring Credit	—	NM	(2,600)
Gain on Sale of Investment	—	NM	(70,863)
Other Expense, Net	18,825	297.9	4,731

Income from Operations	$107,266	(49.8)%	$213,554

Income from Operations (Segment Data):
Coated board	$147,958	(5.5)%	$156,634
Containerboard	(15,180)	NM	2,986
Corporate and Eliminations	(25,512)	NM	53,934

Income from Operations	$107,266	(49.8)%	$213,554

Other Financial Data:
Net Sales:
Carrierboard	$779,509	4.8%	$743,569
Cartonboard	219,542	4.8	209,395
White lined chip board	73,336	(5.1)	77,273
Containerboard	93,676	(26.0)	126,549
Other(A)	35,550	(0.1)	35,576

(A)
Other primarily represents revenue recognized from packaging machinery service and use agreements and sales of certain by-products.

        Paperboard Shipments.    The following represents shipments of coated board and containerboard to outside customers. Shipments of coated board represent sales to customers of beverage carrierboard and cartonboard. Shipments of white lined chip board represent sales to customers of WLC produced at the Swedish mill. Shipments of containerboard represent sales to customers of linerboard, corrugating medium, kraft paper and various other items. Other primarily represents shipments of certain by-products. Total shipments for the years ended December 31, 2001 and 2000 were as follows:

	Year Ended December 31, 2001	Percentage Increase (Decrease) From Prior Period	Year Ended December 31, 2000
	(In thousands of tons)
Coated board
Carrierboard	636.1	4.0%	611.7
Cartonboard	348.0	2.2	340.4
White lined chip board	150.4	0.0	150.4
Containerboard	255.3	(20.1)	319.4
Other	23.5	76.7	13.3

	1,413.3	(1.5)%	1,435.2

        Net Sales.    As a result of the factors described below, Riverwood's Net Sales in 2001 increased by $9.3 million, or 0.8%, compared with 2000. Net Sales in the coated board business segment increased by $42.1 million in 2001, or 4.0%, to $1,107.9 million from $1,065.8 million in 2000, due primarily to higher sales volume in North American beverage carton markets resulting, in large part, from the increased volumes under a multi-year agreement with a beer producer customer and increased soft drink can pack volumes, and higher sales volumes in North American consumer product markets resulting principally from Riverwood's increased efforts designed to generate growth in the consumer packaged goods sector including its success in expanding the application of Riverwood's products into frozen food packaging. These increases were somewhat offset by lower sales volumes in international consumer product markets and in Brazil as a result of weak market conditions, and the negative impact of foreign currency exchange rates. Net Sales in the containerboard business segment decreased $32.8 million, or 26.0%, to $93.7 million in 2001 from $126.5 million in 2000, due principally to lower volumes and pricing as a result of weak market conditions.

        Gross Profit.    As a result of the factors discussed below, Riverwood's Gross Profit for 2001 decreased by $13.9 million, or 5.3%, to $247.7 million from $261.6 million in 2000. Its gross profit margin decreased to 20.6% in 2001 from 21.9% in 2000.

        The following table displays the gross profit for each of Riverwood's segments:

	Year Ended December 31, 2001	Increase (Decrease) From Prior Period	Year Ended December 31, 2000
	(In thousands of dollars)
Coated Board
Net Sales	$1,107,937	4.0%	$1,065,813
Cost of Sales	849,753	4.2	815,336

Gross Profit	$258,184	3.1%	$250,477

Containerboard
Net Sales	$93,676	(26.0)%	$126,549
Cost of Sales	105,218	(12.8)	120,624

Gross Profit	$(11,542)	NM	$5,925

Corporate
Net Sales	$—	0.0%	$—
Cost of Sales	(1,070)	79.3	(5,174)

Gross Profit	$1,070	79.3%	5,174

        Gross Profit in the coated board business segment increased by $7.7 million, or 3.1%, to $258.2 million in 2001 from $250.5 million in 2000, while its gross profit margin decreased to 23.3% in 2001 from 23.5% in 2000. The increase in coated board Gross Profit was due primarily to worldwide cost reductions as a result of savings gained from Riverwood's TQS initiative, higher Net Sales as a result of the factors discussed above, and lower depreciation expense somewhat offset by increased energy costs. Gross Profit in the containerboard business segment decreased by $17.5 million to a loss of $11.5 million in 2001 from a profit of $5.9 million in 2000, while its gross profit margin decreased to (12.3)% in 2001 from 4.7% in 2000. The decrease in containerboard Gross Profit resulted principally from lower containerboard pricing as a result of weak market conditions. Gross Profit in corporate decreased by $4.1 million to a profit of $1.1 million in 2001 from a profit of $5.2 million in 2000. The decrease in corporate Gross Profit was due primarily to a purchase accounting depreciation adjustment recorded in 2000 that was not allocated to Riverwood's business segments.

        Selling, General and Administrative.    Selling, General and Administrative expenses increased by $4.3 million, or 3.8%, to $116.5 million in 2001 from $112.2 million in 2000, due primarily to higher warehousing expenses. As a percentage of Net Sales, Selling, General and Administrative expenses increased from 9.4% in 2000 to 9.7% in 2001.

        Research, Development and Engineering.    Research, Development and Engineering expenses increased by $0.5 million, or 12.2%, to $5.1 million in 2001 from $4.6 million in 2000, due primarily to higher research and development investing relating to Riverwood's new product Z-Flute®, packaging machinery and products of the Swedish mill.

        Restructuring Credit.    During 2000, Riverwood substantially completed the 1998 restructuring plan that related primarily to the restructuring of its European operations, primarily the ongoing rationalization of its international carton converting operations. It reduced the restructuring reserve by $4.8 million. In addition, $2.2 million of new restructuring activities aligned with the overall objectives of the initial plan were recorded and completed during 2000. Riverwood completed the

1998 restructuring plan during 2001. See note 23 to Riverwood's consolidated financial statements incorporated by reference in this prospectus.

        Gain on Sale of Investment.    During 2000, Riverwood recognized a $70.9 million gain from the sale of Igaras. See "— Equity in Net Earnings of Affiliates" below.

        Other Expense, Net.    Other Expense, Net, was $18.8 million in 2001 and $4.7 million in 2000. This change was primarily due to certain operating charges recorded in 2001 primarily relating to a litigation charge of approximately $2.2 million to settle miscellaneous tort and worker's compensation cases and certain non-cash long-lived manufacturing asset retirement charges of approximately $3.9 million, and certain operating credits recorded in 2000 of approximately $2.3 million to reduce accruals recorded by Riverwood to reflect its current liabilities based on new events and information.

        Income from Operations.    Primarily as a result of the factors discussed above, Riverwood's Income from Operations in 2001 decreased by $106.3 million, or 49.8%, to $107.3 million from $213.6 million in 2000, while its operating margin decreased to 8.9% in 2001 from 17.9% in 2000. Income from Operations in the coated board business segment decreased by $8.7 million, or 5.5%, to $148.0 million in 2001 from $156.6 million in 2000, while the operating margin decreased to 13.4% in 2001 from 14.7% in 2000, primarily as a result of the factors described above. Income from Operations in the containerboard business segment decreased $18.2 million to a loss of $15.2 million in 2001 from a profit of $3.0 million in 2000, while the operating margin decreased to (16.2)% in 2001 from 2.4% in 2000, primarily as a result of the factors described above. Income from Operations in the Corporate and Eliminations segment decreased $79.4 million to a loss of $25.5 million in 2001 from a profit of $53.9 million in 2000 due primarily to the sale of Igaras during 2000. See "— Equity in Net Earnings of Affiliates" below.

        Fluctuations in U.S. Currency Exchange Rates.    The strengthening of the U.S. dollar currency exchange rates as compared to the Japanese yen, the euro, and other European currencies had a modest impact on Net Sales, Gross Profit, Income from Operations, and operating expenses during 2001.

  Loss on Early Extinguishment of Debt, Interest Income, Interest Expense, Income Tax Expense, Equity in Net Earnings of Affiliates, and Cumulative Effect of a Change in Accounting Principle

        Loss on Early Extinguishment of Debt.    On August 10, 2001, Riverwood entered into the RIC senior secured credit agreement. The proceeds of the initial borrowings under the facilities of approximately $386 million, including $51 million in revolving credit borrowings, were applied to repay in full the outstanding borrowings under the prior term loan facility and the prior revolving facility and to pay approximately $12 million of the $14 million of fees and expenses incurred in connection with the amendment and restatement of the prior credit agreement. During the third quarter of 2001, Riverwood recorded a non-cash charge to earnings of approximately $6.0 million related to the write-off of the applicable remaining deferred debt issuance costs on the prior term loan facility and the prior revolving facility.

        On June 21, 2001, Riverwood completed an offering of $250 million principal amount of 10 5/8% senior notes due 2007, bearing interest at 10 5/8% annually. The net proceeds of this offering were applied to prepay a portion of the RIC term loan facility resulting in a non-cash charge to earnings of approximately $2.8 million related to the write-off of the applicable portion of deferred debt issuance costs on the term loans.

        On October 3, 2000, Riverwood completed the sale of its 50 percent investment in Igaras. It applied $120 million and $25 million of the sale proceeds to its 2001 and 2002 term loan maturities under the prior term loan facility, respectively. It recognized a loss on the early extinguishment of debt of approximately $2.1 million in the fourth quarter of 2000.

        Interest Income.    Interest Income increased by $0.1 million to $0.9 million in 2001 from $0.8 million in 2000.

        Interest Expense.    Interest Expense decreased by $22.4 million to $158.9 million in 2001 from $181.3 million in 2000 due primarily to lower average debt balances and, to a lesser extent, lower average interest rates.

        Income Tax Expense.    During 2001, Riverwood recognized an income tax expense of $6.6 million on a (Loss) before Income Taxes and Equity in Net Earnings of Affiliates of $(59.4) million. During 2000, it recognized an income tax expense of $3.0 million on Income before Income Taxes and Equity in Net Earnings of Affiliates of $31.0 million. The income tax expense, in both 2001 and 2000, was due primarily to international operating income. The increase in income tax expense from 2000 to 2001 was due primarily to an increase in international operating income. These income tax expenses differed from the statutory federal income tax rate primarily because of valuation allowances established on net operating loss carryforward tax assets in the U.S. and certain international locations where the realization of such benefits is not more likely than not.

        Equity in Net Earnings of Affiliates.    In 2000, Equity in Net Earnings of Affiliates was comprised primarily of Riverwood's equity in net earnings of Igaras. On October 3, 2000, Riverwood, along with its joint venture partner, completed the sale of the jointly-held subsidiary Igaras for approximately $510 million, including the assumption of $112 million of debt. Riverwood recognized a gain of approximately $70.9 million in accordance with the sale. Through the date of the sale, Igaras was accounted for under the equity method of accounting. Equity in Net Earnings of Affiliates decreased from $3.4 million in 2000 to $1.0 million in 2001 as a result of the sale of Igaras, somewhat offset by Riverwood's equity in net earnings of Rengo.

        Cumulative Effect of a Change in Accounting Principle.    On January 1, 2001, Riverwood adopted SFAS No. 133 which requires all derivative instruments to be measured at fair value and recognized on the balance sheet as either assets or liabilities. In addition, all derivative instruments used in hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS No. 133. Upon adoption of SFAS No. 133, Riverwood recognized a one-time after-tax transition adjustment to decrease earnings by approximately $0.5 million.

Graphic

  2002 Compared with 2001

	Year Ended December 31, 2002	Percentage Increase (Decrease) From Prior Period	Year Ended December 31, 2001
	(in thousands of dollars)
Net Sales	$1,057,843	(4.9)%	$1,112,535
Gross Profit	127,262	(16.4)%	152,277
Selling, General and Administrative Expenses	64,620	2.8%	62,874
Goodwill Amortization	—	(100)%	20,649
Asset Impairment and Restructuring Charges	—	(100)%	8,900
Operating Income	62,642	4.7%	59,854
Gain from Sale of Businesses and Other Assets	—	(100)%	3,650
Interest Expense	44,640	(15.5)%	52,811

  Net Sales

        Net sales for 2002 totaled $1,057.8 million, a 4.9% decrease from 2001 net sales of $1,112.5 million. In the fourth quarter of 2001, a general decline began in the nation's economy, which had a negative impact on Graphic's customers' business well into 2002. This, in turn, reduced sales orders for packaging and negatively impacted Graphic's sales in 2002.

        Sales for the year ended December 31, 2002 to Coors Brewing Company totaled $111.0 million, a decrease of 10% over sales for 2001. The brewery's orders from Graphic depend upon the brewery's sales results in products for which Graphic provides packaging.

        Graphic's business is largely within the United States. Graphic had sales to customers outside the United States, primarily in Canada, which accounted for 0.5% and 0.3% of net sales during 2002 and 2001, respectively.

  Gross Profit

        Consolidated gross profit was 12.0% and 13.7% in 2002 and 2001, respectively. The packaging industry has experienced over capacity issues which, when coupled with general downturns in the economy, create pressure to reduce prices and lower sales volume. Graphic continued its cost reduction efforts in 2002, but cost savings were more than offset by lower absorption of fixed costs due to lower sales and the following:

  •
  Gross profit was negatively impacted by a seven-month long labor dispute at the Kalamazoo mill. Direct, incremental costs associated with the labor dispute were approximately $4.5 million in 2002.

  •
  Gross profit was further impacted by significant increases in the price of recycled paper fiber, the Kalamazoo mill's primary raw material. The primary sources of recycled paper fiber used by the Kalamazoo mill — old corrugated cardboard (OCC), newsprint, and box cuttings — all increased in price during 2002, with a total increase in price of approximately $4.0 million compared to 2001. OCC prices peaked in June 2002 at $120 per ton; however, OCC prices had declined to $55 per ton in December 2002. Because OCC prices have returned to lower per ton levels, we expect less of an impact in 2003 from fiber prices at the Kalamazoo mill.

Future improvements in gross profit will depend upon management's ability to improve cost efficiencies and to maintain profitable, long-term customer relationships.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses, excluding goodwill amortization and asset impairment and restructuring costs, were 6.1% and 5.7% of net sales in 2002 and 2001, respectively. The increasing trend is attributable to increased information technology expense of $2.1 million in 2002, largely due to the increased spending for Graphic's new ERP manufacturing system, of which $1.3 million related to depreciation of this system.

  Operating Income

        Consolidated operating income for 2002 was $62.6 million, an increase of $2.8 million, or 5%, over 2001. If goodwill amortization and asset impairment and restructuring charges are excluded from 2001 operating income, Graphic experienced a 30% drop in operating income in 2002. As discussed above, Graphic's lower sales, fiber prices and the Kalamazoo labor dispute contributed to a decline in profitability.

  Interest Expense

        Interest expense for 2002 and 2001 was $44.6 million and $52.8 million, respectively. The decrease reflects lower debt levels, lower market interest rates, and improvements in Graphic's interest rate spreads due to reductions in its leverage. Graphic capitalized interest of $0.3 million and $1.8 million in 2002 and 2001, respectively. Capitalized interest primarily related to the construction of Graphic's Golden, Colorado facility and its new enterprise resource planning system in 2001. In accordance with the GPC credit agreement and its interest rate risk-management policies, Graphic had contracts in place at December 31, 2001 to hedge the interest rates on its variable rate borrowings. In 2002 and 2001, Graphic incurred interest expense of $6.8 million and $4.8 million, respectively, related to these contracts. Graphic had no interest rate contracts in place at December 31, 2002. Interest expense also includes amortization of debt issuance costs of $3.1 million and $7.8 million in 2002 and 2001, respectively.

  Income Taxes

        Graphic's consolidated effective tax rate in 2002 was 39%, compared to 40% in 2001.

  2001 Compared with 2000

	Year Ended December 31, 2001	Percentage Increase (Decrease) From Prior Period	Year Ended December 31, 2000
	(in thousands of dollars)
Net sales	$1,112,535	1.0%	$1,102,590
Gross profit	152,277	9.9%	138,611
Selling, general and administrative expenses	62,874	2.9%	61,134
Goodwill amortization	20,649	—	20,634
Asset impairment and restructuring charges	8,900	58.4%	5,620
Operating income	59,854	16.9%	51,223
Gain from sale of businesses and other assets	3,650	(81.0)%	19,172
Interest expense	52,811	(35.7)%	82,071

  Net Sales

        Net sales for 2001 were nominally greater than sales for 2000. However, if the sales from Graphic's Malvern plant that it sold in the fourth quarter 2000 are subtracted from 2000 sales, Graphic's 2001 improvement year-to-year was approximately 4%. Increased sales in 2001 were primarily the result of increased sales of promotional packaging to existing customers in the first three quarters of the year.

        Sales for the year ended December 31, 2001 to Coors Brewing Company totaled $122.8 million, an increase of $10.6 million, or 9%, over sales for 2000. As discussed above, orders from Coors Brewing Company fluctuate with its sales of products for which Graphic provides packaging.

        Graphic's business is largely within the United States. Graphic had sales to customers outside the United States, primarily in Canada, which accounted for 0.3% and 0.2% of net sales during 2001 and 2000, respectively.

  Gross Profit

        Consolidated gross profit was 13.7% and 12.6% of net sales in 2001 and 2000, respectively. The improved profit margins in 2001 were attributable to cost reduction through plant closings, reductions in work force and Six Sigma projects company-wide that have reduced costs and increased productivity.

  Selling, General and Administrative Expenses

        Selling, general and administrative expenses, excluding goodwill amortization, and asset impairment and restructuring costs, were 5.7% and 5.5% of net sales in 2001 and 2000, respectively. The increase reflects the increased spending for Graphic's new ERP system.

  Asset Impairment and Restructuring Charges

        Graphic has recorded asset impairment and restructuring charges totaling $8.9 million and $5.6 million in 2001 and 2000, respectively. In addition, asset impairment and restructuring reserves of $7.8 million related to the Perrysburg, Ohio plant closure were recorded in 2000 as a cost of the acquisition of Fort James Corporation's folding carton operations. Graphic reviews the relative cost effectiveness of its assets, including plant facilities and equipment, and the allocation of human resources across all functions while integrating acquisitions and responding to pressures on margins from industry conditions. As a result, Graphic has closed plants and downsized its workforce with the ultimate goal of maximizing its profits and optimizing its resources.

  Asset Impairment Charges

        2001: Graphic recorded an asset impairment charge of $3.5 million in the fourth quarter of 2001 in conjunction with the announcement of the planned closure of the Newnan, Georgia plant, a plant that was more expensive to operate than other plants in Graphic's system and produced margins below Graphic's expectations. Graphic shut down the plant's operations during 2002 and plans to sell the plant's building and land. The net book value of the Newnan building and land was approximately $1.7 million at December 31, 2002. The plant's business has been transferred to other plants in Graphic's system.

        Graphic recorded an asset impairment charge of $1.5 million in the first quarter of 2001 related to its Saratoga Springs, New York building. Operations of the Saratoga Springs plant were transferred to Graphic's other manufacturing locations and the building and real property were sold in June 2001 for cash proceeds of $3.4 million. No gain or loss was recognized on the June 2001 sale.

        2000: Graphic announced the planned closure of its Perrysburg, Ohio folding carton plant in the second quarter of 2000. The Perrysburg plant was part of Fort James Corporation's folding carton operations and was eliminated due to excess capacity. The shutdown and restructuring plan for the Perrysburg facility included asset impairments totaling $6.5 million, which were recorded in the second quarter of 2000 as a cost of the acquisition, with a resultant adjustment to goodwill. Graphic completed the closure of the plant and transition of the plant's business to Graphic's other facilities by the end of 2000. On July 11, 2001, the remaining real estate was sold for cash proceeds of approximately $1.9 million. No gain or loss was recognized on the sale.

  Restructuring Charges

        2001: In connection with the announced closure of the Newnan, Georgia plant discussed above, Graphic recorded restructuring charges totaling $2.4 million in the fourth quarter of 2001. The charges relate to severance packages for 105 plant personnel that were communicated to employees in December 2001. The Newnan restructuring plan was essentially complete by the end of 2002, with approximately $0.5 million of severance and other restructuring payments left to be made in 2003.

        2000: In December 2000 Graphic announced a restructuring plan to reduce fixed-cost personnel. The plan included the elimination of approximately 200 non-production positions, including the closure of Graphic's folding carton plant in Portland, Oregon, and offered severance packages in accordance with its policies. The total cost of the reduction in force was $5.0 million, of which $3.0 million was recognized in the fourth quarter of 2000 results. The remaining cost of approximately $2.0 million was recognized in the first half of 2001 when severance packages were communicated to employees. The restructuring plan was complete at December 31, 2002.

        In connection with the announced closure of the Perrysburg, Ohio plant, restructuring reserves were recorded totaling approximately $1.3 million in the second quarter of 2000. The reserves related to the severance of approximately 100 production positions and other plant closing costs. Consistent with the asset impairments related to the Perrysburg closure, the restructuring costs were accounted for as a cost of the acquisition of Fort James Corporation's folding carton operations with a resultant adjustment to goodwill. At December 31, 2002, all the restructuring charges had been paid relating to the Perrysburg closure.

        Graphic recorded a restructuring charge of $3.4 million in the first quarter of 2000 for anticipated severance costs for approximately 185 employees as a result of the announced closure of the Saratoga Springs, New York plant. Graphic has completed the closure of the Saratoga Springs plant and the transition of the plant's business to other facilities. In the first quarter of 2001, Graphic reversed approximately $0.5 million of severance accruals which were not needed related to the Saratoga Springs facility shutdown to complete the Saratoga Springs restructuring plan. All of the remaining restructuring costs had been paid as of December 31, 2002.

        A 1999 plant rationalization plan included severance and related charges, primarily at Graphic's Lawrenceburg, Tennessee manufacturing plant. However, customer needs in Golden, Colorado and Lawrenceburg, coupled with the timing of the transition of business to Graphic's new Golden, Colorado facility, impacted the completion of the restructuring and resulted in the savings of approximately $800 thousand of anticipated restructuring costs. The 2000 restructuring expense is net of this $800 thousand benefit.

        The following table summarizes accruals related to Graphic's restructurings (in millions):

	1999 Plant Rationalization Plan	2000 S. Springs Plant Closure	2000 Perrysburg Plant Closure	2000/2001 Reduction In Force	2001 Newnan Plant Closure	Totals
Balance, December 31, 1999	$1.9	$—	$—	$—	$—	$1.9
2000 restructuring charges, net of reversals	(0.8)	3.4	—	3.0	—	5.6
2000 restructuring — Perrysburg	—	—	1.3	—	—	1.3
Cash paid	(1.0)	(2.0)	(0.7)	(0.1)	—	(3.8)

Balance, December 31, 2000	0.1	1.4	0.6	2.9	—	5.0
2001 restructuring charges, net of reversals	—	(0.5)	—	2.0	2.4	3.9
Transfer of enhanced benefits to pension liabilities	—	—	—	(2.2)	—	(2.2)
Cash paid	(0.1)	(0.8)	(0.6)	(2.5)	—	(4.0)

Balance, December 31, 2001	—	0.1	—	0.2	2.4	2.7
Cash paid	—	(0.1)	—	(0.2)	(1.9)	(2.2)

Balance, December 31, 2002	$—	$—	$—	$—	$0.5	$0.5

  Operating Income

        Consolidated operating income for 2001 was $59.9 million, an increase of $8.7 million, or 17%, over operating income for 2000. Increases are due principally to strong sales and cost reductions.

  Gain on Sale of Assets

        Graphic disposed of the following businesses and non-core assets during 2001 and 2000, for which the following pre-tax gains were recognized:

Intangible Assets
(in thousands)
2001:
Cash proceeds	$3,650
Net book value	—

Gain recognized	$3,650

	Malvern Plant	Intangible Assets	Other Long-lived Assets	Total
	(in thousands)
2000:
Cash proceeds	$35,000	$5,407	$2,600	$43,007
Net book value	(23,635)	—	(200)	(23,835)

Gain recognized	$11,365	$5,407	$2,400	$19,172

  Interest Expense

        Interest expense for 2001 and 2000 was $52.8 million and $82.1 million, respectively. The decrease reflects lower debt levels, lower market interest rates, and improvements in Graphic's interest rate spreads due to reductions in its leverage. Graphic capitalized interest of $1.8 million and $1.1 million in 2001 and 2000, respectively. Capitalized interest primarily related to the construction of Graphic's Golden, Colorado facility and its new enterprise resource planning system in 2001 and 2000. In accordance with the GPC credit agreement and its interest rate risk-management policies, Graphic had contracts in place at December 31, 2001 to hedge the interest rates on its variable rate borrowings. In 2001, Graphic incurred interest expense of $4.8 million related to these contracts, and in 2000, Graphic incurred $0.3 million less interest expense as a result of these contracts. Interest expense also includes amortization of debt issuance costs of $7.8 million and $8.9 million in 2001 and 2000, respectively.

  Income Taxes

        Graphic's consolidated effective tax rate in 2001 was 40%, consistent with the effective tax rate in 2000.

Financial Condition, Liquidity and Capital Resources

        We broadly define liquidity as our ability to generate sufficient funds from both internal and external sources to meet our obligations and commitments. In addition, liquidity includes the ability to obtain appropriate debt and equity financing and to convert into cash those assets that are no longer required to meet existing strategic and financial objectives. Therefore, liquidity cannot be considered separately from capital resources that consist of current or potentially available funds for use in achieving long-range business objectives and meeting debt service commitments.

  Cash Flows

        Cash and Equivalents increased by approximately $0.9 million in the first nine months of 2003. Cash provided by operating activities in the first nine months of 2003 totaled $61.7 million, compared to $59.5 million in the first nine months of 2002. Cash used in investing activities in the first nine months of 2003 totaled $158.6 million, compared to $43.2 million in the first nine months of 2002. This change was principally due to approximately $91.8 million in expenses and fees related to the merger and a 117.5% increase in purchases of property, plant and equipment. Cash provided by financing activities in the first nine months of 2003 totaled $97.7 million, compared to a use of cash of $13.1 million in the first nine months of 2002. This change was principally due to higher net borrowings under our revolving credit facilities as well as the net effect in connection with the related financing transactions. Depreciation and amortization during the first nine months of 2003 totaled approximately $104.9 million and is expected to be approximately $155 million to $160 million in 2003.

        Riverwood.    Cash and Equivalents increased by approximately $6.4 million in 2002. Cash provided by operating activities in 2002 totaled $87.5 million, compared to $87.7 million in 2001. This change was principally due to unfavorable changes in operating assets and liabilities, principally receivables (as a result of timing and higher net sales) and accounts payable (as a result of higher inventory balances), somewhat offset by Riverwood's lower net loss in 2002 as compared to 2001 resulting principally from its improved operating margin and lower interest expense. Cash used in investing activities in 2002 totaled $58.7 million, compared to $90.0 million in 2001. This change was principally due to the $29.5 million payment for the settlement of tax matters in 2001. Cash used in financing activities in 2002 totaled $23.6 million, compared to $9.2 million in 2001. In 2002, Riverwood used cash of $23.2 million to reduce debt and pay financing fees, call premiums and other refinancing costs. In 2001, Riverwood used cash of $9.2 million to reduce debt and pay financing fees and other refinancing costs. Depreciation and amortization during 2002 totaled approximately $133.8 million.

        Graphic.    Cash and cash equivalents increased by $21.9 million during 2002, which was the net effect of positive cash flows from operations totaling $122.1 million, capital expenditures of

$27.7 million, and cash used in financing activities totaling $72.5 million. Cash generated by operations allowed for debt reduction of $47.4 million during 2002, and funded the purchase of capital assets, preferred stock dividend payments, and payment of debt issuance costs related to Graphic's February 2002 refinancing. Cash provided by operations decreased $29.6 million in 2002 compared to 2001, due primarily to reduced operating income before non-cash charges of depreciation, amortization and asset impairment charges. Reductions in working capital again provided positive cash flow from operations, but not to the same extent as in 2001, due primarily to an increase in accounts receivable during 2002. The continued reduction of inventory levels in 2002 again provided cash from operations, but not to the same extent as in 2001.

  Liquidity and Capital Resources

        Our liquidity needs arise primarily from debt service on our substantial indebtedness and from funding of our capital expenditures, ongoing operating costs and working capital.

        In connection with the merger, substantially all of Riverwood's and Graphic's then outstanding indebtedness was redeemed, repurchased or otherwise repaid and replaced with borrowings under the new credit facilities and indebtedness under the notes.

        The following financing transactions were entered into in connection with the merger:

  •
  The closing of new senior secured credit facilities which provide for aggregate maximum borrowings of $1.6 billion under (i) a term loan facility, or the term loan facility, providing for term loans in an aggregate principal amount of $1.275 billion in two tranches, consisting of Tranche A term loans and Tranche B term loans, and (ii) a revolving credit facility, or the revolving credit facility, providing for up to $325 million in revolving loans (including standby and commercial letters of credit) outstanding at anytime, to Graphic Packaging International. These new senior secured credit facilities are referred to in this prospectus as the "new credit facilities."

  •
  The issuance and sale of $425 million in aggregate principal amount of 8.5% senior notes due 2011 and $425 million in aggregate principal amount of 9.50% senior subordinated notes due 2013.

  •
  The repayment of all outstanding amounts under each of RIC's and GPC's prior senior secured credit facilities and the termination of all commitments under those facilities.

  •
  The consummation of tender offers and consent solicitations for all of RIC's 10 5/8% senior notes due 2007, or the senior notes due 2007, and 10 7/8% senior subordinated notes due 2008, or the senior subordinated notes due 2008, which closed concurrently with the merger. The senior notes due 2007 and the senior subordinated notes due 2008 are collectively referred to in this prospectus as the "prior RIC notes." We redeemed all prior RIC notes that were not tendered pursuant to the tender offers.

  •
  The consummation of an anticipatory change of control tender offer and consent solicitation for all of GPC's 8 5/8% senior subordinated notes due 2012, or the prior GPC notes, made in anticipation of the change of control offer required by the indenture governing the prior GPC notes. Out of $300.0 million in aggregate principal amount of prior GPC notes outstanding, approximately $299.1 million in aggregate principal amount of prior GPC notes were tendered in the anticipatory change of control tender offer. On September 15, 2003, we completed the change of control offer required pursuant to the indenture governing the prior GPC notes. As of September 30, 2003, $0.8 million in principal amount of the prior GPC notes were outstanding.

        As of September 30, 2003, we had outstanding $2.2 billion of long-term debt, consisting primarily of $850 million aggregate principal amount of notes, $1.275 billion of term loans under the new credit facilities, $31.5 million of revolving credit borrowings under the new credit facilities, and other debt issues and facilities.

        Principal and interest payments under the term loan facility and the revolving credit facility, together with principal and interest payments on the senior notes and the senior subordinated notes, represent significant liquidity requirements for us. The Tranche A term loans mature in 2009 and amortize in semi-annual installments over their term on the following amortization schedule: $3.75 million on December 31, 2003 and June 30, 2004, $7.5 million on December 31, 2004 and June 30, 2005, $11.25 million on December 31, 2005 and June 30, 2006, $15.0 million on December 31, 2006 and June 30, 2007, and $18.75 million on December 31, 2007, June 30, 2008, December 31, 2008 and at maturity. The Tranche B term loans mature in 2010 and amortize in semi-annual installments of $5.625 million payable on December 31 and June 30 of each year commencing on December 31, 2003 through December 31, 2009, with a final bullet payment of approximately $1.05 billion at maturity. The revolving credit facility matures in 2009.

        The loans under the new credit facilities bear interest at fluctuating rates based upon the interest rate option elected by us. The loans under the term loan facility bore interest as of September 30, 2003 at an average rate per annum of 3.9%. The senior notes and the senior subordinated notes bear interest at rates of 8.50% and 9.50%, respectively. The loans under the revolving credit facility bore interest as of September 30, 2003 at an average rate per annum of 4.4%.

        Interest expense in 2003 is expected to be approximately $145 million to $150 million, including approximately $7 million of non-cash amortization of deferred debt issuance costs. During the first nine months of 2003, cash paid for interest was approximately $139 million. Cash paid for interest during 2002 would have been $122.9 million on a combined pro forma basis after giving effect to the merger and the related financing transactions. See "Description of New Credit Facilities" and "Description of Notes" for a more detailed description of the new credit facilities and notes.

        At September 30, 2003, we had the following amounts of commitments, amounts outstanding and amounts available under revolving credit facilities:

(In millions of dollars)	Total Amount of Commitments	Total Amount Outstanding	Total Amount Available (A)
Revolving Credit Facility	$325.0	$31.5	$281.3
International Facilities	19.9	13.2	6.7

	$344.9	$44.7	$288.0

Note:

(A)
Our availability under our revolving credit facility has been reduced by the amount of standby letters of credit issued of approximately $12.2 million.

        We had $11.6 million of letters of credit outstanding as of September 30, 2003, used as security against our self-insurance obligations and an outstanding note payable. These letters of credit expire at various dates through 2003 and 2004 unless extended.

        We are required by our insurance company to have a standby letter of credit to secure payment of Workers' Compensation claims. The letter of credit, with a value of $0.4 million, expired on February 20, 2003 and was subsequently extended. The letter of credit will automatically be extended without amendment for successive one year periods from the current expiration date and any future expiration date unless at least 45 days prior to the expiration date we are notified that the financial institution elects not to renew.

        In addition, the Ohio Bureau of Workers' Compensation requires us to have a standby letter of credit for non-performance according to the conditions and obligations as provided under Workers' Compensation law. It is a further condition of the letter of credit to cover all injuries or occupational disease claims incurred in any period prior to and/or during the present term should we not perform. The letter of credit, with a value of $0.2 million, was renewed on September 20, 2002 and is automatically extended without amendment for successive one year periods from the current expiration date and any future expiration date unless at least 60 days prior to the expiration date we are notified that the financial institution elects not to renew.

        Based upon current levels of operations, anticipated cost-savings and expectations as to future growth, we believe that cash generated from operations, together with amounts available under our revolving credit facility and other available financing sources, will be adequate to permit us to meet our debt service obligations, capital expenditure program requirements, ongoing operating costs and working capital needs, although no assurance can be given in this regard. Our future financial and operating performance, ability to service or refinance our debt and ability to comply with the covenants and restrictions contained in our debt agreements will be subject to future economic conditions and to financial, business and other factors, many of which are beyond our control and will be substantially dependent on the selling prices and demand for our products, raw material and energy costs, and our ability to successfully implement our overall business and profitability strategies.

        We expect that our working capital and business needs will require us to continue to have access to the revolving credit facility or a similar revolving credit facility after the maturity date, and that we accordingly will have to extend, renew, replace or otherwise refinance such facility at or prior to such date. No assurance can be given that we will be able to do so. We have in the past refinanced and in the future may seek to refinance our debt prior to the respective maturities of such debt.

        We use interest rate swap agreements to fix a portion of our variable rate term loans to a fixed rate in order to reduce the impact of interest rate changes on future income. The difference to be paid or received under these agreements is recognized as an adjustment to interest expense related to that debt. At September 30, 2003, we had interest rate swap agreements with a notional amount of $990 million, under which we will pay fixed rates of 1.89% to 3.52% and receive three month LIBOR.

  Covenant Restrictions

        The senior secured credit agreement, which governs the term loan facility and the revolving credit facility, imposes restrictions on our ability to make capital expenditures and both the senior secured credit agreement and the indentures governing the notes limit our ability to incur additional indebtedness. Such restrictions, together with our highly leveraged nature, could limit our ability to respond to market conditions, meet our capital spending program, provide for unanticipated capital investments or take advantage of business opportunities. The covenants contained in the senior secured credit agreement, among other things, restrict our ability to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make equity or debt investments, make acquisitions, modify terms of indentures under which the notes are issued, engage in mergers or consolidations, change the business conducted by us, make capital expenditures, or engage in certain transactions with affiliates.

        The financial covenants in the senior secured credit agreement specify, among other things, the following requirements for each four quarter period ended during the following test periods:

Test Period	Consolidated Debt to Credit Agreement EBITDA Leverage Ratio	Credit Agreement EBITDA to Consolidated Interest Expense Ratio
October 1, 2003-December 30, 2004	6.40 to 1.00	2.00 to 1.00
December 31, 2004-December 30, 2005	6.15 to 1.00	2.25 to 1.00
December 31, 2005-December 30, 2006	5.75 to 1.00	2.35 to 1.00
December 31, 2006-December 30, 2007	5.25 to 1.00	2.50 to 1.00
December 31, 2007-December 30, 2008	4.75 to 1.00	2.75 to 1.00
December 31, 2008-June 30, 2010	4.50 to 1.00	2.90 to 1.00

        At September 30, 2003, we were in compliance with the financial covenants in the senior secured credit agreement. Our ability to comply in future periods with the financial covenants in the senior secured credit agreement will depend on our ongoing financial and operating performance, which in turn will be subject to economic conditions and to financial, business and other factors, many of which are beyond our control and will be substantially dependent on the selling prices for our products, raw material and energy costs, and our ability to successfully implement our overall business and profitability strategies. If a violation of any of the covenants occurred, we would attempt to get a waiver or an amendment from our lenders, although no assurance can be given that we would be successful in this regard. The senior secured credit agreement and the indentures governing the notes have covenants as well as certain cross-default or cross-acceleration provisions; failure to comply with these covenants in any agreement could result in a violation of such agreement which could, in turn, lead to violations of other agreements pursuant to such cross- default or cross-acceleration provisions.

        The senior secured credit agreement is collateralized by substantially all of our domestic assets.

  Credit Agreement EBITDA

        The table below sets forth EBITDA as defined in our senior secured credit agreement (defined below), which we refer to as credit agreement EBITDA. Credit agreement EBITDA as presented below is a financial measure that is used in our senior secured credit agreement. Credit agreement EBITDA is not a defined term under accounting principles generally accepted in the United States and should not be considered as an alternative to income from operations or net income as a measure of operating results or cash flows as a measure of liquidity. Credit agreement EBITDA differs from the term "EBITDA" (earnings before interest expense, income tax expense, and depreciation and amortization) as it is commonly used. In addition to adjusting net income to exclude interest expense, income tax expense, and depreciation and amortization, Credit agreement EBITDA also adjusts net income by excluding certain other items and expenses, as specified below. The senior secured credit agreement requires us to comply with a specified debt to credit agreement EBITDA leverage ratio and a specified credit agreement EBITDA to consolidate interest expense ratio for specified periods. The specific ratios are set out under "—Financial Condition, Liquidity and Capital Resources" above.

        Borrowings under the senior secured credit agreement are a key source of our liquidity. Our ability to borrow under the senior secured credit agreement is dependent on, among other things, our compliance with the financial ratio covenants referred to in the preceding paragraph. Failure to comply with these financial ratio covenants would result in a violation of the senior secured credit agreement and, absent a waiver or amendment from the lenders under such agreement, permit the acceleration of all outstanding borrowings under the senior secured credit agreement.

        The calculation of credit agreement EBITDA for the periods indicated is set forth below. Credit agreement EBITDA for the nine months and the twelve months ended September 30, 2003 is calculated on a pro forma basis giving effect to the merger in accordance with the senior secured credit agreement. Credit agreement EBITDA for the nine months ended September 30, 2002 and twelve months ended December 31, 2002 is also calculated on a pro forma basis giving effect to the merger as if the senior secured credit agreement was in effect with respect to such periods.

	Nine Months Ended		Twelve Months Ended	Twelve Months Ended
	Sept. 30, 2003	Sept. 30, 2002
(Amounts in Millions)			Sept. 30, 2003	Dec. 31, 2002
Unaudited Pro Forma Combined Income/(Loss) attributable to common stockholders before cummulative effect of change in accounting principle	$(47.4)	$(10.4)	$(39.6)	$(2.4)
Income Tax Expense	5.8	2.2	(0.3)	(3.8)
Interest Expense, Net	111.8	123.6	145.5	157.2
Depreciation and Amortization	146.4	163.0	204.4	220.9
Equity in Net Earnings of Affiliates	(1.1)	(0.7)	(1.5)	(1.0)
Other Non-Cash Charges (A)	17.1	4.5	23.6	10.8
Merger Related Expenses	11.2	—	11.2	—
Dividends from Equity Investments	0.7	0.6	0.7	0.6
Loss on Early Extinguishment of Debt	46.6	27.3	46.6	27.3

Credit Agreement EBITDA (B)	$291.1	$310.1	$390.6	$409.6

Notes:

(A)
Other non-cash charges include non-cash charges for pension, postretirement and postemployment benefits, and amortization of premiums on hedging contracts deducted in determining net income.

(B)
Credit agreement EBITDA is calculated in accordance with the definitions contained in our senior secured credit agreement. Credit agreement EBITDA is defined as consolidated net income before consolidated interest expense, non-cash expenses and charges, total income tax expense, depreciation expense, expense associated with amortization of intangible and other assets, non-cash provisions for reserves for discontinued operations, extraordinary, unusual or non-recurring gains or losses or charges or credits, gain or loss associated with sale or write-down of assets not in the ordinary course of business, and any income or loss accounted for by the equity method of accounting.

  Capital Expenditures

        Our capital spending for the first nine months of 2003 was approximately $75.9 million, up 117.5% from $34.9 million in the first nine months of 2002. During the first nine months of 2003, we had capital spending of approximately $64.9 million for improving process capabilities (including approximately $17.0 million for our beverage multiple packaging operations initiative and approximately $3.8 million due to the addition of Graphic's capital spending), approximately $8.9 million for manufacturing packaging machinery and approximately $2.1 million for compliance with cluster rules. We expect total capital spending for 2003 to be between $120 million and $130 million which we expect to relate principally to improving our process capabilities (approximately $104 million to $114 million), the production of packaging machinery (approximately $13 million) and environmental cluster rules compliance (approximately $3 million). We are accelerating certain capital driven cost reduction projects that we anticipate will deliver benefits in 2004 and 2005. Over the next two years, we anticipate that we will spend approximately $22 million at its U.S. mills to comply with the cluster rules.

        Riverwood.    Riverwood's capital spending for 2002 was approximately $56.0 million, down 2.2% from $57.3 million in 2001. Capital spending during 2002 related primarily to improving Riverwood's process capabilities, manufacturing packaging machinery and environmental cluster rules compliance. During 2002, Riverwood had capital spending of approximately $44.9 million for improving process capabilities, approximately $10.2 million for packaging machinery manufacturing and approximately $0.9 million for compliance with the cluster rules.

        Graphic.    Graphic's capital spending for 2002 was $27.7 million, a decrease of 13% from $31.9 million in 2001. Capital spending related to normally recurring replacements of assets and upgrades to equipment and other assets necessary to support operations. Capital spending was higher in 2002 and 2001 compared to 2000, principally due to information technology upgrades throughout the company.

  Net Operating Loss Carryforwards

        As of December 31, 2002, we had approximately $1.2 billion of NOLs. These NOLs generally may be used by us to offset income earned in subsequent taxable years, but will expire between 2011 and 2022 if not used before that time.

        Section 382 of the Code imposes an annual limitation on the amount of taxable income that can be offset by NOLs that are attributable to the period preceding an ownership change. If a corporation undergoes an ownership change, the amount of post-change income for each taxable year after the ownership change that can be offset by pre-change NOLs will be limited to the product of:

  •
  The fair market value of the corporation's stock immediately before the ownership change (generally, for this purpose, excluding capital contributions made to the corporation during the two-year period ending on the date of the ownership change); and

  •
  The long-term tax-exempt rate for the month in which the ownership change occurs (4.74% for November 2003).

Any unused section 382 limitation for a taxable year will be carried forward and will increase the section 382 limitation for the next post-change year.

        Generally, a corporation undergoes an ownership change if one or more 5-percent shareholders increase their percentage ownership of the corporation's stock, in the aggregate, by more than 50 percentage points over such shareholders' lowest percentage ownership at any time during the testing period (generally, the preceding three years). A 5-percent shareholder is generally a person who owns, directly or indirectly, at least 5 percent of the stock of the corporation at any time during the testing period. For this purpose, subject to special rules, shareholders who directly own less than 5 percent of a corporation's stock are aggregated and treated as a single 5-percent shareholder.

        Pursuant to the above rules and based on the information known to Graphic Packaging Corporation as of September 30, 2003, we believe that shifts in the ownership of Graphic Packaging Corporation's stock during the applicable testing period, including as a result of the issuance of Graphic Packaging Corporation's stock to the Graphic stockholders in the merger, have resulted in 5-percent shareholders having increased their percentage ownership of Graphic Packaging Corporation's stock by approximately 43 percentage points. Based on the above, we believe that we did not undergo an ownership change as of September 30, 2003. However, direct or indirect transfers of Graphic Packaging Corporation's stock after September 30, 2003 by one or more 5-percent shareholders (including pursuant to a registered offering of shares under the amended and restated registration rights agreement), or issuances or redemptions of Graphic Packaging Corporation's stock, when taken together with the shift in ownership resulting from the merger and other previous shifts in ownership of Graphic Packaging Corporation's stock, could result in an ownership change that would subject our NOLs to a section 382 limitation. If Graphic Packaging Corporation undergoes an ownership change during the two-year period following the merger, it is possible that for the purpose of determining the section 382 limitation, the fair market value of Graphic Packaging Corporation's stock would exclude the value attributable to the receipt by Graphic Packaging Corporation of assets of Graphic pursuant to the merger. Imposition of any section 382 limitation on our NOLs could have an adverse effect on our anticipated future cash flow.

Derivative Instruments and Hedging Activities

        We are exposed to fluctuations in interest rates on our variable rate debt and fluctuations in foreign currency transaction cash flows. We actively monitor these fluctuations and use derivative instruments from time to time to manage our exposure. In accordance with our risk management strategy, we use derivative instruments only for the purpose of managing risk associated with fluctuations in the cash flow of the underlying exposures identified by management. We do not trade or use derivative instruments with the objective of earning financial gains on interest or currency rates, nor do we use leveraged instruments or instruments where there are no underlying exposures identified. Our use of derivative instruments may result in short-term gains or losses and may increase volatility in our earnings.

        On January 1, 2001, we adopted SFAS No. 133 which requires all derivative instruments to be measured at fair value and recognized on the balance sheet as either assets or liabilities. In addition, all derivative instruments used in hedging relationships must be designated, reassessed and documented pursuant to the provisions of SFAS No. 133. Upon adoption of SFAS No. 133, Riverwood recognized a one-time after-tax transition adjustment to decrease earnings by approximately $0.5 million and decrease other comprehensive income by approximately $1.1 million. These amounts have been presented as a cumulative effect of change in accounting principle in Riverwood's Consolidated Statement of Operations and Comprehensive (Loss) Income for the year ended December 31, 2001 incorporated by reference in this prospectus.

        The following is a summary of our derivative instruments as of September 30, 2003 and the accounting policies we employ:

        Hedges of Anticipated Cash Flows.    We use interest rate swap agreements to fix a portion of our variable rate term loan facility to a fixed rate in order to reduce the impact of interest rate changes on future income. The differential to be paid or received under these agreements is recognized as an adjustment to interest expense related to the debt. At September 30, 2003, we had interest rate swap agreements with a notional amount of $990 million, which expire on various dates through the years 2003 and 2007, under which we will pay fixed rates of 1.89% to 3.52% and receive three-month LIBOR.

        During the third quarter of 2003, we de-designated our interest rate swap agreements due to the early payment of the underlying debt as a result of the merger. As a result, we recognized a marked-to-market loss of approximately $3.6 million in our condensed consolidated statement of operations in interest expense for the nine months ended September 30, 2003. We subsequently re-designated these interest rate swap agreements to hedge our new debt issuance.

        During the nine months ended September 30, 2003, we entered into forward exchange contracts to hedge certain anticipated foreign currency transactions. The purpose of the forward exchange contracts is to protect us from the risk that the eventual functional currency cash flows resulting from anticipated foreign currency transactions will be adversely affected by changes in exchange rates. At September 30, 2003, various forward exchange contracts existed, which expire on various dates through the year 2004. When measured in U.S. dollars at quarter-end exchange rates, the notional amount of the purchased forward exchange contracts totaled approximately $128.8 million. Gains and losses, if any, related to these contracts are recognized in income when the anticipated transaction affects income. No amounts were reclassified to earnings during 2003 in connection with forecasted transactions that were no longer considered probable of occurring.

        The balance of $11.7 million recorded in accumulated derivative instruments loss at September 30, 2003 is expected to be reclassified into future earnings, contemporaneously with and offsetting changes in the related hedged exposure. The actual amount that will be reclassified to future earnings over the next twelve months may vary from this amount as a result of changes in market conditions.

        The following is a reconciliation of current period changes in the fair value of the interest rate swap agreements and foreign currency forward and option contracts which have been recorded as accumulated derivative instruments loss in our condensed consolidated balance sheets at September 30, 2003, December 31, 2002 and December 31, 2001 and as derivative instruments (loss) gain in our condensed consolidated statement of operations and comprehensive (loss) income for the nine months ended September 30, 2003.

(In millions of dollars)
SFAS No. 133 transition adjustment	$(1.1)
Reclassification to earnings	3.9
Current period decrease in fair value	(7.4)

Balance at December 31, 2001	$(4.6)
Reclassification to earnings	6.0
Current period decrease in fair value	(7.5)

Balance at December 31, 2002	(6.1)
Reclassification to earnings	0.6
Current period decrease in fair value	(6.2)

Balance at September 30, 2003	$(11.7)

        During the nine months ended September 30, 2003, there was no material ineffective portion related to changes in the fair value of the interest rate swap agreements and no material ineffective portion related to change in the fair value of foreign currency forward and option contracts. Additionally, there were no amounts excluded from the measure of effectiveness.

        Derivatives not Designated as Hedges.    We have foreign currency forward contracts used to hedge the exposure associated with foreign currency denominated receivables. These contracts are presently being and will continue to be marked-to-market through the income statement.

        We enter into fixed price natural gas contracts designed to effectively hedge prices for a substantial portion of our natural gas requirements at our U.S. mills. The purpose of the fixed price natural gas contracts is to eliminate or reduce price risk with a focus on making cash flows more predictable. We have entered into contracts to hedge a portion of our natural gas requirements for our U.S. mills through 2004. These contracts are not accounted for as derivative instruments under SFAS No. 133, as they qualify for the normal purchase exemption.

Environmental Matters

        We are subject to a broad range of foreign, federal, state and local environmental, health and safety laws and regulations, including those governing discharges to air, soil and water, the management, treatment and disposal of hazardous substances, the investigation and remediation of contamination resulting from releases of hazardous substances, and the health and safety of employees. Our environmental liabilities and obligations may result in significant costs, which could negatively impact our financial condition and results of operations. Capital expenditures may be necessary for the combined company to comply with such laws and regulations, including the U.S. Environmental Protection Agency's regulations mandating stringent controls on air and water discharges from pulp and paper mills, or the cluster rules. We expect to spend approximately $22 million over the next two years to comply with the cluster rules. These costs have not been accrued, but rather are a part of our capital expenditure plan. Most of these costs are anticipated to be incurred in the first two quarters of 2005. Any failure by us to comply with environmental, health and safety laws or any permits and authorizations required thereunder could subject us to fines or sanctions. In addition, some of our current and former facilities, and facilities at which we disposed of hazardous substances, are the subject of environmental investigations and remediations resulting from releases of hazardous substances or other constituents. Some current and former facilities have a history of industrial usage for which investigation and remediation obligations could be imposed in the future or for which indemnification claims could be asserted against us. We cannot predict with certainty future investigation or remediation costs or future costs relating to indemnification claims. Also, potential future closures of facilities may necessitate further investigation and remediation at those facilities.

        The federal Clean Air Act imposes stringent limits on air emissions, establishes a federal permit program (Title V) and provides for enforcement sanctions. Where necessary, our plants have received or submitted an application to the appropriate permitting authority for a Title V permit. We upgrade and replace equipment in order to comply with air quality standards.

        The federal Clean Water Act establishes a system of minimum national effluent standards for each industry, water quality standards for the nation's waterways, a permit program that provides discharge limitations and provides for enforcement sanctions. It also regulates releases and spills of oil and hazardous materials and wastewater and stormwater discharges. Many of our operations discharge to publicly owned treatment works and are subject to pretreatment requirements and limitations.

        The federal Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, establishes liability for waste generators, current and former site owners and operators and others in connection with releases of hazardous substances. In several instances, we have been identified as a potentially responsible party, or PRP, under CERCLA and similar state laws with respect to remediation of sites at which hazardous substances have been released. These actions are not material. We are involved in investigation and remediation projects for certain properties that we currently or formerly owned or operated. We have also received demands arising out of alleged contamination of various properties currently or formerly operated by us, and at certain waste disposal sites. Our costs in many instances cannot be reliably estimated until the remediation process is substantially underway or liability has been addressed.

        We could incur significant costs in connection with investigation and remediation activities and other environmental matters. Some current and former facilities have a history of industrial usage for which investigation and remediation obligations could be imposed in the future or for which indemnification claims could be asserted against us.

        The presence of soil and groundwater contamination has been investigated at portions of our Portland, Oregon plant. The site is listed on Oregon's inventory of contaminated sites. We periodically monitor groundwater conditions at the site. While we do not currently have any remediation obligations at the site, such obligations could arise in the future.

        Our Kalamazoo mill and carton plant have long histories of industrial usage. Portions of the property on which the mill is located have been found to contain some contamination. Remediation obligations could arise in the future at these facilities. See "Risk Factors — Risks Relating to Our Business — We are subject to environmental, health and safety laws and regulations, and costs to comply with such laws and regulations, or any liability or obligation imposed under such laws or regulations, could negatively impact our financial condition and results of operations."

Related Party Transactions — Coors Brewing Company

        We sell packaging products to Coors Brewing Company, a subsidiary of Adolph Coors Company. Coors Brewing Company accounted for approximately $15 million of our Net Sales for the three months ended September 30, 2003. The loss of Coors Brewing Company as a customer in the foreseeable future could have a material effect on our results of operations. The supply agreement, effective April 1, 2003, with Coors Brewing Company will not expire until December 31, 2006. Total sales under the packaging contract were a material source of revenue for Graphic, accounting for sales of approximately $111 million in 2002, accounting for approximately 10% of Graphic's 2002 net sales.

International Operations

        For 2002, before intercompany eliminations, our combined pro forma net sales from operations outside of the United States totaled approximately $342.0 million, representing approximately 15% of our combined pro forma net sales for such period. At December 31, 2002, pro forma for the merger, approximately 8% of our total net assets were denominated in currencies other than the U.S. dollar. We have significant operations in countries that use the Swedish krona, the British pound sterling, the Japanese yen, or the euro as their functional currencies. The effect of a generally weaker U.S. dollar against the euro and other European currencies, somewhat offset by the effect of a stronger U.S. dollar against the Japanese Yen, produced a net currency translation adjustment gain for Riverwood of approximately $13.0 million, which was recorded as an adjustment to shareholders' equity for the year ended December 31, 2002. The magnitude and direction of this adjustment in the future depends on the relationship of the U.S. dollar to other currencies. We cannot predict major currency fluctuations. Our revenues from export sales fluctuate with changes in foreign currency exchange rates. We pursue a currency hedging program in order to limit the impact of foreign currency exchange fluctuations on financial results. See " — Financial Instruments" below.

Financial Instruments

        The functional currency for most of our international subsidiaries is the local currency for the country in which the subsidiaries own their primary assets. The translation of the applicable currencies into U.S. dollars is performed for balance sheet accounts using current exchange rates in effect at the balance sheet date and for revenue and expense accounts using a weighted average exchange rate during the period. Any related translation adjustments are recorded directly to shareholders' equity. Gains and losses on foreign currency transactions are included in Other Expense, Net for the period in which the exchange rate changes.

        We pursue a currency hedging program which utilizes derivatives to limit the impact of foreign currency exchange fluctuations on our consolidated financial results. Under this program, we have entered into forward exchange and option contracts in the normal course of business to hedge certain foreign currency denominated transactions. Realized and unrealized gains and losses on these forward contracts are included in the measurement of the basis of the related foreign currency transaction when recorded. The premium on an option contract is reflected in Other Expense, Net, during the period in which the contract expires. These instruments involve, to varying degrees, elements of market and credit risk in excess of the amounts recognized in the Consolidated Balance Sheets. We do not hold or issue financial instruments for trading purposes. See " — Quantitative and Qualitative Disclosure About Market Risk."

Impact of Inflation

        In the U.S., the inflation rate was approximately 1.6% for 2002. In Europe, where Riverwood had manufacturing facilities, the inflation rate for 2002 was approximately 2.0%. The impact of inflation on Graphic's financial position and results of operations has been minimal during 2002, 2001 and 2000 and is not expected to adversely affect future results.

Seasonality

        Our net sales, income from operations and cash flows from operations are subject to moderate seasonality with demand usually increasing in the spring and summer due to the seasonality of the worldwide beverage multiple packaging markets.

Recent Accounting Pronouncements

        In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations," or SFAS No. 143, which is effective January 1, 2003. SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. We adopted SFAS No. 143 effective January 1, 2003 and the adoption did not have a significant impact on our financial position and results of operations.

        In April 2002, the FASB issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections as of April 2002," or SFAS No. 145. This statement rescinds SFAS No. 4, "Reporting Gains and Losses from Extinguishment of Debt," or SFAS No. 4, and amends SFAS No. 64, "Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements." This Statement also rescinds SFAS No. 44, "Accounting for Intangible Assets of Motor Carriers." This statement amends SFAS No. 13, "Accounting for Leases", to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. We adopted SFAS No. 145 effective January 1, 2003 and the adoption resulted in a reclassification of expenses from Extraordinary Loss on Early Extinguishment of Debt to Loss on Early Extinguishment of Debt included in (Loss) Income before Income Taxes and Equity in Net Earnings of Affiliates of approximately $11.5 million, $8.7 million and $2.1 million for the years ended December 31, 2002, 2001 and 2000, respectively, associated with the rescission of SFAS No. 4.

        In July 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities," or SFAS No. 146, which was effective December 31, 2002. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." This Statement requires that a liability for a cost associated with an exit or disposal activity be recognized when the liability is incurred, and concludes that an entity's commitment to an exit plan does not by itself create a present obligation that meets the definition of a liability. This Statement also establishes that fair value is the objective of initial measurement of the liability. The provisions of this Statement are effective for exit or disposal activities that are initiated after

December 31, 2002, with early application encouraged. We adopted SFAS No. 146 effective January 1, 2003 and the adoption did not have a significant impact on its financial position or results of operations.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation — Transition and Disclosure, Amendment of SFAS No. 123," or SFAS No. 148. This Statement provides additional transition guidance for those entities that elect to voluntarily adopt the provisions of SFAS No. 123, "Accounting for Stock Based Compensation." Furthermore, SFAS No. 148 mandates new disclosures in both interim and year-end financial statements within our Significant Accounting Policies footnote. We had elected not to adopt the recognition provisions of SFAS No. 123, as amended by SFAS No. 148.

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities," or SFAS No. 149. This statement will be applied prospectively and is effective for contracts entered into or modified after June 30, 2003. The statement is applicable to existing contracts and new contracts entered into after June 30, 2003. We adopted SFAS No. 149 and the adoption did not have a significant impact on our financial position and results of operations.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Liabilities and Equity," or SFAS No. 150. This statement establishes standards for classification of certain financial instruments that have characteristics of both liabilities and equity in the statement of financial position. This Statement is effective for all contracts created or modified after the date the Statement was issued and otherwise effective at the beginning of the first interim period beginning after June 15, 2003. We adopted SFAS No. 150 effective July 1, 2003 and the adoption did not have an impact on our financial position and results of operations.

        The Emerging Issues Task Force ("EITF") issued EITF No. 00-21, "Revenue Arrangements with Multiple Deliverables," or EITF No. 00-21, which is effective for revenue arrangements entered into in fiscal periods beginning after June 15, 2003. EITF No. 00-21 addresses certain aspects of the accounting by a vendor for arrangements under which it will perform multiple revenue-generating activities. We adopted EITF No. 00-21 effective July 1, 2003 and the adoption did not have a significant impact on our financial position and results of operations.

        Financial Accounting Standards Board Interpretation, "Consolidation of Variable Interest Entities," or FIN No. 46, was issued in January 2003. FIN No. 46 defines a variable interest entity as a legal entity in which, among other things, the equity investments at risk are not sufficient to finance the operating and closing activities of the entity without additional subordinated financial support from the entity's investors. We are not a partner to any material variable interest entity.

Quantitative and Qualitative Disclosures about Market Risk

        We are exposed to market risk from changes in interest rates, foreign currency and commodity prices. To minimize these risks, we enter into various hedging transactions.

  Interest Rates

        We are exposed to changes in interest rates, primarily as a result of our short-term and long-term debt with both fixed and floating interest rates. We use interest rate swap agreements effectively to fix the LIBOR rate on $990.0 million of variable rate borrowings.

  Interest Rate Sensitivity — Principal (Notional) Amount By Maturity — Average Interest (Swap) Rate

	December 31,
								Fair Value
	Q4 2003	2004	2005	2006	2007	Thereafter	Total
	(In millions of dollars)
Total debt
Fixed Rate	—	—	—	—	1.0	850.0	851.0	928.6
Average Interest Rate	N.A.	N.A.	N.A.	N.A.	6.25%	9.00%
Variable Rate	19.3	26.5	34.5	41.6	48.8	1,137.8	1,308.5	1,315.7
Average Interest Rate, spread range is 2.75% - 3.00%	LIBOR + spread	LIBOR + spread	LIBOR + spread	LIBOR + spread	LIBOR + spread

  Total Interest Rate Swaps — Notional Amount By Expiration — Average Swap Rate

	December 31,
								Fair Value
	Q4 2003	2004	2005	2006	2007	Thereafter	Total
	(In millions of dollars)
Interest rate swap (Pay Fixed/Receive variable):
Notional	80.0	250.0	330.0	220.0	110.0	—	990.0	(13.8)
Average pay rate	3.520%	2.521%	2.173%	2.849%	3.270%
Average receive rate	3-Month LIBOR	3-Month LIBOR	3-Month LIBOR	3-Month LIBOR	3-Month LIBOR

  Foreign Exchange Rates

        We enter into forward exchange contracts to effectively hedge substantially all accounts receivable and certain accounts payable resulting from transactions denominated in foreign currencies. The purpose of these forward exchange contracts is to protect us from the risk that the eventual functional currency cash flows resulting from the collection of the hedged accounts receivable or payment of the hedged accounts payable will be adversely affected by changes in exchange rates. We also enter into foreign currency options and forward exchange contracts to hedge certain anticipated foreign currency transactions. The purpose of these contracts is to protect us from the risk that the eventual functional currency cash flows resulting from anticipated foreign currency transactions will be adversely affected by changes in exchange rates.

  Foreign Exchange Rates Sensitivity — Contractual Amount by Expected Maturity — Average Contractual Exchange Rate

	December 31, 2002	Fair Value
	(In thousands of dollars)
Forward Exchange Agreements:
Functional Currency:
Yen
Receive $US/Pay Yen	7,500	(113)
Weighted average contractual exchange rate	120.55
Pay $US/Receive Yen	6,088	96
Weighted average contractual exchange rate	120.63
Euro
Receive $US/Pay Euro	12,906	(412)
Weighted average contractual exchange rate	1.02
Pay $US/Receive Euro	2,899	93
Weighted average contractual exchange rate	1.02
British Pound
Receive $US/Pay GBP	3,568	(64)
Weighted average contractual exchange rate	1.58
Pay $US/Receive GBP	2,827	39
Weighted average contractual exchange rate	1.59
Australian Dollar
Receive $US/Pay AUD	3,671	(6)
Weighted average contractual exchange rate	0.56
Pay $US/Receive AUD	1,092	6
Weighted average contractual exchange rate	0.56
Other(A)
Net Receive various/Pay various	5,539	(15)
Weighted average contractual exchange rate	Various

(A)
Represents forward exchange agreements involving the Swedish Kroner and several other countries' currencies, including the Euro, British Pound, Norway Kroner and the Denmark Kroner. In each instance, the fair value of the net position of our forward exchange agreements in the respective currencies is not material at December 31, 2002.

  Natural Gas Hedging Contracts

        We enter into fixed price natural gas contracts designed to effectively hedge prices for a substantial portion of our natural gas requirements at our U.S. mills. The purpose of the fixed price natural gas contracts is to eliminate or reduce price risk with a focus on making cash flows more predictable. We have entered into contracts to hedge a portion of our natural gas requirements for our U.S. mills through 2004. These contracts are not accounted for as derivative instruments under SFAS No. 133, as they qualify for the normal purchase exemption.

BUSINESS

Overview

        We are a leading provider of paperboard packaging solutions to multinational consumer products companies. We focus on the paperboard packaging market where we provide companies with packaging solutions designed to deliver marketing and performance benefits at a competitive cost. In doing this, we capitalize on our low-cost paperboard mills and converting plants, our proprietary carton designs and packaging machines, and our commitment to customer service. We have long-term relationships with major companies, including Altria Group, Anheuser-Busch, General Mills, Miller Brewing Company, Coors Brewing Company, and numerous Coca-Cola and Pepsi bottling companies.

        We focus on providing a range of paperboard packaging products to major companies with well-recognized brands. Our customers have prominent market positions in the beverage, food, household products and tobacco industries. We supply our customers with packaging solutions designed to provide: (1) convenience through ease of carrying and storage for consumers; (2) a smooth surface printed with high-resolution, multi-color graphic images that help our customers improve brand awareness and visibility of their products on store shelves; and (3) durability, stiffness, wet and tear strength, abrasion and heat resistance, leakage protection, microwave management, and moisture, gas and solvent barriers for our customers' packaging. We offer customers our paperboard, cartons and packaging machines, either as an integrated solution or separately.

        Our packaging products are made from a variety of grades of paperboard. We make most of our packaging products from CUK board and CRB that we produce at our mills, and a portion from paperboard purchased from external sources.

Productivity and Profitability Initiatives

        During the past several years, we have implemented a number of long-term initiatives designed to improve productivity and financial performance.

        Since 1996, Riverwood has restructured its asset base to lower its cost structure. Riverwood divested non-core assets and closed or shut down underperforming facilities and equipment. It sold its U.S. timberlands/wood products business, closed packaging machinery manufacturing facilities in Marietta, Georgia, and closed other manufacturing facilities in Australia, Brazil, France and Germany. Riverwood made disciplined investments in its business, such as acquiring the remaining 50% interest in its Brazilian multiple packaging equity investment, opening a new beverage multiple packaging converting facility in Perry, Georgia, and converting the second paper machine at its mill in Macon, Georgia from linerboard to CUK board production.

        We have begun to implement an initiative designed to enhance the competitiveness of our beverage carton converting operations. This initiative is expected to add new manufacturing technology, expand press capacity and consolidate certain of its beverage carton converting operations.

        Our TQS initiative is the foundation of our continuous improvement program. TQS is designed to reengineer processes and systems to enhance the value delivered to its customers while simultaneously reducing its costs of operating its businesses. Riverwood began implementing TQS methodologies at individual operations in 1997 and, in the third quarter of 1999, created a dedicated internal TQS team that conducted detailed site audits at each of its North American and European manufacturing facilities. The team analyzed manufacturing processes by interviewing employees, reviewing customer complaints and using statistical data and first-hand observations to understand existing manufacturing systems and their supporting processes. The team then calculated each site's overall equipment effectiveness and manufacturing waste to identify deviations from standard quality and establish performance standards to measure Riverwood's progress towards achieving higher product quality and equipment reliability. Project teams at each of the sites were formed to bring the site up to specified quality standards utilizing Riverwood's TQS methodologies. The TQS program is being implemented across the entire company.

        Riverwood significantly reduced the annual cost of operating its business as a result of its cost reduction initiatives implemented during the period from 1996 through 2002. The TQS initiative generated cost savings in the following areas:

  •
  product and process development;

  •
  supplier management;

  •
  predictive maintenance;

  •
  preventive maintenance;

  •
  process control; and

  •
  technical quality testing.

        Graphic adopted a company-wide Six Sigma process to reduce its variable manufacturing costs. The term "Six Sigma" refers to a measure of business capability. A company that performs at a Six Sigma level has demonstrated one of the following:

  •
  the amount of variation in its process is so tightly controlled that there are six standard deviations between the mean and the nearest customer specification (upper and lower control limit); or

  •
  the company produces products with a defect rate of not more than 3.4 defects for every 1 million opportunities.

        To achieve Six Sigma, Graphic identified and addressed the cost of poor quality in both the manufacturing and transactional processes through a disciplined project methodology (Measure, Analyze, Improve and Control) executed by skilled project leaders called Black Belts and Green Belts. Graphic had 25 dedicated and numerous shared employees focused on achieving its Six Sigma objectives.

        Graphic also took steps to reduce its fixed manufacturing and corporate overhead costs, consisting of selling, general and administrative costs. In addition to closing plants and moving equipment and business to other facilities, it also undertook downsizing initiatives to reduce fixed personnel costs and used the Six Sigma program to make its transactional processes more cost effective.

Paperboard Packaging Industry Overview

        The paperboard packaging industry encompasses the manufacture and sale of cartons made of paperboard, excluding corrugated containers and solid fiber packaging used as primary packaging for liquids such as juice and milk. We estimate that shipments of folding cartons in the U.S. paperboard packaging industry totaled approximately $8.4 billion in 2002. Manufacturers of paperboard packaging provide cartons to primary manufacturers of dry food, frozen and perishable food, beverages, health and beauty aids, tobacco, and other non-food consumer products. The following chart provides a breakdown of the paperboard packaging industry by end-use markets.

Paperboard Packaging End-Uses

Source: Based on 2002 data from The Trends 2003: Industry Outlook and Market Data Report, published by the Paperboard Packaging Council.

        Folding cartons are produced from various grades of paperboard that are printed, die cut, and sometimes creased, folded, and glued. The converting process may also include additional value-added processes such as laminating of films, foils and paperboard, embossing, stamping, windowing, metalizing, and applying special coatings.

        Paperboard used to manufacture folding cartons is made principally from bleached or unbleached virgin kraft paper or from 100% recycled fiber. The most common grades of folding carton paperboard are:

  •
  coated unbleached kraft paperboard (known as CUK, SUS or CNK), typically used for beverage carriers and frozen foods;

  •
  clay-coated recycled paperboard (known as CCN or CRB), typically used for detergents, dry foods and other consumer products; and

  •
  solid bleached sulfate (known as SBS), typically used for cosmetics, pharmaceuticals, software/media and tobacco.

We estimate that approximately 55% of the paperboard converted for folding cartons is made from kraft paper, with the remaining portion being made from recycled fiber.

        Kraft paperboards are typically produced on a fourdrinier paper machine, while recycled paperboards are produced on multi-ply cylinder machines. However, we produce most of our approximately 330,000 tons of CRB using a fourdrinier 3-ply paper machine that we believe gives it a competitive advantage because it allows us to substitute materials within the plys. This improves cost and performance when compared to the production of other recycled paperboard grades. We produce approximately 1,100,000 tons of CUK board in the United States and approximately 180,000 tons of white lined chip board in Europe.

        We focus on supplying packaging to two major end-use markets: beverage and food. Riverwood traditionally focused on the beverage end-use market, concentrating on beverage multiple packaging. Riverwood employed a strategy of providing a total packaging "system" including not only the paperboard packaging, but also the machinery used by our customers to set up and fill the cartons. Graphic focused on packaging for the various food end-use markets and, to a lesser extent, packaging for beverages, health and beauty aids, tobacco, and other non-food consumer products. Graphic employed dual strategies of (1) striving to be the low cost producer of cartons for high speed, high volume packaging lines and (2) developing and manufacturing value-added cartons that provide high performance graphics, barrier properties, scuff resistance, enhanced strength, and other desirable characteristics. Both companies had developed a large number of proprietary processes, structures, and designs that support these strategies.

Our Strategies

        Our objective is to expand our position as a leading provider of paperboard packaging solutions. To achieve this objective, we are implementing the following strategies.

  Expand market share in our current markets and identify and penetrate new markets.

        We will seek to expand our market share in our traditional markets. One way we plan to do this is by taking advantage of anticipated opportunities to cross-sell our packaging solutions to existing customers. At the same time, we are focusing on new product development to penetrate new markets and are seeking to develop new applications for the paperboard grades that we produce. We have developed a CUK board packaging carton for bottled water based on our Fridge Vendor® design and a CUK board product for juice pouches using our new Z-Flute® product. We believe that laminated product applications, traditionally used in consumer products packaging, will be a source of innovation and growth in beverage packaging. We also believe that there are opportunities to expand internationally. For instance, we believe that there is significant potential demand outside the United States for our microwaveable products, such as Micro-Rite® and Qwik Wave®, which are currently sold predominantly in North America.

  Capitalize on complementary customer relationships, business competencies, and mills and converting assets.

        We believe that the merger enhances our business capabilities and provides our customers with more comprehensive and value-added solutions. First, we believe that the combination of Riverwood's expertise in providing integrated packaging solutions to its customers (that is, paperboard, cartons and packaging machines as an integrated solution designed to provide customers with greater packaging line and supply chain efficiencies) with Graphic's sales and marketing expertise provides us with significant customer and revenue growth opportunities. Second, the combination of the complementary product offerings of Riverwood and Graphic allows us to offer a broader set of products to satisfy the needs of our customers who increasingly require a diverse range of packaging solutions. Third, our international presence provides us with a platform from which to serve multinational customers in international markets. In addition, we believe that the combined company's product development efforts enhance our ability to develop and market new paperboard packaging products. We anticipate that these enhanced capabilities will result in the ability to capture new customer accounts, and further penetrate existing customer accounts.

  Develop and market innovative products and applications.

        To continue to be a leader in the paperboard packaging industry, we must continue to differentiate our products by developing innovative, proprietary technologies to create new packaging solutions for our customers. We continue to invest in new technologies and improvements to our existing technologies. We place significant importance on designing our products to meet customers' needs. Examples of our proprietary technology include:

  •
  Z-Flute®.  Our Z-Flute® product is a paperboard alternative to mini- and micro-flute corrugated packaging, with applications including cartons for frozen food, candy, appliances, fruit and juice pouches. Z-Flute® has cost, graphics capability and structural advantages compared to corrugated packaging.

  •
  Composipac®.  Our Composipac® technology provides finished products with high quality graphics, metallized high gloss effects and holographic imaging, that have enhanced abrasion protection, added strength, and moisture, air or other special barrier properties. This technology enables us to create products that meet the specialized packaging needs of beverage, powdered detergents, soap and promotional products.

  •
  Micro-Rite®.  Our Micro-Rite® microwave-active packaging provides oven-heating, browning and crisping qualities for microwave foods. This technology allows us to offer controlled, predictable heating when the package is exposed to microwave power.

  Continue to reduce costs by focusing on operational improvements and identified operating synergies from the merger.

        We plan to continue to reduce our costs by improving our processes and systems. Riverwood and Graphic have a track record of reducing operating costs significantly by implementing company-wide standardized initiatives, including significant investments in advanced technology, process improvements, and plant and press optimization. We believe that there are still significant opportunities to apply our TQS initiative and Six Sigma process to improve productivity and efficiency and realize additional cost savings. In addition, we have identified significant cost savings associated with the merger. Based on our expectations of our future performance, we estimate that we will achieve approximately $52 million of synergies by the third year after the closing of the merger. We are on schedule in merger integration and realizing synergies primarily in our corporate and supply chain operations. We cannot make assurances as to the amount or timing of synergies, if any, that may be realized. Potential difficulties in realizing such synergies include, among other things, integrating personnel, combining different corporate cultures and integrating facilities.

  Use anticipated future cash flows to reduce debt.

        We intend to use a significant portion of our anticipated future cash flows to repay a portion of our outstanding debt in the future. We believe that, as a result of the merger, we will benefit from enhanced revenue growth and margins, generating significant cash flow. We will continue to employ working capital controls and discipline in making capital expenditures to manage the cash requirements of our operations. In addition, the refinancing of our outstanding debt in connection with the merger results in lower cash interest expense in the future. Finally, we anticipate applying existing net operating loss carryforwards to reduce future cash income tax expense, although we may be limited in the future in the amount of NOLs that we can use to offset income.

Paperboard Packaging

        We provide paperboard packaging products to multinational consumer products companies. We focus on providing companies with packaging solutions designed to deliver marketing and performance benefits at a competitive cost. We supply our customers with paperboard cartons and carriers designed to protect and contain our customers' products while providing:

  •
  convenience through ease of carrying and storage for consumers;

  •
  a smooth surface printed with high-resolution, multi-color graphic images that help our customers improve brand awareness and visibility of their products on store shelves; and

  •
  durability, stiffness, wet and tear strength, abrasion and heat resistance, leakage protection, microwave management, and moisture, gas and solvent barriers.

In doing this, we capitalize on our low-cost paperboard mills and converting plants, proprietary carton designs and packaging machines, and our commitment to customer service.

        We offer customers our paperboard, cartons and packaging machines, either as an integrated solution or separately. We produce paperboard at our mills, print and cut, or convert, the paperboard into cartons at our converting plants, and design and manufacture specialized, proprietary packaging machines designed to package bottles and cans and, to a lesser extent, non-beverage consumer products. We also sell paperboard produced by us to independent converters. We install our packaging machines at customer plants under long-term leases and provide value-added support, service and advanced performance monitoring of the machines.

        We offer a variety of laminated, coated, and printed structures that are produced from our CUK board and our CRB, as well as other grades of paperboard that are purchased from third party suppliers. We produce cartons using diverse structural designs and combinations of paperboard, films, foils, metalization, holographics, embossing and other characteristics that are tailored to the needs of individual products. We provide a wide range of packaging solutions to consumer products companies in the following end-use markets:

  •
  beverage, including beer, soft drinks, water and juices;

  •
  food, including cereal, desserts, frozen and microwavable foods, and pet foods;

  •
  prepared foods, including snacks, quick serve foods in restaurants and food service products;

  •
  household products, including dishwasher and laundry detergent, sporting goods, health care and beauty aids, and tissues and papers; and

  •
  tobacco, including flip top boxes and long cartons.

        For our beverage multiple packaging customers, we supply beverage cartons in a variety of designs and formats, including 6, 12 and 24 multi-packs. Our proprietary beverage packaging machines package cans, bottles and other beverage containers into our beverage cartons at high speeds. Our packaging machines are designed to create pull-through demand for our CUK board. We seek to increase the use by customers of our integrated packaging solutions which, we believe, improve our revenue opportunities, enhance customer relationships, provide customers with greater packaging line and supply chain efficiencies, and overall cash benefits, and expand opportunities for us to provide value added support and service. We enter into annual or multi-year carton supply contracts with our beverage packaging customers, which generally require the customer to purchase a fixed portion of its carton requirements from us. Particularly in our international operations, our CUK board may be sold to and converted by joint ventures and licensees of our beverage carton machines who, in turn, sell converted beverage cartons to end-users for use on our proprietary packaging machines. We also sell CUK board, which we produce, to customers for use on third-party packaging machines.

        We develop packaging applications to meet the needs of our customers. Described below are a number of characteristics of our packaging products.

        Strength Packaging.    Through our application of materials and package designs, we provide sturdiness to meet a variety of packaging needs, including tear and wet strength, puncture resistance, durability and compression strength (providing stacking strength to meet store display packaging requirements). We achieve such sturdiness characteristics through diverse combinations of paperboard, film laminates and metallized layers tailored on a product-by-product basis.

        Promotional Packaging.    We offer diverse promotional packaging options that help differentiate our customers' products. We provide products designed to enhance point-of-purchase and marketing opportunities through package shapes, portability, metalization, holographics, embossing and micro-embossing, brilliant high-tech inks, specialized coatings, hot-stamp metal foil surfaces, in-pack and on-pack customized promotions, inserts, windows and die-cuts. These promotional enhancements improve brand awareness and visibility on store shelves. For example, we produce a high-tech, "shaped" microwave popcorn bag that appeals to children and health conscious adults. The proprietary package highlights the product's microwave performance.

        Convenience Packaging.    Our packaging solutions improve package usage and food preparation:

  •
  beverage multiple packaging — Fridge Vendor® and 6, 12 and 24 multi-packs for beer, soft drinks and water;

  •
  active microwave technologies — Micro-Rite® bake-in-the-box, Focus Qwik Wave® trays, and MicroFlex® Q substrates;

  •
  alternative containers — Z-Flute® packaging, paperboard cans and formed trays;

  •
  easy opening and closing features — pour spouts and resealable liners; and

  •
  ComposiGard® — our alternative to traditional 'bag-in-box' packaging.

        As an example of convenience packaging, we produce a new microwavable product for frozen pizza designed to microwave the pizza in about two minutes. This product has a triangular design with a built-in "susceptor" sleeve which ensures proper microwave cooking.

        Barrier Packaging.    We provide packages that protect against moisture, grease, oil, oxygen, sunlight, insects and other potential product-damaging factors. Our barrier technologies integrate a variety of specialized laminate and film layers, metallized package layers, package sealing, applied coatings, and other techniques — all customized to specific barrier requirements.

  Converting Operations

        We convert CUK board and CRB, as well as other grades of paperboard, into cartons at 30 carton converting plants at 28 sites that we operate in the United States, Canada, the United Kingdom, Spain, France and Brazil, as well as through converting plants associated with our joint ventures in Japan and Denmark and licensees in other markets outside the United States. The converting plants print, cut and glue paperboard into cartons designed to meet customer specifications. These plants primarily utilize roll-fed printing presses with in-line cutters and web presses to print and cut paperboard. Printed and cut cartons are in turn glued and shipped to our customers.

        Our U.S. converting plants are dedicated to converting paperboard produced by us as well as paperboard supplied by outside producers into cartons. Because these presses have high cutting and printing speeds, they result in less labor hours per ton of cartons produced. We intend to continue to invest in our domestic converting plants to improve their process capabilities.

        Our international converting plants convert paperboard produced by us, as well as paperboard supplied by outside producers, into cartons. Our converting plants outside of the United States are designed to meet the smaller volume orders of these markets.

  Paperboard Production

        CUK Board Production.    We are the larger of two worldwide producers of CUK board. CUK board is a specialized high-quality grade of paperboard with excellent wet and tear strength characteristics and printability for high resolution graphics that make it particularly suited for a variety of packaging applications. We produce CUK board at our West Monroe, Louisiana mill and our Macon, Georgia mill. We have three paperboard machines at our West Monroe mill and two paperboard machines at our Macon mill. These mills have a current total combined annual production capacity of approximately 1.2 million gross tons of CUK board.

        Our CUK board production at our West Monroe and Macon mills was approximately 688,000 tons and 480,000 tons, respectively, for 2002. CUK board is manufactured from pine and hardwood fibers and, in some cases, recycled fibers, such as old corrugated containers and clippings from our converting operations. Virgin fiber is obtained in the form of wood chips or pulp wood acquired through open market purchases or our long-term purchase contract with Plum Creek Timber Company, L.P. See "— Energy and Raw Materials." These chips are chemically treated to form softwood and hardwood pulp, which are then blended (together, in some cases, with recycled fibers). In the case of carrierboard, a chemical is added to increase moisture resistance. The pulp is then processed through the mill's paper machines, which consist of a paper-forming section, a press section (where water is removed by pressing the wet paperboard between rolls), a drying section and the coating section. Coating on CUK board, principally a mixture of pigments, binding agents and water, provides a white, smooth finish, and is applied in multiple steps to achieve desired levels of brightness, smoothness and shade. After the CUK board is coated, it is wound into rolls, which are then shipped to our converting plants or to outside converters.

        CRB Production.    Our CRB is a grade of recycled paperboard which offers higher quality graphics, strength and appearance characteristics when compared to other recycled grades. We produce CRB at our Kalamazoo, Michigan mill. With approximately 330,000 tons of annual production capacity, the mill is one of the largest CRB facilities in North America. The mill's paperboard is specifically designed to maximize throughput on high-speed web-litho presses. We consume approximately 80% of the Kalamazoo mill's output in our carton converting operations, and the mill is an integral part of our low cost converting strategy.

        White Lined Chip Board.    We produce white lined chip board at our mill in Norrköping, Sweden, and shipped approximately 150,000 tons of such board during 2002. White lined chip board is used for a variety of folding carton applications principally throughout Europe. Our white lined chip board incorporates recycled fibers to meet the demands of the European marketplace.

  Packaging Design and Proprietary Packaging Machinery

        We have four research and design centers located in Golden, Colorado, Marietta, Georgia, Neenah, Wisconsin, and Mississauga, Ontario, Canada. At these centers, we design, test, and manufacture prototype packaging for consumer products packaging applications. We design and test packaging machinery at our Marietta, Georgia product development center. Our Golden, Colorado product development center contains full size pilot lines that can simulate the manufacturing environments of customers. We utilize a network of computer equipment at our converting facilities to provide automated computer-to-plate graphic services designed to improve efficiencies and reduce errors associated with the pre-press preparation of printing plates.

        Our engineers create and test packaging designs, processes and materials based on market and customer needs, which are generally characterized as enhanced stacking or tear strength, promotional or aesthetic appeal, consumer convenience, or barrier properties. Concepts go through a rigorous review process through their development to ensure that our resources are being focused on those projects that are most likely to succeed commercially. We also work to refine and build on current proprietary materials, processes and designs. One example of our product development is microwaveable food packaging that requires a high degree of sophisticated technology to design packaging capable of actively managing microwave energy to cook food thoroughly and evenly. Another example is the development of specialized laminated packaging structures that provide both the strength of corrugated packaging and the superior graphics of cartons at a competitive price. We also seek to identify consumer needs and meet those needs through structural design, such as our Fridge Vendor®, a carton that dispenses beverage cans in an orderly fashion and fits easily between refrigerator shelves.

        At our product development center in Marietta, Georgia, we integrate carton and packaging machinery designs to create multiple packaging solutions to meet customer needs. We also manufacture and design packaging machines for beverage multiple packaging and other consumer products packaging applications at our principal U.S. manufacturing facility in Crosby, Minnesota and at a facility near Barcelona, Spain. By manufacturing packaging machines in one U.S. and one European location, we expect to improve customer service, simplify our work processes and reduce costs. We lease substantially all of our packaging machines to customers, typically under machinery use agreements with original terms of three to six years.

        We employ a "pull-through" marketing strategy for our beverage multiple packaging customers, the key elements of which are (1) the design and manufacture of proprietary packaging machines capable of packaging plastic and glass bottles, cans and other primary containers, (2) the installation of the machines at beverage customer locations under multi-year machinery use arrangements and (3) the development of propriety beverage cartons with high-resolution graphics for use on those machines.

        Our packaging machines are designed to package polyethylene terephthalate, or PET bottles and glass bottles, cans and other primary beverage containers, as well as non-beverage consumer products, using cartons designed by us, made from our CUK board and converted into cartons by us, our joint venture partners or our licensees. In order to meet customer requirements, we have developed an extensive portfolio of packaging machines consisting of three principal machinery lines, including over eight different models of packaging machines. Our machines package cans and PET or glass bottles in a number of formats including baskets, clips, trays, wraps and fully enclosed cartons. These machines have packaging ranges from 2 to 36 cans per package and have the ability to package cans at speeds of up to 3,000 cans per minute.

        We manufacture and lease packaging machines to our non-beverage consumer products packaging customers, internationally and in the United States, but to a lesser extent than our beverage multiple packaging customers. Our non-beverage consumer products packaging machines are designed to package cans or bottles in wraps or fully enclosed cartons. We also manufacture ancillary equipment, such as machines for taping cartons and inserting coupons in cartons.

        We have introduced innovative beverage packaging machines such as our Twin-Stack® and Quickflex®. The double-layer multiple packaging design of Twin-Stack® cartons provides better portability and a more visible billboard compared with conventional large-volume multipacks. Double layer packaging allows for cans to be stacked vertically in a double layer in the same paperboard carton. Our other lines of packaging machines include the Marksman®, a machine designed to package bottles, cans, juice boxes and dairy products in a variety of wrap configurations. Our newest packaging machines incorporate an advanced performance monitoring system. This system provides continuous monitoring and reporting to us in real time over the Internet of the performance of packaging machines installed at customers' sites.

  Products

        We market our products described in the table below under the following brand names:

Packaging Product Brand Name	End-use Markets	Characteristics
Aqua-Kote®	Beverage, including beer, soft drinks and water	• Specialized, high quality paperboard • Superior surface performance and wet strength • High resistance to tear, puncture and corner crush • Printability for high quality graphics
Composipac®	Beverages, food containers, powdered detergents, soap and other household products	• High quality graphics, including metallized high gloss effects and holographic imaging • Enhanced abrasion protection and strength • Moisture, air or other special barrier properties
E-Coat® and E-Coat Plus®	Food containers	• Laminated food containers made from CRB • Grease resistant dual-ovenable coatings
Fridge Vendor®	Beverages	• Specialized, high quality paperboard • High quality graphics printing ability • Superior tear and wet strength • Allows for convenient dispensing and storage
IntegraPak™	High barrier food containers and other household products	• Replacement for bag-in-box cartons • Interior-lined, high barrier carton • High barrier, high strength film and board laminations • Single and multiple opening features

Maravac®	Bacon and bacon products	• Wax impregnated, poly coated packaging • Approved for direct food contact
Multiboard®	Frozen foods, dry foods, toiletries, pet foods	• Superior strength • Superior cost characteristics • Multilayer structure with high ply bonding • Good creases and stackability
Micro-Rite® and Micro-Flex®	For microwave-active foods, including pizza, fruit pies, pot pies, pastries, casserole dishes and popcorn	• Offers controlled, predictable oven and microwave heating
•  Foil patterns laminated to paper or paperboard
• Eliminates the need for outer cartons, while providing moisture barrier and grease resistance
Omni-Kote™	Dry and frozen foods, toys, dairy, electronic components and office supplies	• Low cost • Made from solid unbleached sulfate virgin kraft fiber • High resistance to tear, puncture and corner crush
Pacesetter®	Cereal and other consumer products that utilize high quality clay-coated recycled paperboard	• Made from clay coated recycled paperboard
Pearl-Kote®	Hardware, automotive, canned foods, detergent, electronics	• Specialized, high quality paperboard
•  Superior surface performance
•  Printability for high quality graphics
•  Made from solid unbleached sulfate virgin kraft fiber
• High resistance to tear, puncture and corner crush
Qwik Wave® Susceptor, Qwik Wave® Focus and Quilt Wave™	For microwave-active products, including pizza, fruit pies, pot pies, pastries and casserole dishes	• CRB laminated by susceptor material • Using advance technology, including special materials, transforms microwaves into thermal energy for heating
Tite-Pak®	French fries packaging for institutional customers	• Kraft paper, poly heat sealed bags
Z-Flute®	Juice pouches, frozen foods, dry foods, confectionery, toys, software, appliances and electronic components
•  Cost efficient compared to corrugated packaging
•  Superior strength and structural characteristics
•  High quality graphics printing ability and elimination of corrugated "washboard effect"
•  Less damage through distribution
• Improved supply chain efficiencies

  Marketing and Distribution

        We market our paperboard and paperboard-based products principally to multinational brewers, soft drink bottlers, food companies, tobacco companies and other well-recognized consumer products companies. We also sell paperboard in the open market to independent paperboard converters. We review a customer's credit history before extending credit to the customer of which the payment terms are generally 30 days domestically, but vary internationally according to local business practices.

        Our major customers for beverage cartons include Anheuser-Busch Companies, Inc., Miller Brewing Company, Coors Brewing Company, numerous Coca-Cola and Pepsi bottling companies, Interbrew and Asahi Breweries. We also sell beverage paperboard in the open market to independent converters, including licensees of our proprietary carton designs, for the manufacture of beverage cartons.

        Our non-beverage consumer products packaging customers include Altria Group, General Mills, Nestle, Unilever and Mattel. We also sell our CUK board to numerous independent converters who convert the CUK board into cartons for consumer products. We have entered into agreements with a number of major independent converters. Under the terms of these agreements, the converters agree to purchase a significant portion of their CUK board requirements from us and to assist us in customer development efforts designed to grow the market for CUK board. The terms of these agreements include certain limitations on our ability to raise the selling prices of our CUK board.

        Distribution is primarily accomplished through direct sales offices in the United States, Argentina, Australia, Brazil, Denmark, Germany, Hong Kong, Italy, Japan, Mexico, Singapore, Spain, Sweden and the United Kingdom and, to a lesser degree, through broker arrangements with third parties. Our selling activities are supported by our technical and developmental staff.

        During 2002, Riverwood had two customers, Anheuser-Busch Companies, Inc. and Miller Brewing Company, who represented approximately 16% and 12%, respectively, of its net sales. During 2002, Graphic had three customers, Altria Group, General Mills, Inc. and Coors Brewing Company, who represented approximately 20%, 11% and 10%, respectively, of its gross sales.

  Joint Ventures

        We are a party to joint ventures with Rengo Company Limited and Danapak Holding A/S, in which we own 50% and 60%, respectively, to market machinery-based packaging systems in Japan and Scandinavia, respectively. The joint ventures cover CUK board supply, use of proprietary carton designs and marketing and distribution of packaging systems.

  Competition

        A relatively small number of large competitors hold a significant portion of the paperboard packaging industry. Our primary competitors include Caraustar Industries, Inc., Field Container Company, L.P., Gulf States Paper Corporation, International Paper Company, MeadWestvaco Corporation, Packaging Corporation of America, R.A. Jones Co, Inc., Rock-Tenn Company and Smurfit-Stone Container Corporation.

        There are only two major producers in the United States of CUK board, MeadWestvaco Corporation and us. We face significant competition in our CUK board business from MeadWestvaco as well as from other manufacturers of packaging machines. Like us, MeadWestvaco produces and converts CUK board, designs and places packaging machines with customers and sells CUK board in the open market.

        In beverage multiple packaging, cartons made from CUK board compete with plastics and corrugated packaging for packaging glass or plastic bottles, cans and other primary containers. Although plastics and corrugated packaging are priced lower than CUK board, we believe that cartons made from CUK board offer advantages over these materials, in areas such as distribution, high quality graphics, carton designs, package performance, environmental friendliness and design flexibility.

        In non-beverage consumer products packaging, our paperboard competes principally with MeadWestvaco's CUK board, CCN and SBS and, internationally, white lined chip board and folding boxboard. Paperboard grades compete based on price, strength and printability. CUK board and CRB have generally been priced in a range that is lower than SBS board. CUK board has slightly better tear strength characteristics than SBS board. There are a large number of producers in paperboard markets, which are subject to significant competitive and other business pressures. Suppliers of paperboard compete primarily on the basis of price, strength and printability of their paperboard, quality and service.

Containerboard/Other

        In the United States, we manufacture containerboard — linerboard, corrugating medium and kraft paper — for sale in the open market. Corrugating medium is combined with linerboard to make corrugated containers. Kraft paper is used primarily to make grocery bags and sacks. Our principal paper machines have the capacity to produce both linerboard and CUK board. We have in the past used these machines to produce linerboard. We have shifted significant mill capacity away from linerboard production on our CUK board machines to more profitable packaging applications and intend to stop producing linerboard. We continue to operate two paper machines dedicated to the production of corrugating medium and kraft paper at our West Monroe mill.

        In 2002, we had net sales in our containerboard business of $81.6 million. In 2002, we shipped approximately 8,000 tons of linerboard from the Macon mill and approximately 122,000 tons of corrugating medium, 37,000 tons of kraft bag paper and 46,000 tons of linerboard from our West Monroe mill. In 2002, we also shipped approximately 22,000 tons of various other paperboard products.

        Our primary customers for our U.S. containerboard production are independent and integrated corrugated converters. We sell corrugating medium and linerboard through direct sales offices and agents in the United States. Outside of the United States, linerboard is primarily distributed through independent sales representatives.

        Our containerboard business segment operates within a highly fragmented industry. Most products within this industry are viewed as commodities, consequently, selling prices tend to be cyclical, being affected by economic activity and industry capacity.

Energy and Raw Materials

        Pine pulpwood, hardwood, paper and recycled fibers, including old corrugated containers, used in the manufacture of paperboard, and various chemicals used in the coating of paperboard, represent the largest components of our variable costs of paperboard production. The cost of these materials is subject to market fluctuations caused by factors beyond our control. Old corrugated container pricing tends to be very volatile. With the October 1996 sale of Riverwood's timberlands in Louisiana and Arkansas, we now rely on private landowners and the open market for all of our pine pulpwood, hardwood and recycled fiber requirements, except for CUK board clippings that are obtained from our converting operations. Under the terms of the sale of those timberlands, we entered into a 20-year supply agreement with the buyer, Plum Creek Timber Company, L.P., with a 10-year renewal option, for the purchase by us, at market- based prices, of a majority of the West

Monroe mill's requirements for pine pulpwood and residual chips, as well as a portion of our needs for hardwood at the West Monroe mill. An assignee of Plum Creek supplies residual chips to us pursuant to this supply agreement. We purchase the remainder of the wood fiber used in CUK board production at the West Monroe mill from other private landowners in this region. We believe that adequate supplies of open market timber currently are available to meet our fiber needs at the West Monroe mill.

        The Macon mill purchases most of its fiber requirements on the open market, and is a significant consumer of recycled fiber, primarily in the form of clippings from our domestic converting plants as well as old corrugated containers and other recycled fibers. We have not experienced any significant difficulties obtaining sufficient old corrugated containers or other recycled fibers for our Macon mill operations, which we purchase in part from brokers located in the eastern United States. Old corrugated containers pricing, however, tends to be very volatile since it is based largely on the demand for this fiber by recycled paper and containerboard mills. The Macon mill purchases substantially all of its pine pulpwood and hardwood requirements from private landowners in central and southern Georgia. Because of the adequate supply and large concentration of private landowners in this area, we believe that adequate supplies of pine pulpwood and hardwood timber currently are available to meet our fiber needs at the Macon mill.

        The Kalamazoo mill produces paperboard made primarily from OCC, old newsprint, or ONP, and boxboard clippings. ONP and OCC recycled fibers are purchased through brokers at market prices and, less frequently, purchased directly from sources under contract. Boxboard clippings are provided by our folding carton converting plants as well as purchased through brokers. The market price of each of the various recycled fiber grades fluctuates with supply and demand. We have many sources for our fiber requirement and believe that the supply is adequate to satisfy our needs.

        Energy, including natural gas, fuel, oil and electricity, represents a significant portion of our manufacturing costs. We have entered into fixed price contracts designed to mitigate the impact of future energy cost increases through 2004, and will continue to evaluate our hedge position. We believe that higher energy costs will negatively impact our results for 2003. Since negotiated contracts and the market largely determine the pricing for our products, we are limited in our ability to pass through to our customers any energy or other cost increases that we may incur in the future.

        We purchase a variety of other raw materials for the manufacture of our paperboard and cartons, such as inks, aluminum foil, plastic filling, plastic resins, adhesives, process chemicals and coating chemicals such as kaolin and titanium dioxide. While such raw materials are readily available from many sources, and we are not dependent upon any one source of such raw materials, we have developed strategic long-standing alliances with some of our vendors, including the use of multi-year supply agreements, in order to provide a guaranteed source of raw materials that satisfies customer requirements, while obtaining the best quality, service and price.

        In addition to paperboard that is supplied to our converting operations from our own mills, we convert a variety of other paperboard grades such as SBS, SUS and uncoated recycled board. We purchase a significant portion of our paperboard requirements, including additional CRB, from outside vendors, including through multi-year supply agreements.

Seasonality

        Our net sales, income from operations and cash flows from operations are subject to moderate seasonality with demand usually increasing in the spring and summer due to the seasonality of the worldwide beverage multiple packaging markets.

Working Capital

        We continue to focus on reducing working capital needs and increasing liquidity. Our working capital needs arise primarily from maintaining a sufficient amount of inventories to meet the delivery requirements of our customers and our policy to extend credit to customers. We review a customer's credit history before extending credit of which the payment terms are generally 30 days domestically, but vary internationally according to local business practices.

Research, Development and Engineering

        Riverwood's total research, development and engineering expenses were approximately $5.2 million, $5.1 million and $4.6 million in the years ended December 31, 2002, 2001 and 2000 respectively, and primarily related to packaging machines and new products.

        Graphic's total research and development expenditures were $4.0 million, $4.1 million and $4.7 million in the years ended December 31, 2002, 2001 and 2000, respectively, and primarily related to the development of innovative technology, materials, products and processes for consumer packaging products using advanced and cost-efficient manufacturing processes.

        Our research and development staff works directly with our sales and marketing personnel in meeting with customers and pursuing new business. Our development efforts include, but are not limited to, extending the shelf life of customers' products, reducing production costs, enhancing the heat-managing characteristics of food packaging and refining packaging appearance through new printing techniques and materials.

Patents and Trademarks

        As of September 30, 2003, we have a large patent portfolio, presently owning, controlling or holding rights to more than 1,600 U.S. and foreign patents, with more than 1,200 patent applications currently pending. Our operations are not dependent to any significant extent upon any single or related group of patents. We do not believe that the expiration of any of our patents at the end of their normal lives would have a material adverse effect on our financial condition or results of operations. Our patent portfolio consists primarily of patents in the following categories: packaging machinery, manufacturing methods, structural carton designs, and microwave and barrier protection packaging. These patents and processes are significant to our operations and are supported by trademarks such as Z-Flute®, Composipac® and Micro-Rite®. Our operations are not dependent upon any single trademark.

Employees and Labor Relations

        As of October 31, 2003, we had approximately 8,460 employees worldwide (excluding employees of joint ventures), of which approximately 53% were represented by labor unions and covered by collective bargaining agreements. We consider our employee relations to be satisfactory.

        Employees covered by collective bargaining agreements are located at 12 different plants. We are a party to 17 different union contracts, four of which are scheduled to expire by the end of 2004. Our contract with Paper, Allied-Industrial, Chemical & Energy Workers International Union—AFL-CIO, CLC (PACE) that covers employees at the Macon mill, will expire on December 31, 2003. We are currently engaged in negotiations with PACE to reach a new agreement. In addition, both the PACE contract and the Graphic Communication International Union (GCIU) contract covering employees at the Wausau and Menasha, WI converting plants are scheduled to expire on April 30, 2004 and June 30, 2004, respectively, and our contract with the International Brotherhood of

Teamsters covering certain employees at the Kalamazoo, MI transportation center is scheduled to expire on July 31, 2004.

        In addition to employees at the Macon mill, and the Wausau and Menasha, WI converting plants, PACE represents employees at the Charlotte, NC, Gordonsville, TN, Garden Grove, CA and Cincinnati, Ohio converting plants, the West Monroe mill and converting facility and the Kalamazoo, MI converting plant and mill.

        At the West Monroe Mill, a new six-year contract was negotiated and ratified by the union on March 20, 2003 and covers the six-year period from March 1, 2003 to February 28, 2009. A new contract was also reached in 2003 for the Kalamazoo facility, which will expire in January 2008. In 2002, the Garden Grove, CA contract was extended to April 2007. Our labor agreement for our Cincinnati Ohio converting plant covers the five-year period from February 1, 2001 through January 31, 2006.

        GCIU represents employees in the Fort Atkinson, Wisconsin and Clinton, Mississippi converting plants in addition to employees in the Wausau and Menasha, WI converting plants. The agreement for the Fort Atkinson, Wisconsin converting plant will expire on September 10, 2007.

        A new six-year contract covering our Clinton, Mississippi converting plant was negotiated and ratified by the union on April 12, 2003 and covers the six-year period from February 1, 2003 through January 31, 2009.

        The Association of Western Pulp & Paper Union represents employees at the North Portland converting plant. In 2002, Graphic reached a new four-year contract at the North Portland converting plant which will expire in March 2006.

        The International Association of Machinists and Aerospace Workers and the International Brotherhood of Electrical Workers represent certain maintenance employees at the Macon mill and the International Association of Machinists represents employees at the Fort Atkinson, Wisconsin converting plant. The contract for the Fort Atkinson, Wisconsin converting plant will expire October 1, 2007.

        Our international employees are represented by unions in Brazil, France, Spain, Sweden, the United Kingdom and Canada.

Properties

  Headquarters

        Our principal executive offices are located in Marietta, Georgia, where we currently lease approximately 18,000 square feet of office space.

  Manufacturing Facilities

        A listing of the major plants and properties owned, or leased, and operated by us is set forth below. Our buildings are adequate and suitable for our business. We also lease certain facilities, warehouses and office space throughout the United States and in foreign countries.

Type of Facility and Location(1)	Floor Space in Square Feet	Principal Products Manufactured or Use of Facility
Paperboard Mills:
West Monroe, LA	1,535,000	CUK board; corrugating medium; kraft paper
Macon, GA	756,000	CUK board; linerboard
Kalamazoo, MI	1,411,000	Coated recycled board
Norrköping, Sweden	417,000	White lined chip board

Converting Plants:
West Monroe, LA (2 plants)	621,000	Cartons
Cincinnati, OH	241,800	Cartons
Clinton, MS	210,000	Cartons
Perry, GA(2)	130,000	Cartons
Ft. Atkinson, WI	120,000	Cartons
Bow, NH	170,000	Cartons
Centralia, IL(3)(4)	301,000	Cartons
Charlotte, NC	127,000	Cartons
Fort Smith, AK	183,000	Cartons
Garden Grove, CA	149,592	Cartons
Golden, CO	298,508	Cartons
Gordonsville, TN	98,040	Cartons
Kalamazoo, MI	246,000	Cartons
Kendallville, IN	90,330	Cartons
Lawrenceburg, TN	325,800	Cartons
Lumberton, NC	176,253	Cartons
Menasha, WI	431,000	Cartons
Mitchell, SD	227,500	Cartons
Portland, OR	552,000	Cartons
Richmond, VA	144,650	Cartons
Tuscaloosa, AL(4)	121,000	Cartons
Wausau, WI	611,700	Cartons
Mississauga, Ontario, Canada	44,458	Cartons
Bristol, Avon, United Kingdom	428,000	Cartons
Igualada, Barcelona, Spain	131,000	Cartons
Beauvois en Cambresis, France	70,000	Cartons
Le Pont de Claix, France	120,000	Cartons
Jundiai, Sao Paulo, Brazil	95,216	Cartons
Packaging Machinery/Other:
Crosby, MN	188,000	Packaging machinery engineering design and manufacturing
Marietta, GA	64,000	Product development center — research and development; packaging machinery engineering design and carton engineering design
Igualada, Barcelona, Spain	22,400	Packaging machinery engineering design and manufacturing
Kennesaw, GA	62,500	Development and small scale manufacturing facility for Z-Flute® product
Bow, NH	9,500	Offices
Golden, CO	52,148	Research and development/office
Menasha, WI	5,000	Research and development
Mississauga, Ontario, Canada	4,878	Research and development

(1)
We lease the facilities in Marietta, Georgia (3 facilities; leases expire on December 31, 2007 and April 30, 2010); Kennesaw, Georgia (lease expires on June 30, 2006); Clinton, Mississippi (part only; lease renewable annually); Beauvois en Cambresis, France (lease expires on December 31, 2006); Igualada, Barcelona, Spain (2 facilities; leases expire on May 1, 2004 and October 18, 2010); Centralia, Illinois (lease expires on December 31, 2005); and Mississauga, Ontario (lease expires on June 30, 2006). Generally, leases are subject to extension or renewal at the option of the parties to the lease agreement. We own all other facilities listed, except as described below.

(2)
The facility located in Perry, Georgia is leased from the Middle Georgia Regional Development Authority in consideration of the issuance of industrial development bonds by such entity.

(3)
Two facilities, one leased.

(4)
One of the Centralia, Illinois facilities (which is leased) and the Tuscaloosa, Alabama facility were acquired in March 2003.

Legal Matters

        We are a party to a number of lawsuits arising out of the ordinary course of our business, the most significant of which are listed below. Although the timing and outcome of these lawsuits cannot be predicted, we do not believe that disposition of these lawsuits will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

        On April 2, 2003, two separate lawsuits were filed in the District Court, Jefferson County, Colorado, against Graphic, Graphic's directors and Riverwood relating to the merger between Graphic and Riverwood pursuant to the merger agreement. The complaints were filed by Robert F. Smith and Harold Lightweis, on behalf of themselves and all others similarly situated. Each of the two complaints alleges breach of fiduciary duties by Graphic's directors to Graphic's public shareholders in connection with the merger and that Riverwood aided and abetted the alleged breach. The complaints also allege that the Coors family stockholders negotiated the merger consideration in their own interest and not in the interest of the public stockholders. The complaints seek an injunction against consummation of the merger, rescission of the merger if it is consummated, unspecified damages, costs and other relief permitted by law and equity. These two lawsuits have been consolidated. Messrs. Smith and Lightweis filed a motion asking to dismiss their claims as moot and for an award of attorney's fees of $300,000 plus expenses. We have objected to the request for fees and expenses. On July 3, 2003, a third lawsuit was filed in District Court of Jefferson County in Colorado, on behalf of a purported class of Graphic's stockholders against Graphic, Graphic's directors and Riverwood, alleging that Graphic's directors breached their fiduciary duties to the stockholders of Graphic in connection with the sale of convertible preferred stock to the Grover Coors Trust on August 15, 2003 and the negotiation of the proposed merger and that Graphic and Riverwood aided and abetted the alleged latter breach. The complaint alleges that the defendants negotiated the terms of the merger in their own interest and in the interest of certain other insiders (including the Coors family stockholders), to the detriment of the public stockholders. The complaint, which is encaptioned James A. Bederka, On behalf of Himself and All Other Similarly Situated v. Riverwood Holding Inc., et al., seeks certain equitable relief, including an injunction against the consummation of the merger, rescission of the merger if it is consummated, rescission of the sale of August 15, 2000 of the convertible preferred stock to the Trust, and injunction against the conversion of the convertible preferred stock and costs. Graphic filed motions asking to dismiss the lawsuit or to bifurcate the claim to enjoin the merger from the claim to rescind issuance or enjoin the conversion of the preferred stock and to either stay the claim relating to the preferred stock or consolidate that claim with the lawsuit filed by Chinyun Kim disclosed below. By order dated October 7, 2003, the court dismissed Graphic from the Bederka lawsuit, leaving Graphic's directors and Riverwood as defendants. The court also refused to consolidate the Bederka lawsuit with the Chinyun Kim lawsuit, but stayed all discovery in the Bederka lawsuit relating to the sale of the preferred stock. The court has allowed the parties to proceed, however, with disclosures and discovery relating to the merger. We believe that these three lawsuits are without merit.

        On February 19, 2002, Chinyun Kim filed a putative class action claim in District Court Jefferson County, Colorado against Graphic and certain of its shareholders and directors alleging breach of fiduciary duty in connection with the issuance on August 15, 2000, of the convertible preferred stock to the Trust. Plaintiff is seeking damages in the amount of over $43 million or, alternatively, to require transfer to the class of some or all of the Trust's Graphic Packaging Corporation common stock into which the convertible preferred stock was converted. The court dismissed plaintiff's claims against Graphic for breach of fiduciary duty while allowing the plaintiff to proceed against the named directors and shareholders, including certain other Coors family trusts. Graphic is continuing to provide a defense to this action pursuant to its indemnification obligations. All discovery in this case has been concluded. By order dated June 12, 2003, the court certified a class comprised of all owners of Graphic common stock as of August 2, 2000, excluding the defendants and members of the Coors family and their affiliates and excluding any additional shares purchased by class members after August 2, 2000. Trial is scheduled to commence on January 13, 2004. Graphic believes that the transaction was in the best interest of Graphic and its shareholders and that the case is without merit.

        In connection with the resale of its aluminum business in 1999, Graphic guaranteed accounts receivable owed by the former owner of the business. After the resale, the former owner refused to pay the amounts owed, equal to $2.4 million. Pursuant to the terms of the resale agreement, Graphic paid this amount and sued the former owner in the United States District Court for the District of Colorado on April 18, 2000. The former owner counterclaimed for an additional $11.0 million for certain spare parts, and Graphic amended its claim to seek an additional $16.0 million in overpayment for raw materials to run the business prior to resale. This claim increased from $14.3 million to $16.0 million after making an adjustment for certain offsets to which Graphic was entitled. The parties have filed motions for summary judgment, all of which were denied. Graphic does not believe that this litigation will have a material adverse effect on its consolidated financial position, results of operations or cash flows.

        On April 14, 2000, Lemelson Medical, Education & Research Foundation sued Graphic and 75 other defendants in the United States District Court for the District of Arizona for unspecified damages for alleged infringement of certain patents relating to "machine vision" and "automatic identification." This is one of a series of cases brought against 430 defendants and has been stayed pending a determination of a lawsuit for noninfringement brought by equipment manufacturers which utilize the technology. We believe, based upon the advice of counsel, that the Lemelson patents are invalid and therefore the litigation against us will not have a material adverse effect on our financial position, results of operations or cash flows.

Environmental Matters

        We are subject to a broad range of foreign, federal, state and local environmental, health and safety laws and regulations. Some of our current and former facilities are the subject of environmental investigations and remediations resulting from releases of hazardous substances or other constituents. See "Management's Discussion and Analysis of Financial Condition and Results of Operations — Environmental Matters."

MANAGEMENT

Our Directors

        The names, ages as of October 31, 2003 and positions of our directors are set forth below.

Name	Age	Position(s)
Jeffrey H. Coors	58	Executive Chairman, Director
Stephen M. Humphrey	59	President and Chief Executive Officer, Director
Kevin J. Conway	45	Director
G. Andrea Botta	50	Director
John D. Beckett	65	Director
Harold R. Logan, Jr.	59	Director
John R. Miller	65	Director
Martin D. Walker	71	Director
Robert W. Tieken	64	Director

        The following is a brief summary of the background of our directors:

        Jeffrey H. Coors has been the Executive Chairman and a director of Graphic Packaging Corporation, GPI Holding and Graphic Packaging International since the closing of the merger. Mr. Coors was Chairman of Graphic from 2000 and until the closing of the merger, and was its Chief Executive Officer and President from Graphic's formation in 1992 and until the closing of the merger. He was also the President since 1997 and Chairman since 1985 of GPC. Mr. Coors served as Executive Vice President of the Adolph Coors Company from 1991 to 1992 and as its President from 1985-1989, as well as at Coors Technology Companies as its President from 1989 to 1992.

        Stephen M. Humphrey has been the President and Chief Executive Officer and a director of Graphic Packaging Corporation, GPI Holding and Graphic Packaging International since the closing of the merger. From March 1997 until the closing of the merger, Mr. Humphrey was the President and Chief Executive Officer and a director of Riverwood, RIC Holding, Inc. and RIC. From 1994 through 1996, Mr. Humphrey was Chairman, President and Chief Executive Officer of National Gypsum Company, a manufacturer and supplier of building products and services. From 1981 until 1994, Mr. Humphrey was employed by Rockwell International Corporation, a manufacturer of electronic industrial, automotive products, telecommunications systems and defense electronics products and systems, where he held a number of key executive positions.

        Kevin J. Conway has been a director of Graphic Packaging Corporation, GPI Holding and Graphic Packaging International since the closing of the merger. From December 1995 until the closing of the merger, Mr. Conway served as one of the directors of Riverwood, RIC Holding, Inc. and RIC. Mr. Conway is a principal of Clayton, Dubilier & Rice, Inc., or CD&R, a New York-based private investment firm, a director of CD&R Investment Associates II, Inc., a Cayman Islands exempted company that is the managing general partner of CD&R Associates V Limited Partnership, a Cayman Islands exempted limited partnership, or Associates V, the general partner of the CDR fund, a Cayman Islands exempted limited partnership, and a limited partner of Associates V. Mr. Conway is also a director of Covansys, an IT services company. Prior to joining CD&R in 1994, Mr. Conway worked at Goldman, Sachs & Co., an investment banking firm.

        G. Andrea Botta has been a director of Graphic Packaging Corporation, GPI Holding and Graphic Packaging International since the closing of the merger. From March 1996 until the closing of the merger, Mr. Botta served as one of the directors of Riverwood, RIC Holding, Inc. and RIC.

Mr. Botta has been a managing director of Morgan Stanley since September 1999. Previously, he was President of EXOR America, Inc. (formerly IFINT-USA, Inc.) from 1993 until September 1999 and for more than five years prior thereto, Vice President of Acquisitions of IFINT-USA, Inc.

        John D. Beckett has been a director of Graphic Packaging Corporation, GPI Holding and Graphic Packaging International since the closing of the merger. From 1993 until the closing of the merger, Mr. Beckett served as one of the directors of Graphic. He has been Chairman of the R. W. Beckett Corporation, a manufacturer of components for oil and gas heating appliances, since 1965. From 1965 until 2001, Mr. Beckett also served as its President.

        Harold R. Logan, Jr. has been a director of Graphic Packaging Corporation, GPI Holding and Graphic Packaging International since the closing of the merger. From 2001 until the closing of the merger, Mr. Logan served as one of the directors of Graphic. He is a director and Chairman of the Finance Committee of TransMontaigne, Inc., a transporter of refined petroleum products. He was a director, Executive Vice President, and was Chief Financial Officer of TransMontaigne, Inc. from 1995 to 2002. Mr. Logan served as a director and Senior Vice President, Finance of Associated Natural Gas Corporation, a natural gas and crude oil company, from 1987 to 1994. He also serves as a director of Suburban Propane Partners, The Houston Exploration Company and Rivington Capital Advisors LLC.

        John R. Miller has been a director of Graphic Packaging Corporation, GPI Holding and Graphic Packaging International since the closing of the merger. From June 2002 until the closing of the merger, Mr. Miller served as one of the directors of Riverwood, RIC Holding, Inc. and RIC. He has been a director of Cambrex Corporation, a global supplier of goods and services to the life sciences industry since 1998, and since 1985, a director of Eaton Corporation, a global diversified industrial manufacturer. He is a member of the Advisory Board of 5iTech, a company engaged in transplanting technologies from the former Soviet Union to the United States. Effective April 30, 2003, Mr. Miller retired as Chairman, President and Chief Executive Officer of Petroleum Partners, Inc., a provider of outsourcing services to the petroleum industry, a position he held since 2000. From 1988 to 2000, he was Chairman and Chief Executive Officer of TBN Holdings Inc., a buyout firm. Mr. Miller formerly served as President and Chief Operating Officer of The Standard Oil Company and Chairman of the Federal Reserve Bank of Cleveland.

        Martin D. Walker has been a director of Graphic Packaging Corporation, GPI Holding and Graphic Packaging International since the closing of the merger. From June 2002 until the closing of the merger, Mr. Walker served as one of the directors of Riverwood, RIC Holding, Inc. and RIC. Mr. Walker has been a principal of MORWAL Investments, a private investment group, since August 1997, and is a director of Comerica, Incorporated, a full line bank with operations in Michigan, California, Florida and Texas; Lexmark International, Inc., a producer of laser and ink jet printers; Textron, Inc., a multi-industry company; The Goodyear Tire & Rubber Company, a tire, chemical and automotive rubber parts company; The Timken Company, a producer of bearings, and ArvinMeritor, Inc., a manufacturer of automotive parts. From October 1998 to June 1999 and September 1986 to December 1996, Mr. Walker served as Chairman and Chief Executive Officer of M. A. Hanna Company, a producer of international specialty chemicals. From December 1996 to June 1997, Mr. Walker served as Chairman of M. A. Hanna Company. From July 1997 to October 1998, Mr. Walker was in retirement.

        Robert W. Tieken has been a director of Graphic Packaging Corporation, GPI Holding and Graphic Packaging International since September 2003. Mr. Tieken has been the Executive Vice President and Chief Financial Officer of The Goodyear Tire & Rubber Company since May 1994. From 1993 until May 1994, Mr. Tieken served as Vice President-Finance for Martin-Marietta

Corporation, an aerospace and defense company. From 1961 until 1993, Mr. Tieken was employed by General Electric Company, a manufacturing and financial services enterprise, where he served in various financial management positions. In addition, Mr. Tieken currently serves as a director of Summa Health Systems, an integrated health care system committed to full continuum of health care services; the National Inventors Hall of Fame, a foundation honoring those responsible for technological advances; and Summit Education Initiatives, a non-profit organization in Summit County, Ohio which engages and mobilizes the community on behalf of childhood education.

Board of Directors

        We have a classified board of directors consisting of nine members. Three directors are designated as Class I directors to serve until the 2004 annual meeting of stockholders, three directors are designated as Class II directors to serve until the 2005 annual meeting of stockholders and three directors are designated as Class III directors to serve until the 2006 annual meeting of stockholders. Each year thereafter, three directors will be elected for a full term of three years to succeed the directors of the class whose terms expire at that annual meeting.

        The Class I directors consist of Jeffrey H. Coors, Kevin J. Conway and Robert W. Tieken, the Class II directors consist of Stephen M. Humphrey, John R. Miller and John D. Beckett and the Class III directors consist of G. Andrea Botta, Martin D. Walker and Harold R. Logan, Jr. Under the stockholders agreement, Jeffrey H. Coors and the nominees of Exor and the CDR fund are entitled to be allocated to Class III. See "Certain Relationships and Related Party Transactions — Combined Company — Stockholders Agreements."

Our Executive Officers

        The names, ages as of October 31, 2003 and positions of our executive officers are set forth below:

Name	Age	Position(s) with us
Jeffrey H. Coors	58	Executive Chairman
Stephen M. Humphrey	59	President and Chief Executive Officer, Director
David W. Scheible	47	Executive Vice President of Commercial Operations
John T. Baldwin	46	Senior Vice President and Chief Financial Officer
Daniel J. Blount	47	Senior Vice President, Integration and Treasurer
Stephen A. Hellrung	56	Senior Vice President, General Counsel and Secretary
Wayne E. Juby	55	Senior Vice President, Human Resources
Steven D. Saucier	50	Senior Vice President, Paperboard Operations
Michael R. Schmal	50	Senior Vice President, Beverage
Robert W. Spiller	44	Senior Vice President, Performance Packaging Division
Donald W. Sturdivant	43	Senior Vice President, Universal Packaging Division

        The following is a brief summary of the background of our executive officers, except for Mr. Humphrey and Mr. Coors, who also serve as directors and whose backgrounds are summarized above:

        David W. Scheible has been our Executive Vice President of Commercial Operations since the closing of the merger. Mr. Scheible served as Graphic's and GPC's Chief Operating Officer from June 1999 until the closing of the merger. He was President of GPC's Flexible Division from January to June 1999. Before joining GPC, he was affiliated with the Avery Denison Corporation, working most recently as its Vice President and General Manager of the Specialty Tape Division

from 1995 through January 1999 and Vice President and General Manager of the Automotive Division from 1993 to 1995.

        John T. Baldwin has served as our Senior Vice President and Chief Financial Officer since September 2003. He was Vice President and Chief Financial Officer of Worthington Industries from December 1998 to September 2003 and its Treasurer from August 1997 through December 1998. From 1994 through August 1997 Mr. Baldwin served as Assistant Treasurer of Tenneco, Inc., which manufactured and marketed automotive parts and packaging.

        Daniel J. Blount has been our Senior Vice President, Integration and Treasurer since the closing of the merger. Mr. Blount was the Senior Vice President and Chief Financial Officer of Riverwood, RIC Holding, Inc. and RIC, from September 1999 until the closing of the merger. Mr. Blount was named Vice President and Chief Financial Officer of Riverwood, RIC Holding, Inc. and RIC in September 1998. Prior to joining Riverwood, Mr. Blount spent 13 years at Montgomery Kone, Inc., an elevator, escalator and moving ramp product manufacturer, installer and service provider, most recently as Senior Vice President, Finance.

        Stephen A. Hellrung has been our Senior Vice President, General Counsel and Secretary since October 2003. He was Senior Vice President, General Counsel and Secretary of Lowe's Companies, Inc., a home improvement specialty retailer, from April 1999 until June 2003. Prior to joining Lowe's Companies, Mr. Hellrung held similar positions with Pillsbury Company and Bausch & Lomb, Incorporated.

        Wayne E. Juby has been our Senior Vice President, Human Resources since the closing of the merger. Mr. Juby was the Senior Vice President, Human Resources of Riverwood, RIC Holding, Inc. and RIC, from April 2001 until the closing of the merger. Mr. Juby joined Riverwood in November 2000. From November 2000 until April 2001, Mr. Juby was Director, Corporate Training, of Riverwood. From 1997 until November 2000, Mr. Juby was in retirement. From 1994 until 1996, Mr. Juby was Vice President, Human Resources, of National Gypsum Company.

        Steven D. Saucier has been our Senior Vice President, Paperboard Operations since the closing of the merger. Mr. Saucier was the Senior Vice President, Paperboard Operations of Riverwood. Mr. Saucier joined Riverwood in November 1998. From July 1998 until October 1998, Mr. Saucier was Senior Vice President, Manufacturing, of JPS Packaging, a manufacturer of flexible packaging. From April 1996 until July 1998, Mr. Saucier was Senior Vice President, Supply Chain, of Sealright Co., Inc., a manufacturer of rigid and flexible packaging, and from September 1975 until April 1996, Mr. Saucier was employed by Mobil Corporation, where his last position was General Manager, Manufacturing with Mobil Films division.

        Michael R. Schmal has been our Senior Vice President, Beverage since the closing of the merger and was the Vice President and General Manager, Brewery Group of Riverwood from October 1, 1996 until the closing of the merger. Prior to that time, Mr. Schmal held various positions at Riverwood since 1981.

        Robert W. Spiller has been our Senior Vice President, Performance Packaging Division since the closing of the merger and was the Senior Vice President, Consumer Products Packaging for Riverwood, a position he held since he joined Riverwood in September 2002 until the closing of the merger. During July and August 2002, Mr. Spiller was between positions. From 1997 until June 2002, Mr. Spiller was President and CEO of Sonopress USA, a manufacturing packaging and service subsidiary of Bertelsmann AG. From 1985 until 1997, Mr. Spiller was with Avery Dennison

Corporation, a manufacturer of office products, pressure sensitive adhesive label materials and labeling systems, in a number of key management positions.

        Donald W. Sturdivant has been our Senior Vice President, Universal Packaging Division since the closing of the merger. He joined Graphic in August 1999 as President of the Performance Packaging Division. Prior to joining Graphic, Mr. Sturdivant was with Fort James Corporation since October 1991, first as General Manager, and then, beginning in June 1995, as Vice President and General Manager. In February 1999, he was promoted to President of the Packaging Business and served in that position until Graphic's acquisition of the folding carton business of Fort James Corporation in August 1999.

Description of Stockholders Agreements

        In connection with the merger, the Riverwood stockholders agreement terminated. We and certain of our stockholders have entered into a new stockholders agreement. For a description of the new stockholders agreement, see "Certain Relationships and Related Party Transactions — Stockholders Agreements."

Compensation of Directors

        Each director who is not our officer or employee receives an annual retainer fee of $30,000, payable in quarterly installments. In addition, each non-employee director receives $1,500 per board meeting attended and $1,000 per each committee meeting attended. Committee chairmen receive a further retainer fee of $5,000. Seventy-five percent of the annual retainer fee and of any committee chairman retainer fee is paid in the form of restricted stock, valued on the date of the grant, that will vest upon the second anniversary of the grant date. At the director's option, the remainder of the annual retainer fee and any committee chairman retainer fee may also be paid in the form of restricted stock. Non-employee directors have the option to defer all or part of the cash compensation payable to them. See "Stock Plans — Directors Stock Incentive Plan."

        Directors who are our officers or employees do not receive any additional compensation for serving as a director. Pursuant to the terms of Mr. Conway's employment with CD&R, Mr. Conway has assigned the right to receive compensation for his service as a director to CD&R. We reimburse all directors for reasonable and necessary expenses they incur in performing their duties as directors.

Board Committees

        Our board committees consist of an audit committee, a compensation and benefits committee and a nominating and corporate governance committee. Our board of directors may from time to time establish other committees to facilitate our management.

  Audit Committee

        Our audit committee consists of Harold R. Logan, Jr., Robert W. Tieken and John R. Miller as the chair. All members of the audit committee are independent directors as is required under the rules recently enacted by the SEC and as is currently required by NYSE listing standards. The audit committee reports on its activities to the board of directors and is responsible for, among other things:

  •
  overseeing and ensuring compliance with our accounting and financial reporting principles and policies and internal controls and procedures;

  •
  monitoring the integrity of our financial statements;

  •
  selecting, evaluating and, when deemed appropriate, replacing the independent auditors (or nominating independent auditors to be proposed for stockholder approval in any proxy statement); and

  •
  evaluating the independence of the independent auditors.

  Compensation and Benefits Committee

        Our compensation and benefits committee consists of G. Andrea Botta, Martin D. Walker and John D. Beckett as the chair. The compensation and benefits committee oversees the compensation and benefits of our management and employees and is responsible for, among other things:

  •
  reviewing and making recommendations as to the compensation of our president and chief executive officer, the four other most highly compensated executive officers and any other individuals whose compensation the compensation and benefits committee anticipates may become subject to Section 162(m) of the Code;

  •
  approving any awards of stock or options to those of our directors who are our employees and to other individuals who are our "officers" for purposes of Section 16 of the Exchange Act; and

  •
  administering certain elements of the annual performance incentive plan (described below).

  Nominating and Corporate Governance Committee

        Our nominating and corporate governance committee consists of John D. Beckett, G. Andrea Botta, Kevin J. Conway, Jeffrey H. Coors and John R. Miller as the chair. The nominating and corporate governance committee is responsible for, among other things:

  •
  identifying qualified individuals for nomination to our board of directors; and

  •
  developing and recommending a set of corporate governance principles to our board of directors.

Executive Compensation — Riverwood

        The following sets forth summary information concerning the compensation paid by Riverwood to Stephen M. Humphrey, Daniel J. Blount and Steven D. Saucier during the last three fiscal years. All of the information below is presented after giving effect to the 15.21-to-one stock split that Riverwood effected in connection with the merger.

  Management Compensation Summary

Long-Term Compensation Awards
	Annual Compensation									Securities Underlying Stock Options
Name					(2) Other Annual Compensation			(8) Restricted Stock Units			(9) All Other Compensation
	Year	Salary $	Bonus $
Stephen M. Humphrey President and Chief Executive Officer	2002 2001 2000	$879,000 807,667 766,000	$478,890 — 350,000			$206,960 282,535 284,040	(3) (4) (5)	$	— — —	6,844,500 — —	$	— — —
Daniel J. Blount Sr. Vice President and Chief Financial Officer	2002 2001 2000	$300,000 262,583 239,000	$213,444 — 130,000		$	— — —			$216,000 — —	260,639 — —	$	— — —
Steven D. Saucier Sr. Vice President, Paperboard Operations	2002 2001 2000	$350,000 270,917 246,083	$340,684 — 200,000	(1)	$	— 67,841 20,043	(6) (7)		$144,000 — —	422,078 — —		$8,359 5,100 5,100

(1)
Includes special retention bonus of $150,000.

(2)
Except as otherwise noted, amounts consist of certain taxable perquisites the value of none of which exceeded 25% of the total value of the perquisites provided.

(3)
Includes $10,460 of perquisites. Also includes $196,500, which is the amount of interest that would have been paid on a $5,000,000 non-interest bearing loan made by Riverwood to the named executive officer had such loan borne interest at 3.93% per annum, the applicable federal rate at time such loan was extended.

(4)
Includes $9,685 of perquisites. Also includes $272,850, which is the amount of interest that would have been paid on a $5,000,000 non-interest bearing loan made by Riverwood to the named executive officer had such loan borne interest at 5.49% per annum through December 18, 2001 and 3.93% per annum from December 19, 2001, the applicable federal rates at the time such loan was made and extended, respectively.

(5)
Includes $9,540 of perquisites. Also includes $274,500 which is the amount of interest that would have been paid by the named executive officer on a $5,000,000 non-interest bearing loan made by Riverwood to the named executive officer had such loan borne interest at 5.49% per annum, the applicable federal rate at the time such loan was made.

(6)
Includes $7,841 of perquisites. Also, includes $60,000 of income attributable to the purchase of shares below the estimated fair market value of Riverwood common stock.

(7)
Includes $5,043 of perquisites of which $100 consisted of tax reimbursements paid in respect of certain taxable perquisites. Also, includes $15,000 of income attributable to the purchase of shares below the estimated fair market value of Riverwood common stock.

(8)
The value of the restricted stock units equals the number of such units granted times the price of the stock ($7.89, taking into account the 15.21-to-one stock split) on January 1, 2002, the date of grant. The restricted stock units will vest on the second anniversary of the date of grant, subject to the named executive officer's continuous employment. No dividends will be payable with respect to the restricted stock units.

(9)
Amounts consist of Riverwood contributions on behalf of the named executive officers to Riverwood's savings plan.

  Options Granted in Last Fiscal Year

Name	Number of Securities Underlying Options Granted (#)		Percent of Total Options Granted to Employees in Fiscal Year	Exercise Price Per Share ($/Share)	Expiration Date	(4) Grant Date Value
Stephen M. Humphrey	2,281,500	(1)	22.5%	$7.89	January 1, 2012	$5,392,500
	2,281,500	(2)	22.5%	$7.89	January 1, 2012	$5,888,363
	2,281,500	(3)	22.5%	$7.89	January 1, 2012	$316,420
Daniel J. Blount	260,639	(1)	2.6%	$7.89	March 31, 2012	$616,039
Steven D. Saucier	422,078	(1)	4.1%	$7.89	March 31, 2012	$997,613

(1)
Service options granted under the Riverwood 2002 stock incentive plan will vest as to one-third on the second anniversary of the grant date and the remaining two-thirds on the third anniversary of the grant date, subject to the named executive officer's continuous employment with us. Option grant dates are as follows: for Mr. Humphrey, January 1, 2002; for Mr. Blount, January 1, 2002; and for Mr. Saucier, January 1, 2002.

(2)
Subject to the named executive's continuous employment with us, up to one-third of the performance options granted under the Riverwood 2002 stock incentive plan on January 1, 2002, become vested on each of the first three anniversaries of the grant date if Riverwood achieved certain EBITDA results for the fiscal year ending immediately prior to such anniversary date. Performance options that have not become vested in accordance with the foregoing vesting schedule become vested on the third anniversary of the grant date if Riverwood has achieved 100% of the cumulative three-year EBITDA target for the three fiscal years ending December 31, 2004. Any performance options that do not become vested will vest nine years and six months following the grant date.

(3)
Subject to the named executive's continuous employment with us, the special performance options granted on January 1, 2002, under the Riverwood 2002 stock incentive plan will vest upon the earlier of (a) the occurrence prior to the third anniversary of the grant date of a change in control of Riverwood, and (b) the nine year and six month anniversary of the grant date.

(4)
The dollar amounts set forth under this heading are estimates based on the Black-Scholes option pricing model using the following assumptions: (a) a zero percent stock price volatility based on the lack of volatility of a non-public company's shares; (b) 5.436 percent average risk-free rate of return; (c) zero dividend yield; (d) anticipated exercising at the end of the option term; and (e) no adjustment for non-transferability or risk of forfeiture. This model will produce different results depending on the assumptions made, and the values shown above are merely good faith estimates of the present value of the option grants. Because one of the assumptions in the model is the future volatility of the common stock, the actual present value of such option grants cannot be determined.

  Aggregated Option Exercises and Fiscal Year-end Option Value Table

        The following table sets forth information for Messrs. Humphrey, Blount and Saucier, each was a named executive officer of Riverwood, with regard to stock option exercises during 2002 and the aggregate value of options held at December 31, 2002.

Name	Shares acquired on exercise (#)	Value Realized ($)	Number of securities underlying unexercised options/SARs at fiscal year-end Exercisable/Unexercisable	Value of unexercised in-the-money options/SARs at fiscal year-end ($) Exercisable/Unexercisable(1)
Stephen M. Humphrey	—	—	3,762,802 / 7,644,699	$10,281,500 / $1,256,110
Daniel J. Blount	—	—	96,173 / 392,616	$126,460 / $ 173,540
Steven D. Saucier	—	—	164,907 / 647,566	$216,840 / $ 296,500

(1)
The dollar amounts set forth under this heading are calculated based on a price per share of Riverwood common stock of $7.89 (taking into account the 15.21-to-one stock split), the estimated fair market value of Riverwood common stock as of December 31, 2002 as determined considering a wide variety of factors including a valuation report from an independent outside firm and approved by the executive committee of Riverwood's board of directors, minus the exercise price for such options.

  Pension Plan

        All U.S. salaried employees of Riverwood who satisfied the service eligibility criteria were participants in the Riverwood International Employees Retirement Plan, or the retirement plan. Pension benefits under the retirement plan are limited in accordance with the provisions of the Code governing tax qualified pension plans. Riverwood had adopted a Supplemental Pension Plan, or the supplemental plan and, together with the retirement plan, the pension plans, that provides for payment to participants of the retirement benefits was equal to the excess of the benefits that would have been earned by each such participant had the limitations of the Code not applied to the retirement plan and the amount actually earned by such participant under the retirement plan. Each of the named executive officers was eligible to participate in the pension plans. Benefits under the supplemental plan were not pre-funded; such benefits were paid by Riverwood or through the retirement plan through a qualified supplemental employees retirement plan. The Pension Plan Table below sets forth the estimated annual benefits payable upon retirement, including amounts attributable to the supplemental plan, for specified remuneration levels and years of service.

Pension Plan Table

	Years of Service
Remuneration
	5	10	15	20	25	30	35
$ 125,000	$8,043	$16,086	$24,129	$32,172	$40,215	$48,258	$56,301
150,000	9,793	19,586	29,379	39,172	48,965	58,758	68,551
175,000	11,543	23,086	34,629	46,172	57,715	69,258	80,801
200,000	13,293	26,586	39,879	53,172	66,465	79,758	93,051
225,000	15,043	30,086	45,129	60,172	75,215	90,258	105,301
250,000	16,793	33,586	50,379	67,172	83,965	100,758	117,551
300,000	20,293	40,586	60,879	81,172	101,465	121,758	142,051
400,000	27,293	54,586	81,879	109,172	136,465	163,758	191,051
450,000	30,793	61,586	92,379	123,172	153,965	184,758	215,551
500,000	34,293	68,586	102,879	137,172	171,465	205,758	240,051
600,000	41,293	82,586	123,879	165,172	206,465	247,758	289,051
700,000	48,293	96,586	144,879	193,172	241,465	289,758	338,051
800,000	55,293	110,586	165,879	221,172	276,465	331,758	387,051
900,000	62,293	124,586	186,879	249,172	311,465	373,758	436,051
1,000,000	69,293	138,586	207,879	277,172	346,465	415,758	485,051
1,100,000	76,293	152,586	228,879	305,172	381,465	457,758	534,051

(A)
Had the named executive officers in the Summary Compensation Table retired as of December 31, 2002, their respective five-year average salaries, plus bonuses, for purposes of the table set forth above, would have been as follows: Daniel J. Blount, $333,869; Stephen M. Humphrey, $1,035,508; and Steven D. Saucier, $344,598.

(B)
On December 31, 2002, the named executive officers in the Summary Compensation Table had the following years of credited service under the retirement plan: Daniel J. Blount, 5; Stephen M. Humphrey, 6; and Steven D. Saucier, 4.

(C)
Salary as defined in the retirement plan includes payment under the annual incentive compensation plan but excludes payments under any equity incentive plan of Riverwood or any predecessor company. Estimated benefits have been calculated on the basis of a straight-life annuity form of payment.

  Equity Compensation Plan Information

        The following table sets forth information as of the end of Riverwood's 2002 fiscal year with respect to compensation plans under which equity securities of Riverwood are authorized for issuance.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by Riverwood's stockholders	16,866,643	$6.97	9,187,768	(1)
Equity compensation plans not approved by Riverwood's stockholders	0	N/A	0
Total	16,866,643	$6.97	9,187,768

(1)
Includes 236,424 shares that may be issued in respect of incentive stock units awarded under the 1999 supplemental long-term incentive plan and 208,377 shares that may be issued in respect of restricted stock units awarded under the 2002 stock incentive plan.

Riverwood Compensation Committee Interlocks

        During fiscal year 2002, Messrs. Leon J. Hendrix, Jr., B. Charles Ames, G. Andrea Botta and Alberto Cribiore served on the compensation and benefits committee of the Riverwood board. Mr. Ames is a principal of CD&R. Mr. Hendrix, one of the two CDR fund-nominated directors, was a principal of CD&R until 2000. CD&R received an annual fee of $470,000 in 2002 for advisory, management, consulting and monitoring services from Riverwood. Riverwood, RIC Holding, Inc. and RIC have also agreed to indemnify the members of the boards employed by CD&R and CD&R against liabilities incurred under securities laws with respect to their services for Riverwood, RIC Holding, Inc. and RIC.

        Messrs. Hendrix and Cribiore were the CDR fund-nominated directors on the compensation and benefits committees of Riverwood, RIC Holding, Inc. and RIC.

Executive Compensation — Graphic

        The following sets forth summary information concerning the compensation paid by Graphic to Jeffrey H. Coors and David W. Scheible during the last three fiscal years.

  Summary Compensation Table

		Annual Compensation							Long-Term Compensation
Name and Principal Position	Year	Salary ($)		Bonus ($)(1)		Other Annual Compensation ($)			Awards Restricted Stock Award(s) $(2)	Securities Underlying Options/ SARs (#)	All Other Compensation ($)(3)
Jeffrey H. Coors President and Chief Executive Officer	2002 2001 2000	$ $ $	530,000 530,000 526,670	$ $	484,000 670,500 0			(4) (4) (4)	$529,999 0 0	0 0 300,000	$ $ $	18,022 15,435 13,693
David W. Scheible Chief Operating Officer	2002 2001 2000	$ $ $	393,330 350,000 300,000	$ $	304,400 414,000 0	$ $ $	43,500 43,500 43,500	(5) (5) (5)	$400,001 0 0	0 0 250,000	$ $ $	8,188 7,708 7,375

(1)
Bonuses shown are the total bonuses for the years shown and are paid 100% in cash except where executives elect to defer a portion of the bonus into either the fixed rate fund or the stock units fund.

(2)
Restricted stock awards were made on December 10, 2002, and the awards will vest in three equal annual increments beginning on December 10, 2003. The number of shares of restricted stock granted was as follows: Jeffrey H. Coors — 86,885 and David W. Scheible — 65,574. On October 1, 1994, 121,343 stock units were granted to Jeffrey H. Coors in an amount approximately equal to Graphic's liability as of January 1, 1994 for the benefit due Jeffrey H. Coors under a salary continuation agreement. The stock units replace a cash liability of Graphic and tie his post-retirement benefit to stock value. The stock units are payable in full upon retirement at age 60 or after. The stock units are 50% vested at age 50 with 10 years of service, and the remaining 50% vests in 5% increments between ages 51 and 60. 85% of the units were vested at year-end 2002. The market value at year-end 2002 was $594,095.

(3)
All Other Compensation includes the value of term life insurance benefiting the executive and Graphic's contribution to the 401(k) Plan. For 2002, the value of term life insurance benefits and Graphic's 401(k) contributions, respectively, were as follows: Jeffrey H. Coors — $11,422 and $6,600; David W. Scheible — $1,588 and $6,600.

(4)
Amounts paid were less than the lesser of $50,000 or 10% of total annual salary and bonus.

(5)
Amounts shown include an annual perquisite of $28,500 and annual car allowance of $15,000.

  Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at 12/31/02 (#)		Value of Unexercised In-The-Money Options/SARs at 12/31/02 ($)
	Shares Acquired On Exercise (#)
Name		Value Realized ($)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey H. Coors	—	—	929,617	673,872	—	$1,260,000
David W. Scheible	—	—	125,000	288,710	—	$1,050,000

  Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance
Equity compensation plans approved by stockholders(1)	6,053,347	(2)	$5.98	2,935,002	(3)
Equity compensation plans not approved by stockholders	0		0	0
Total	6,053,347		$5.98	2,935,002

(1)
The following equity compensation plans or arrangements were approved by Graphic stockholders: Phantom Equity Plan; ACX Technologies, Inc. Salary Continuation Agreement, as amended; Graphic Packaging Deferred Compensation Plan; Graphic Packaging Equity Incentive Plan; and the Equity Compensation Plan for Non-Employee Directors.

(2)
The breakdown per plan was as follows: Phantom Equity Plan, 58,651 shares; ACX Technologies, Inc. Salary Continuation Agreement, as amended, 121,343 shares; Graphic Packaging Deferred Compensation Plan, 105,825 shares; Graphic Packaging Equity Incentive Plan, 5,729,180 shares; Equity Compensation Plan for Non-Employee Directors, 38,348 shares.

(3)
No securities remain available for future issuance under the Phantom Equity Plan, pursuant to which phantom stock units and phantom stock appreciation units were granted, under the ACX Technologies, Inc. Salary Continuation Agreement, as amended, pursuant to which stock units and non-qualified stock options were granted, and under the Graphic Packaging Deferred Compensation Plan pursuant to which stock units were granted. 2,782,000 shares remain available for future issuance under the Graphic Packaging Equity Incentive Plan, pursuant to which non-qualified stock options and restricted stock awards are granted. The number of shares available for award under the Graphic Packaging Equity Incentive Plan is increased annually by 2% of the Graphic outstanding shares on each December 31. 153,002 shares remain available for future issuance under the Equity Compensation Plan for Non-Employee Directors, pursuant to which non-qualified stock options are granted.

  Pension Plan Table

        The estimated total annual retirement benefits payable by us under the defined benefit plan in which Mr. Coors and Mr. Scheible participate are set forth in the table below. The table illustrates benefits accrued through fiscal year 2002 and includes years of service and compensation earned while employed by Adolph Coors Company, the former parent of Graphic.

	Years of Service
Remuneration
	15	20	25	30	35
$125,000	$31,875	$42,813	$53,750	$64,688	$72,500
$150,000	$38,250	$51,375	$64,500	$77,625	$87,000
$175,000	$44,625	$59,938	$75,250	$90,563	$101,500
$200,000	$51,000	$68,500	$86,000	$103,500	$116,000
$225,000	$57,375	$77,063	$96,750	$116,438	$130,500
$250,000	$63,750	$85,625	$107,500	$129,375	$145,000
$275,000	$70,125	$94,188	$118,250	$142,313	$159,500
$300,000	$76,500	$102,750	$129,000	$155,250	$174,000
$325,000	$82,875	$111,313	$139,750	$168,188	$188,500
$350,000	$89,250	$119,875	$150,500	$181,125	$203,000
$375,000	$95,625	$128,438	$161,250	$194,063	$217,500
$400,000	$102,000	$137,000	$172,000	$207,000	$232,000
$425,000	$108,375	$145,463	$182,750	$219,938	$246,500
$450,000	$114,750	$154,125	$193,500	$232,875	$261,000
$475,000	$121,125	$162,688	$204,250	$234,813	$275,500
$500,000	$127,500	$171,250	$215,000	$258,750	$290,000
$525,000	$133,875	$179,813	$225,750	$271,688	$304,500
$550,000	$140,250	$188,375	$236,500	$284,625	$319,000
$575,000	$146,625	$196,938	$247,250	$297,563	$333,500

        Maximum permissible benefit under ERISA from the qualified retirement plan for 2002 was $160,000. In addition, the maximum compensation for 2002 which may be used in determining benefits from the qualified retirement plan is $200,000. Graphic has a non-qualified supplemental retirement plan which provides the benefits which are not payable from the qualified retirement plan because of the limitations. The amounts shown in this table include the benefits payable under the non-qualified supplemental retirement plan. The benefit is computed on the basis of a straight life annuity and is subject to a reduction to reflect, in part, the payment of Social Security benefits.

        The compensation covered by the retirement plan is salary only and does not include any of the other compensation items shown on the Summary Compensation Table above. The salary used to compute benefits is the average highest salary amount over a 36 consecutive month period in the last ten years. As of fiscal year-end 2002, average annual compensation covered by the retirement plan and credited years of service with Graphic, including previous compensation and years of service with Adolph Coors Company and its subsidiaries, for the named executives are as follows: Jeffrey H. Coors — $528,893 and 35 years; David W. Scheible — $345,556 and 4 years.

  Graphic Compensation Committee Interlocks

        During 2002, Graphic directors John Hoyt Stookey and James K. Peterson served on the Graphic compensation committee. There were no compensation committee interlocks during 2002.

Employment Agreements

  New Employment Agreement with Stephen M. Humphrey

        Riverwood entered into a new employment agreement, dated March 25, 2003, with Stephen M. Humphrey, who was the President and Chief Executive Officer and a director of Riverwood, RIC Holding, Inc. and RIC. The term of Mr. Humphrey's new employment agreement began on

March 25, 2003 and ends on March 31, 2007. Pursuant to this new agreement, Mr. Humphrey will continue to serve as the President and Chief Executive Officer of Graphic Packaging Corporation, GPI Holding and Graphic Packaging International.

        Pursuant to this new agreement, Mr. Humphrey's base salary will be $950,000 beginning on April 1, 2003 and ending on March 31, 2004, and shall increase to $1,000,000 thereafter. During the employment term, Mr. Humphrey will also be eligible for an annual target bonus of 100% of base salary (with a maximum annual bonus opportunity equal to 200% of base salary) and welfare benefits including life, medical, dental, accidental death and dismemberment, business travel accident, prescription drug and disability insurance. Mr. Humphrey will be eligible to participate in all of the profit sharing, pension, retirement, deferred compensation and savings plans applicable to the combined company's senior executives.

        If Mr. Humphrey's employment is terminated without cause or he terminates his employment for good reason, we will pay Mr. Humphrey (in addition to accrued amounts) the following severance benefits:

  •
  base salary for the remainder of the employment term or for three years, whichever is shorter;

  •
  a pro rata bonus for the year in which employment is terminated, provided that applicable performance objectives have been achieved;

  •
  continued life, medical, dental, accidental death and dismemberment and prescription drug benefits for as long as base salary is paid; and

  •
  reimbursement for outplacement and career counseling services in an amount not to exceed the lesser of $25,000 or 20% of base salary.

        For purposes of this agreement, a termination for "good reason" is a termination by Mr. Humphrey of his employment within thirty days following:

  •
  the assignment of duties that are significantly different from and that result in a substantial diminution of his duties at the commencement of the employment term;

  •
  the failure by us to require a successor to assume the agreement;

  •
  a reduction in his base salary; or

  •
  a breach by us of any of our obligations under the agreement or a breach by us of any of our obligations under the option agreement with Mr. Humphrey or any other incentive award agreement granted to Mr. Humphrey.

        Upon his retirement, Mr. Humphrey will receive a supplemental retirement benefit equal to the difference between the benefits provided under the Riverwood International Employees Retirement Plan and Supplemental Pension Plan and the benefits he would receive under such plans if he had ten years of service with Riverwood. Mr. Humphrey will not receive this benefit if his employment is terminated due to death, disability, or cause or if he terminates his employment not for good reason or retires prior to the end of the employment term.

        The new agreement also amends the vesting schedule of special performance options granted to Mr. Humphrey under the Management Stock Option Agreement, dated as of January 1, 2002 between Mr. Humphrey and Riverwood. Pursuant to the terms of the new employment agreement, the special performance options granted under the option agreement vested one-third on the effective time of the merger. The remaining performance options shall vest in equal installments on the second and third anniversaries of the merger date.

        Pursuant to the terms of his new employment agreement, 1,140,750 of the unvested performance options granted to Mr. Humphrey under Riverwood stock incentive plans were exchanged for 228,150 new stock options and 342,225 restricted units. One-third of these options and restricted units, as well as the other unvested performance options held by Mr. Humphrey, will vest on each of the first three anniversaries of the merger.

  New Employment Agreement with Daniel J. Blount

        We entered into a new employment agreement, dated as of August 8, 2003, with Daniel J. Blount. Mr. Blount's agreement has a three year term. The agreement provides for a minimum base salary of $325,000 and an annual bonus to be based upon the achievement of synergies, as determined by a committee. The aggregate total of the annual bonuses paid to Mr. Blount for the three years of the agreement, assuming maximum synergy targets have been achieved, may not exceed $2.2 million dollars. The agreement also provides for such other benefits as medical, accidental death and dismemberment, business travel accident, prescription drug and disability insurance in accordance with the programs available to our senior executives as well as reimbursement for certain business-related expenses.

        Pursuant to the agreement, Mr. Blount surrendered 374,364 unvested employee stock options, 22,815 unvested incentive units and 27,378 unvested restricted units awarded to him pursuant to Riverwood benefit plans and was granted 74,879 employee stock options and 162,504 restricted stock units pursuant to the 2003 Riverwood Holding, Inc. Long-Term Incentive Plan. These new options and new restricted units vest 1/3 on each of the first three anniversaries of August 8, 2003. However, no shares shall be delivered in respect of the restricted units until all such units have vested.

        In the event of a termination by us without cause, the executive for good reason or by reason of the expiration of the employment period (in each case as defined in the employment agreement), the agreement provides for severance of a pro-rata annual incentive bonus and base salary and other benefits for eighteen months. Mr. Blount's employment agreement also contains non-competition and non-solicitation provisions.

  Employment Agreement with Mr. Saucier

        Mr. Saucier had an employment agreement with Riverwood. The agreement with Mr. Saucier entered into as of November 1, 1998, as amended on March 18, 2003 and August 8, 2003, has an initial three year term that automatically extends for additional one-year periods following the expiration of the initial term. The agreement provides for a minimum base salary of at least $225,000 and for bonuses and other benefits set forth in the Summary Compensation Table. In the event of termination of employment by us without cause or by the executive for good reason (as defined in the employment agreement), the agreement provides for severance of a pro-rata incentive bonus for the year in which termination of employment occurs, and base salary and continued welfare benefits for the longer of the remainder of the employment term, one year or one month for each full year of service. The agreement also contains certain non-competition and non-solicitation provisions.

  New Employment Agreements with Jeffrey H. Coors and David W. Scheible

        Jeffrey H. Coors, who was Graphic's President and Chief Executive Officer and David W. Scheible, who was Graphic's Chief Operating Officer, each entered into a new employment agreement with Graphic, dated as of March 25, 2003. Graphic Packaging Corporation has succeeded to the rights and obligations of Graphic under these employment agreements following the merger. The term of each employment agreement is three years.

        Mr. Coors, under this new employment agreement, during the term of his employment, will serve as the Executive Chairman of Graphic Packaging Corporation, GPI Holding and Graphic Packaging International. He will receive an annual base salary of $555,000.

        Mr. Scheible, under this new employment agreement, will serve as our Executive Vice President of Commercial Operations of Graphic Packaging Corporation, GPI Holding and Graphic Packaging International. He will receive an annual base salary of $420,000.

        Both Mr. Coors and Mr. Scheible, under the terms of their respective agreements, will participate in (1) short-term incentive plans existing from time to time and (2) other incentive plans, in each case as determined by our compensation and benefits committee. They will also participate in savings and retirement plans and welfare benefit plans sponsored by us.

        Under the terms of their respective employment agreements, at the time of the merger, Graphic paid to Mr. Coors and Mr. Scheible the following compensation and benefits:

  •
  all cash target amounts under Graphic's long-term incentive plans that were not previously paid or had not expired, regardless of whether the performance targets for those plans had been achieved;

  •
  vesting of any options previously granted under Graphic's equity incentive plan or long-term incentive plans, with the choice of (1) converting such vested options to vested options to acquire our new shares, which options were immediately exercisable and will remain exercisable for ten years from the date of the merger or (2) cashing out the options; and

  •
  shares of restricted stock of Graphic granted in December 2002 and shares of restricted stock of Graphic granted under Graphic's long-term incentive plans were converted into restricted stock units representing the right to receive our shares, which will vest 1/3 on each of the first three anniversaries of the merger. However, the restricted shares vest in full immediately if (1) the executive's employment is terminated without cause, due to death, disability or retirement, or the executive terminates employment for good reason (as defined below); or (2) upon a change of control.

        At the merger, pursuant to his employment agreement, Mr. Coors received a cash payment of approximately $1.1 million, options worth approximately $0.4 million vested (based on the difference between the exercise price of the option and a Graphic common stock price of $3.99 per share on August 8, 2003) and 386,885 shares of Graphic restricted stock were converted into restricted stock units of the combined company.

        At the time of the merger, pursuant to his employment agreement, Mr. Scheible received a cash payment of approximately $0.9 million, options worth $0.3 million vested (based on the difference between the exercise price of the option and a Graphic common stock price of $3.99 per share on August 8, 2003) and 315,574 shares of Graphic restricted stock were converted into restricted stock units of the combined company.

        If, during the term of their respective employment agreements, the employment of either Mr. Coors or Mr. Scheible is terminated without cause or by him for good reason (as defined below), he would be entitled to receive (in addition to accrued amounts), the following amounts and benefits:

  •
  the greater of the amount of such executive's highest bonus under our bonus plan (or comparable Graphic bonus plan) and the annual bonus paid or payable to such executive under our short-term incentive plan or plans;

  •
  a lump sum in cash equal to three times:

  •
  his highest annual base salary for any of the past three years;

    •
    an amount equal to his highest base salary during any of the past three years multiplied by the highest percentage payout of bonus under a short-term incentive plan paid or accrued during any of the past three years; and

    •
    the highest one-year cash equivalent amount of fringe benefits paid in any of the past three years;

  •
  any benefits due under any supplemental executive retirement plan in accordance with the provisions of the plan, with the amount of benefits to be adjusted to reflect five additional years of service and five additional years of age (with such additional years of service to decrease by one for each year of employment following the merger);

  •
  welfare benefits for the executive officer and his family for three years or, if earlier, until the executive officer receives such benefits through subsequent employment; and

  •
  outplacement services for one year (with a cost not to exceed $15,000).

        For purposes of these employment agreements, "good reason" means the termination of employment by the executive officer within 90 days following the occurrence of any of the following events without the executive's consent:

  •
  material diminution of his title, responsibilities and duties;

  •
  failure to pay compensation;

  •
  failure to pay the gross-up described below;

  •
  purported termination of employment otherwise than as expressly permitted by the agreement; or

  •
  mandatory relocation, other than in connection with a promotion, of the executive's principal office to a location more than thirty-five miles from the location of such office as of the time of the merger.

        If any payments that resulted from the merger or from the termination of the executive's employment without cause or for good reason constitute an excess parachute payment (as defined under Section 280G(b)(2) of the Code), the executive would receive a full gross-up payment to compensate the executive for the amount of the tax owed.

        Under the terms of their respective employment agreements, each of Mr. Coors and Mr. Scheible agrees that, during the term of his employment with us and for a period of two years thereafter if his employment with us is terminated for any reason before the end of the three year term, he will not:

  •
  directly or indirectly own, manage, operate, lend money to or participate in the ownership, management, operation or control of, or be connected as a director, officer, employee, partner, consultant, agent or independent contractor with a business or organization in the printing and packaging business in a capacity that assists such competitor in a material respect in the printing and packaging business in the geographic areas where we or any of our subsidiaries or affiliates operate;

  •
  own a controlling interest in a business that competes in a material respect in the printing or packaging business in the geographic areas where we or any of our subsidiaries or affiliates operate; or

  •
  solicit or interfere with our suppliers, customers or employees or any of our subsidiaries or affiliates.

        The employment agreements do provide, however, that neither Mr. Coors nor Mr. Scheible will be in violation of the foregoing by virtue of the fact that he owns 5% or less of the outstanding common stock of a corporation, if such stock is listed on a national securities exchange, is reported on Nasdaq or is regularly traded in the over-the-counter market by a member of a national securities exchange.

  Salary Continuation Agreement

        On October 1, 1994, Graphic granted stock units to Jeffrey H. Coors, its President and Chief Executive Officer, in an amount approximately equal to Graphic's liability as of January 1, 1994 for the benefit due Mr. Coors under a salary continuation agreement. The stock units replace a cash liability of Graphic and tie his post-retirement benefit to stock value. The stock units are payable in full upon retirement at age 60 or after. The stock units are 50 percent vested at age 50 with 10 years of service and the remaining 50 percent vests in 5 percent increments between ages 51 and 60. 121,343 units were granted, with 85 percent vested at year-end 2002, and the market value at year-end 2002 was $594,095.

Stock Plans

  2003 Long-Term Incentive Plan

        Effective March 25, 2003, Riverwood established the 2003 Riverwood Holding, Inc. Long-Term Incentive Plan, or the 2003 LTIP. The 2003 LTIP provides for the award to eligible participants of (1) stock options, including incentive stock options (within the meaning of Section 422 of the Code); (2) restricted stock and restricted units; (3) stock appreciation rights; (4) incentive stock and incentive units; and (5) deferred shares and supplemental units. Any issuance of (1) options to purchase stock in the combined company or (2) restricted stock in the combined company to Mr. Coors or Mr. Scheible pursuant to their employment agreements, as described above, were issued under the 2003 LTIP.

        Awards may be made to any of our directors, officers or employees, including any prospective employee, and to any of our consultants or advisors selected by the compensation and benefits committee. The number of employees participating in the 2003 LTIP will vary from year to year. A total of 1,521,000 shares of common stock plus shares made available by the cancellation of awards granted pursuant to prior Riverwood plans are authorized to be issued under the 2003 LTIP. Taking into account shares made available by canceled awards, as of October 31, 2003 5,434,596 shares of common stock may be issued under the 2003 LTIP. As of October 31, 2003, 4,713,534 shares were subject to awards under the 2003 LTIP.

        The 2003 LTIP will have a ten-year term. The board of directors or the compensation and benefits committee may amend, suspend or terminate the 2003 LTIP. The expiration of the term of the plan, or any amendment, suspension or termination will not adversely affect any outstanding award held by a participant without the consent of the participant.

        In the event of a change in control (as defined in the 2003 LTIP) all outstanding stock options shall, at the discretion of the compensation and benefits committee, become fully exercisable or be canceled in exchange for a payment in cash equal to the product of (1) the excess of the change in control price over the option exercise price, and (2) the number of shares of common stock covered by such stock options. All other awards granted under the 2003 LTIP will become vested and shall be immediately transferable or payable. In the event that a change in control is a result of a merger or consolidation or a result of the sale or transfer of substantially all of our assets to a non-affiliate, a participant whose employment or service is terminated due to death or disability (as defined under the 2003 LTIP) by us for reasons other than cause (as defined under the 2003 LTIP)

on or after the date that such transaction is approved by our stockholders will be treated as continuing to be employed or retained until the occurrence of the change in control.

  Directors Stock Incentive Plan

        On June 5, 2003, Riverwood's board of directors adopted the 2003 Riverwood Holding, Inc. Directors Stock Incentive Plan, or the directors stock incentive plan. Riverwood's stockholders approved the directors stock incentive plan on June 9, 2003. The directors stock incentive plan provides for the grant of fee share awards, elective share awards and phantom stock.

        Only members of our board of directors who are not our employees are eligible to participate in the directors stock incentive plan. The maximum number of shares of common stock authorized to be issued under the directors stock incentive plan is 3,750,000.

        In the event of a change in control (as defined in the 2003 LTIP) all awards granted to a director will become vested and be immediately transferable or payable.

  2002 Stock Incentive Plan

        Effective January 1, 2002, Riverwood established the Riverwood Holding, Inc. 2002 Stock Incentive Plan, or the 2002 stock incentive plan. The 2002 stock incentive plan provides for the award of nonqualified stock options or restricted stock units, subject to the terms and conditions thereunder. Before the completion of the merger, the 2002 stock incentive plan was amended to preclude the future grant of awards.

        Executive officers and other key management employees of Riverwood selected by the board have been granted awards under the 2002 stock incentive plan. The maximum number of shares of common stock authorized to be issued under the 2002 stock incentive plan is 10,013,549. As of October 31, 2003, 7,018,868 shares of common stock were subject to awards under the 2002 stock incentive plan.

        In the event of a change in control (as defined in the supplemental plan), all outstanding stock options will become vested and will be cancelled in exchange for a payment equal to the product of (1) the excess of the change in control price over the option exercise price and (2) the number of shares of common stock covered by such stock options. All restricted stock units will become fully vested upon a change in control and each holder of such restricted stock units will receive a payment equal to the product of (x) the change in control price and (y) the number of shares of common stock underlying the restricted stock units. Payments with respect to the cancelled stock options and restricted stock units may, at the discretion of the board, be made in shares of publicly traded common stock of the acquiring entity. The merger did not constitute a change in control under this plan.

  1999 Long Term Incentive Plan

        Effective February 24, 1999, Riverwood established the Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan, or the 1999 LTIP. The 1999 LTIP provides for the award of nonqualified stock options, incentive stock units and certain payments, subject to the terms and conditions thereunder. Before the completion of the proposed merger, the 1999 LTIP was amended to preclude the future grant of awards.

        Executive officers and other key management employees of Riverwood selected by the board were granted awards under the 1999 LTIP. The number of participants in the 1999 LTIP has varied from year to year. The maximum number of shares of common stock authorized to be issued under the 1999 LTIP is 6,955,533. As of October 31, 2003, 987,530 shares of common stock were subject to awards under the 1999 LTIP.

        In the event of a change in control (as defined in the 1999 LTIP), all outstanding stock options will become vested and will be cancelled in exchange for a payment equal to the product of (1) the excess of the change in control price over the option exercise price, and (2) the number of shares of common stock covered by such stock options. Payments will be made in respect of the incentive stock units as described above. The merger did not constitute a change in control under this plan.

  1996 Stock Incentive Plan

        Effective April 8, 1996, Riverwood established the Riverwood Holding, Inc. Stock Incentive Plan, or 1996 stock incentive plan. The 1996 stock incentive plan provides for the granting of nonqualified stock options and rights to purchase common stock subject to the terms and conditions thereunder. Before the completion of the merger, the 1996 stock incentive plan was amended to preclude the future grant of awards.

        Executive officers and other key management employees of Riverwood selected by the board have been granted awards under the 1996 stock incentive plan. The number of participants in the 1996 stock incentive plan has varied from year to year.

        The maximum number of shares common stock authorized to be issued under the 1996 stock incentive plan is 10,502,505. As of October 31, 2003, 4,162,494 shares of common stock were subject to awards under the 1996 stock incentive plan.

        In the event of a change in control (as defined in the 1996 stock incentive plan), each unvested option held by an option holder will become vested. Each vested stock option will be cancelled in exchange for a cash payment equal to the product of (1) the excess of the price paid for a share of common stock in the transaction constituting the change in control over the per share exercise price of the vested option and (2) the number of shares of common stock underlying such vested option. The merger did not constitute a change in control under this plan.

PRINCIPAL STOCKHOLDERS

        The following table sets forth certain information as of October 31, 2003, regarding the beneficial ownership of our common stock. The table includes:

  •
  Each person who is known by us to be the beneficial owner of more than 5% of the outstanding common stock;

  •
  Each of our directors;

  •
  Our executive chairman and each of our executive officers named in "Management — Our Executive Officers;" and

  •
  All of our directors and executive officers as a group.

        Except as otherwise indicated, the persons and entities listed below have sole voting and investment power with respect to all shares of common stock beneficially owned by them, except to the extent such power may be shared with a spouse.

Name	Number of Shares	Percent of Class
5% Stockholders:
Grover C. Coors Trust(1)(2)(3)	51,211,864	25.8%
Jeffrey H. Coors(2)(3)(4)(5)	64,000,629	32.0%
William K. Coors(2)(3)(6)(7)	62,372,278	31.4%
Clayton, Dubilier & Rice Fund V Limited Partnership(3)(8)	34,222,500	17.3%
EXOR Group S.A.(3)(9)	34,222,500	17.3%
The 1818 Fund II, L.P.(10)	11,407,500	5.8%
HWH Investment Pte Ltd(11)	10,647,000	5.4%
Directors and Named Executive Officers:
Kevin J. Conway(12)	0	0
G. Andrea Botta	0	0
John R. Miller	0	0
Martin D. Walker	0	0
Harold R. Logan, Jr.(13)	18,037	(16)
John D. Beckett(13)	50,836	(16)
Robert W. Tieken	0	0
Stephen M. Humphrey(14)	5,366,665	2.6%
David W. Scheible(15)	167,963	(16)
John T. Baldwin	0	0
Daniel J. Blount(14)	160,055	(16)
Stephen A. Hellrung	0	0
Wayne E. Juby	0	0
Steven D. Saucier(14)	225,747	(16)
Donald W. Sturdivant(18)	86,491	(16)
Robert W. Spiller	0	0
Michael R. Schmal(14)	160,299	(16)
All directors and executive officers as a group (18 persons)(2)(4)(5)(12)(13)(14)(15)(17)(18)	70,236,722	34.1%

(1)
Under the trust agreement evidencing the Grover C. Coors Trust, or the Trust, the affirmative vote of a majority of the trustees is required to determine how shares of stock held by the Trust will be voted or to dispose of any shares of stock held by the Trust; therefore, each of the trustees of the Trust disclaims beneficial ownership of shares held by the Trust. The trustees of the Trust are William K. Coors, Jeffrey H. Coors, John K. Coors, Joseph Coors, Jr. and Peter H. Coors, co-trustees. The business address for the Grover C. Coors Trust is Coors Family Trusts, Mailstop VR 900, P.O. Box 4030, Golden, Colorado, 80401.

(2)
Pursuant to the stockholders agreement, the holder has designated and appointed Jeffrey H. Coors and, in case of his inability to act, William K. Coors, as holder's attorney-in-fact to perform all holder's obligations under the stockholders agreement, including but not limited to, holder's obligations with respect to the election of directors and a business combination involving the company. The holder retains voting power with regard to all other matters and sole dispositive power over such shares. The business address for William K. Coors and Jeffrey H. Coors is Graphic Packaging Corporation, 814 Livingston Court, Marietta, GA 30067.

(3)
Excludes the effects of any attribution of beneficial ownership under the stockholders agreement, except as otherwise disclosed.

(4)
Includes (1) 1,726,652 shares of common stock held by the May Kistler Coors Trust dated September 24, 1965, as to which Jeffrey H. Coors has voting and investment power with William K. Coors, Joseph Coors, Jr., John K. Coors and Peter H. Coors as co-trustees; (2) 1,603,489 shares issuable pursuant to options that are currently exercisable; (3) 500 shares held by Jeffrey H. Coors Family, Ltd.; (4) 53,429 shares of common stock held in joint tenancy with spouse; and (5) 30,000 shares held by spouse. Excludes 226,321 shares of common stock issuable upon the earlier of (i) January 1, 2004; March 1, 2005; and February 10, 2010 (but only with respect to 18,375 shares; 20,826 shares; and 22,965 shares, respectively) or (ii) holder's retirement, death, disability, or termination of employment, with respect to the entire 226,321 shares irrespective of the date of the occurrence.

(5)
Pursuant to the stockholders agreement, Jeffrey H. Coors is deemed to beneficially own 61,747,379 shares of common stock.

(6)
Includes (1) 153,691 shares held in joint tenancy with spouse; (2) 5,638 shares issuable pursuant to options that are currently exercisable; and (3) 1,726,652 shares of common stock held by the May Kistler Coors Trust, as to which William K. Coors has voting and investment power with Jeffrey H. Coors, Joseph Coors, Jr., John K. Coors, and Peter H. Coors as co-trustees.

(7)
Pursuant to the stockholders agreement, William K. Coors is deemed to beneficially own 62,212,949 shares of common stock.

(8)
CD&R Associates V Limited Partnership, a Cayman Islands exempted limited partnership, is the general partner of the CDR fund, a Cayman Islands exempted limited partnership, and has the power to direct the CDR fund as to the voting and disposition of shares held by the CDR fund. CD&R Investment Associates II, Inc., a Cayman Islands exempted company, is the managing general partner of Associates V and has the power to direct Associates V as to its direction of the CDR fund's voting and disposition of the shares held by the CDR fund. No person controls the voting and dispositive power of CD&R Investment Associates II, Inc. with respect to the shares owned by the CDR fund. Each of Associates V and CD&R Investment Associates II, Inc. expressly disclaims beneficial ownership of the shares owned by the CDR fund. The business address for each of the CDR fund, Associates V and CD&R Investment Associates II, Inc. is 1403 Foulk Road, Suite 106, Wilmington, Delaware 19803.

(9)
Giovanni Agnelli e C. S.A.P.A.Z., an Italian company, is the beneficial owner of more than 60% of the equity interests of EXOR Group S.A. The business address for EXOR Group S.A. is 22-24, Boulevard Royal, L-2449 Luxembourg.

(10)
The business address for The 1818 Fund II, L.P. is c/o Brown Brothers Harriman & Co., 140 Broadway, 16th Floor, New York, NY 10005.

(11)
The beneficial owner of HWH Investment Pte Ltd is Government of Singapore Investment Corporation (Ventures) Pte Ltd which is beneficially owned by Minister for Finance Inc. of the Government of Singapore. The business address for HWH Investment Pte Ltd is 250 North Bridge Road, Singapore 179101, Republic of Singapore.

(12)
Does not include 34,222,500 shares of common stock owned by the CDR fund. Mr. Conway may be deemed to share beneficial ownership of the shares owned of record by the CDR fund by virtue of his status as a stockholder of CD&R Investment Associates II, Inc., the managing general partner of Associates V, but he expressly disclaims such beneficial ownership of the shares owned by the CDR fund. See note 8.

(13)
Includes shares issuable pursuant to options that are exercisable, as follows: John D. Beckett — 5,638; Harold R. Logan, Jr. — 2,000.

(14)
Includes options to purchase 5,214,565, 164,907, 114,425 and 129,879 shares of common stock which may be exercised by Messrs. Humphrey, Saucier, Blount and Schmal, respectively.

(15)
Includes 4,253 shares held by the 401(k) Plan and 163,710 shares issuable pursuant to options that are exercisable.

(16)
Less than 1%.

(17)
Includes for all directors and executive officers, a total of 7,481,378 shares of common stock issuable pursuant to options that are exercisable.

(18)
Includes 2,851 shares held by 401(k) plan and 82,765 shares issuable pursuant to options that are exercisable.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Combined Company

  Voting Agreement

        Riverwood and the Coors family stockholders of Graphic entered into a voting agreement, dated as of March 25, 2003, as amended, with respect to the shares owned by the Coors family stockholders or acquired during the term of the voting agreement. Pursuant to the voting agreement, each of the Coors family stockholders agreed that, at any meeting of the stockholders of Graphic called to vote upon the merger and the merger agreement, each of them would vote all of the shares of common and convertible preferred stock owned by such stockholder in favor of the approval of the merger agreement. Each of the Coors family stockholders further agreed that at any meeting of the stockholders of Graphic, each of them would vote all of the shares owned by such stockholder against:

  •
  any other merger, consolidation, combination, sale or transfer of a material amount of assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Graphic;

  •
  any amendment to Graphic's articles of incorporation or bylaws or other proposal or transaction that would delay, impede, frustrate, prevent or nullify the merger and the other transactions contemplated by the merger agreement; and

  •
  any amendment to Graphic's articles of incorporation or bylaws or other proposal that would change the voting rights of the shares subject to the voting agreement other than in connection with the merger.

        The Coors family stockholders, in aggregate, owned 13,481,548 shares of Graphic's outstanding common stock as of March 25, 2003 and had the right to acquire an additional 946,939 shares of common stock upon exercise of currently exercisable options. The Trust owned all 1,000,000 shares of the outstanding convertible preferred stock, which were entitled to vote separately as a class and to cast a total of 24,242,424 votes with the holders of Graphic common stock in the vote on the merger agreement. In aggregate, the shares covered by the voting agreement represented approximately 65.1% of the combined voting power of Graphic's capital stock and 100% of the outstanding voting power of Graphic preferred stock as of March 25, 2003. In addition, the executive officers and directors of Graphic, representing approximately 0.6% of the combined voting power of Graphic's capital stock, had advised us that they intended to vote their shares in favor of the merger agreement.

        In addition, pursuant to the voting agreement, the Trust, the holder of Graphic convertible preferred stock, agreed to convert all of the outstanding shares of the convertible preferred stock into Graphic common stock. In consideration for the Trust's conversion of the convertible preferred stock, Riverwood agreed to pay the Trust, in cash, a conversion payment, in an amount equal to the estimated present value, calculated using a discount rate of 8.5%, of dividends payable to the Trust on the convertible preferred stock from the date of closing of the merger through August 15, 2005, the first date on which Graphic could have redeemed the convertible preferred stock. Such payment made in consideration for the conversion of the convertible preferred stock was approximately $19.8 million.

        Irrevocable Proxy.    Each of the Coors family stockholders agreed to designate and appoint Jeffrey H. Coors and, in the case of his inability to act, William K. Coors, family representative and attorney-in-fact to perform all acts required, authorized or contemplated by the voting agreement to be performed by any of the Coors family stockholders (including voting the shares of Graphic owned by such Coors family stockholder in the manner described above).

        Transfer Restrictions.    Each of the Coors family stockholders agreed not to transfer any of the shares owned by such Coors family stockholder, or grant any proxies or enter into any voting agreements with respect to such shares other than the voting agreement with Riverwood. There is an exception to the general prohibition on transfer for transfer of shares to other Coors family stockholders or to certain other affiliated parties, if the transferees agree to be bound by the terms of the voting agreement. The Coors family stockholders also were prohibited from acquiring additional shares of Graphic stock except for other Coors family stockholder shares already subject to the voting agreement and acquisitions under employee benefit plans for Coors family stockholders who were employees of Graphic.

  Stockholders Agreements

        The Coors family stockholders, the CDR fund and Exor (who are stockholders of Graphic Packaging Corporation), and Riverwood (which is succeeded by Graphic Packaging Corporation) entered into a stockholders agreement, dated as of March 25, 2003, as amended, under which the parties thereto have made certain agreements regarding matters further described below, including the voting of their shares and the governance of the combined company. Riverwood and certain other entities that are stockholders of Graphic Packaging Corporation entered into a transfer restrictions and observation rights agreement, dated March 25, 2003, or the other stockholders side letter, under which the parties thereto have made certain agreements regarding matters further described below, including observation rights and restrictions on the transfer of Graphic Packaging Corporation common stock. The parties to the other stockholders side letter are Riverwood, The 1818 Fund II, L.P., HWH Investment Pte Ltd, J.P. Morgan Partners (BHCA), L.P., First Plaza Group Trust, Madison Dearborn Capital Partners, L.P. and Wolfensohn-River LLC. We refer to the parties to the other Riverwood stockholders side letter, other than Riverwood, as the "other Riverwood stockholders."

        Board of Directors.    The stockholders agreement provides that Graphic Packaging Corporation's board of directors would consist of nine members, classified into three classes. Each of the three classes would consist initially of three directors, the initial terms of which would expire, respectively, at the first, second and third annual meetings of stockholders following the merger.

        The board of directors consists of Jeffrey H. Coors (who is Executive Chairman), Harold R. Logan, Jr. and John D. Beckett (who were Graphic directors), Stephen M. Humphrey, Kevin J. Conway, John R. Miller, Martin D. Walker and G. Andrea Botta (who were Riverwood directors) and Robert W. Tieken.

        The stockholders party to the stockholders agreement have further expressed their intention that the board of directors of Graphic Packaging International have the same composition as Graphic Packaging Corporation's board of directors.

        Coors Family Representative.    Pursuant to the stockholders agreement, the Coors family stockholders have appointed Jeffrey H. Coors and, in case of his inability to act, William K. Coors, as the Coors family representative.

        Designation Rights.    The stockholders agreement provides that the Coors family representative, the CDR fund and Exor have the right, subject to requirements related to stock ownership, to designate a person for nomination for election to the board of directors. Each such director is designated to that class of directors whose initial term expires at the third annual meeting of stockholders following the merger.

        The Coors family representative is entitled to designate one person for nomination for election to the board for so long as the Coors family stockholders, in the aggregate, own at least 5% of the fully diluted shares of Graphic Packaging Corporation's common stock. The CDR fund will be entitled to designate one person for nomination for election to the board: (1) for so long as it owns at least 5% of the fully diluted shares of Graphic Packaging Corporation's common stock, or (2) for so long as it owns less than 5% of such shares and the other Riverwood stockholders, the CDR fund and Exor continue to own, in the aggregate, at least 30% of such shares. Exor is entitled to designate one person for nomination for election to the board for so long as it owns at least 5% of the fully diluted shares of Graphic Packaging Corporation's common stock.

        Pursuant to the stockholders agreement, at each meeting of Graphic Packaging Corporation's stockholders at which Graphic Packaging Corporation's directors are to be elected, Graphic Packaging Corporation will recommend that the stockholders elect to Graphic Packaging Corporation's board of directors, the designees of the individuals designated by the Coors family representative, the CDR fund and Exor. In addition, for so long as Stephen M. Humphrey serves as Graphic Packaging Corporation's Chief Executive Officer, the stockholders agreement provides that he will be nominated for election to the board at any meeting of the stockholders at which directors of his class are to be elected.

        Independent Directors.    The stockholders agreement further provides that each of the other directors, not designated in the manner described above, will be an independent director (as defined below) designated for nomination by the nominating and corporate governance committee of the board. In the event that the Coors family representative, the CDR fund or Exor loses the right to designate a person to the board, such designee will resign immediately upon receiving notice from the nominating and corporate governance committee that it has identified a replacement director, and will resign in any event no later than 120 days after the designating person or entity loses the right to designate such designee to the board. At such time as Mr. Humphrey is no longer Graphic Packaging Corporation's Chief Executive Officer, he will similarly resign upon receipt of notice from the nominating and corporate governance committee and, in any event, no later than 120 days after ceasing to serve as Chief Executive Officer.

        An "independent director" is a director who (1) is not an officer or employee of Graphic Packaging Corporation or any of its affiliates, (2) is not an officer or employee of any stockholder party to the stockholders agreement or, if such stockholder is a trust, a direct or indirect beneficiary of such trust and (3) meets the standards of independence under applicable law and the requirements applicable to companies listed on the NYSE.

        Agreement to Vote for Directors; Vacancies.    Each party to the stockholders agreement agrees to vote all of the shares owned by such stockholder in favor of Mr. Humphrey (for so long as he is Graphic Packaging Corporation's Chief Executive Officer) and each of the parties' designees to the board, and to take all other steps within such stockholder's power to ensure that the composition of the board is as contemplated by the stockholders agreement.

        As long as the Coors family representative, the CDR fund or Exor, as the case may be, has the right to designate a person for nomination for election to the board, at any time at which the seat occupied by such party's designee becomes vacant as a result of death, disability, retirement, resignation, removal or otherwise, such party will be entitled to designate for appointment by the remaining directors an individual to fill such vacancy and to serve as a director. Graphic Packaging Corporation and each of the stockholder parties to the stockholders agreement has agreed to take such actions as will result in the appointment to the board as soon as practicable of any individual so designated by the Coors family representative, the CDR fund or Exor.

        At any time at which a vacancy is created on the board as a result of the death, disability, retirement, resignation, removal or otherwise of one of the independent directors before the expiration of his or her term as director, the nominating and corporate governance committee will notify the board of a replacement who is an independent director. Each of Graphic Packaging

Corporation, and the stockholder parties to the stockholders agreement, have agreed to take such actions as will result in the appointment of such replacement to the board as soon as practicable.

        Actions of the Board; Affiliate Agreements.    The stockholders agreement provides that actions of the board will require the affirmative vote of at least a majority of the directors present in person or by telephone at a duly convened meeting at which a quorum is present, or the unanimous written consent of the board, except that a board decision regarding the merger, consolidation or sale of substantially all the assets of Graphic Packaging Corporation would require the affirmative vote of a majority of the directors then in office. In addition, a decision by Graphic Packaging Corporation to enter into, modify or terminate any agreement with an affiliate of the Coors family stockholders, the CDR fund or Exor will require the affirmative vote of a majority of the directors not nominated by a stockholder which, directly or indirectly through an affiliate, has an interest in that agreement.

        Board Committees.    The stockholders agreement provides for the board to have an audit committee, a compensation and benefits committee and a nominating and corporate governance committee as follows:

  •
  The audit committee will have three members, consisting of the directors designated by the CDR fund and the Coors family representative and one independent director, or such other members as the CDR fund and the Coors family representative may mutually agree. The audit committee will have the authority, at its discretion, to invite the director designated by Exor to attend meetings of the audit committee as a non-voting observer.

  •
  The compensation and benefits committee will have three members, consisting of the directors designated by the CDR fund and the Coors family representative and one independent director, or such other members as the CDR fund and the Coors family representative may mutually agree. None of our employees will serve on this committee. The director designated by Exor have the right to attend meetings of the compensation and benefits committee as a non-voting observer.

  •
  The nominating and corporate governance committee will have five members, consisting of the directors designated by the CDR fund, the Coors family representative and Exor and two independent directors, or such other members as the CDR fund, the Coors family representative and Exor shall mutually agree. No employee of the company or its subsidiaries (other than Jeffrey H. Coors) will serve on this committee.

        Each of Graphic Packaging Corporation, and the stockholders party to the stockholders agreement, have agreed to take all steps within its power to ensure that the composition of the board's committees are as provided in the stockholders agreement. The rights described above of each of the CDR fund, the Coors family representative and Exor to have its director designee sit as a member of board committees will cease at such time as such stockholder holds less than 5% of Graphic Packaging Corporation's fully diluted shares of common stock, except that the CDR fund will continue to have such right so long as the stockholders of Riverwood immediately before the closing of the merger own, in the aggregate, at least 30% of the fully diluted shares of Graphic Packaging Corporation's common stock. The board will fill any committee seats that become vacant in the manner provided in the preceding sentence with independent directors. The board is prohibited from forming an executive committee.

        Observation and Information Rights; Directors Emeritus.    The stockholders agreement provides that The 1818 Fund II, L.P., a stockholder of Riverwood before the merger, would have the right to designate Lawrence C. Tucker to attend meetings of the board of directors and to receive copies of all written materials provided to the board. This right will terminate at such time as The 1818 Fund II, L.P. transfers (other than to affiliated permitted transferees) 50% or more of Graphic

Packaging Corporation's common stock held by such entity at the closing of the merger. The 1818 Fund II, L.P. has entered into the other stockholders side letter, which obligates it to abide by certain terms and conditions in connection with the exercise of this right. Mr. Tucker will not have any right to vote on any matter presented to the board.

        With certain specified exceptions, each of the other Riverwood stockholders had the right to receive copies of all written materials provided to the board. This right will terminate, with respect to each other stockholder, at such time as such other stockholder transfers (other than to affiliated permitted transferees) 50% or more of Graphic Packaging Corporation's common stock held by such other stockholder at the closing of the merger. The other stockholders side letter obligates each other stockholder to abide by certain terms and conditions in connection with the exercise of this right.

        Under the stockholders agreement, the Coors family representative has the right to designate William K. Coors as an emeritus director of the combined company, and the CDR fund has the right to designate B. Charles Ames as an emeritus director of the combined company. In such capacities, Mr. William Coors and Mr. Ames have the right to attend meetings of the board and to receive copies of all written materials provided to the board. Mr. William Coors' position as emeritus director will terminate at such time as the Coors family stockholders, in the aggregate, hold less than 5% of the fully diluted shares of Graphic Packaging Corporation's common stock. Mr. Ames' position as emeritus director will terminate at such time as the CDR fund holds less than 5% of the fully diluted shares of Graphic Packaging Corporation's common stock and the stockholders of Riverwood immediately before the time of the closing of the merger hold, in the aggregate, less than 30% of the fully diluted shares of Graphic Packaging Corporation's common stock. Mr. William Coors and Mr. Ames do not have any right to vote on any matter presented to the board.

        Mr. Tucker, Mr. William Coors, Mr. Ames and each of the recipients of information rights are obliged to the maintain the confidentiality of information received in connection with the exercise of their respective rights. As Mr. Tucker, Mr. William Coors and Mr. Ames are not serving as our directors, neither of them will be subject to the duties of care and loyalty (including the duty not to seize corporate opportunities for himself) that a director would have to us or our stockholders. We do not believe that usurpation of corporate opportunities by Mr. Tucker, Mr. William Coors or Mr. Ames is a material risk to us.

        Transfer Restrictions.    The stockholders party to the stockholders agreement have agreed not to transfer any of Graphic Packaging Corporation's shares of common stock during the restricted period (defined below), except for (1) transfers to certain affiliated permitted transferees that agree to be bound by the stockholders agreement, and (2) a sale to the public pursuant to an effective registration statement filed under the Securities Act. After the expiration of the restricted period, each such stockholder may also transfer Graphic Packaging Corporation's common stock pursuant to Rule 144 or other applicable exemptions from registration, subject to any holdback obligations that such stockholder may have under the amended and restated registration rights agreement described below. The "restricted period" begins at the time of the merger and continues until the earlier of (1) such time as 50% or more of the issued and outstanding shares of Graphic Packaging Corporation's common stock have been publicly distributed or sold, or are being actively traded on a national securities exchange or interdealer quotation system, and (2) 18 months after the effective time of the merger.

        The stockholders of Riverwood before the completion of the merger other than the CDR fund and Exor, who are each party to the other stockholders side letter, had separately agreed pursuant to that side letter to abide by the transfer restrictions applicable to the stockholder parties to the stockholders agreement, except that such stockholders were permitted to transfer shares of Graphic Packaging Corporation's common stock under Rule 144 and other exemptions after the later of (1) 90 days following the closing of Graphic Packaging Corporation's first secondary offering for which a request is made under the amended and restated registration rights agreement (or immediately following the earlier termination or withdrawal of such offering) and, in any event, no later than March 31, 2004 and (2) December 31, 2003.

        The share certificates owned by each of the stockholder parties to the stockholders agreement and the other stockholders side letter bear customary legends with respect to transfer restrictions.

        Fee Payable to CD&R.    Under the terms of the stockholders agreement, we paid a transaction fee of $10 million to CD&R for assistance in connection with negotiation of all aspects of the merger, including the contribution analysis, financial and business due diligence, structure of the proposed refinancing and arranging for proposals by and handling negotiations with financing sources to provide funds for the refinancing.

        Termination.    The stockholders agreement will remain in effect until terminated by unanimous agreement by us and the stockholder parties or until such time as no more than one of the CDR fund, Exor, the CDR fund and the other stockholders in the aggregate, or the Coors family stockholders holds 5% or more of Graphic Packaging Corporation's outstanding common stock on a fully diluted basis. In addition, the stockholders agreement will terminate as to any stockholder party at such time as such stockholder no longer owns any of Graphic Packaging Corporation's shares of common stock. The confidentiality provisions of the agreement will survive termination.

        The other stockholders side letter will terminate upon the unanimous consent by us and the other stockholders. In addition, the other stockholders side letter will terminate with respect to specified other stockholders at the times provided in the letter. The confidentiality obligations of the other stockholders side letter will survive termination.

  Amended and Restated Registration Rights Agreement

        Graphic Packaging Corporation, the parties to the stockholders agreement and the other stockholders of Riverwood immediately before the merger, are parties to an amended and restated registration rights agreement, dated as of March 25, 2003, under which the parties agreed to amend and restate Riverwood's previous registration rights agreement in connection with the transactions contemplated by the merger agreement. The parties to the amended and restated registration rights agreement are the Coors family stockholders, the CDR fund, Exor and the other Riverwood stockholders.

        The amended and restated registration rights agreement provides that, after the expiration of 90 days from the time of the merger, holders of 15% or more of Graphic Packaging Corporation's outstanding shares of common stock may request that we effect the registration under the Securities Act of all or part of such holder's registrable securities (as defined below). Upon receipt of such a request, we are required to promptly give written notice of such requested registration to all holders of registrable securities and, thereafter, to use our reasonable best efforts to effect the registration under the Securities Act of all registrable securities which we have been requested to register pursuant to the terms of the amended and restated registration rights agreement. After the expiration of 180 days after the closing of an initial secondary offering, holders of 5% or more of Graphic Packaging Corporation's outstanding shares of common stock may again request that we effect the registration under the Securities Act of all or part of such holder's registrable securities. In all cases, our obligations to register the registrable securities are subject to the minimum and maximum offering size limitations set forth below.

        With respect to the first two requests to effect registration of registrable securities, we are not required to effect such registration if such requests relate to less than 15% of the outstanding shares of common stock or, without the approval of the board of directors, more than 25% of the outstanding shares. Any request for registration of registrable securities after the first two requests will be subject to a minimum offering size of 5% of Graphic Packaging Corporation's outstanding shares of common stock.

        "Registrable securities" means:

  •
  all Graphic Packaging Corporation's shares of common stock owned by the CDR fund, Exor or the other stockholders;

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  all Graphic Packaging Corporation's shares of common stock issued to the Coors family stockholders in connection with the merger;

  •
  all securities that were registrable securities under the original registration rights agreement;

  •
  all Graphic Packaging Corporation's shares of common stock issued after March 25, 2003 to members of management or directors of the combined company for so long as any such shares constitute restricted securities; and

  •
  any securities issued or issuable with respect to any of Graphic Packaging Corporation's common stock referred to above as a result of a conversion, exchange, stock dividend or distribution, stock split or reverse stock split, combination, recapitalization, merger, consolidation or other reorganization thereof.

        If a stockholder party to the amended and restated registration rights agreement requests registration of any of its shares, we are required to prepare and file a registration statement with the SEC as soon as possible, and no later than 60 days after receipt of the request.

        We will pay all expenses in connection with the first four successfully effected registrations requested.

        The stockholders party to the amended and restated registration rights agreement have the right to request that any offering requested by them under the amended and restated registration rights agreement be an underwritten offering. We have the right to select one or more underwriters to administer the requested offering, but the selection of underwriters is subject to approval by the holders of a majority of the shares to be included in the offering.

        The amended and restated registration rights agreement also provides that, with certain exceptions, the parties thereto have certain incidental registration rights in the event that we at any time propose to register any of Graphic Packaging Corporation's equity securities and the registration form to be used may be used for the registration of securities otherwise registrable under the registration rights agreement.

        In addition to the provisions set forth above, the amended and restated registration rights agreement contains other terms and conditions including those customary to agreements of this kind.

        Termination.    The amended and restated registration rights agreement terminates on the earliest of its termination by unanimous consent of the parties, the date on which no shares subject to the agreement are outstanding, or Graphic Packaging Corporation's dissolution, liquidation or winding up.

Riverwood

        The CDR fund, which was one of Riverwood's largest stockholders, is a private investment fund managed by CD&R. The general partner of the CDR fund is CD&R Associates V Limited Partnership, or Associates V, and the general partners of Associates V are CD&R Investment Associates II Inc., or Associates II, Inc., CD&R Investment Associates, Inc., a Delaware corporation, and CD&R Cayman Investment Associates, Inc., a Cayman Islands exempted company. Mr. Ames, who is a principal of CD&R, a director of Investment Associates II and a limited partner of Associates V, was Riverwood's Chairman. Mr. Conway, who is a principal of CD&R, a director of Investment Associates II and a limited partner of Associates V, is one of our directors. See "Management." The CDR fund purchased $225 million of equity of Riverwood in connection with the 1996 merger.

        CD&R is a private investment firm which is organized as a Delaware corporation. CD&R is the manager of a series of investment funds, including the CDR fund. CD&R generally assists in structuring, arranging financing for and negotiating the transactions in which the funds it manages invest. After the consummation of such transactions, CD&R generally provides management and financial advisory and consulting services to the companies in which its investment funds have invested during the period of such fund's investment. Such services include helping the company to establish effective banking, legal and other business relationships and assisting management in developing and implementing strategies for improving the operational, marketing and financial performance of the company.

        Pursuant to a consulting agreement dated as of March 27, 1996, CD&R received an annual fee (and reimbursement of out-of-pocket expenses) for providing management and financial consulting services to Riverwood. Pursuant to the new stockholders agreement, CD&R no longer has a consulting agreement with us. During the year ended December 31, 2002, Riverwood paid CD&R annual fees in the amount of $470,000 for providing such management and financial consulting services. Under the terms of the stockholders agreement, we paid a transaction fee of $10 million to CD&R for assistance in connection with negotiation of all aspects of the merger, including the contribution analysis, financial and business due diligence, structure of the proposed refinancing and arranging for proposals by and handling negotiations with financing sources to provide funds for the refinancing.

        CD&R, the CDR fund, Riverwood, RIC and RIC Holding, Inc. entered into an indemnification agreement dated as of March 27, 1996, pursuant to which Riverwood, RIC Holding, Inc. and RIC, agreed to indemnify CD&R, the CDR fund, Associates V, Associates II, Inc., together with any other general partner of Associates V, and their respective directors, officers, partners, employees, agents, advisors, representatives and controlling persons against certain liabilities which arose under the federal securities laws, liabilities arising out of the performance of the consulting agreement and certain other claims and liabilities.

        Riverwood did not have any formal policy to address conflicts of interest with related parties.

  Registration and Participation Agreement

        Each of the 5% stockholders and certain other holders of Riverwood's common stock and options to purchase Riverwood's common stock, including certain executive officers and key employees, were parties to a registration rights and participation agreement, dated March 27, 1996. This agreement has been superseded by the amended and restated registration rights agreement which became effective in connection with the merger. See "— Combined Company — Amended and Restated Registration Rights Agreement."

  Stockholders Agreement

        Riverwood's stockholders agreement terminated at the time of the closing of the merger. The Coors family stockholders, the CDR fund, Exor and we are parties to a new stockholders agreement, dated as of March 25, 2003, as amended by amendment no. 1, dated as of April 29, 2003, and by amendment no. 2, dated as of June 12, 2003. Certain other stockholders of

Riverwood are party to the other Riverwood stockholders side letter. See "— Combined Company — Stockholders Agreements."

  Management

        In November 1999, Riverwood lent Mr. Humphrey $5,000,000 pursuant to a full-recourse non-interest bearing promissory note entered into by Mr. Humphrey and Riverwood, which was amended in December 2001. The promissory note will generally become due and payable on March 26, 2007, or, earlier, if Mr. Humphrey voluntarily terminates his employment other than for "good reason" or if we terminate his employment for "cause," in each case, as defined in Mr. Humphrey's employment agreement. If payment on the note is not made when due, the payment will bear interest, payable on demand, equal to 5.93% per year. Interest will also be payable on any amount that is prepaid. The note, together with any interest accrued thereon, will be forgiven and will not have to be repaid if, on or prior to March 26, 2007, Mr. Humphrey terminates his employment for "good reason," we terminate Mr. Humphrey's employment without "cause" or because of his "disability," in each case as defined in his employment agreement, or Mr. Humphrey's employment terminates because of his death.

        During 2002 and through March 1, 2003, Riverwood repurchased 12,500 shares of Riverwood common stock (before giving effect to Riverwood's stock split) from management investors at $120.00 per share.

        Effective January 1, 2002, Riverwood adopted a 2002 Stock Incentive Plan that provided for, among other things, the grant of options to purchase shares of Riverwood common stock and restricted stock units with respect to a maximum of 658,353 shares of Riverwood common stock (before giving effect to Riverwood's stock split).

        Effective March 25, 2003, Riverwood established the 2003 Long-Term Incentive Plan that provided for, among other things, the grant of options to purchase shares of Riverwood common stock, restricted stock and restricted units, stock appreciation rights, incentive stock and incentive units, and deferred shares and supplemental units with respect to 100,000 shares of Riverwood common stock (before giving effect to Riverwood's stock split).

Graphic

        William K. Coors, Joseph Coors, Jr., Jeffrey H. Coors (who was Graphic's President and Chief Executive Officer), John K. Coors, J. Bradford Coors, Peter H. Coors and Melissa E. Coors are co-trustees of one or more of the Coors family trusts, which collectively owned approximately 41% of Graphic's common stock, 100% of the convertible preferred stock, and 31% of the non-voting common stock of Adolph Coors Company. In addition, one of those trusts owns 100% of the voting common stock of Adolph Coors Company and a related entity owns 100% of CoorsTek, Inc., Jeffrey H. Coors, John K. Coors, Joseph Coors, Jr., and Peter H. Coors are brothers. Jeffrey H. Coors is Executive Chairman and a director of Graphic Packaging Corporation, GPI Holding and Graphic Packaging International. J. Bradford Coors is the son of Joseph Coors, Jr. J. Bradford Coors is an employee of Coors Brewing Company. Melissa E. Coors is Peter H. Coors' daughter and she is an employee of Coors Brewing Company. William K. Coors is an emeritus director of Graphic Packaging Corporation. Peter H. Coors is an executive officer and director of Adolph Coors Company and chairman of Coors Brewing Company. John K. Coors is an executive officer and director of CoorsTek, Inc. Graphic, Adolph Coors Company, and CoorsTek, Inc., or their subsidiaries, have certain business relationships and have engaged or propose to engage in certain transactions with one another, as described below.

  Transactions with Adolph Coors Company

        On December 28, 1992, Graphic was spun off from Adolph Coors Company and since that time Adolph Coors Company had no ownership interest in Graphic. However, certain Coors family trusts had significant interests in both Graphic and Adolph Coors Company. Graphic also entered into various business arrangements with the Coors family trusts and related entities from time-to-time since its spin-off. Graphic's policy was to negotiate market prices and competitive terms with all third parties, including related parties.

        Graphic originated as the packaging division of Coors Brewing Company, a subsidiary of Adolph Coors Company. At the time of spin-off from Adolph Coors Company, Graphic entered into an agreement with Coors Brewing Company to continue to supply its packaging needs. The initial agreement had a stated term of five years. Graphic subsequently entered into a new agreement which extended the supply relationship through March 2003. In the first quarter of 2003, Graphic executed a new supply agreement, effective April 1, 2003, with Coors Brewing Company that will not expire until December 31, 2006. We continue to sell packaging products to Coors Brewing Company. Coors Brewing Company accounted for approximately $15 million of our consolidated net sales for the three months ended September 30, 2003. Total sales under the packaging contract have been a material source of revenue for Graphic, accounting for sales of approximately $111 million in 2002 (representing approximately 10% of Graphic's consolidated gross revenue in 2002). The loss of Coors Brewing Company as a customer in the foreseeable future could have a material effect on our results of operations and cash flows.

        One of our subsidiaries, Golden Equities, Inc., is the general partner in a limited partnership in which Coors Brewing Company is the limited partner. Prior to the merger, Golden Equities, Inc. was a subsidiary of Graphic. The partnership owns, develops, operates and sells certain real estate previously owned directly by Coors Brewing Company or Adolph Coors Company. Distributions were allocated equally between the partners until late 1999 when Coors Brewing Company recovered its investment. Thereafter, distributions were made 80% to Graphic as the general partner and 20% to Coors Brewing Company. No distributions were made in the first nine months of 2003, and distributions to Coors Brewing in the remainder of 2003 are estimated to be less than $100,000. Distributions in 2002 were $2.0 million to Graphic and $0.5 million to Coors Brewing Company. No distributions were made in 2001. Distributions in 2000 were approximately $0.8 million to Coors Brewing Company and $3.2 million to Graphic. Coors Brewing Company's share of the partnership net assets at December 31, 2002 and 2001 was $3.9 million and $4.4 million, respectively, and is reflected as minority interest on our consolidated balance sheet. Coors Brewing Company's allocated share of the partnership's profit was $0 in 2002, 2001 and 2000.

  Transactions with CoorsTek, Inc.

        The spin-off of CoorsTek, Inc. from Graphic was made pursuant to a distribution agreement between Graphic and CoorsTek, Inc. in December 1999. It established the procedures to effect the spin-off and contractually provided for the distribution of the CoorsTek, Inc. common stock to the stockholders of Graphic, the allocation to CoorsTek, Inc. of certain assets and liabilities and the transfer to and assumption by CoorsTek, Inc. of those assets and liabilities. In the distribution agreement, CoorsTek, Inc. agreed to repay all outstanding intercompany debt owed by CoorsTek, Inc. to Graphic together with a special dividend. The total amount of the repayment and the special dividend was $200 million. Under the distribution agreement, Graphic and CoorsTek, Inc. each agreed to retain, and to make available to the other, books and records and related assistance for audit, accounting, claims defense, legal, insurance, tax, disclosure, benefit administration and other business purposes. CoorsTek, Inc. also agreed to indemnify Graphic if the

CoorsTek, Inc. spin-off is taxable under certain circumstances or if Graphic incurred certain liabilities.

        The tax sharing agreement defines the parties' rights and obligations with respect to deficiencies and refunds of federal, state and other taxes relating to the CoorsTek, Inc. business for tax years prior to the CoorsTek, Inc. spin-off and with respect to certain tax attributes of CoorsTek, Inc. after the CoorsTek, Inc. spin-off. In general, Graphic was responsible for filing consolidated federal and combined or consolidated state tax returns and paying the associated taxes for periods through December 31, 1999. CoorsTek, Inc. was required to pay Graphic an amount equal to the taxes that CoorsTek, Inc. would have been required to pay on a stand-alone basis with respect to such combined or consolidated tax returns. Graphic and CoorsTek, Inc. agreed to cooperate with each other and to share information in preparing such tax returns and in dealing with other tax matters. Graphic and CoorsTek, Inc. each were responsible for their own taxes other than those described above.

  Other Related Party Transactions

        On March 31, 2000, Graphic sold the net assets of its GTC Nutrition subsidiary to an entity controlled by a member of the Coors family for approximately $0.7 million. GTC Nutrition was a non-core asset that was not strategically in line with Graphic's packaging focus. No gain or loss was recognized as a result of the sale.

        In August 2000, Graphic issued $100.0 million of convertible preferred stock to the Trust. Proceeds were used to fund principal amortization on Graphic's debt due in August 2000. See further discussion of the convertible preferred stock in note 13 to Graphic's consolidated financial statements incorporated by reference in this prospectus.

        In August 2001, Graphic completed a $50.0 million private placement of 10% subordinated unsecured notes. The purchaser of the notes was Golden Heritage, LLC, a company owned by certain Coors family trusts. Proceeds were used to fund principal amortization on Graphic's debt due in August 2001. On February 28, 2002, Graphic repaid the notes in connection with certain refinancing transactions discussed in note 5 to Graphic's consolidated financial statements incorporated by reference in this prospectus.

        In September 2002, Graphic entered into a warehouse sublease with Rocky Mountain Bottle Company, a partnership partially owned by Coors Brewing Company. Graphic's Golden, Colorado facility uses this warehouse space. Annual rent under the sublease is approximately $100 thousand. The sublease term expires in July 2006.

Riverwood—Graphic Supply Agreement

        RIC and GPC, formerly a wholly-owned subsidiary of Graphic, entered into a supply agreement, effective as of July 1, 2000, pursuant to which RIC agreed to sell to GPC, and GPC agreed to purchase from RIC, CUK board through June 30, 2003. Under the terms of the supply agreement, GPC agreed to purchase from RIC its requirements for CUK board for use in certain folding carton manufacturing operations of GPC. Through June 30, 2001, prices for CUK board were based upon pricing terms specified in the agreement. Thereafter, prices for CUK board were adjusted annually based on the Price Watch column of the March edition of the Pulp & Paper Week, or the SBS Index. Notwithstanding any increase or decrease to the SBS Index, the supply agreement provided that prices for CUK board will not be less than the initial pricing terms. Riverwood's revenues under the supply agreement were approximately $52.9 million for the year ended December 31, 2002 and approximately $38.0 million for the period January 1, 2003 to August 8, 2003, the date of the merger. Graphic's purchases under the supply agreement represented approximately 5.7% of cost of goods sold for the year ended December 31, 2002 and approximately 6.5% of cost of goods sold for the period January 1, 2003 to August 8, 2003, the date of the merger. Following the merger, such revenues have been eliminated through consolidation in our consolidated financial statements.

DESCRIPTION OF NEW CREDIT FACILITIES

New Credit Facilities

        On August 8, 2003, we, with a syndicate of lenders, led by JPMorgan Chase Bank, as administrative agent, Deutsche Bank Securities Inc., as syndication agent and Goldman Sachs Credit Partners L.P. and Morgan Stanley Senior Funding, Inc., as documentation agents, entered into a new senior secured credit agreement. Graphic Packaging International is the borrower under the new credit facilities. The following summary is a description of the principal terms of the senior secured credit agreement and the related documents governing the facility, which we refer to as the credit documentation, and is subject to and qualified in its entirety by reference to the credit documentation, copies of which will be made available by us upon request.

        The new credit facilities provide for aggregate maximum borrowings of $1.6 billion under (1) a term loan facility providing for term loans in an aggregate principal amount of $1.275 billion in two tranches, consisting of Tranche A term loans and Tranche B term loans, and (2) a revolving credit facility, providing for up to $325 million in revolving loans to the borrower (including standby and commercial letters of credit) outstanding at any time. In connection with the merger and the refinancing, $1.275 billion was drawn under the term loan facility and approximately $68.0 million was drawn under the revolving credit facility. Undrawn amounts under the revolving credit facility are available on a revolving credit basis for general corporate purposes of the borrower and its subsidiaries.

  Availability of Revolving Credit Loans

        The availability of additional loans under the revolving credit commitment is subject to various conditions precedent including, but not limited to the renewal of the representations and warranties made under the senior secured credit agreement and the absence of any event of default as defined in the senior secured credit agreement.

  Maturity; Prepayments

        The Tranche A term loans and the revolving credit facility mature in 2009. The Tranche B term loans mature in 2010. The principal amount of the Tranche A term loan facility is to be amortized in semi-annual installments over its term on the following amortization schedule: $3.75 million on December 31, 2003 and June 30, 2004, $7.5 million on December 31, 2004 and June 30, 2005, $11.25 million on December 31, 2005 and June 30, 2006, $15.0 million on December 31, 2006 and June 30, 2007, and $18.75 million on December 31, 2007, June 30, 2008, December 31, 2008 and at maturity. The principal amount of the Tranche B term loan facility is to be amortized in semi-annual installments of $5.625 million payable on December 31 and June 30 of each year commencing on December 31, 2003 through December 31, 2009, with a final bullet payment of approximately $1.05 billion at maturity. The amortization schedules for the term loan facilities are adjusted pro rata in the event that less than $1.275 billion in term loans are drawn under the credit agreement.

        Subject to certain exceptions, the new credit facilities are subject to mandatory prepayment and reduction in an amount equal to:

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  the net proceeds of (1) any permitted receivables securitization program, (2) certain debt offerings by the borrower and its respective subsidiaries and (3) certain asset sales by the borrower and its subsidiaries; and

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  a portion of excess operating cash flow (as to be defined) for any fiscal year unless certain leverage ratio targets are met.

        The new credit facilities may also be prepaid at the borrower's option, in whole or in part, without premium or penalty, subject to certain conditions.

  Security; Guarantees

        The obligations of the borrower under the new credit facilities are guaranteed by us and each of our existing or future domestic subsidiaries. In addition, the new credit facilities and the guarantees thereunder are secured by security interests in and pledges of or liens on substantially all of our, and the guarantors', material tangible and intangible assets, including pledges of all the capital stock of certain direct or indirect domestic subsidiaries of the combined company and of up to 65% of the capital stock of each direct foreign subsidiary of the borrower.

  Interest

        At the borrower's election, the interest rates per annum applicable to the loans under the new credit facilities are to be a fluctuating rate of interest measured by reference to either (1) an adjusted London inter-bank offered rate, or LIBOR, plus a borrowing margin or (2) an alternate base rate, or ABR, plus a borrowing margin.

  Fees

        We agreed to certain fees with respect to the new credit facilities, including (1) fees on the unused commitments of the lenders, (2) letter of credit fees on the aggregate face amount of outstanding letters of credit plus a fronting bank fee for the letter of credit issuing bank, (3) quarterly administration fees and (4) arrangement and other similar fees.

  Covenants

        The new credit facilities contain a number of covenants that, among other things, limit or restrict our ability to dispose of assets, incur additional indebtedness, incur guarantee obligations, prepay other indebtedness, make dividends and other restricted payments, create liens, make equity or debt investments, make acquisitions, modify terms of the indentures under which the new notes are issued, engage in mergers or consolidations, change the business conducted by us, make capital expenditures, or engage in certain transactions with affiliates. In addition, under the new credit facilities, we are required to comply with specified financial ratios and tests, including a minimum interest expense coverage ratio, a maximum leverage ratio and maximum capital expenditures.

        The financial covenants in the senior secured credit agreement for the new credit facilities specify, among other things, the following requirements for each four quarter period ended during the following test periods:

Test Period	Consolidated Debt to Credit Agreement EBIDTA Leverage Ratio	Consolidated Credit Agreement EBITDA to Interest Expense Ratio
October 1, 2003 - December 30, 2004	6.40 to 1.00	2.00 to 1.00
December 31, 2004 - December 30, 2005	6.15 to 1.00	2.25 to 1.00
December 31, 2005 - December 30, 2006	5.75 to 1.00	2.35 to 1.00
December 31, 2006 - December 30, 2007	5.25 to 1.00	2.50 to 1.00
December 31, 2007 - December 30, 2008	4.75 to 1.00	2.75 to 1.00
December 31, 2008 - June 30, 2010	4.50 to 1.00	2.90 to 1.00

  Events of Default

        The new credit facilities contain customary events of default including non-payment of principal, interest or fees, failure to comply with covenants, inaccuracy of representations or warranties in any material respect, cross default to certain other indebtedness, loss of lien perfection or priority, material judgments and change of ownership or control.

DESCRIPTION OF NOTES

General

        We issued the old senior notes, and will issue the new senior notes, under an Indenture, dated as of August 8, 2003 (the "Senior Indenture"), among Graphic Packaging International, Inc., as issuer (the "Company"), Graphic Packaging Corporation ("Holding") and GPI Holding, Inc. ("GPI Holding"), as Note Guarantors, and Wells Fargo Bank Minnesota, National Association, as Trustee (the "Senior Note Trustee"). We issued the old senior subordinated notes, and will issue the new senior subordinated notes, under an Indenture, dated as of August 8, 2003 (the "Senior Subordinated Indenture" and, together with the Senior Indenture, the "Indentures"), among the Company, as issuer, Holding and GPI Holding, as Note Guarantors, and Wells Fargo Bank Minnesota, National Association, as Trustee (the "Senior Subordinated Note Trustee" and, together with the Senior Note Trustee, the "Trustees"). The terms of the new senior notes and new senior subordinated notes are identical to the terms of the old senior notes and old senior subordinated notes, respectively, except that the new senior notes and new senior subordinated notes are registered under the Securities Act and will not contain restrictions on transfer or provisions relating to additional interest, will bear a different CUSIP number from the old senior notes and old senior subordinated notes, respectively, and will not entitle their holders to registration rights. New notes will otherwise be treated as old notes for purposes of the Indentures.

        The following is a summary of certain provisions of the Indentures and the notes. It does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indentures, including the definitions of certain terms therein and those terms to be made a part thereof by the Trust Indenture Act of 1939, as amended ("TIA"). The term "Company" and the other capitalized terms defined in "—Certain Definitions" below are used in this "Description of Notes" as so defined. Any reference to a "Holder" or a "Noteholder" in this Description of Notes refers to the Holders of the Senior Notes or the Senior Subordinated Notes, as applicable. Any reference to "Notes" or a "series" of Notes in this Description of Notes refers to the Senior Notes or the Senior Subordinated Notes, as applicable.

Brief Description of the Notes

The Senior Notes

        The Senior Notes are:

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  unsecured Senior Indebtedness of the Company;

  •
  effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such secured Indebtedness and to all Indebtedness and other liabilities (including trade payables) of the Company's Subsidiaries (other than Subsidiaries that become Note Guarantors pursuant to the provisions described below under "—Subsidiary Guarantees");

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  pari passu in right of payment with all existing and future Senior Indebtedness of the Company; and

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  senior in right of payment to all existing and future Subordinated Obligations of the Company.

The Senior Subordinated Notes

        The Senior Subordinated Notes are:

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  unsecured Senior Subordinated Indebtedness of the Company;

  •
  subordinated in right of payment, as set forth in the Senior Subordinated Indenture, to the payment when due of all existing and future Senior Indebtedness of the Company, including the Company's obligations under the Senior Notes and the Senior Credit Facility;

  •
  effectively subordinated to all secured Indebtedness of the Company to the extent of the value of the assets securing such secured Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Company's Subsidiaries (other than any Subsidiaries that become Note Guarantors pursuant to the provisions described below under "—Subsidiary Guarantees");

  •
  pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company; and

  •
  senior in right of payment to all existing and future Subordinated Obligations of the Company.

Principal, Maturity and Interest

The Senior Notes

        The Senior Notes will mature on August 15, 2011. Each Senior Note will bear interest at a rate per annum shown on the front cover of this prospectus from the date of issuance, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in cash to Holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date, on February 15 and August 15 of each year, commencing February 15, 2004. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months.

        An aggregate principal amount of $425.0 million of Senior Notes are currently outstanding. Additional securities may be issued under the Senior Indenture in one or more series from time to time ("Additional Senior Notes"), subject to the limitations set forth under "—Certain Covenants—Limitation on Indebtedness," which will vote as a class with the Senior Notes and otherwise be treated as Senior Notes for purposes of the Senior Indenture.

The Senior Subordinated Notes

        The Senior Subordinated Notes will mature on August 15, 2013. Each Senior Subordinated Note will bear interest at a rate per annum shown on the front cover of this prospectus from the date of issuance, or from the most recent date to which interest has been paid or provided for. Interest will be payable semiannually in cash to Holders of record at the close of business on the February 1 or August 1 immediately preceding the interest payment date, on February 15 and August 15 of each year, commencing February 15, 2004. Interest will be paid on the basis of a 360-day year consisting of twelve 30-day months.

        An aggregate principal amount of $425.0 million of Senior Subordinated Notes are currently outstanding. Additional securities may be issued under the Senior Subordinated Indenture in one or more series from time to time ("Additional Senior Subordinated Notes" and, together with any Additional Senior Notes, the "Additional Notes"), subject to the limitations set forth under "—Certain Covenants—Limitation on Indebtedness," which will vote as a class with the Senior Subordinated Notes and otherwise be treated as Senior Subordinated Notes for purposes of the Senior Subordinated Indenture.

Other Terms

        Principal of, and premium, if any, and interest on, the applicable Notes will be payable, and such Notes may be exchanged or transferred, at the office or agency of the Company in the Borough of Manhattan, The City of New York (which initially shall be the corporate trust office of the applicable Trustee), except that, at the option of the Company, payment of interest may be made by check mailed to the address of the registered holders of such Notes as such address appears in the applicable Note Register.

        The Notes will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000. No service charge will be made for any registration of transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any transfer tax or other similar governmental charge payable in connection therewith.

        The Notes are expected to be designated for trading in The PORTALsm Market.

Optional Redemption

        The applicable series of Notes will be redeemable, at the Company's option, at any time prior to maturity at varying redemption prices in accordance with the applicable provisions set forth below.

        The Senior Notes will be redeemable, at the Company's option, in whole or in part, and from time to time on and after August 15, 2007 and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date. The Company may provide in such notice that payment of the redemption price and the performance of the Company's obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control. The Senior Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on August 15 of the years set forth below:

Period	Redemption Price
2007	104.250%
2008	102.125%
2009 and thereafter	100.000%

        The Senior Subordinated Notes will be redeemable, at the Company's option, in whole or in part, and from time to time on and after August 15, 2008 and prior to maturity at the applicable redemption price set forth below. Such redemption may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date. The Company may provide in such notice that payment of the redemption price and the performance of the Company's obligations with respect to such redemption may be performed by another Person. Any such redemption and notice may, in the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a change of control. The Senior Subordinated Notes will be so redeemable at the following redemption prices (expressed as a percentage of principal amount), plus accrued and unpaid interest, if any, to the relevant redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on August 15 of the years set forth below:

Period	Redemption Price
2008	104.750%
2009	103.167%
2010	101.583%
2011 and thereafter	100.000%

        In addition, at any time and from time to time on or prior to August 15, 2006, the Company at its option may redeem Notes of either series in an aggregate principal amount equal to up to 35% of the original aggregate principal amount of such Notes (including the principal amount of any Additional Notes of such series), with funds in an aggregate amount (the "Redemption Amount") not exceeding the aggregate proceeds of one or more Equity Offerings (as defined below) at a redemption price (expressed as a percentage of principal amount thereof) of 108.500%, for the Senior Notes, and 109.500%, for the Senior Subordinated Notes, in each case plus accrued and unpaid interest, if any, to the redemption date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that an aggregate principal amount of Notes of the applicable series equal to at least 65% of the original aggregate principal amount of such Notes (including the principal amount of any Additional Notes of such series) must remain outstanding after each such redemption. "Equity Offering" means a sale of Capital Stock (x) that is a sale of Capital Stock of the Company (other than Disqualified Stock), or (y) proceeds of which in an amount equal to or exceeding the Redemption Amount are contributed to the Company or any of its Restricted Subsidiaries. The Company may make such redemption upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the redemption date (but in no event more than 180 days after the completion of the related Equity Offering). The Company may provide in such notice that payment of the redemption price and performance of the Company's obligations with respect to such redemption may be performed by another Person. Any such notice may be given prior to the completion of the related Equity Offering, and any such redemption or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the completion of the related Equity Offering.

        At any time prior to August 15, 2007, in the case of the Senior Notes, and August 15, 2008, in the case of the Senior Subordinated Notes, such Notes may also be redeemed or purchased (by the Company or any other Person) in whole or in part, at the Company's option, at a price (the "Redemption Price") equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued but unpaid interest, if any, to, the date of redemption or purchase (the "Redemption Date") (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date). Such redemption or purchase may be made upon notice mailed by first-class mail to each Holder's registered address, not less than 30 nor more than 60 days prior to the Redemption Date. The Company may provide in such notice that payment of the Redemption Price and performance of the Company's obligations with respect to such redemption or purchase may be performed by another Person. Any such redemption, purchase or notice may, at the Company's discretion, be subject to the satisfaction of one or more conditions precedent, including but not limited to the occurrence of a Change of Control.

        "Applicable Premium" means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the principal amount of such Note and (ii) the excess of (A) the present value at such Redemption Date of (1) the redemption price of such Note on August 15, 2007, in the case of a Senior Note, and August 15, 2008, in the case of a Senior Subordinated Note (such redemption price being that described in the second or third paragraph, respectively, of this "Optional

Redemption" section) plus (2) all required remaining scheduled interest payments due on such Note through such date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of such Note on such Redemption Date. Calculation of the Applicable Premium will be made by the Company or on behalf of the Company by such Person as the Company shall designate; provided that such calculation shall not be a duty or obligation of the applicable Trustee.

        "Treasury Rate" means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to such Redemption Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to August 15, 2007, in the case of a Senior Note, and August 15, 2008, in the case of a Senior Subordinated Note; provided, however, that if the period from the Redemption Date to such date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to such date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection

        In the case of any partial redemption, selection of the Notes for redemption will be made by the applicable Trustee on a pro rata basis, by lot or by such other method as such Trustee in its sole discretion shall deem to be fair and appropriate, although no Note of $1,000 in original principal amount or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

Parent Guarantees

        Holding and GPI Holding will, as primary obligors and not merely as sureties, irrevocably and fully and unconditionally Guarantee (the "Parent Guarantees," and each of Holding and GPI Holding in such capacity, a "Parent Guarantor"), on an unsecured senior basis, in the case of Senior Notes, and an unsecured senior subordinated basis, in the case of Senior Subordinated Notes, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the applicable Indenture and the applicable Notes, whether for principal of or interest on the applicable Notes, expenses, indemnification or otherwise (all such obligations guaranteed by each Parent Guarantor being herein called the "Parent Guaranteed Obligations"). Each Parent Guarantor, pursuant to its Parent Guarantee, will agree to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee or the applicable Holders in enforcing any rights under its Parent Guarantee.

        Each Parent Guarantee shall be a continuing Guarantee and shall (i) subject to the next two sentences, remain in full force and effect until payment in full of the principal amount of all outstanding Notes of the applicable series (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other applicable Parent Guaranteed Obligations of the applicable Parent Guarantor then due and owing, (ii) be binding upon such Parent Guarantor and (iii) inure to the benefit of and be enforceable by the applicable Trustee, the applicable Holders and their permitted successors, transferees and assigns.

        Each Parent Guarantor will automatically and unconditionally be released from all obligations under its Parent Guarantee, and its Parent Guarantee shall thereupon terminate and be discharged and of no further force of effect, (i) upon any merger or consolidation of such Parent Guarantor with and into the Company or the other Parent Guarantor, (ii) upon legal or covenant defeasance of the Company's obligations under, or satisfaction and discharge of, the applicable Indenture, or (iii) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all Notes of the applicable series then outstanding and all other applicable Parent Guaranteed Obligations of such Parent Guarantor then due and owing.

        In addition, at the Company's option, each of Holding and GPI Holding will automatically and unconditionally be released from all obligations under its Parent Guarantee, and its Parent Guarantee shall thereupon terminate and be discharged and of no further force and effect, upon the payment in full (by redemption, repurchase, satisfaction and discharge or otherwise), in connection with the Transactions or otherwise, of all outstanding Existing Notes.

        Upon any such occurrence specified in the two preceding paragraphs, the applicable Trustee shall execute any documents reasonably required in order to evidence such release, discharge and termination in respect of the applicable Parent Guarantee. Neither the Company nor either Parent Guarantor shall be required to make a notation on the Notes to reflect either Parent Guarantee or any such release, termination or discharge.

Subsidiary Guarantees

        After the Issue Date, the Company will cause each Significant Domestic Subsidiary that guarantees payment by the Company of any Bank Indebtedness of the Company to execute and deliver to the applicable Trustee a supplemental indenture or other instrument pursuant to which such Subsidiary will guarantee payment of the applicable series of Notes, whereupon such Subsidiary will become a Subsidiary Guarantor for all purposes under the applicable Indenture. The Company will also have the right to cause any other Subsidiary so to guarantee payment of the applicable series of Notes. No Subsidiaries will be Subsidiary Guarantors as of the Issue Date. Subsidiary Guarantees will be subject to release and discharge under certain circumstances prior to payment in full of the applicable series of Notes. See "—Certain Covenants—Future Subsidiary Guarantors."

Ranking

Senior Notes

        The indebtedness evidenced by the Senior Notes will be unsecured Senior Indebtedness of the Company, will rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company and will be senior in right of payment to all existing and future Subordinated Obligations of the Company. The Senior Notes will also be effectively subordinated to all secured Indebtedness and other liabilities (including trade payables) of the Company to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness of its Subsidiaries (other than any Subsidiaries that become Note Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees").

        Each Note Guarantee in respect of Senior Notes will be unsecured Senior Indebtedness of the applicable Note Guarantor, will rank pari passu in right of payment with all existing and future Senior Indebtedness of such Person and will be senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Person. Such Note Guarantee will also be effectively subordinated to all secured Indebtedness of such Person to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Subsidiaries of such Person (other than any Subsidiaries that become Note Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees").

Senior Subordinated Notes

        The indebtedness evidenced by the Senior Subordinated Notes will be unsecured Senior Subordinated Indebtedness of the Company, will be subordinated in right of payment, as set forth in the Senior Subordinated Indenture, to the payment when due of all existing and future Senior Indebtedness of the Company, including the Company's obligations under the Senior Notes and the Senior Credit Facility, will rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of the Company and will be senior in right of payment to all existing and future Subordinated Obligations of the Company. The Senior Subordinated Notes will also be effectively subordinated to any secured Indebtedness of the Company to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Company's Subsidiaries (other than any Subsidiaries that become Note Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees").

        Each Note Guarantee in respect of Senior Subordinated Notes will be unsecured Senior Subordinated Indebtedness of the applicable Note Guarantor, will be subordinated in right of payment, as set forth in the Senior Subordinated Indenture, to the payment when due of all existing and future Senior Indebtedness of such Person, including such Person's obligations under its Note Guarantee, if any of the Senior Notes and such Person's guarantee, if any, of the Senior Credit Facility, will rank pari passu in right of payment with all existing and future Senior Subordinated Indebtedness of such Person and will be senior in right of payment to all existing and future Guarantor Subordinated Obligations of such Person. Such Note Guarantee will also be effectively subordinated to any secured Indebtedness of such Person to the extent of the value of the assets securing such Indebtedness, and to all Indebtedness and other liabilities (including trade payables) of the Subsidiaries of such Person (other than any Subsidiaries that become Note Guarantors pursuant to the provisions described above under "—Subsidiary Guarantees").

        However, payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust described under "—Defeasance" below is not subordinated to any Senior Indebtedness or subject to the restrictions described herein.

Each Series of Notes

        A substantial part of the operations of the Company are conducted through its Subsidiaries. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of the Company, including holders of the applicable series of Notes, unless such Subsidiary is a Subsidiary Guarantor with respect to the applicable series of Notes. As of the Issue Date, none of the Company's Subsidiaries will be Subsidiary Guarantors. The applicable series of Notes, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of Subsidiaries of the Company (other than Subsidiaries, if any, that may become Subsidiary Guarantors in the future with respect to the applicable series of Notes). Certain of the operations of a Subsidiary Guarantor may be conducted through Subsidiaries thereof that are not also Subsidiary Guarantors. Claims of creditors of such Subsidiaries, including trade creditors, and claims of preferred shareholders (if any) of such Subsidiaries will have priority with respect to the assets and earnings of such Subsidiaries over the claims of creditors of such Subsidiary Guarantor, including claims under its Note Guarantee of the applicable series of Notes. Such Note Guarantee, if any, therefore, will be effectively subordinated to creditors (including trade creditors) and preferred shareholders (if any) of such Subsidiaries. Although the applicable Indenture limits the incurrence of Indebtedness (including preferred stock) by certain of the Company's Subsidiaries, such limitation is subject to a number of significant qualifications.

Subordination of Senior Subordinated Notes

        Only Indebtedness of the Company or a Note Guarantor that is Senior Indebtedness will rank senior to such Person's obligations with respect to the Senior Subordinated Notes or its Note Guarantee thereof, as the case may be, in accordance with the provisions of the Senior Subordinated Indenture. Such Person's obligations with respect to the Senior Subordinated Notes and such Person's Note Guarantee, as the case may be, will rank pari passu in right of payment with all other Senior Subordinated Indebtedness of such Person. The Senior Subordinated Indenture will provide that the Company will not Incur, and will not permit any Subsidiary Guarantor to Incur, directly or indirectly, any Indebtedness that is expressly subordinated in right of payment to Senior Indebtedness of the Company or such Subsidiary Guarantor, as the case may be, unless such Indebtedness is pari passu with, or subordinated in right of payment to, the Senior Subordinated Notes or the relevant Note Guarantee, as the case may be. Unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so guaranteed merely because it is not so guaranteed. See "—Certain Covenants—Limitation on Layering (Senior Subordinated Notes Only)" below.

        The Company may not pay principal of, or premium (if any) or interest on, the Senior Subordinated Notes or make any deposit pursuant to the provisions described under "—Defeasance" below and may not otherwise purchase, redeem or otherwise retire any Senior Subordinated Notes (collectively, "pay the Senior Subordinated Notes") if (i) any Senior Indebtedness of the Company is not paid in full when due or (ii) any other default on Senior Indebtedness of the Company occurs and the maturity of such Senior Indebtedness is accelerated in accordance with its terms (either such event, a "Payment Default") unless, in either case, (x) the Payment Default has been cured or waived and any such acceleration has been rescinded in writing or (y) such Senior Indebtedness has been paid in full. However, the Company may pay the Senior Subordinated Notes without regard to the foregoing if the Company and the Senior Subordinated Note Trustee receive written notice approving such payment from the Representative for the Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

        In addition, during the continuance of any default (other than a Payment Default) with respect to any Designated Senior Indebtedness of the Company pursuant to which the maturity thereof may be accelerated immediately without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace period (a "Non-payment Default"), the Company may not pay the Senior Subordinated Notes for the period specified as follows (a "Payment Blockage Period"). The Payment Blockage Period shall commence upon the receipt by the Senior Subordinated Note Trustee (with a copy to the Company) of written notice (a "Blockage Notice") of such Non-payment Default from the Representative for such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and shall end on the earliest to occur of the following events:

(1)
179 days shall have elapsed since such receipt of such Blockage Notice,

(2)
the Non-payment Default giving rise to such Blockage Notice is no longer continuing (and no other Payment Default or Non-payment Default is then continuing),

(3)
such Designated Senior Indebtedness shall have been discharged or repaid in full in cash or Cash Equivalents or

(4)
such Payment Blockage Period shall have been terminated by written notice to the Senior Subordinated Note Trustee and the Company from the Person or Persons who gave such Blockage Notice.

The Company shall promptly resume payments on the Senior Subordinated Notes, including any missed payments, after such Payment Blockage Period ends, unless the holders of such Designated Senior Indebtedness or the Representative of such holders have accelerated the maturity of such Designated Senior Indebtedness, or any Payment Default otherwise exists. Not more than one Blockage Notice to the Company may be given in any 360 consecutive day period, irrespective of the number of defaults with respect to Designated Senior Indebtedness during such period, except that if any Blockage Notice within such 360-day period is given by or on behalf of any holders of Designated Senior Indebtedness other than Bank Indebtedness, a Representative of holders of Bank Indebtedness may give another Blockage Notice within such period. In no event may the total number of days during which any Payment Blockage Period is in effect extend beyond 179 days from the date of receipt by the Senior Subordinated Note Trustee of the relevant Blockage Notice, and there must be a 181 consecutive day period during any 360 consecutive day period during which no Payment Blockage Period is in effect.

        Upon any payment or distribution of the assets of the Company upon a total or partial liquidation or dissolution or reorganization of or similar proceeding relating to the Company or its property, or in bankruptcy, insolvency, receivership or similar proceeding relating to the Company or its property, the holders of Senior Indebtedness of the Company will be entitled to receive payment in full of such Senior Indebtedness before the Noteholders are entitled to receive any payment from the Company and until the Senior Indebtedness of the Company is paid in full, any payment or distribution from the Company to which Noteholders would be entitled but for the subordination provisions of the Senior Subordinated Indenture will be made to holders of such Senior Indebtedness as their interests may appear. If a distribution from the Company is made to Noteholders that due to the subordination provisions should not have been made to them, such Noteholders are required to hold it in trust for the holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear.

        If the Company fails to make any payment on the Senior Subordinated Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Senior Subordinated Indenture and would enable the Holders of the Senior Subordinated Notes to accelerate the maturity thereof. See "—Defaults." If payment of the Senior Subordinated Notes is accelerated because of an Event of Default, the Company or the Senior Subordinated Note Trustee shall promptly notify the holders of the Designated Senior Indebtedness of the Company or the Representative of such holders of the acceleration. Such acceleration will not be effective with respect to the Company, and the Company may not pay the Senior Subordinated Notes, until five Business Days after such holders or the Representative of each Designated Senior Indebtedness of the Company receive notice of such acceleration and, thereafter, the Company may pay the Senior Subordinated Notes only if the subordination provisions of the Senior Subordinated Indenture otherwise permit payment at that time.

        By reason of such subordination provisions contained in the Senior Subordinated Indenture, in the event of liquidation, receivership, reorganization or insolvency, creditors of the Company who are holders of Senior Indebtedness of the Company may recover more, ratably, from the Company than the holders of the Senior Subordinated Notes. In addition, as described above, the Senior Subordinated Notes will be effectively subordinated, with respect to the Company's Subsidiaries that are not Subsidiary Guarantors with respect to such Notes, to the claims of creditors of those Subsidiaries.

        The terms on which each Note Guarantee in respect of the Senior Subordinated Notes will be subordinated to the prior payment in full of Senior Indebtedness of the relevant Note Guarantor will be substantially identical to those described above governing the subordination of the Senior Subordinated Notes to the prior payment in full of Senior Indebtedness of the Company.

Change of Control

        Upon the occurrence after the Issue Date of a Change of Control (as defined below), each Holder of the applicable series of Notes will have the right to require the Company to repurchase all or any part of such Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of repurchase (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that the Company shall not be obligated to repurchase Notes of such series pursuant to this covenant in the event that it has exercised its right to redeem all of the Notes of such series as described under "—Optional Redemption."

        The term "Change of Control" means:

  (i)
  any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, provided that (x) so long as the Company is a Subsidiary of Holding, no "person" shall be deemed to be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of the Company unless such "person" shall be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of Holding and (y) any Voting Stock of which any Permitted Holder is the "beneficial owner" shall not in any case be included in any Voting Stock of which any such "person" is the beneficial owner;

  (ii)
  the Company merges or consolidates with or into, or sells or transfers (in one or a series of related transactions) all or substantially all of the assets of the Company and its Restricted Subsidiaries to, another Person (other than one or more Permitted Holders) and any "person" (as defined in clause (i) above), other than one or more Permitted Holders, Holding or GPI Holding, is or becomes the "beneficial owner" (as so defined), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the surviving Person in such merger or consolidation, or the transferee Person in such sale or transfer of assets, as the case may be, provided that (x) so long as such surviving or transferee Person is a Subsidiary of a parent Person, no "person" shall be deemed to be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such surviving or transferee Person unless such "person" shall be or become a "beneficial owner" of more than 50% of the total voting power of the Voting Stock of such parent Person and (y) any Voting Stock of which any Permitted Holder is the "beneficial owner" shall not in any case be included in any Voting Stock of which any such "person" is the beneficial owner; or

  (iii)
  during any period of two consecutive years (during which period the Company has been a party to the applicable Indenture), individuals who at the beginning of such period were members of the board of directors of the Company (together with any new members thereof whose election by such board of directors or whose nomination for election by holders of Capital Stock of the Company was approved by one or more Permitted Holders or by a vote of a majority of the members of such board of directors then still in office who were either members thereof at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such board of directors then in office.

        In the event that, at the time of such Change of Control, the terms of the Bank Indebtedness restrict or prohibit the repurchase of the applicable series of Notes pursuant to this covenant, then prior to the mailing of the notice to applicable Holders provided for in the immediately following paragraph but in any event not later than 30 days following the date the Company obtains actual knowledge of any Change of Control (unless the Company has exercised its right to redeem all the Notes as described under "—Optional Redemption"), the Company shall (i) repay in full all Bank Indebtedness subject to such terms or offer to repay in full all such Bank Indebtedness and repay the Bank Indebtedness of each lender who has accepted such offer or (ii) obtain the requisite consent under the agreements governing the Bank Indebtedness to permit the repurchase of the applicable series of Notes as provided for in the immediately following paragraph. The Company shall first comply with the provisions of the immediately preceding sentence before it shall be required to repurchase Notes of such series pursuant to the provisions described below. The Company's failure to comply with such provisions or the provisions of the immediately following paragraph shall constitute an Event of Default described in clause (iv) and not in clause (ii) under "—Defaults" below.

        Unless the Company has exercised its right to redeem all the Notes as described under "—Optional Redemption," the Company shall, not later than 30 days following the date the Company obtains actual knowledge of any Change of Control having occurred, mail a notice to each Holder with a copy to the applicable Trustee stating: (1) that a Change of Control has occurred or may occur and that such Holder has, or upon such occurrence will have, the right to require the Company to purchase such Holder's Notes at a purchase price in cash equal to 101% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (subject to the right of Holders of record on a record date to receive interest on the relevant interest payment date); (2) the circumstances and relevant facts and financial information regarding such Change of Control; (3) the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed); (4) the instructions determined by the Company, consistent with this covenant, that a Holder must follow in order to have its Notes purchased; and (5) if such notice is mailed prior to the occurrence of a Change of Control, that such offer is conditioned on the occurrence of such Change of Control.

        The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        The Change of Control purchase feature is a result of negotiations between the Company and the Initial Purchasers. The Company has no present plans to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to the limitations discussed below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or recapitalizations, that would not constitute a Change of Control under the applicable Indenture, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

        The occurrence of a Change of Control would constitute a default under the Senior Credit Agreement. Agreements governing future Indebtedness of the Company may contain prohibitions of certain events that would constitute a Change of Control or require such Indebtedness to be repurchased or repaid upon a Change of Control. The Senior Credit Agreement is expected to, and the agreements governing future Indebtedness of the Company may, prohibit the Company from repurchasing the Notes upon a Change of Control unless the Indebtedness governed by the Senior Credit Agreement or the agreements governing such future Indebtedness, as the case may be, has been repurchased or repaid. Moreover, the exercise by the Holders of their right to require the Company to repurchase the Notes could cause a default under such agreements, even if the Change of Control itself does not, due to the financial effect of such repurchase on the Company. Finally, the Company's ability to pay cash to the Holders upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. As described above under "—Optional Redemption," the Company also has the right to redeem the Notes at specified prices, in whole or in part, upon a Change of Control.

        The definition of Change of Control includes a phrase relating to the sale or other transfer of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty in ascertaining whether a particular transaction would involve a disposition of "all or substantially all" of the assets of the Company, and therefore it may be unclear as to whether a Change of Control has occurred and whether the holders of the Notes have the right to require the Company to repurchase such Notes.

Certain Covenants

        Each Indenture contains covenants including, among others, the covenants as described below.

        Limitation on Indebtedness.    Each Indenture provides as follows:

(a)
The Company will not, and will not permit any Restricted Subsidiary to, Incur any Indebtedness; provided, however, that the Company or any Subsidiary Guarantor may Incur Indebtedness if on the date of the Incurrence of such Indebtedness, after giving effect to the Incurrence thereof, the Consolidated Coverage Ratio would be greater than 2.00:1.00.

(b)
Notwithstanding the foregoing paragraph (a), the Company and its Restricted Subsidiaries may Incur the following Indebtedness:

(i)
Indebtedness Incurred pursuant to any Credit Facility (including but not limited to in respect of letters of credit or bankers' acceptances issued or created thereunder) and Indebtedness of any Foreign Subsidiary Incurred other than under the Senior Credit Facility, and (without limiting the foregoing), in each case, any Refinancing Indebtedness in respect thereof, in a maximum principal amount at any time outstanding not exceeding in the aggregate the amount equal to (A) $1,800 million, plus (B) the amount, if any, by which (x) the Borrowing Base minus (y) the aggregate principal amount of Indebtedness Incurred by a Receivables Subsidiary and then outstanding pursuant to clause (ix) of this paragraph (b), or by a Foreign Subsidiary and then outstanding pursuant to clause (xi) of this paragraph (b), exceeds $350 million, plus (C) in the case of any refinancing of any Credit Facility or any portion thereof, the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing;

(ii)
Indebtedness (A) of any Restricted Subsidiary to the Company or (B) of the Company or any Restricted Subsidiary to any Restricted Subsidiary; provided, that any subsequent issuance or transfer of any Capital Stock of such Restricted Subsidiary to which such

    Indebtedness is owed, or other event, that results in such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of such Indebtedness (except to the Company or a Restricted Subsidiary) will be deemed, in each case, an Incurrence of such Indebtedness by the issuer thereof not permitted by this clause (ii);

  (iii)
  Indebtedness represented by the Senior Notes and the Senior Subordinated Notes, any Indebtedness (other than the Indebtedness described in clauses (i) or (ii) above) outstanding on the Issue Date and any Refinancing Indebtedness Incurred in respect of any Indebtedness described in this clause (iii) or paragraph (a) above;

  (iv)
  Purchase Money Obligations and Capitalized Lease Obligations, and any Refinancing Indebtedness with respect thereto, in an aggregate principal amount at any time outstanding not exceeding an amount equal to 5% of Consolidated Tangible Assets;

  (v)
  Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of the Company or any of its Restricted Subsidiaries, or represented by Guarantees consisting of contracts for the purchase of wood chips in the ordinary course of business;

  (vi)
  (A) Guarantees by the Company or any Restricted Subsidiary of Indebtedness or any other obligation or liability of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under "—Limitation on Indebtedness"), or (B) without limiting the covenant described under "—Limitation on Liens," Indebtedness of the Company or any Restricted Subsidiary arising by reason of any Lien granted by or applicable to such Person securing Indebtedness of the Company or any Restricted Subsidiary (other than any Indebtedness Incurred by the Company or such Restricted Subsidiary, as the case may be, in violation of the covenant described under "—Limitation on Indebtedness");

  (vii)
  Indebtedness of the Company or any Restricted Subsidiary (A) arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its Incurrence, or (B) consisting of guarantees, indemnities, obligations in respect of earnouts or other purchase price adjustments, or similar obligations, Incurred in connection with the acquisition or disposition of any business, assets or Person;

  (viii)
  Indebtedness of the Company or any Restricted Subsidiary in respect of (A) letters of credit, bankers' acceptances or other similar instruments or obligations issued, or relating to liabilities or obligations incurred, in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers' compensation statutes), or (B) completion guarantees, surety, judgment, appeal or performance bonds, or other similar bonds, instruments or obligations, provided, or relating to liabilities or obligations incurred, in the ordinary course of business, or (C) Hedging Obligations, entered into for bona fide hedging purposes in the ordinary course of business, or (D) Management Guarantees, or (E) the financing of insurance premiums in the ordinary course of business;

  (ix)
  Indebtedness of a Receivables Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise Incurred in connection with, a Financing Disposition;

  (x)
  Indebtedness of any Person that is assumed by the Company or any Restricted Subsidiary in connection with its acquisition of assets from such Person or any Affiliate thereof or is issued and outstanding on or prior to the date on which such Person was acquired by the Company or any Restricted Subsidiary or merged or consolidated with or into any Restricted Subsidiary (other than Indebtedness Incurred to finance, or otherwise Incurred in connection with, such acquisition), provided that on the date of such acquisition, merger or consolidation, after giving effect thereto, the Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) above; and any Refinancing Indebtedness with respect to any such Indebtedness;

  (xi)
  Indebtedness of any Foreign Subsidiary Incurred for working capital purposes in an aggregate principal amount at any time outstanding not exceeding an amount equal to the sum (determined as of the end of the most recently ended fiscal quarter for which consolidated financial statements of the Company are available) of (A) 90% of Receivables of all Foreign Subsidiaries and (B) 75% of Inventory of all Foreign Subsidiaries; and

  (xii)
  Indebtedness of the Company or any Restricted Subsidiary in an aggregate principal amount at any time outstanding not exceeding an amount equal to 5% of Consolidated Tangible Assets.

(c)
For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness Incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person who could have Incurred such Indebtedness under this covenant) arising under any Guarantee, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit, bankers' acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in paragraph (b) above, the Company, in its sole discretion, shall classify such item of Indebtedness and may include the amount and type of such Indebtedness in one or more of such clauses; and (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP. Any Indebtedness Incurred by the Company on the Issue Date under the Senior Credit Facility shall be classified as Incurred under paragraph (b) of this covenant, and not under paragraph (a) of this covenant.

(d)
For purposes of determining compliance with any Dollar-denominated restriction on the Incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness Incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was Incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness, provided that (x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is Incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and Incurred pursuant to the Senior Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company's option, (i) the Issue Date, (ii) any date on which any of the respective commitments under the Senior Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such Incurrence. The principal amount of any Indebtedness Incurred to refinance other Indebtedness, if Incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

        Limitation on Layering (Senior Subordinated Notes only).    The Senior Subordinated Indenture provides as follows: The Company will not Incur any Indebtedness that is expressly subordinated in right of payment to any Senior Indebtedness of the Company, unless such Indebtedness so Incurred ranks pari passu in right of payment with, or is subordinated in right of payment to, the Company's Indebtedness with respect to the Senior Subordinated Notes. The Company will not permit any Subsidiary Guarantor to Incur any Indebtedness that is expressly subordinated in right of payment to any Senior Indebtedness of such Subsidiary Guarantor, unless such Indebtedness so Incurred ranks pari passu in right of payment with such Subsidiary Guarantor's Subsidiary Guarantee, or is subordinated in right of payment to such Subsidiary Guarantee. Unsecured Indebtedness is not deemed to be subordinate or junior to secured Indebtedness merely because it is unsecured, and Indebtedness that is not guaranteed by a particular Person is not deemed to be subordinate or junior to Indebtedness that is so guaranteed merely because it is not so guaranteed.

        Limitation on Restricted Payments.    Each Indenture provides as follows:

(a)
The Company shall not, and shall not permit any Restricted Subsidiary, directly or indirectly, to (i) declare or pay any dividend or make any distribution on or in respect of its Capital Stock (including any such payment in connection with any merger or consolidation to which the Company is a party) except (x) dividends or distributions payable solely in its Capital Stock (other than Disqualified Stock) and (y) dividends or distributions payable to the Company or any Restricted Subsidiary (and, in the case of any such Restricted Subsidiary making such dividend or distribution, to other holders of its Capital Stock on no more than a pro rata basis, measured by value), (ii) purchase, redeem, retire or otherwise acquire for value any Capital Stock of the Company held by Persons other than the Company or a Restricted Subsidiary, (iii) voluntarily purchase, repurchase, redeem, defease or otherwise voluntarily acquire or retire for value, prior to scheduled maturity, scheduled repayment or scheduled sinking fund payment, any Subordinated Obligations (other than a purchase, repurchase, redemption, defeasance or other acquisition or retirement for value (x) of any Existing Notes or (y) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement) or (iv) make any Investment (other than a Permitted Investment) in any Person (any such dividend, distribution, purchase, redemption, repurchase, defeasance, other acquisition or retirement or Investment being herein referred to as a "Restricted Payment"), if at the time the Company or such Restricted Subsidiary makes such Restricted Payment and after giving effect thereto:

(1)
a Default shall have occurred and be continuing (or would result therefrom);

(2)
the Company could not Incur at least an additional $1.00 of Indebtedness pursuant to paragraph (a) of the covenant described under "—Limitation on Indebtedness"; or

(3)
the aggregate amount of such Restricted Payment and all other Restricted Payments (the amount so expended, if other than in cash, to be as determined in good faith by the Board of Directors, whose determination shall be conclusive and evidenced by a resolution of the Board of Directors) declared or made subsequent to the Issue Date and then outstanding would exceed, without duplication, the sum of:

(A)
50% of the Consolidated Net Income accrued during the period (treated as one accounting period) beginning on July 1, 2003 to the end of the most recent fiscal quarter ending prior to the date of such Restricted Payment for which consolidated financial statements of the Company are available (or, in case such Consolidated Net Income shall be a negative number, 100% of such negative number);

    (B)
    the aggregate Net Cash Proceeds and the fair value (as determined in good faith by the Board of Directors) of property or assets received (x) by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of its Capital Stock (other than Disqualified Stock) after the Issue Date (other than Excluded Contributions) or (y) by the Company or any Restricted Subsidiary from the issuance and sale by the Company or any Restricted Subsidiary after the Issue Date of Indebtedness that shall have been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock), plus the amount of any cash and the fair value (as determined in good faith by the Board of Directors) of any property or assets, received by the Company or any Restricted Subsidiary upon such conversion or exchange;

    (C)
    the aggregate amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from (i) dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary, or (ii) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary (valued in each case as provided in the definition of "Investment"), not to exceed in the case of any such Unrestricted Subsidiary the aggregate amount of Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary after the Issue Date; and

    (D)
    in the case of any disposition or repayment of any Investment constituting a Restricted Payment (without duplication of any amount deducted in calculating the amount of Investments at any time outstanding included in the amount of Restricted Payments), an amount in the aggregate equal to the lesser of the return of capital, repayment or other proceeds with respect to all such Investments received by the Company or a Restricted Subsidiary and the initial amount of all such Investments constituting Restricted Payments.

(b)
The provisions of the foregoing paragraph (a) do not prohibit any of the following (each, a "Permitted Payment"):

(i)
any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Capital Stock of the Company or Subordinated Obligations made by exchange (including any such exchange pursuant to the exercise of a conversion right or privilege in connection with which cash is paid in lieu of the issuance of fractional shares) for, or out of the proceeds of the substantially concurrent issuance or sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary) or a substantially concurrent capital contribution to the Company, in each case other than Excluded Contributions; provided, that the Net Cash Proceeds from such issuance, sale or capital contribution shall be excluded in subsequent calculations under clause (3)(B) of the preceding paragraph (a);

(ii)
any purchase, redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Obligations (w) made by exchange for, or out of the proceeds of the substantially concurrent issuance or sale of, Indebtedness of the Company or Refinancing Indebtedness Incurred in compliance with the covenant described under "—Limitation on Indebtedness," (x) from Net Available Cash to the extent permitted by the covenant described under "—Limitation on Sales of Assets and Subsidiary Stock", (y) following the occurrence of a Change of Control (or other similar event described therein as a "change of control"), but only if the Company shall have complied with the covenant described under "—Change of Control" and, if required, purchased all Notes tendered pursuant to the offer to repurchase all the Notes required thereby, prior to purchasing or repaying such Subordinated Obligations or (z) constituting Acquired Indebtedness;

  (iii)
  dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the preceding paragraph (a);

  (iv)
  Investments or other Restricted Payments in an aggregate amount outstanding at any time not to exceed the amount of Excluded Contributions;

  (v)
  loans, advances, dividends or distributions by the Company to Holding or GPI Holding to permit Holding to repurchase or otherwise acquire its Capital Stock (including any options, warrants or other rights in respect thereof), or payments by the Company to repurchase or otherwise acquire Capital Stock of Holding or the Company (including any options, warrants or other rights in respect thereof), in each case from Management Investors, such payments, loans, advances, dividends or distributions not to exceed an amount (net of repayments of any such loans or advances) equal to (1) $20.0 million, plus (2) $5.0 million multiplied by the number of calendar years that have commenced since the Issue Date, plus the Net Cash Proceeds received by the Company since the Issue Date from, or as a capital contribution from, the issuance or sale to Management Investors of Capital Stock (including any options, warrants or other rights in respect thereof), to the extent such Net Cash Proceeds are not included in any calculation under clause (3)(B)(x) of the preceding paragraph (a);

  (vi)
  the payment by the Company of, or loans, advances, dividends or distributions by the Company to GPI Holding or Holding to pay, dividends on the common stock or equity of the Company, GPI Holding or Holding following a public offering of such common stock or equity in an amount not to exceed in any fiscal year 6% of the aggregate gross proceeds received by the Company, GPI Holding or Holding in or from such public offering;

  (vii)
  Restricted Payments (including loans or advances) in an aggregate amount outstanding at any time not to exceed $50.0 million (net of repayments of any such loans or advances);

  (viii)
  loans, advances, dividends or distributions to Holding or GPI Holding or other payments by the Company or any Restricted Subsidiary (A) to satisfy or permit Holding to satisfy obligations under the Equity Agreements, (B) pursuant to the Tax Sharing Agreement, or (C) to pay or permit Holding or GPI Holding to pay any Holding Expenses or any Related Taxes;

  (ix)
  payments by the Company, or loans, advances, dividends or distributions by the Company to Holding to make payments, to holders of Capital Stock of the Company or Holding in lieu of issuance of fractional shares of such Capital Stock, not to exceed $100,000 in the aggregate outstanding at any time;

  (x)
  dividends or other distributions of Capital Stock, Indebtedness or other securities of Unrestricted Subsidiaries; and

  (xi)
  the Transactions;

provided, that (A) in the case of clauses (iii), (vi), (vii) and (ix), the net amount of any such Permitted Payment shall be included in subsequent calculations of the amount of Restricted Payments, (B) in the case of clause (v), at the time of any calculation of the amount of Restricted Payments, the net amount of Permitted Payments that have then actually been made under clause (v) that is in excess of 50% of the total amount of Permitted Payments then permitted under clause (v) shall be included in such calculation of the amount of Restricted Payments, (C) in all cases other than pursuant to clauses (A) and (B) immediately above, the net amount of any such Permitted Payment shall be excluded in subsequent calculations of the amount of Restricted Payments and (D) solely with respect to clause (vii), no Default or Event of Default shall have occurred or be continuing at the time of any such Permitted Payment after giving effect thereto.

        Limitation on Restrictions on Distributions from Restricted Subsidiaries.    Each Indenture provides that the Company will not, and will not permit any Restricted Subsidiary to, create or otherwise cause to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligations owed to the Company, (ii) make any loans or advances to the Company or (iii) transfer any of its property or assets to the Company, except any encumbrance or restriction:

(1)
pursuant to an agreement or instrument in effect at or entered into on the Issue Date, any Credit Facility, the Senior Indenture, the Senior Subordinated Indenture, the Senior Notes or the Senior Subordinated Notes;

(2)
pursuant to any agreement or instrument of a Person, or relating to Indebtedness or Capital Stock of a Person, which Person is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred to finance, or otherwise in connection with, such acquisition, merger or consolidation); provided that for purposes of this clause (2), if another Person is the Successor Company, any Subsidiary thereof or agreement or instrument of such Person or any such Subsidiary shall be deemed acquired or assumed, as the case may be, by the Company or a Restricted Subsidiary, as the case may be, when such Person becomes the Successor Company;

(3)
pursuant to an agreement or instrument (a "Refinancing Agreement") effecting a refinancing of Indebtedness Incurred pursuant to, or that otherwise extends, renews, refunds, refinances or replaces, an agreement or instrument referred to in clause (1) or (2) of this covenant or this clause (3) (an "Initial Agreement") or contained in any amendment, supplement or other modification to an Initial Agreement (an "Amendment"); provided, however, that the encumbrances and restrictions contained in any such Refinancing Agreement or Amendment are not materially less favorable to the Holders of the applicable Notes taken as a whole than encumbrances and restrictions contained in the Initial Agreement or Initial Agreements to which such Refinancing Agreement or Amendment relates (as determined in good faith by the Company);

(4)
(A) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (B) by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the applicable Indenture, (C) contained in mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent restricting the transfer of the property or assets subject thereto, (D) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (E) pursuant to Purchase Money Obligations that impose encumbrances or restrictions on the property or assets so acquired, (F) on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business, (G) pursuant to customary provisions contained in agreements and instruments entered into in the ordinary course of business (including but not limited to leases and joint venture and other similar agreements entered into in the ordinary course of business), (H) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such

  Restricted Subsidiary, (I) pursuant to Hedging Obligations or (J) pursuant to any joint venture or similar agreement or arrangement entered into in connection with a Fiskeby Transaction;

(5)
with respect to a Restricted Subsidiary (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of all or substantially all the Capital Stock or assets of such Restricted Subsidiary (or the property or assets that are subject to such restriction) pending the closing of such sale or disposition;

(6)
by reason of any applicable law, rule, regulation or order, or required by any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses; or

(7)
pursuant to an agreement or instrument (A) relating to any Indebtedness permitted to be Incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Limitation on Indebtedness" (i) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders of the applicable Notes than the encumbrances and restrictions contained in the Initial Agreements (as determined in good faith by the Company), or (ii) if such encumbrance or restriction is not materially more disadvantageous to the Holders of the applicable Notes than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines that such encumbrance or restriction will not materially affect the Company's ability to make principal or interest payments on the applicable Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness, (B) relating to any sale of receivables by a Foreign Subsidiary or (C) relating to Indebtedness of or a Financing Disposition to or by any Receivables Entity.

        Limitation on Sales of Assets and Subsidiary Stock.    Each Indenture provides as follows (except as described with respect to the applicable Indenture):

(a)
The Company will not, and will not permit any Restricted Subsidiary to, make any Asset Disposition unless

(i)
the Company or such Restricted Subsidiary receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Disposition at least equal to the fair market value of the shares and assets subject to such Asset Disposition, as such fair market value may be determined (and shall be determined, to the extent such Asset Disposition or any series of related Asset Dispositions involves aggregate consideration in excess of $20.0 million) in good faith by the Board of Directors, whose determination shall be conclusive (including as to the value of all noncash consideration),

(ii)
in the case of any Asset Disposition (or series of related Asset Dispositions) having a fair market value of $20.0 million or more, at least 75% of the consideration therefor (excluding, in the case of an Asset Disposition (or series of related Asset Dispositions), any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, that are not Indebtedness) received by the Company or such Restricted Subsidiary is in the form of cash, and

(iii)
an amount equal to 100% of the Net Available Cash from such Asset Disposition is applied by the Company (or any Restricted Subsidiary, as the case may be) as follows:

(A)
first, either (x) to the extent the Company elects (or is required by the terms of any Bank Indebtedness, any Senior Indebtedness of the Company or any Note Guarantor or any Indebtedness of a Restricted Subsidiary that is not a Note Guarantor), to prepay, repay or purchase any such Indebtedness (in each case other than Indebtedness owed to the Company or a Restricted Subsidiary) within 365 days after the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or (y) to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary) within 365 days from the later of the date of such Asset Disposition and the date of receipt of such Net Available Cash, or, if such reinvestment in Additional Assets is a project authorized by the Board of Directors that will take longer than such 365 days to complete, the period of time necessary to complete such project;

    (B)
    second, to the extent of the balance of such Net Available Cash after application in accordance with clause (A) above (such balance, the "Excess Proceeds"), to make an offer to purchase Notes of the applicable series and (to the extent the Company or such Restricted Subsidiary elects, or is required by the terms thereof) to purchase, redeem or repay (in the case of the provisions of the Senior Indenture) any other Senior Indebtedness of the Company or a Restricted Subsidiary, or (in the case of the provisions of the Senior Subordinated Indenture) any other Senior Subordinated Indebtedness of the Company or a Restricted Subsidiary, pursuant and subject to the conditions of the applicable Indenture and the agreements governing such other Indebtedness; and

    (C)
    third, to the extent of the balance of such Net Available Cash after application in accordance with clauses (A) and (B) above, to fund (to the extent consistent with any other applicable provision of the applicable Indenture) any general corporate purpose (including but not limited to the repurchase, repayment or other acquisition or retirement of any Subordinated Obligations);

provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause (A)(x) or (B) above, the Company or such Restricted Subsidiary will retire such Indebtedness and will cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased.

        Notwithstanding the foregoing provisions of this covenant, the Company and the Restricted Subsidiaries shall not be required to apply any Net Available Cash in accordance with this covenant except to the extent that the aggregate Net Available Cash from all Asset Dispositions that is not applied in accordance with this covenant exceeds $25.0 million. If the aggregate principal amount of Notes of the applicable series or other Indebtedness of the Company or a Restricted Subsidiary validly tendered and not withdrawn (or otherwise subject to purchase, redemption or repayment) in connection with an offer pursuant to clause (B) above exceeds the Excess Proceeds, the Excess Proceeds will be apportioned between such Notes and such other Indebtedness of the Company or a Restricted Subsidiary, with the portion of the Excess Proceeds payable in respect of such Notes to equal the lesser of (x) the Excess Proceeds amount multiplied by a fraction, the numerator of which is the outstanding principal amount of such Notes and the denominator of which is the sum of the outstanding principal amount of the Notes and the outstanding principal amount of the relevant other Indebtedness of the Company or a Restricted Subsidiary, and (y) the aggregate principal amount of Notes validly tendered and not withdrawn.

        For the purposes of clause (ii) of paragraph (a) above, the following are deemed to be cash: (1) Temporary Cash Investments and Cash Equivalents, (2) the assumption of Indebtedness of the Company (other than Disqualified Stock of the Company) or any Restricted Subsidiary and the release of the Company or such Restricted Subsidiary from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (3) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Disposition, to the extent that the Company and each other Restricted Subsidiary are released from any Guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Disposition, (4) securities received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days, (5) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary and (6) any Designated Noncash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Disposition having an aggregate Fair Market Value, taken together with all other Designated Noncash Consideration received pursuant to this clause, not to exceed an aggregate amount at any time outstanding equal to 3% of Consolidated Tangible Assets (with the Fair Market Value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value).

(b)
In the event of an Asset Disposition that requires the purchase of applicable Notes pursuant to clause (iii)(B) of paragraph (a) above, the Company will be required to purchase applicable Notes tendered pursuant to an offer by the Company for the applicable Notes (the "Offer") at a purchase price of 100% of their principal amount plus accrued and unpaid interest to the Purchase Date in accordance with the procedures (including prorating in the event of oversubscription) set forth in the applicable Indenture. If the aggregate purchase price of the applicable Notes tendered pursuant to the Offer is less than the Net Available Cash allotted to the purchase of applicable Notes, the remaining Net Available Cash will be available to the Company for use in accordance with clause (iii)(B) of paragraph (a) above (to repay other Indebtedness of the Company or a Restricted Subsidiary) or clause (iii)(C) of paragraph (a) above. The Company shall not be required to make an Offer for Notes pursuant to this covenant if the Net Available Cash available therefor (after application of the proceeds as provided in clause (iii)(A) of paragraph (a) above) is less than $25.0 million for any particular Asset Disposition (which lesser amounts shall be carried forward for purposes of determining whether an Offer is required with respect to the Net Available Cash from any subsequent Asset Disposition).

(c)
The Company will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

        Limitation on Transactions with Affiliates.    Each Indenture provides as follows:

(a)
The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or conduct any transaction or series of related transactions (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of the Company (an "Affiliate Transaction") unless (i) the terms of such Affiliate Transaction are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained at the time in a transaction with a Person who is not such an Affiliate and (ii) if such Affiliate Transaction involves aggregate consideration in excess of $15.0 million, the terms of such Affiliate Transaction have been approved by a majority of the Disinterested Directors. For purposes of this paragraph, any Affiliate Transaction shall be deemed to have satisfied the requirements set forth in this paragraph if (x) such Affiliate Transaction is approved by a majority of the Disinterested Directors or (y) in the event there are no Disinterested Directors, a fairness opinion is provided by a nationally recognized appraisal or investment banking firm with respect to such Affiliate Transaction.

(b)
The provisions of the preceding paragraph (a) will not apply to:

(i)
any Restricted Payment Transaction,

(ii)
(1) the entering into, maintaining or performance of any employment contract, collective bargaining agreement, benefit plan, program or arrangement, related trust agreement or any other similar arrangement for or with any employee, officer or director heretofore or hereafter entered into in the ordinary course of business, including vacation, health, insurance, deferred compensation, severance, retirement, savings or other similar plans, programs or arrangements, (2) the payment of compensation, performance of indemnification or contribution obligations, or any issuance, grant or award of stock, options, other equity-related interests or other securities, to employees, officers or directors in the ordinary course of business, (3) the payment of reasonable fees to directors of the Company or any of its Subsidiaries (as determined in good faith by the Company or such Subsidiary), (4) any transaction with an officer or director in the ordinary course of business not involving more than $100,000 in any one case, or (5) Management Advances and payments in respect thereof,

(iii)
any transaction with the Company, any Restricted Subsidiary, or any Receivables Entity,

(iv)
any transaction arising out of agreements or instruments in existence on the Issue Date, and any payments made pursuant thereto,

(v)
any transaction in the ordinary course of business on terms not materially less favorable to the Company or the relevant Restricted Subsidiary than those that could be obtained at the time in a transaction with a Person who is not an Affiliate of the Company,

(vi)
any transaction in the ordinary course of business, or approved by a majority of the Board of Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity, and

(vii)
the Transactions, all transactions in connection therewith (including but not limited to the financing thereof), and all fees and expenses paid or payable in connection with the Transactions.

        Limitation on Liens (Senior Notes Only).    The Senior Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Senior Indenture or thereafter acquired, securing any Indebtedness (the "Initial Lien"), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Senior Indenture and the Senior Notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Note Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations or Guarantor Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Notes or any such Note Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates or (ii) any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

        Limitation on Liens (Senior Subordinated Notes Only).    The Senior Subordinated Indenture provides that the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or permit to exist any Lien (other than Permitted Liens) on any of its property or assets (including Capital Stock of any other Person), whether owned on the date of the Senior Subordinated Indenture or thereafter acquired, securing any Indebtedness of the Company or any Subsidiary Guarantor that by its terms is expressly subordinated in right of payment to or ranks pari passu in right of payment with the Senior Subordinated Notes or such Subsidiary Guarantor's Note Guarantee thereof (the "Initial Lien"), unless contemporaneously therewith effective provision is made to secure the Indebtedness due under the Senior Subordinated Indenture and the Senior Subordinated Notes or, in respect of Liens on any Restricted Subsidiary's property or assets, any Note Guarantee of such Restricted Subsidiary, equally and ratably with (or on a senior basis to, in the case of Subordinated Obligations or Guarantor Subordinated Obligations) such obligation for so long as such obligation is so secured by such Initial Lien. Any such Lien thereby created in favor of the Senior Subordinated Notes or any such Note Guarantee will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates or (ii) any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Initial Lien.

        Future Note Guarantors.    Each Indenture provides as follows:

        After the Issue Date, the Company will cause each Significant Domestic Subsidiary that guarantees payment by the Company of any Bank Indebtedness of the Company to execute and deliver to the applicable Trustee a supplemental indenture or other instrument pursuant to which such Subsidiary will guarantee payment of the applicable Notes, whereupon such Subsidiary will become a Note Guarantor for all purposes under the applicable Indenture. In addition, the Company may cause any Subsidiary that is not a Subsidiary Guarantor so to guarantee payment of the Notes and become a Subsidiary Guarantor.

        Each Subsidiary Guarantor, as primary obligor and not merely as surety, will jointly and severally, irrevocably and fully and unconditionally Guarantee, on an unsecured senior basis, in the case of the Senior Notes, and on an unsecured senior subordinated basis, in the case of the Senior Subordinated Notes, the punctual payment when due, whether at Stated Maturity, by acceleration or otherwise, of all monetary obligations of the Company under the applicable Indenture and the applicable Notes, whether for principal of or interest on the Notes, expenses, indemnification or otherwise (all such obligations guaranteed by such Subsidiary Guarantors being herein called the "Subsidiary Guaranteed Obligations"). Such Subsidiary Guarantor will agree to pay, in addition to the amount stated above, any and all reasonable out-of-pocket expenses (including reasonable counsel fees and expenses) incurred by the applicable Trustee or the applicable Holders in enforcing any rights under its Subsidiary Guarantee.

        The obligations of each Subsidiary Guarantor will be limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor, result in the obligations of such Subsidiary Guarantor under the Subsidiary Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

        Each such Subsidiary Guarantee shall be a continuing Guarantee and shall (i) remain in full force and effect until payment in full of the principal amount of all outstanding Notes of the applicable series (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition) and all other applicable Subsidiary Guaranteed Obligations then due and owing unless earlier terminated as described below, (ii) be binding upon such Subsidiary Guarantor and (iii) inure to the benefit of and be enforceable by the applicable Trustee, the Holders and their permitted successors, transferees and assigns.

        Notwithstanding the preceding paragraph, any Subsidiary Guarantor will automatically and unconditionally be released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect, (i) concurrently with any sale or disposition (by merger or otherwise) of any Subsidiary Guarantor or any interest therein in accordance with the terms of the applicable Indenture (including the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock" and "—Certain Covenants—Merger and Consolidation") by the Company or a Restricted Subsidiary, following which such Subsidiary Guarantor is no longer a Restricted Subsidiary of the Company, (ii) at any time that such Subsidiary Guarantor is released from all of its obligations under all of its Guarantees of payment by the Company of any Bank Indebtedness of the Company, (iii) upon the merger or consolidation of any Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation, (iv) concurrently with any Subsidiary Guarantor becoming an Unrestricted Subsidiary, (v) upon legal or covenant defeasance of the Company's obligations, or satisfaction and discharge of the applicable Indenture, or (vi) subject to customary contingent reinstatement provisions, upon payment in full of the aggregate principal amount of all applicable Notes then outstanding and all other applicable Guaranteed Obligations then due and owing. In addition, the Company will have the right, upon 30 days' notice to the applicable Trustee, to cause any Subsidiary Guarantor that has not guaranteed payment by the Company of any Bank Indebtedness of the Company to be unconditionally released from all obligations under its Subsidiary Guarantee, and such Subsidiary Guarantee shall thereupon terminate and be discharged and of no further force or effect. Upon any such occurrence specified in this paragraph, the applicable Trustee shall execute any documents reasonably required in order to evidence such release, discharge and termination in respect of such Subsidiary Guarantee.

        Neither the Company nor any such Subsidiary Guarantor shall be required to make a notation on the applicable Notes to reflect any such Guarantee or any such release, termination or discharge.

        SEC Reports.    Each Indenture provides that, notwithstanding that the Company may not be required to be or remain subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, the Company will file with the SEC (unless such filing is not permitted under the Exchange Act or by the SEC), so long as the applicable series of Notes are outstanding, the annual reports, information, documents and other reports that the Company is required to file with the SEC pursuant to such Section 13(a) or 15(d) or would be so required to file if the Company were so subject. The Company will also, within 15 days after the date on which the Company was so required to file or would be so required to file if the Company were so subject, transmit by mail to all applicable Holders, as their names and addresses appear in the applicable Note Register, and to the applicable Trustee copies of any such information, documents and reports (without exhibits) so required to be filed. The Company will be deemed to have satisfied such requirements if Holding files and provides reports, documents and information of the types otherwise so required, in each case within the applicable time periods, and the Company is not required to file such reports, documents and information separately under the applicable rules and regulations of the SEC (after giving effect to any exemptive relief) because of the filings by Holding. The Company also will comply with the other provisions of TIA § 314(a).

Merger and Consolidation

        Each Indenture provides that the Company will not consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person, unless:

  (i)
  (i)  the resulting, surviving or transferee Person (the "Successor Company") will be a Person organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and the Successor Company (if not the Company) will expressly assume all the obligations of the Company under the applicable Notes and the applicable Indenture by executing and delivering to the applicable Trustee a supplemental indenture or one or more other documents or instruments in form reasonably satisfactory to such Trustee;

  (ii)
  (ii)  immediately after giving effect to such transaction (and treating any Indebtedness that becomes an obligation of the Successor Company or any Restricted Subsidiary as a result of such transaction as having been Incurred by the Successor Company or such Restricted Subsidiary at the time of such transaction), no Default will have occurred and be continuing;

  (iii)
  (iii)  immediately after giving effect to such transaction, either (A) the Successor Company could Incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," or (B) the Consolidated Coverage Ratio of the Successor Company would equal or exceed the Consolidated Coverage Ratio of the Company immediately prior to giving effect to such transaction;

  (iv)
  (iv)  each applicable Note Guarantor (other than any party to any such consolidation or merger) shall have delivered a supplemental indenture or other document or instrument in form reasonably satisfactory to the applicable Trustee, confirming its Note Guarantee; and

  (v)
  (v)  the Company will have delivered to such Trustee an Officer's Certificate and an Opinion of Counsel, each to the effect that such consolidation, merger or transfer complies with the provisions described in this paragraph, provided that (x) in giving such opinion such counsel may rely on an Officer's Certificate as to compliance with the foregoing clauses (ii) and (iii) and as to any matters of fact, and (y) no Opinion of Counsel will be required for a consolidation, merger or transfer described in the last paragraph of this covenant.

        Any Indebtedness that becomes an obligation of the Company or any Restricted Subsidiary (or that is deemed to be Incurred by any Restricted Subsidiary that becomes a Restricted Subsidiary) as a result of any such transaction undertaken in compliance with this covenant, and any Refinancing Indebtedness with respect thereto, shall be deemed to have been Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness."

        The Successor Company will succeed to, and be substituted for, and may exercise every right and power of, the Company under the applicable Indenture, and thereafter the predecessor Company shall be relieved of all obligations and covenants under the applicable Indenture, except that the predecessor Company in the case of a lease of all or substantially all its assets will not be released from the obligation to pay the principal of and interest on the Notes.

        Clauses (ii) and (iii) of the first paragraph of this "Merger and Consolidation" covenant will not apply to any transaction in which (1) any Restricted Subsidiary consolidates with, merges into or transfers all or part of its assets to the Company or (2) the Company consolidates or merges with or into or transfers all or substantially all its properties and assets to (x) an Affiliate incorporated or organized for the purpose of reincorporating or reorganizing the Company in another jurisdiction or changing its legal structure to a corporation or other entity or (y) a Restricted Subsidiary of the Company so long as all assets of the Company and the Restricted Subsidiaries immediately prior to such transaction (other than Capital Stock of such Restricted Subsidiary) are owned by such Restricted Subsidiary and its Restricted Subsidiaries immediately after the consummation thereof. The first paragraph of this "Merger and Consolidation" covenant will not apply to any Merger.

Defaults

        An Event of Default is defined in the applicable Indenture as:

  (i)
  (i)  a default in any payment of interest on any applicable Note when due, continued for 30 days;

  (ii)
  (ii)  a default in the payment of principal of any applicable Note when due, whether at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise;

  (iii)
  (iii)  the failure by the Company to comply with its obligations under the first paragraph of the covenant described under "—Merger and Consolidation" above;

  (iv)
  (iv)  the failure by the Company to comply for 30 days after notice with any of its obligations under the covenant described under "—Change of Control" above (other than a failure to purchase Notes);

  (v)
  (v)  the failure by the Company to comply for 60 days after notice with its other agreements contained in the applicable Notes or the applicable Indenture;

  (vi)
  (vi)  the failure by any applicable Subsidiary Guarantor to comply for 45 days after notice with its obligations under its applicable Note Guarantee;

  (vii)
  (vii)  the failure by the Company or any Restricted Subsidiary to pay any Indebtedness within any applicable grace period after final maturity or the acceleration of any such Indebtedness by the holders thereof because of a default, if the total amount of such Indebtedness so unpaid or accelerated exceeds $40.0 million or its foreign currency equivalent; provided, that no Default or Event of Default will be deemed to occur with respect to any such accelerated Indebtedness that is paid or otherwise acquired or retired within 20 Business Days after such acceleration (the "cross acceleration provision");

  (viii)
  (viii)  certain events of bankruptcy, insolvency or reorganization of the Company or a Significant Subsidiary, or of other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person (the "bankruptcy provisions");

  (ix)
  (ix)  the rendering of any judgment or decree for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 90 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $30.0 million or its foreign currency equivalent against the Company or a Significant Subsidiary, or jointly and severally against other Restricted Subsidiaries that are not Significant Subsidiaries but would in the aggregate constitute a Significant Subsidiary if considered as a single Person, that is not discharged, or bonded or insured by a third Person, if such judgment or decree remains outstanding for a period of 90 days following such judgment or decree and is not discharged, waived or stayed (the "judgment default provision"); or

  (x)
  (x)  the failure of any applicable Note Guarantee by a Note Guarantor that is a Significant Subsidiary to be in full force and effect (except as contemplated by the terms thereof or of the applicable Indenture) or the denial or disaffirmation in writing by any applicable Note Guarantor that is a Significant Subsidiary of its obligations under the applicable Indenture or any applicable Note Guarantee, if such Default continues for 10 days.

        The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

        However, a Default under clause (iv), (v) or (vi) will not constitute an Event of Default until the applicable Trustee or the Holders of at least 25% in principal amount of the outstanding Notes of the applicable series notify the Company of the Default and the Company does not cure such Default within the time specified in such clause after receipt of such notice.

        If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing under the Senior Indenture, the Senior Note Trustee by notice to the Company, or the Holders of at least a majority in principal amount of the outstanding Senior Notes by notice to the Company and the Senior Note Trustee, may declare the principal of and accrued but unpaid interest on all the Senior Notes to be due and payable. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately.

        If an Event of Default (other than a Default relating to certain events of bankruptcy, insolvency or reorganization of the Company) occurs and is continuing under the Senior Subordinated Indenture, the Senior Subordinated Note Trustee by notice to the Company, or the Holders of at least a majority in principal amount of the outstanding Senior Subordinated Notes by notice to the Company and the Senior Subordinated Note Trustee, may declare the principal of and accrued but unpaid interest on all the Senior Subordinated Notes to be due and payable; provided that so long as any Designated Senior Indebtedness of the Company shall be outstanding, such acceleration shall not be effective until the earlier to occur of (x) five Business Days following delivery of a written notice of such acceleration of the Senior Subordinated Notes to the Company and the holders of all such Designated Senior Indebtedness or each Representative thereof and (y) the acceleration of any such Designated Senior Indebtedness. Upon the effectiveness of such a declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the event of a declaration of acceleration in respect of the Senior Subordinated Notes because an Event of Default specified in clause (vii) above shall have occurred and be continuing, such declaration of acceleration of the Senior Subordinated Notes and such Event of Default and all consequences thereof (including any acceleration or resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Senior Subordinated Note Trustee or the Holders, and be of no further effect, if within 60 days after such Event of Default arose (x) the Indebtedness that is the basis for such Event of Default has been discharged, or (y) the holders thereof have rescinded or waived the acceleration or other event or condition (as the case may be) giving rise to such Event of Default, or (z) the default in respect of such Indebtedness that is the basis for such Event of Default has been cured.

        Notwithstanding the foregoing, if an Event of Default relating to certain events of bankruptcy, insolvency or reorganization of the Company occurs and is continuing, the principal of and accrued interest on all the applicable Notes will become immediately due and payable without any declaration or other act on the part of the applicable Trustee or any applicable Holders. Under certain circumstances, the Holders of a majority in principal amount of the outstanding Notes of the applicable series may rescind any such acceleration with respect to the applicable Notes and its consequences.

        Subject to the provisions of the applicable Indenture relating to the duties of the applicable Trustee, in case an Event of Default occurs and is continuing, such Trustee will be under no obligation to exercise any of the rights or powers under the applicable Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium (if any) or interest when due, no Holder may pursue any remedy with respect to the applicable Indenture or the applicable Notes unless (i) such Holder has previously given the applicable Trustee written notice that an Event of Default is continuing, (ii) Holders of at least 25% in principal amount of the outstanding Notes of the applicable series have requested the applicable Trustee in writing to pursue the remedy, (iii) such Holders have offered the applicable Trustee reasonable security or indemnity against any loss, liability or expense, (iv) such Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity and (v) the Holders of a majority in principal amount of the outstanding Notes of the applicable series have not given the applicable Trustee a direction inconsistent with such request within such 60-day period. Subject to certain restrictions, the Holders of a majority in principal amount of the outstanding Notes of the applicable series are given the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee or of exercising any trust or power conferred on such Trustee. The applicable Trustee, however, may refuse to follow any direction that conflicts with law or the applicable Indenture or that such Trustee determines is unduly prejudicial to the rights of any other Holder or that would involve such Trustee in personal liability. Prior to taking any action under the applicable Indenture, the applicable Trustee will be entitled to indemnification satisfactory to it in its sole discretion against all losses and expenses caused by taking or not taking such action.

        The applicable Indenture provides that if a Default occurs and is continuing and is known to the applicable Trustee, such Trustee must mail to each Holder notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, or premium (if any) or interest on, any Note, the applicable Trustee may withhold notice if and so long as a committee of its Trust Officers in good faith determines that withholding notice is in the interests of the Noteholders. In addition, the Company is required to deliver to the applicable Trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any Default occurring during the previous year. The Company also is required to deliver to the applicable Trustee, within 30 days after the occurrence thereof, written notice of any event that would constitute certain Defaults, their status and what action the Company is taking or proposes to take in respect thereof.

Amendments and Waivers

        Subject to certain exceptions, each Indenture may be amended with the consent of the Holders of a majority in principal amount of the applicable Notes then outstanding and any past default or compliance with any provisions may be waived with the consent of the Holders of a majority in principal amount of the Notes of the applicable series then outstanding (including in each case, consents obtained in connection with a tender offer or exchange offer for Notes). However, without the consent of each Holder of an outstanding Note of the applicable series affected, no amendment or waiver may (i) reduce the principal amount of Notes of the applicable series whose Holders must consent to an amendment or waiver, (ii) reduce the rate of or extend the time for payment of interest on any Note of the applicable series, (iii) reduce the principal of or extend the Stated Maturity of any Note of the applicable series, (iv) reduce the premium payable upon the redemption of any Note of the applicable series, or change the date on which any Note of the applicable series may be redeemed as described under "Optional Redemption" above, (v) make any Note of the applicable series payable in money other than that stated in such Note, (vi) impair the right of any Holder to receive payment of principal of and interest on such Holder's Notes of the applicable series on or after the due dates therefor or to institute suit for the enforcement of any such payment on or with respect to such Holder's Notes of the applicable series, (vii) in the case of the Senior Subordinated Indenture, make any change to the subordination provisions of the Senior Subordinated Indenture that adversely affects the rights of any Holder of Senior Subordinated Notes in any material respect or (viii) make any change in the amendment or waiver provisions described in this sentence.

        Without the consent of any applicable Holder, the Company, the applicable Trustee and (as applicable) any Note Guarantor may amend the applicable Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor of the obligations of the Company or a Note Guarantor under such Indenture, to provide for uncertificated Notes in addition to or in place of certificated Notes, to add Guarantees with respect to the Notes, to secure the Notes, to confirm and evidence the release, termination or discharge of any Guarantee or Lien with respect to or securing the Notes when such release, termination or discharge is provided for under the applicable Indenture, to add to the covenants of the Company for the benefit of the Noteholders or to surrender any right or power conferred upon the Company, to provide for or confirm the issuance of Additional Notes, to provide (in the case of the Senior Subordinated Indenture) that any Indebtedness that becomes or will become an obligation of a Successor or a Note Guarantor pursuant to a transaction governed by the provisions described under "—Merger and Consolidation" (and that is not a Subordinated Obligation) is Senior Subordinated Indebtedness for purposes of the Senior Subordinated Indenture, to make any change that does not materially adversely affect the rights of any Holder, or to comply with any requirement of the SEC in connection with the qualification of the applicable Indenture under the TIA or otherwise.

        However, the Senior Subordinated Indenture will provide that no amendment may be made to the subordination provisions of the Senior Subordinated Indenture that adversely affects the rights of any holder of Senior Indebtedness then outstanding (which Senior Indebtedness has been previously designated in writing by the Company to the Senior Subordinated Note Trustee for this purpose) unless the holders of such Senior Indebtedness (or any group or representative thereof authorized to give a consent) consent to such change.

        The consent of the applicable Noteholders is not necessary under the applicable Indenture to approve the particular form of any proposed amendment or waiver. It is sufficient if such consent approves the substance of the proposed amendment or waiver. Until an amendment or waiver becomes effective, a consent to it by a Noteholder is a continuing consent by such Noteholder and every subsequent Holder of all or part of the related Note. Any such Noteholder or subsequent holder may revoke such consent as to its Note by written notice to the applicable Trustee or the Company, received thereby before the date on which the Company certifies to such Trustee that the Holders of the requisite principal amount of Notes of the applicable series have consented to such amendment or waiver. After an amendment or waiver under the applicable Indenture becomes effective, the Company is required to mail to Noteholders a notice briefly describing such amendment or waiver. However, the failure to give such notice to all Noteholders, or any defect therein, will not impair or affect the validity of the amendment or waiver.

Defeasance

        The Company at any time may terminate all its obligations under the applicable Notes and the applicable Indenture ("legal defeasance"), except for certain obligations, including those relating to the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. The Company at any time may terminate its obligations under certain covenants under the applicable Indenture, including the covenants described under "—Certain Covenants" and "Change of Control," the operation of the default provisions relating to such covenants described under "—Defaults" above, the operation of the cross acceleration provision, the bankruptcy provisions with respect to Subsidiaries and the judgment default provision described under "—Defaults" above, and the limitations contained in clauses (iii), (iv) and (v) under "—Merger and Consolidation" above ("covenant defeasance"). If the Company exercises its legal defeasance option or its covenant defeasance option, each Note Guarantor will be released from all of its obligations with respect to its applicable Note Guarantee.

        The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Company exercises its legal defeasance option, payment of the applicable Notes may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the applicable Notes may not be accelerated because of an Event of Default specified in clause (iv), (v) (as it relates to the covenants described under "—Certain Covenants" above), (vi), (vii), (viii) (but only with respect to events of bankruptcy, insolvency or reorganization of a Subsidiary), (ix) or (x) under "Defaults" above or because of the failure of the Company to comply with clause (iii), (iv) or (v) under "—Merger and Consolidation" above.

        Either defeasance option may be exercised to any redemption date or to the maturity date for the applicable Notes. In order to exercise either defeasance option, the Company must irrevocably deposit in trust (the "defeasance trust") with the applicable Trustee money or U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment) to pay principal of, and premium (if any) and interest on, the applicable Notes to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the applicable Trustee of an Opinion of Counsel to the effect that holders of the applicable Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law since the Issue Date).

Satisfaction and Discharge

        The applicable Indenture will be discharged and cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the applicable Notes, as expressly provided for in such Indenture) as to all outstanding Notes of the applicable series when (i) either (a) all Notes of the applicable series previously authenticated and delivered (other than certain lost, stolen or destroyed Notes, and certain Notes for which provision for payment was previously made and thereafter the funds have been released to the Company) have been delivered to the applicable Trustee for cancellation or (b) all Notes of the applicable series not previously delivered to the applicable Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) have been or are to be called for redemption within one year under arrangements reasonably satisfactory to the applicable Trustee for the giving of notice of redemption by such Trustee in the name, and at the expense, of the Company; (ii) the Company has irrevocably deposited or caused to be deposited with the applicable Trustee money, U.S. Government Obligations, or a combination thereof, sufficient (without reinvestment) to pay and discharge the entire indebtedness on the Notes of the applicable series not previously delivered to the applicable Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit; (iii) the Company has paid or caused to be paid all other sums payable under the applicable Indenture by the Company; and (iv) the Company has delivered to the applicable Trustee an Officer's Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the "Satisfaction and Discharge" section of the applicable Indenture relating to the satisfaction and discharge of such Indenture have been complied with, provided that any such counsel may rely on any Officer's Certificate as to matters of fact (including as to compliance with the foregoing clauses (i), (ii) and (iii)).

No Personal Liability of Directors, Officers, Employees, Incorporators and Stockholders

        No director, officer, employee, incorporator or stockholder of the Company, any Note Guarantor or any Subsidiary of any thereof shall have any liability for any obligation of the Company or any

Note Guarantor under the Indentures, the Notes or any Note Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Noteholder, by accepting the Notes, waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Concerning the Trustee

        Wells Fargo Bank Minnesota, National Association is the Trustee under the Senior Indenture and is appointed by the Company as Registrar and Paying Agent with regard to the Senior Notes. Wells Fargo Bank Minnesota, National Association is the Trustee under the Senior Subordinated Indenture and is appointed by the Company as Registrar and Paying Agent with regard to the Senior Subordinated Notes.

        The applicable Indenture provides that, except during the continuance of an Event of Default, the applicable Trustee will perform only such duties as are set forth specifically in such Indenture. During the existence of an Event of Default, the applicable Trustee will exercise such of the rights and powers vested in it under the applicable Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

        The applicable Indenture and the TIA will impose certain limitations on the rights of the applicable Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The applicable Trustee is permitted to engage in other transactions; provided, that if it acquires any conflicting interest as described in the TIA, it must eliminate such conflict, apply to the SEC for permission to continue as Trustee with such conflict, or resign.

Transfer and Exchange

        A Noteholder may transfer or exchange Notes in accordance with the applicable Indenture. Upon any transfer or exchange, the registrar and the applicable Trustee may require such Noteholder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require such Noteholder to pay any taxes or other governmental charges required by law or permitted by the applicable Indenture. The Company is not required to transfer or exchange any Note selected for redemption or purchase or to transfer or exchange any Note for a period of 15 Business Days prior to the day of the mailing of the notice of redemption or purchase. The Notes will be issued in registered form and the registered holder of a Note will be treated as the owner of such Note for all purposes.

Governing Law

        The applicable Indenture provides that it and the applicable Notes will be governed by, and construed in accordance with, the laws of the State of New York.

Certain Definitions

        "Acquired Indebtedness" means Indebtedness of a Person (i) existing at the time such Person becomes a Subsidiary or (ii) assumed in connection with the acquisition of assets from such Person, in each case other than Indebtedness Incurred in connection with, or in contemplation of, such Person becoming a Subsidiary or such acquisition. Acquired Indebtedness shall be deemed to be Incurred on the date of the related acquisition of assets from any Person or the date the acquired Person becomes a Subsidiary.

        "Additional Assets" means (i) any property or assets that replace the property or assets that are the subject of an Asset Disposition; (ii) any property or assets (other than Indebtedness and Capital Stock) to be used by the Company or a Restricted Subsidiary in a Related Business; (iii) the Capital Stock of a Person that is engaged in a Related Business and becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary; or (iv) Capital Stock of any Person that at such time is a Restricted Subsidiary acquired from a third party.

        "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Asset Disposition" means any sale, lease, transfer or other disposition of shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares, or (in the case of a Foreign Subsidiary) to the extent required by applicable law), property or other assets (each referred to for the purposes of this definition as a "disposition") by the Company or any of its Restricted Subsidiaries (including any disposition by means of a merger, consolidation or similar transaction), other than (i) a disposition to the Company or a Restricted Subsidiary, (ii) a disposition in the ordinary course of business, (iii) the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable, (iv) any Restricted Payment Transaction, (v) a disposition that is governed by the provisions described under "—Merger and Consolidation", (vi) any Financing Disposition, (vii) any "fee in lieu" or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets upon reasonable notice by paying a nominal fee, (viii) any exchange of like property pursuant to Section 1031 (or any successor section) of the Code, or any exchange of equipment to be used in a Related Business, (ix) any financing transaction with respect to property built or acquired by the Company or any Restricted Subsidiary after the Issue Date, including without limitation any sale/leaseback transaction or asset securitization, (x) any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, (xi) any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary, (xii) a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than the Company or a Restricted Subsidiary) from whom such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition, (xiii) a disposition of not more than 5% of the outstanding Capital Stock of a Foreign Subsidiary that has been approved by the Board of Directors, (xiv) any Fiskeby Transaction, or (xv) any disposition or series of related dispositions for aggregate consideration not to exceed $5.0 million.

        "Bank Indebtedness" means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of any Credit Facility, including without limitation principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

        "Board of Directors" means the board of directors or other governing body of the Company or, if the Company is owned or managed by a single entity, the board of directors or other governing body of such entity, or, in either case, any committee thereof duly authorized to act on behalf of such board or governing body.

        "Borrowing Base" means the sum (determined as of the end of the most recently ended fiscal quarter for which consolidated financial statements of the Company are available) of (1) 60% of Inventory of the Company and its Restricted Subsidiaries and (2) 85% of Receivables of the Company and its Restricted Subsidiaries.

        "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banking institutions are authorized or required by law to close in New York City.

        "Capital Stock" of any Person means any and all shares of, rights to purchase, warrants or options for, or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible into such equity.

        "Capitalized Lease Obligation" means an obligation that is required to be classified and accounted for as a capitalized lease for financial reporting purposes in accordance with GAAP. The Stated Maturity of any Capitalized Lease Obligation shall be the date of the last payment of rent or any other amount due under the related lease.

        "Cash Equivalents" means any of the following: (a) securities issued or fully guaranteed or insured by the United States Government or any agency or instrumentality thereof, (b) time deposits, certificates of deposit or bankers' acceptances of (i) any lender under the Senior Credit Agreement or (ii) any commercial bank having capital and surplus in excess of $500,000,000 and the commercial paper of the holding company of which is rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (c) commercial paper rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's (or if at such time neither is issuing ratings, then a comparable rating of another nationally recognized rating agency), (d) investments in money market funds complying with the risk limiting conditions of Rule 2a-7 or any successor rule of the SEC under the Investment Company Act of 1940, as amended and (e) investments similar to any of the foregoing denominated in foreign currencies approved by the Board of Directors.

        "CDR" means Clayton, Dubilier & Rice, Inc.

        "CDR Fund V" means Clayton, Dubilier & Rice Fund V Limited Partnership, a Cayman Islands exempted limited partnership, and any successor in interest thereto.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Commodities Agreements" means, in respect of a Person, any commodity futures contract, forward contract, option or similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is a party or beneficiary.

        "Company" means Graphic Packaging International, Inc., a Delaware corporation, and any successor in interest thereto.

        "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of Consolidated EBITDA of the Company and its Restricted Subsidiaries for the period of the most recent four consecutive fiscal quarters ending prior to the date of such determination for which consolidated financial statements of the Company are available to (ii) Consolidated Interest Expense for such four fiscal quarters (in each of the foregoing clauses (i) and (ii), determined for each fiscal quarter (or portion thereof) of the four fiscal quarters ending prior to the Issue Date, on a pro forma basis to give effect to the Transactions as if they had occurred at the beginning of such four-quarter period); provided, that

          (1)   if since the beginning of such period the Company or any Restricted Subsidiary has Incurred any Indebtedness that remains outstanding on such date of determination or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness as if such Indebtedness had been Incurred on the first day of such period (except that in making such computation, the amount of Indebtedness under any revolving credit facility outstanding on the date of such calculation shall be computed based on (A) the average daily balance of such Indebtedness during such four fiscal quarters or such shorter period for which such facility was outstanding or (B) if such facility was created after the end of such four fiscal quarters, the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation),

          (2)   if since the beginning of such period the Company or any Restricted Subsidiary has repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged any Indebtedness that is no longer outstanding on such date of determination (each, a "Discharge") or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness (in each case other than Indebtedness Incurred under any revolving credit facility unless such Indebtedness has been permanently repaid), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Discharge of such Indebtedness, including with the proceeds of such new Indebtedness, as if such Discharge had occurred on the first day of such period,

          (3)   if since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any company, any business or any group of assets constituting an operating unit of a business (any such disposition, a "Sale"), the Consolidated EBITDA for such period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to (A) the Consolidated Interest Expense attributable to any Indebtedness of the Company or any Restricted Subsidiary repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (including but not limited to through the assumption of such Indebtedness by another Person) plus (B) if the Capital Stock of any Restricted Subsidiary is sold, the Consolidated Interest Expense for such period attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such Sale,

          (4)   if since the beginning of such period the Company or any Restricted Subsidiary (by merger, consolidation or otherwise) shall have made an Investment in any Person that thereby becomes a Restricted Subsidiary, or otherwise acquired any company, any business or any group of assets constituting an operating unit of a business, including any such Investment or acquisition occurring in connection with a transaction causing a calculation to be made hereunder (any such Investment or acquisition, a "Purchase"), Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any related Indebtedness) as if such Purchase occurred on the first day of such period, and

          (5)   if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, Consolidated EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

        For purposes of this definition, whenever pro forma effect is to be given to any Sale, Purchase or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness Incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including without limitation in respect of anticipated cost savings or synergies relating to any such Sale, Purchase or other transaction) shall be as determined in good faith by a responsible financial or accounting Officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was Incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

        "Consolidated EBITDA" means, for any period, the Consolidated Net Income for such period, plus the following to the extent deducted in calculating such Consolidated Net Income: (i) provision for all taxes (whether or not paid, estimated or accrued) based on income, profits or capital, (ii) Consolidated Interest Expense and any Receivables Fees, (iii) depreciation, amortization (including but not limited to amortization of goodwill and intangibles and amortization and write-off of financing costs) and all other non-cash charges or non-cash losses, (iv) any expenses or charges related to any Equity Offering, Investment or Indebtedness permitted by the applicable Indenture (whether or not consummated or incurred) and (v) the amount of any minority interest expense.

        "Consolidated Interest Expense" means, for any period, (i) the total interest expense of the Company and its Restricted Subsidiaries to the extent deducted in calculating Consolidated Net Income, net of any interest income of the Company and its Restricted Subsidiaries, including without limitation any such interest expense consisting of (a) interest expense attributable to Capitalized Lease Obligations, (b) amortization of debt discount, (c) interest in respect of Indebtedness of any other Person that has been Guaranteed by the Company or any Restricted Subsidiary, but only to the extent that such interest is actually paid by the Company or any Restricted Subsidiary, (d) non-cash interest expense, (e) the interest portion of any deferred payment obligation and (f) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, plus (ii) Preferred Stock dividends paid in cash in respect of Disqualified Stock of the Company held by Persons other than the Company or a Restricted Subsidiary and minus (iii) to the extent otherwise included in such interest expense referred to in clause (i) above, Receivables Fees and amortization or write-off of financing costs, in each case under clauses (i) through (iii) as determined on a Consolidated basis in accordance with GAAP; provided, that gross interest expense shall be determined after giving effect to any net payments made or received by the Company and its Restricted Subsidiaries with respect to Interest Rate Agreements.

        "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP and before any reduction in respect of Preferred Stock dividends; provided, that there shall not be included in such Consolidated Net Income:

            (i)  any net income (loss) of any Person if such Person is not a Restricted Subsidiary, except that (A) subject to the limitations contained in clause (iii) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (ii) below) and (B) the Company's equity in the net loss of such Person shall be included to the extent of the aggregate Investment of the Company or any of its Restricted Subsidiaries in such Person,

            (ii)  any net income (loss) of any Restricted Subsidiary that is not a Note Guarantor if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of similar distributions by such Restricted Subsidiary, directly or indirectly, to the Company by operation of the terms of such Restricted Subsidiary's charter or any agreement, instrument, judgment, decree, order, statute or governmental rule or regulation applicable to such Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Senior Notes, the Senior Subordinated Notes, the Senior Indenture or the Senior Subordinated Indenture and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the Noteholders than such restrictions in effect on the Issue Date), except that (A) subject to the limitations contained in clause (iii) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of any dividend or distribution that was or that could have been made by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary (subject, in the case of a dividend that could have been made to another Restricted Subsidiary, to the limitation contained in this clause) and (B) the net loss of such Restricted Subsidiary shall be included to the extent of the aggregate Investment of the Company or any of its other Restricted Subsidiaries in such Restricted Subsidiary,

           (iii)  any gain or loss realized upon the sale or other disposition of any asset of the Company or any Restricted Subsidiary (including pursuant to any sale/leaseback transaction) that is not sold or otherwise disposed of in the ordinary course of business (as determined in good faith by the Board of Directors),

           (iv)  any item classified as an extraordinary, unusual or nonrecurring gain, loss or charge (including fees, expenses and charges associated with Transactions and any acquisition, merger or consolidation after the Issue Date),

           (v)  the cumulative effect of a change in accounting principles,

           (vi)  all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness,

          (vii)  any unrealized gains or losses in respect of Currency Agreements,

         (viii)  any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person,

           (ix)  any non-cash compensation charge arising from any grant of stock, stock options or other equity based awards, and

           (x)  to the extent otherwise included in Consolidated Net Income, any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of the Company or any Restricted Subsidiary owing to the Company or any Restricted Subsidiary.

        In the case of any unusual or nonrecurring gain, loss or charge not included in Consolidated Net Income pursuant to clause (iv) above in any determination thereof, the Company will deliver an Officer's Certificate to the applicable Trustee promptly after the date on which Consolidated Net Income is so determined, setting forth the nature and amount of such unusual or nonrecurring gain, loss or charge. Notwithstanding the foregoing, for the purpose of clause (a)(3)(A) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income, without duplication, any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers are applied by the Company to increase the amount of Restricted Payments permitted under such covenant pursuant to clause (a)(3)(C) or (D) thereof.

        "Consolidated Tangible Assets" means, as of any date of determination, the total assets less the total intangible assets (including, without limitation, goodwill), in each case shown on the consolidated balance sheet of the Company and its Restricted Subsidiaries as of the most recent date for which such a balance sheet is available, determined on a consolidated basis in accordance with GAAP (and, in the case of any determination relating to any Incurrence of Indebtedness or any Investment, on a pro forma basis including any property or assets being acquired in connection therewith); provided that for purposes of paragraph (b) of the covenant described in "—Certain Covenants—Limitation on Indebtedness", the covenant described under "—Certain Covenants—Limitation on Sale of Assets and Subsidiary Stock" and the definition of "Permitted Investment," Consolidated Tangible Assets shall not be less than $2,409.0 million.

        "Consolidation" means the consolidation of the accounts of each of the Restricted Subsidiaries with those of the Company in accordance with GAAP; provided that "Consolidation" will not include consolidation of the accounts of any Unrestricted Subsidiary, but the interest of the Company or any Restricted Subsidiary in any Unrestricted Subsidiary will be accounted for as an investment. The term "Consolidated" has a correlative meaning.

        "Coors Stockholders" means (i) Adolph Coors, Jr. Trust dated September 12, 1969; Augusta Coors Collbran Trust dated July 5, 1946; Bertha Coors Munroe Trust dated July 5, 1946; Grover C. Coors Trust dated August 7, 1952; Herman F. Coors Trust dated July 5, 1946; Janet H. Coors Irrevocable Trust FBO Frances M. Baker dated July 27, 1976; Janet H. Coors Irrevocable Trust FBO Frank E. Ferrin dated July 27, 1976; Janet H. Coors Irrevocable Trust FBO Joseph J. Ferrin dated July 27, 1976; Joseph Coors Trust dated December 14, 1988; Louise Coors Porter Trust dated July 5, 1946; May Kistler Coors Trust dated September 24, 1965; Darden K. Coors; Jeffrey H. Coors; John K. Coors; Joseph Coors, Jr.; Peter H. Coors; William K. Coors; and Adolph Coors Foundation; (ii) a spouse or lineal descendant (whether natural or adopted), sibling, parent, heir, executor, administrator, testamentary trustee, lifetime trustee or legatee of Adolph Coors Jr. or the

Persons named in clause (i) above; (iii) any trust, the primary benficiaries of which are named in clause (i) or (ii) above; (iv) the trustees or any Affiliates of any trust named in clause (i) or (iii) above; (v) the beneficiary or beneficiaries authorized or entitled to receive distributions from any trust named in clause (i) or (iii) above; or (vi) any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which include only the Persons named in clause (i) or (ii) above; and any of their respective successors in interest.

        "Credit Facilities" means one or more of (i) the Senior Credit Facility and (ii) other facilities or arrangements designated by the Company, in each case with one or more banks or other institutions providing for revolving credit loans, term loans, receivables financings (including without limitation through the sale of receivables to such institutions or to special purpose entities formed to borrow from such institutions against such receivables), letters of credit or other Indebtedness, in each case, including all agreements, instruments and documents executed and delivered pursuant to or in connection with any of the foregoing, including but not limited to any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages or letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original banks or other institutions or other banks or other institutions or otherwise, and whether provided under any original Credit Facility or one or more other credit agreements, indentures, financing agreements or other Credit Facilities or otherwise). Without limiting the generality of the foregoing, the term "Credit Facility" shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "Currency Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangements (including derivative agreements or arrangements), as to which such Person is a party or a beneficiary.

        "Default" means any event or condition that is, or after notice or passage of time or both would be, an Event of Default.

        "Designated Noncash Consideration" means the Fair Market Value of noncash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Disposition that is so designated as Designated Noncash Consideration pursuant to an Officer's Certificate, setting forth the basis of such valuation.

        "Designated Senior Indebtedness", as defined in the Senior Subordinated Indenture, means with respect to a Person (i) the Bank Indebtedness and (ii) any other Senior Indebtedness of such Person that, at the date of determination, has an aggregate principal amount equal to or under which, at the date of determination, the holders thereof are committed to lend up to, at least $15.0 million and is specifically designated by such Person in an agreement or instrument evidencing or governing such Senior Indebtedness as "Designated Senior Indebtedness" for purposes of such Indenture.

        "Disinterested Director" means, with respect to any Affiliate Transaction, a member of the Board of Directors having no material direct or indirect financial interest in or with respect to such Affiliate Transaction. A member of the Board of Directors shall not be deemed to have such a financial interest by reason of such member's holding Capital Stock of the Company or Holding or any options, warrants or other rights in respect of such Capital Stock.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock (other than Management Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable) or upon the happening of any event (other than following the occurrence of a Change of Control or other similar event described under such terms as a "change of control," or an Asset Disposition) (i) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (ii) is convertible or exchangeable for Indebtedness or Disqualified Stock or (iii) is redeemable at the option of the holder thereof (other than following the occurrence of a Change of Control or other similar event described under such terms as a "change of control," or an Asset Disposition), in whole or in part, in each case on or prior to the final Stated Maturity of the Notes.

        "Domestic Subsidiary" means any Restricted Subsidiary of the Company other than a Foreign Subsidiary.

        "Equity Agreements" means, collectively, (1) the Stockholders Agreement, dated as of March 25, 2003, among Holding, certain Coors Stockholders, CDR Fund V and EXOR Group S.A., (2) the Amended and Restated Registration Rights Agreement, dated as of March 25, 2003, among Holding, certain Coors Stockholders, CDR Fund V, EXOR Group S.A. and the other stockholders of Holding party thereto, (3) the Transfer Restrictions and Observation Rights Agreement, dated as of March 25, 2003, and the other Riverwood stockholders side letter, dated as of March 25, 2003, in each case among Holding, The 1818 Fund II, L.P., J.P. Morgan Equity Associates, L.P., HWH Investment Pte Ltd, First Plaza Group Trust, Wolfensohn-River LLC and Madison Dearborn Capital Partners, L.P., and (4) the Indemnification Agreement, dated as of March 27, 1996, among the Company, GPI Holding, Holding, CDR and CDR Fund V, in each case as may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the applicable Indenture.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Contribution" means Net Cash Proceeds, or the Fair Market Value of property or assets, received by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock) of the Company, in each case to the extent designated as an Excluded Contribution pursuant to an Officer's Certificate of the Company and not previously included in the calculation set forth in subparagraph (a)(3)(B)(x) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments" for purposes of determining whether a Restricted Payment may be made.

        "Existing Notes" means the Company's 10 5/8% Senior Notes due 2007, 10 7/8% Senior Subordinated Notes due 2008, and 8 5/8% Senior Subordinated Notes due 2012.

        "Fair Market Value" means, with respect to any asset or property, the fair market value of such asset or property as determined in good faith by the Board of Directors, whose determination will be conclusive.

        "Financing Disposition" means any sale, transfer, conveyance or other disposition of property or assets by the Company or any Subsidiary thereof to any Receivables Entity, or by any Receivables Subsidiary, in each case in connection with the Incurrence by a Receivables Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

        "Fiskeby Transaction" means any sale, lease, transfer, conveyance or other disposition of Capital Stock, property or assets of Fiskeby Board AB or any of its Swedish subsidiaries or affiliates (including any disposition by means of a merger, consolidation or similar transaction or pursuant to a joint venture or similar agreement or arrangement).

        "Foreign Subsidiary" means (a) any Restricted Subsidiary of the Company that is not organized under the laws of the United States of America or any state thereof or the District of Columbia and (b) any Restricted Subsidiary of the Company that has no material assets other than securities of one or more Foreign Subsidiaries, and other assets relating to an ownership interest in any such securities or Subsidiaries.

        "GAAP" means generally accepted accounting principles in the United States of America as in effect on the Issue Date (for purposes of the definitions of the terms "Consolidated Coverage Ratio," "Consolidated EBITDA," "Consolidated Interest Expense," "Consolidated Net Income" and "Consolidated Tangible Assets," all defined terms in the applicable Indenture to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and as in effect from time to time (for all other purposes of such Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as approved by a significant segment of the accounting profession. All ratios and computations based on GAAP contained in the applicable Indenture shall be computed in conformity with GAAP.

        "GPI Holding" means GPI Holding, Inc., a Colorado corporation, and any successor in interest thereto.

        "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness or other obligation of any other Person; provided that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning.

        "Guarantor Subordinated Obligations" means, with respect to a Note Guarantor, any Indebtedness of such Note Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is expressly subordinated in right of payment to the obligations of such Note Guarantor under its Note Guarantee pursuant to a written agreement.

        "Hedging Obligations" of any Person means the obligations of such Person pursuant to any Interest Rate Agreement, Currency Agreement or Commodities Agreement.

        "Holder" or "Noteholder" means the Person in whose name a Note of the applicable series is registered in the applicable Note Register.

        "Holding" means Graphic Packaging Corporation, a Delaware corporation, and any successor in interest thereto.

        "Holding Expenses" means (i) costs (including all professional fees and expenses) incurred by Holding or GPI Holding in connection with its reporting obligations under, or in connection with compliance with, applicable laws or applicable rules of any governmental, regulatory or self-regulatory body or stock exchange, the Senior Indenture, the Senior Subordinated Indenture or any other agreement or instrument relating to Indebtedness of the Company or any Restricted Subsidiary, including in respect of any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder, (ii) expenses incurred by GPI Holding in connection with the acquisition, development, maintenance, ownership, prosecution, protection and defense of its intellectual property and associated rights (including but not limited to trademarks, service marks, trade names, trade dress, patents, copyrights and similar rights, including registrations and registration or renewal applications in respect thereof; inventions, processes, designs, formulae, trade secrets, know-how, confidential information, computer software, data and documentation, and any other intellectual property rights; and licenses of any of the foregoing) to the extent such intellectual property and associated rights relate to the business of the Company or any of its Subsidiaries, (iii) payments by the Company or any Restricted Subsidiary to

GPI Holding to pay principal of, and premium, if any, and interest on, GPI Holding's 6 3/4% Convertible Subordinated Notes due 2003 (whether by way of scheduled payment, or by purchase, repurchase, redemption, defeasance or other acquisition or retirement), (iv) indemnification obligations of Holding or GPI Holding owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, or obligations in respect of director and officer insurance (including premiums therefor), (v) other operational expenses of Holding or GPI Holding incurred in the ordinary course of business, and (vi) fees and expenses incurred by Holding or GPI Holding in connection with any offering of Capital Stock or Indebtedness, (x) where the net proceeds of such offering are intended to be received by or contributed or loaned to the Company or a Restricted Subsidiary, or (y) in a prorated amount of such expenses in proportion to the amount of such net proceeds intended to be so received, contributed or loaned, or (z) otherwise on an interim basis prior to completion of such offering so long as Holding or GPI Holding shall cause the amount of such expenses to be repaid to the Company or the relevant Restricted Subsidiary out of the proceeds of such offering promptly if completed.

        "Incur" means issue, assume, enter into any Guarantee of, incur or otherwise become liable for; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary. Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an Incurrence of Indebtedness. Any Indebtedness issued at a discount (including Indebtedness on which interest is payable through the issuance of additional Indebtedness) shall be deemed Incurred at the time of original issuance of the Indebtedness at the initial accreted amount thereof.

        "Indebtedness" means, with respect to any Person on any date of determination (without duplication):

  (i)
  the principal of indebtedness of such Person for borrowed money,

  (ii)
  the principal of obligations of such Person evidenced by bonds, debentures, notes or other similar instruments,

  (iii)
  all reimbursement obligations of such Person in respect of letters of credit or other similar instruments (the amount of such obligations being equal at any time to the aggregate then undrawn and unexpired amount of such letters of credit or other instruments plus the aggregate amount of drawings thereunder that have not then been reimbursed),

  (iv)
  all obligations of such Person to pay the deferred and unpaid purchase price of property (except Trade Payables), which purchase price is due more than one year after the date of placing such property in final service or taking final delivery and title thereto,

  (v)
  all Capitalized Lease Obligations of such Person,

  (vi)
  the redemption, repayment or other repurchase amount of such Person with respect to any Disqualified Stock of such Person or (if such Person is a Subsidiary of the Company other than a Note Guarantor) any Preferred Stock of such Subsidiary, but excluding, in each case, any accrued dividends (the amount of such obligation to be equal at any time to the maximum fixed involuntary redemption, repayment or repurchase price for such Capital Stock, or if less (or if such Capital Stock has no such fixed price), to the involuntary redemption, repayment or repurchase price therefor calculated in accordance with the terms thereof as if then redeemed, repaid or repurchased, and if such price is based upon or measured by the fair market value of such Capital Stock, such fair market value shall be as determined in good faith by the Board of Directors or the board of directors or other governing body of the issuer of such Capital Stock),

  (vii)
  all Indebtedness of other Persons secured by a Lien on any asset of such Person, whether or not such Indebtedness is assumed by such Person; provided that the amount of Indebtedness of such Person shall be the lesser of (A) the fair market value of such asset at such date of determination (as determined in good faith by the Company) and (B) the amount of such Indebtedness of such other Persons,

  (viii)
  all Guarantees by such Person of Indebtedness of other Persons, to the extent so Guaranteed by such Person, and

  (ix)
  to the extent not otherwise included in this definition, net Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time).

        The amount of Indebtedness of any Person at any date shall be determined as set forth above or otherwise provided in the applicable Indenture, or otherwise shall equal the amount thereof that would appear on a balance sheet of such Person (excluding any notes thereto) prepared in accordance with GAAP.

        "Interest Rate Agreement" means, with respect to any Person, any interest rate protection agreement, future agreement, option agreement, swap agreement, cap agreement, collar agreement, hedge agreement or other similar agreement or arrangement (including derivative agreements or arrangements), as to which such Person is party or a beneficiary.

        "Inventory" means goods held for sale or lease by a Person in the ordinary course of business, net of any reserve for goods that have been segregated by such Person to be returned to the applicable vendor for credit, as determined in accordance with GAAP.

        "Investment" in any Person by any other Person means any direct or indirect advance, loan or other extension of credit (other than to customers, suppliers, directors, officers or employees of any Person in the ordinary course of business) or capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, Indebtedness or other similar instruments issued by, such Person. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments" only, (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary, provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to (x) the Company's "Investment" in such Subsidiary at the time of such redesignation less (y) the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation, (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, and (iii) in each case under clause (i) or (ii) above, fair market value shall be as determined in good faith by the Board of Directors. Guarantees shall not be deemed to be Investments. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company's option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided, that to the extent that the amount of Restricted Payments outstanding at any time is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net

Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to paragraph (a) of the covenant described under "—Certain Covenants—Limitation on Restricted Payments."

        "Investors" means CDR Fund V, EXOR Group S.A., The 1818 Fund II, L.P., J.P. Morgan Equity Associates, L.P., HWH Investment Pte Ltd, First Plaza Group Trust and Madison Dearborn Capital Partners, L.P., Wolfensohn-River LLC, the Coors Stockholders and any of their respective successors in interest.

        "Issue Date" means the first date on which Notes are issued.

        "Lien" means any mortgage, pledge, security interest, encumbrance, lien or charge of any kind (including any conditional sale or other title retention agreement or lease in the nature thereof).

        "Management Advances" means (1) loans or advances made to directors, officers or employees of Holding, the Company or any Restricted Subsidiary (x) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, (y) in respect of moving-related expenses incurred in connection with any closing or consolidation of any facility, or (z) in the ordinary course of business and (in the case of this clause (z)) not exceeding $5.0 million in the aggregate outstanding at any time, (2) promissory notes of Management Investors acquired in connection with the issuance of Management Stock to such Management Investors, (3) Management Guarantees, or (4) other Guarantees of borrowings by Management Investors in connection with the purchase of Management Stock, which Guarantees are permitted under the covenant described under "—Certain Covenants—Limitation on Indebtedness."

        "Management Guarantees" means guarantees (x) of up to an aggregate principal amount of $10.0 million of borrowings by Management Investors in connection with their purchase of Management Stock or (y) made on behalf of, or in respect of loans or advances made to, directors, officers or employees of Holding, the Company or any Restricted Subsidiary (1) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business and (in the case of this clause (2)) not exceeding $5.0 million in the aggregate outstanding at any time.

        "Management Investors" means the officers, directors, employees and other members of the management of Holding, GPI Holding, the Company or any of their respective Subsidiaries, or family members or relatives thereof, or trusts or partnerships for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company or Holding.

        "Management Stock" means Capital Stock of the Company or Holding (including any options, warrants or other rights in respect thereof) held by any of the Management Investors.

        "Mergers" means (i) the merger of Graphic Packaging International Corporation, a Colorado corporation, with Riverwood Acquisition Sub LLC, a Delaware limited liability company, (ii) the merger of RIC Holding, Inc., a Delaware corporation, with Graphic Packaging Holding, Inc., a Colorado corporation, (iii) the merger of the Delaware corporation formerly known as Graphic Packaging Corporation, with Riverwood International Corporation, a Delaware corporation, and (iv) the merger of Riverwood Acquisition Sub LLC, a Delaware limited liability company, with Riverwood Holding, Inc., a Delaware corporation.

        "Moody's" means Moody's Investors Service, Inc., and its successors.

        "Net Available Cash" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Disposition or received in any other non-cash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Disposition (including as a consequence of any transfer of funds in connection with the application thereof in accordance with the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock"), (ii) all payments made, and all installment payments required to be made, on any Indebtedness that is secured by any assets subject to such Asset Disposition, in accordance with the terms of any Lien upon such assets, or that must by its terms, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law, be repaid out of the proceeds from such Asset Disposition, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Disposition and (iv) any liabilities or obligations associated with the assets disposed of in such Asset Disposition and retained by the Company or any Restricted Subsidiary after such Asset Disposition, including without limitation pension and other post-employment benefit liabilities, liabilities related to environmental matters, and liabilities relating to any indemnification obligations associated with such Asset Disposition.

        "Net Cash Proceeds," with respect to any issuance or sale of any securities of the Company or any Subsidiary by the Company or any Subsidiary, or any capital contribution, means the cash proceeds of such issuance, sale or contribution net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance, sale or contribution and net of taxes paid or payable as a result thereof.

        "Note Guarantee" means a Parent Guarantee or a Subsidiary Guarantee. As used in the applicable Indenture, "Note Guarantee" refers to a Note Guarantee of the applicable Notes.

        "Note Guarantor" means a Parent Guarantor or a Subsidiary Guarantor. As used in the applicable Indenture, "Note Guarantor" refers to a Note Guarantor of the applicable Notes.

        "Officer" means, with respect to the Company or any other obligor upon the Notes, the Chairman of the Board, the President, the Chief Executive Officer, the Chief Financial Officer, any Vice President, the Controller, the Treasurer or the Secretary (a) of such Person or (b) if such Person is owned or managed by a single entity, of such entity (or any other individual designated as an "Officer" for the purposes of the applicable Indenture by the Board of Directors).

        "Officer's Certificate" means, with respect to the Company or any other obligor upon the Notes, a certificate signed by one Officer of such Person.

        "Opinion of Counsel" means a written opinion from legal counsel who is reasonably acceptable to the applicable Trustee. The counsel may be an employee of or counsel to the Company or the applicable Trustee.

        "Permitted Holder" means any of the following: (i) any of the Investors, Management Investors, CDR and their respective Affiliates; (ii) any investment fund or vehicle managed, sponsored or advised by CDR or any Investor or Affiliate thereof, and any Affiliate of or successor to any such investment fund or vehicle; and (iii) any Person acting in the capacity of an underwriter in connection with a public or private offering of Capital Stock of Holding or the Company.

        "Permitted Investment" means an Investment by the Company or any Restricted Subsidiary in, or consisting of, any of the following:

            (i)  a Restricted Subsidiary, the Company, or a Person that will, upon the making of such Investment, become a Restricted Subsidiary;

            (ii)  another Person if as a result of such Investment such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all its assets to, or is liquidated into, the Company or a Restricted Subsidiary;

           (iii)  Temporary Cash Investments or Cash Equivalents;

           (iv)  receivables owing to the Company or any Restricted Subsidiary, if created or acquired in the ordinary course of business;

           (v)  any securities or other Investments received as consideration in, or retained in connection with, sales or other dispositions of property or assets, including Asset Dispositions made in compliance with the covenant described under "—Certain Covenants—Limitation on Sales of Assets and Subsidiary Stock";

           (vi)  securities or other Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

          (vii)  Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;

         (viii)  Currency Agreements, Interest Rate Agreements, Commodities Agreements and related Hedging Obligations, which obligations are Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness";

           (ix)  pledges or deposits (x) with respect to leases or utilities provided to third parties in the ordinary course of business or (y) otherwise described in the definition of "Permitted Liens" or made in connection with Liens permitted under the covenant described under "—Certain Covenants—Limitation on Liens";

           (x)  (1) Investments in any Receivables Subsidiary, or in connection with a Financing Disposition by or to any Receivables Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by the Company, GPI Holding or Holding, provided that if Holding or GPI Holding receives cash from the relevant Receivables Entity in exchange for such note, an equal cash amount is contributed by Holding or GPI Holding to the Company;

           (xi)  bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, canceling such bonds and terminating the transaction;

          (xii)  Notes;

         (xiii)  any Investment to the extent made using Capital Stock of the Company (other than Disqualified Stock), or Capital Stock of Holding or GPI Holding, as consideration;

         (xiv)  any Investment under or relating to any joint venture or similar agreement or arrangement entered into in connection with a Fiskeby Transaction;

         (xv)  Management Advances; and

         (xvi)  other Investments in an aggregate amount outstanding at any time not to exceed 5% of Consolidated Tangible Assets.

        "Permitted Liens" means:

           (a)  Liens for taxes, assessments or other governmental charges not yet delinquent or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries or that are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of the Company or a Subsidiary thereof, as the case may be, in accordance with GAAP;

           (b)  carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations that are not overdue for a period of more than 60 days or that are bonded or that are being contested in good faith and by appropriate proceedings;

           (c)  pledges, deposits or Liens in connection with workers' compensation, unemployment insurance and other social security and other similar legislation or other insurance-related obligations (including, without limitation, pledges or deposits securing liability to insurance carriers under insurance or self-insurance arrangements);

           (d)  pledges, deposits or Liens to secure the performance of bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, completion guarantees, surety, judgment, appeal or performance bonds, other similar bonds, instruments or obligations, and other obligations of a like nature incurred in the ordinary course of business;

           (e)  easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, charges, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in the ordinary course of business, which do not in the aggregate materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries, taken as a whole;

            (f)  Liens existing on, or provided for under written arrangements existing on, the Issue Date, or (in the case of any such Liens securing Indebtedness of the Company or any of its Subsidiaries existing or arising under written arrangements existing on the Issue Date) securing any Refinancing Indebtedness in respect of such Indebtedness so long as the Lien securing such Refinancing Indebtedness is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or under such written arrangements could secure) the original Indebtedness;

           (g)  (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary of the Company has easement rights or on any leased property and subordination or similar agreements relating thereto and (ii) any condemnation or eminent domain proceedings affecting any real property;

           (h)  Liens securing Hedging Obligations, Purchase Money Obligations or Capitalized Lease Obligations Incurred in compliance with the covenant described under "—Certain Covenants—Limitation on Indebtedness";

            (i)  Liens arising out of judgments, decrees, orders or awards in respect of which the Company shall in good faith be prosecuting an appeal or proceedings for review, which appeal or proceedings shall not have been finally terminated, or if the period within which such appeal or proceedings may be initiated shall not have expired;

            (j)  leases, subleases, licenses or sublicenses to third parties;

           (k)  Liens securing (1) Indebtedness Incurred in compliance with clause (b)(i), (b)(iv), (b)(vii), (b)(viii)(E), (b)(x) or (b)(xi) of the covenant described under "—Certain Covenants—Limitation on Indebtedness," or clause (b)(iii) thereof (other than Refinancing Indebtedness Incurred in respect of Indebtedness described in paragraph (a) thereof), (2) Bank Indebtedness, (3) the applicable Notes, (4) Indebtedness of any Restricted Subsidiary that is not a Note Guarantor, (5) Indebtedness or other obligations of any Receivables Entity or (6) obligations in respect of Management Advances or Management Guarantees;

            (l)  Liens existing on property or assets of a Person at the time such Person becomes a Subsidiary of the Company (or at the time the Company or a Restricted Subsidiary acquires such property or assets, including any acquisition by means of a merger or consolidation with or into the Company or any Restricted Subsidiary); provided, however, that such Liens are not created in connection with, or in contemplation of, such other Person becoming such a Subsidiary (or such acquisition of such property or assets), and that such Liens are limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which such Liens arose, could secure) the obligations to which such Liens relate;

          (m)  Liens on Capital Stock or other securities of an Unrestricted Subsidiary that secure Indebtedness or other obligations of such Unrestricted Subsidiary;

           (n)  any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

           (o)  Liens securing Refinancing Indebtedness Incurred in respect of any Indebtedness secured by, or securing any refinancing, refunding, extension, renewal or replacement (in whole or in part) of any other obligation secured by, any other Permitted Liens, provided that any such new Lien is limited to all or part of the same property or assets (plus improvements, accessions, proceeds or dividends or distributions in respect thereof) that secured (or, under the written arrangements under which the original Lien arose, could secure) the obligations to which such Liens relate; and

           (p)  Liens (1) arising by operation of law (or by agreement to the same effect) in the ordinary course of business, (2) on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets, (3) on receivables (including related rights), (4) on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose, (5) securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities, (6) in favor of the Company or any Subsidiary (other than Liens on property or assets of the Company in favor of any Subsidiary that is not a Note Guarantor) or (7) arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business.

        "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "Preferred Stock" as applied to the Capital Stock of any corporation means Capital Stock of any class or classes (however designated) that by its terms is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

        "Purchase Money Obligations" means any Indebtedness Incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets, and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise.

        "Receivable" means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, as determined in accordance with GAAP.

        "Receivables Entity" means (x) any Receivables Subsidiary or (y) any other Person that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Financing.

        "Receivables Financing" means any financing of Receivables of the Company or any Restricted Subsidiary that have been transferred to a Receivables Entity in a Financing Disposition.

        "Receivables Subsidiary" means a Subsidiary of the Company that (a) is engaged solely in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and (b) is designated as a "Receivables Subsidiary" by the Board of Directors.

        "refinance" means refinance, refund, replace, renew, repay, modify, restate, defer, substitute, supplement, reissue, resell or extend (including pursuant to any defeasance or discharge mechanism); and the terms "refinances," "refinanced" and "refinancing" as used for any purpose in the applicable Indenture shall have a correlative meaning.

        "Refinancing Indebtedness" means Indebtedness that is Incurred to refinance any Indebtedness existing on the date of the applicable Indenture or Incurred in compliance with such Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary (to the extent permitted in such Indenture) and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, that (1) if the Indebtedness being refinanced is Subordinated Obligations or Guarantor Subordinated Obligations, the Refinancing Indebtedness has a final Stated Maturity at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the final Stated Maturity of the Indebtedness being refinanced (or if shorter, the Notes), (2) such Refinancing Indebtedness is Incurred in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the sum of (x) the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding of the Indebtedness being refinanced, plus (y) fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such Refinancing Indebtedness and (3) Refinancing Indebtedness shall not include (x) Indebtedness of a Restricted Subsidiary that is not a Note Guarantor that refinances Indebtedness of the Company that could not have been initially Incurred by such Restricted Subsidiary pursuant to the covenant described under "—Certain Covenants—Limitation on Indebtedness" or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

        "Related Business" means those businesses in which the Company or any of its Subsidiaries is engaged on the date of the applicable Indenture, or that are related, complementary, incidental or ancillary thereto or extensions, developments or expansions thereof.

        "Related Taxes" means (x) any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments (other than federal, state or local taxes measured by income and federal, state or local withholding imposed on payments made by Holding or GPI Holding), required to be paid by Holding or GPI Holding by virtue of its being incorporated or having Capital Stock outstanding (but not by virtue of owning stock or other equity interests of any corporation or other entity other than the Company or any of its Subsidiaries), or being a holding company parent of the Company or receiving dividends from or other distributions in respect of the Capital Stock of the Company or any of its Subsidiaries, or having guaranteed any obligations of the Company or any Subsidiary thereof, or having made any payment in respect of any of the items for which the Company or any of its Subsidiaries is permitted to make payments to Holding or GPI Holding pursuant to the covenant described under "—Certain Covenants—Limitation on Restricted Payments," or acquiring, developing, maintaining, owning, prosecuting, protecting or defending its intellectual property and associated rights (including but not limited to receiving or paying royalties for the use thereof) relating to the business or businesses of the Company or any Subsidiary thereof, or (y) any other federal, state, foreign, provincial or local taxes measured by income for which Holding or GPI Holding is liable up to an amount not to exceed, with respect to federal taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a consolidated basis as if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Code or an analogous provision of state, local or foreign law) of which it were the common parent, or with respect to state and local taxes, the amount of any such taxes that the Company and its Subsidiaries would have been required to pay on a separate company basis, or on a combined basis as if the Company had filed a combined return on behalf of an affiliated group consisting only of the Company and its Subsidiaries.

        "Restricted Payment Transaction" means any Restricted Payment permitted pursuant to the covenant described under "—Certain Covenants—Limitation on Restricted Payments," any Permitted Payment, any Permitted Investment, or any transaction specifically excluded from the definition of the term "Restricted Payment."

        "Restricted Subsidiary" means any Subsidiary of the Company other than an Unrestricted Subsidiary.

        "SEC" means the Securities and Exchange Commission.

        "Senior Credit Agreement" means the Credit Agreement, dated as of the Issue Date, among the Company, any other borrowers party thereto from time to time, JPMorgan Chase Bank, as administrative agent, and the lenders party thereto from time to time, as such agreement may be amended, supplemented, waived or otherwise modified from time to time or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original administrative agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or other credit agreements or otherwise).

        "Senior Credit Facility" means the collective reference to the Senior Credit Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, pledge agreements, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Senior Credit Agreement or one or more other credit agreements, indentures (including the Senior Indenture or the Senior Subordinated Indenture) or financing agreements or otherwise). Without limiting the generality of the foregoing, the term "Senior Credit Facility" shall include any agreement (i) changing the maturity of any Indebtedness Incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder, (iii) increasing the amount of Indebtedness Incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

        "Senior Indebtedness", as defined in the Senior Indenture, means any Indebtedness of the Company or any Restricted Subsidiary other than, in the case of the Company, Subordinated Obligations and, in the case of any Note Guarantor, Guarantor Subordinated Obligations.

        "Senior Indebtedness", as defined in the Senior Subordinated Indenture, means, with respect to the Company or any Note Guarantor, (i) all Bank Indebtedness, (ii) all of its obligations in respect of any Receivables Financing and (iii) the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to such Person regardless of whether post-filing interest is allowed in such proceeding) on, and all fees and other amounts owing in respect of, all other Indebtedness of such Person, other than, in the case of the Company, Subordinated Obligations and, in the case of any Note Guarantor, Guarantor Subordinated Obligations; provided, however, that Senior Indebtedness shall not include (1) any obligation of such Person to any Restricted Subsidiary of such Person, (2) any liability for Federal, state, foreign, local or other taxes owed or owing by such Person, (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (4) any obligation of such Person described in any of clauses (i), (ii) or (iii) above that is expressly subordinated in right of payment to any other Indebtedness of such Person, (5) any Capital Stock of such Person or (6) that portion of any Indebtedness of such Person that is Incurred by such Person in violation of the covenant described under "—Certain Covenants—Limitation on Indebtedness" (but no such violation shall be deemed to exist for purposes of this clause (6) if any holder of such Indebtedness or such holder's representative shall have received an Officer's Certificate to the effect that such Incurrence of such Indebtedness does not (or that the Incurrence of the entire committed amount thereof at the date on which the initial borrowing thereunder is made would not) violate such covenant). If any Senior Indebtedness is disallowed, avoided or subordinated pursuant to the provisions of Section 548 of Title 11 of the United States Code or any applicable state fraudulent conveyance law, such Senior Indebtedness nevertheless will constitute Senior Indebtedness.

        "Senior Subordinated Indebtedness", as defined in the Senior Subordinated Indenture, means with respect to the Company or any Note Guarantor, the Senior Subordinated Notes (in the case of the Company) or the Note Guarantee of such Person in respect of the Senior Subordinated Notes

(in the case of such Note Guarantor) and any other Indebtedness of such Person that ranks pari passu with the Senior Subordinated Notes or such Note Guarantee, as the case may be.

        "Significant Domestic Subsidiary" means any Domestic Subsidiary that is a Significant Subsidiary.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" of the Company within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC, as in effect on the Issue Date.

        "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and its successors.

        "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

        "Subordinated Obligations" means any Indebtedness of the Company (whether outstanding on the date of the applicable Indenture or thereafter Incurred) that is expressly subordinated in right of payment to the applicable Notes pursuant to a written agreement.

        "Subsidiary" of any Person means any corporation, association, partnership or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other equity interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by (i) such Person or (ii) one or more Subsidiaries of such Person.

        "Subsidiary Guarantee" means any guarantee that may from time to time be entered into by a Restricted Subsidiary of the Company pursuant to the covenant described under "—Certain Covenants—Future Note Guarantors." As used in the applicable Indenture, "Subsidiary Guarantee" refers to a Subsidiary Guarantee of the applicable Notes.

        "Subsidiary Guarantor" means any Restricted Subsidiary of the Company that enters into a Subsidiary Guarantee. As used in the applicable Indenture, "Subsidiary Guarantor" refers to a Subsidiary Guarantor of the applicable Notes.

        "Successor Company" shall have the meaning assigned thereto in clause (i) under "—Merger and Consolidation."

        "Tax Sharing Agreement" means the Tax Sharing Agreement, dated on or prior to the Issue Date, between the Company and Holding, as the same may be amended, supplemented, waived or otherwise modified from time to time in accordance with the terms thereof and of the applicable Indenture.

        "Temporary Cash Investments" means any of the following: (i) any investment in (x) direct obligations of the United States of America or any agency or instrumentality thereof or obligations Guaranteed by the United States of America or any agency or instrumentality thereof or (y) direct obligations of any foreign country recognized by the United States of America rated at least "A" by S&P or "A-1" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (ii) overnight bank deposits, and investments in time deposit accounts, certificates of deposit, bankers' acceptances and money market deposits (or, with respect to foreign banks, similar instruments) maturing not more than one year after the date of acquisition thereof issued by (x) any lender under the Senior Credit Agreement or (y) a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital and surplus aggregating in excess of $250 million (or the foreign currency equivalent thereof) and whose long term debt is rated at least "A" by S&P or "A-1" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization) at the time such Investment is made, (iii) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) or (ii) above entered into with a bank meeting the qualifications described in clause (ii) above, (iv) Investments in commercial paper, maturing not more than 270 days after the date of acquisition, issued by a Person (other than that of the Company or any of its Subsidiaries), with a rating at the time as of which any Investment therein is made of "P-2" (or higher) according to Moody's or "A-2" (or higher) according to S&P (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (v) Investments in securities maturing not more than one year after the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least "A" by S&P or "A" by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (vi) Preferred Stock (other than of the Company or any of its Subsidiaries) having a rating of "A" or higher by S&P or "A2" or higher by Moody's (or, in either case, the equivalent of such rating by such organization or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any nationally recognized rating organization), (vii) investment funds investing 95% of their assets in securities of the type described in clauses (i)-(vi) above (which funds may also hold reasonable amounts of cash pending investment and/or distribution), (viii) any money market deposit accounts issued or offered by a domestic commercial bank or a commercial bank organized and located in a country recognized by the United States of America, in each case, having capital and surplus in excess of $250 million (or the foreign currency equivalent thereof), or investments in money market funds complying with the risk limiting conditions of Rule 2a-7 (or any successor rule) of the SEC under the Investment Company Act of 1940, as amended, and (ix) similar investments approved by the Board of Directors in the ordinary course of business.

        "TIA" means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-7bbbb) as in effect on the date of the applicable Indenture.

        "Trade Payables" means, with respect to any Person, any accounts payable or any indebtedness or monetary obligation to trade creditors created, assumed or guaranteed by such Person arising in the ordinary course of business in connection with the acquisition of goods or services.

        "Transactions" means, collectively, any or all of the following:

          (a)   the Mergers;

          (b)   the entry into the Indentures, the offer and issuance of the Notes, and the provision of the Parent Guarantees by the Parent Guarantors;

          (c)   the entry into the Senior Credit Facility and Incurrence of Indebtedness thereunder by one or more of the Company and its Subsidiaries;

          (d)   the consummation of any tender offer for, or redemption and/or other acquisition or retirement of, any Existing Notes;

          (e)   the repayment of amounts outstanding under any existing Credit Facility to which the Company is party on the Issue Date, the termination of commitments thereunder, and the collateralization of letters of credit remaining outstanding (if any);

          (f)    the payment of up to approximately $22.0 million to one or more Coors Stockholders in connection with the conversion by such Coors Stockholders of shares of 10% Series B Convertible Preferred Stock, stated value $100.00 per share, of Graphic Packaging International Corporation, a Colorado corporation; and

          (g)   all other transactions relating to any of the foregoing (including payment of fees and expenses related to any of the foregoing).

        "Trustee" means the party named as such in the applicable Indenture until a successor replaces it and, thereafter, means the successor.

        "Trust Officer" means the Chairman of the Board, the President or any other officer or assistant officer of the applicable Trustee assigned by such Trustee to administer its corporate trust matters.

        "Unrestricted Subsidiary" means (i) any Subsidiary of the Company that at the time of determination is an Unrestricted Subsidiary, as designated by the Board of Directors in the manner provided below, and (ii) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on any property of, the Company or any other Restricted Subsidiary of the Company that is not a Subsidiary of the Subsidiary to be so designated; provided, that (A) such designation was made at or prior to the Issue Date, or (B) the Subsidiary to be so designated has total consolidated assets of $1,000 or less or (C) if such Subsidiary has consolidated assets greater than $1,000, then such designation would be permitted under the covenant described under "—Certain Covenants—Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided, that immediately after giving effect to such designation either (x) the Company could Incur at least $1.00 of additional Indebtedness under paragraph (a) in the covenant described under "—Certain Covenants—Limitation on Indebtedness" or (y) the Consolidated Coverage Ratio would be greater than it was immediately prior to giving effect to such designation. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the resolution of the Company's Board of Directors giving effect to such designation and an Officer's Certificate of the Company certifying that such designation complied with the foregoing provisions.

        "U.S. Government Obligation" means (x) any security that is (i) a direct obligation of the United States of America for the payment of which the full faith and credit of the United States of America is pledged or (ii) an obligation of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under the preceding clause (i) or (ii), is not callable or redeemable at the option of the issuer thereof, and (y) any depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act) as custodian with respect to any U.S. Government Obligation that is specified in clause (x) above and held by such bank for the account of the holder of such depositary receipt, or with respect to any specific payment of principal of or interest on any U.S. Government Obligation that is so specified and held, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of principal or interest evidenced by such depositary receipt.

        "Voting Stock" of an entity means all classes of Capital Stock of such entity then outstanding and normally entitled to vote in the election of directors or all interests in such entity with the ability to control the management or actions of such entity.

Book-Entry, Delivery and Form

        The Notes will be represented by one or more notes in registered, global form ("Global Notes") deposited with the trustee as custodian for the Depository Trust Company ("DTC") and registered in the name of Cede & Co. as nominee of DTC, in each case for credit to the accounts of DTC participants and indirect participants (each described below) including, without limitation, Euroclear Bank S.A./N.V. (as operator of the Euroclear System, "Euroclear") and Clearstream Banking Luxembourg ("Clearstream Banking"). All interests in a Global Note may be subject to the procedures and requirements of DTC. As long as DTC, or its nominee, is the registered Holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner and Holder of the Notes represented by such Global Note for all purposes under the Indentures and the Notes.

        Except in the limited circumstances set forth below, Notes in certificated form will not be issued.

Depository Procedures

        The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within their control and are subject to changes by them from time to time. We take no responsibility for these operations and procedures and urge you to contact the system or their participants directly to discuss these matters.

        DTC has advised us that DTC is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of transactions in such securities between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers, banks and trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies, which we refer to as "indirect participants", that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own securities held by or on behalf of DTC only through the participants or the indirect participants.

        We expect that pursuant to procedures established by DTC (i) upon deposit of the Global Notes, DTC will credit the accounts of participants designated by the initial purchasers with portions of the principal amount of the Global Notes and (ii) ownership of the Notes evidenced by the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the interests of the participants), the participants and the indirect participants.

        The laws of some states may require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants and certain banks, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

        Except as described below, owners of interest in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the Indenture for any purpose.

        Payments in respect of the principal, premium, if any, and interest on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indentures. Except as otherwise specified in the Indentures, we and the trustee will treat the persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither the trustee nor any agent of us or the trustee has or will have any responsibility or liability for (1) any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the Global Notes, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the Global Notes or (2) any other matter relating to the actions and practices of DTC or any of its participants or indirect participants. DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date, in amounts proportionate to their respective holdings in the principal amount of beneficial interest in the relevant security as shown on the records of DTC unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

        Interests in the Global Notes are expected to be eligible to trade in DTC's Same-Day Funds Settlement System and secondary market trading activity in such interests will, therefore, settle in immediately available funds, subject in all cases to the rules and procedures of DTC and its participants. See "—Same-Day Settlement and Payment". Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds.

        DTC has advised us that it will take an action permitted to be taken by a holder of Notes only at the direction of one or more participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such Notes to its participants.

        Although DTC, Euroclear and Clearstream Banking have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream Banking, they are under no obligations to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee nor any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream Banking or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Physical Notes

        Under certain limited conditions, a beneficial interest in a Global Note may be transferred or exchanged for physical notes. Interests of beneficial owners in a Global Note may not be transferred or exchanged for physical notes unless we have consented to such transfer or exchange in writing, or such transfer or exchange is made in accordance with the applicable rules and procedures of DTC. Physical notes shall be transferred to all beneficial owners in exchange for their beneficial interests in the relevant Global Note, if:

          (a) DTC notifies us that it is unwilling or unable to continue as depositary for the Global Note or DTC ceases to be a "clearing agency" registered under the Exchange Act and in either case we are unable to locate a qualified successor depositary within 90 days;

          (b) we, at our option, notify the trustee in writing that we are electing to cause the issuance of physical notes under the Indentures; or

          (c) an event of default has occurred and is continuing and the trustee has received a written request from DTC to issue physical notes.

Exchange Offers; Registration Rights

        On August 8, 2003, the Company and the Note Guarantors entered into an Exchange and Registration Rights Agreement with respect to each series of Notes (collectively, the "Exchange and Registration Rights Agreement") pursuant to which we agreed, for the benefit of the Holders of the Notes, to use our reasonable best efforts to file a registration statement under the Securities Act relating to the exchange offer and to cause it to become effective within 150 days following the Issue Date. The registration statement of which this prospectus is a part constitutes the registration statement to be filed pursuant to the Exchange and Registration Rights Agreement.

        We have further agreed to commence the exchange offer promptly after the registration statement has become effective, hold the offer open for the period required by applicable law (including pursuant to any applicable interpretation by the staff of the SEC), but in any event for at least 10 business days, and exchange new notes for all old notes validly tendered and not withdrawn before the expiration of the offer.

        However, if:

  (1)
  on or before the date of consummation of the exchange offer, the existing SEC interpretations are changed such that the new notes would not in general be freely transferable in such manner on such date;

  (2)
  the exchange offer has not been completed within 180 days following the Issue Date;

  (3)
  under certain circumstances, the Initial Purchasers so request with respect to old notes not eligible to be exchanged for new notes in the exchange offer; or

  (4)
  any Holder of the old notes (other than an Initial Purchaser) is not permitted by applicable law to participate in the exchange offer, or if any Holder may not resell the new notes acquired by it in the exchange offer to the public without delivering a prospectus and the prospectus contained in the registration statement is not available for such resales by such holder (other than, in either case, due solely to the status of such Holder as an affiliate of the Company or due to such Holder's inability to make the representations referred to above), we will use our reasonable best efforts to file, as promptly as reasonably practicable, a registration statement under the Securities Act relating to a shelf registration (the "Shelf Registration Statement") of the old notes or new notes, as the case may be, for re-sale by Holders or, in the case of clause (3), of the old notes held by the Initial Purchasers for resale by the Initial Purchasers (the "Resale Registration"), and will use our reasonable best efforts to cause the Shelf Registration Statement to become effective within 120 days following the date on which the obligation to file the Shelf Registration Statement arises. We will use our reasonable best efforts to cause the Shelf Registration Statement to remain effective until the earlier of two years following the effective date of such registration statement or such shorter period that will terminate when all the securities covered by the Shelf Registration Statement have been sold pursuant to the Shelf Registration Statement or are distributed to the public pursuant to Rule 144 or become eligible for resale pursuant to Rule 144 without volume restriction, if any. Under certain circumstances, we may suspend the availability of the Shelf Registration Statement for certain periods of time.

        We will, in the event of the Resale Registration, provide to the Holder or Holders of the applicable Notes copies of the prospectus that is a part of the Shelf Registration Statement, notify such Holder or Holders when the Resale Registration for the applicable Notes has become effective and take certain other actions as are required to permit unrestricted resales of the applicable Notes. A Holder of Notes that sells such Notes pursuant to the Resale Registration generally would be required to be named as a selling securityholder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Exchange and Registration Rights Agreement that are applicable to such a Holder (including certain indemnification obligations). In addition, each such Holder of Notes will be required, among other things, to deliver information to be used in connection with the Shelf Registration Statement within the time periods set forth in the Exchange and Registration Rights Agreement in order to benefit from the provisions regarding additional interest set forth below.

        Each Exchange and Registration Rights Agreement provides that in the event that:

  (1)
  we filed neither a registration statement relating to the exchange offer nor a Shelf Registration Statement within 120 days following the Issue Date; or

  (2)
  the registration statement relating to the exchange offer is not declared effective within 150 days following the Issue Date; or

  (3)
  the exchange offer has not been consummated within 180 days following the Issue Date; or

  (4)
  if a Shelf Registration Statement is required to be filed under the Exchange and Registration Rights Agreement, the Shelf Registration Statement is not declared effective within 120 days following the date on which the obligation to file the Shelf Registration Statement arises; or

  (5)
  if any Shelf Registration Statement required by the Exchange and Registration Rights Agreement is filed and declared effective, and during the period the Company is required to use its reasonable best efforts to cause the Shelf Registration Statement to remain effective (i) the Company shall have suspended and be continuing to suspend the availability of the Shelf Registration Statement for more than 30 days in the aggregate in any consecutive twelve-month period, or (ii) such Shelf Registration Statement ceases to be effective and such Shelf Registration Statement is not replaced within 60 days by a Shelf Registration Statement that is filed and declared effective (any such event referred to in clauses (1) through (5), a "Registration Default"), then additional interest will accrue on the Transfer Restricted Notes (as defined below), for the period from the occurrence of a Registration Default (but only with respect to one Registration Default at any particular time) until such time as all Registration Defaults have been cured at a rate per annum equal to 0.25% during the first 90-day period following the occurrence of such

Registration Default which rate shall increase by an additional 0.25% during each subsequent 90-day period, up to a maximum of 0.50% regardless of the number of Registration Defaults that shall have occurred and be continuing. Any such additional interest will be paid in the same manner and on the same dates as interest payments in respect of Transfer Restricted Notes. Following the cure of all Registration Defaults, the accrual of such additional interest will cease. A Registration Default with respect to a failure to file, cause to become effective or maintain the effectiveness of a Shelf Registration Statement will be deemed cured upon consummation of the exchange offer in the case of a Shelf Registration Statement required to be filed due to a failure to consummate the exchange offer within the required time period. References in this "Description of Notes," except for provisions described above under the caption "— Amendment, Supplement and Waiver," to interest on the Notes shall include additional interest, if any.

        For purposes of the foregoing, "Transfer Restricted Notes" means each old note until (1) the date on which such Note has been exchanged for a freely transferable new note in the exchange offer, (2) the date on which such old note has been effectively registered under the Securities Act and disposed of in accordance with a Shelf Registration Statement, or (3) the date on which such old note is distributed to the public pursuant to Rule 144 of the Securities Act or is eligible for resale pursuant to Rule 144 without volume restriction, if any.

        The summary herein of certain provisions of the Exchange and Registration Rights Agreements does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Exchange and Registration Rights Agreements, copies of which are available as set forth under the heading "Where You Can Find More Information."

        The old senior notes and the new senior notes, and the old senior subordinated notes and the new senior subordinated notes, will be respectively considered collectively to be a single class for all purposes under the Indentures, including, without limitation, waivers, amendments, redemptions and offers to purchase, and for purposes of this Description of Notes (except under this caption "Exchange Offer; Registration Rights") all references herein to "Notes" shall be deemed to refer collectively to old notes and any new notes, unless the context otherwise requires.

CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

        The following is a general discussion of certain United States federal income and estate tax considerations relating to the exchange, ownership and disposition of the notes. This discussion is based on the Code, Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change, possibly with retroactive effect, or different interpretations. This discussion only addresses tax considerations for beneficial owners of the notes that exchange the old notes for the new notes pursuant to the exchange offers and that hold the notes as "capital assets," within the meaning of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to specific beneficial owners of the notes in light of their particular circumstances or to beneficial owners of the notes subject to special treatment under U.S. federal income tax laws (such as banks, insurance companies, tax-exempt entities, retirement plans, dealers in securities, brokers, expatriates, partnerships, other pass-through entities, persons who hold their notes as part of a straddle, hedge, conversion transaction or other integrated investment, persons whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax or persons deemed to sell the notes under the constructive sale provisions of the Code). This discussion does not address any U.S. state and local or non-U.S. tax considerations relating to the exchange, ownership and disposition of the notes.

        As used in this discussion, the term "U.S. Holder" means a beneficial owner of a note that is a U.S. person and is not a partnership for U.S. federal income tax purposes. A U.S. person means a person that is, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the U.S.;

  •
  a corporation or partnership created or organized in or under the laws of the U.S. or of any State or political subdivision thereof or therein, including the District of Columbia (other than a partnership that is not treated as a U.S. person under applicable Treasury regulations);

  •
  an estate the income of which is subject to U.S. federal income tax regardless of the source thereof; or

  •
  a trust with respect to which a court within the U.S. is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions, or certain electing trusts that were in existence on August 19, 1996 and were treated as domestic trusts on that date.

        The term "Non-U.S. Holder" means a beneficial owner of a note that is neither a U.S. person nor a partnership for U.S. federal income tax purposes.

        BENEFICIAL OWNERS OF THE NOTES ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSIDERATIONS FOR THEM RELATING TO THE EXCHANGE, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE OR LOCAL TAX LAWS OR NON-U.S. TAX LAWS, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

Exchange of Old Notes for New Notes Pursuant to Exchange Offers

        The exchange of an old note for a new note by a U.S. or Non-U.S. Holder pursuant to the exchange offers described under "The Exchange Offers" will not result in a taxable exchange to such U.S. or Non-U.S. Holder.

        Accordingly,

    •
    no gain or loss will be recognized by such U.S. or Non-U.S. Holder upon receipt of a new note;

    •
    the adjusted tax basis of the new note will be the same as the adjusted tax basis of the old note exchanged therefor; and

    •
    the holding period of the new note will include the holding period of the old note exchanged therefor.

        The following discussion assumes that the exchange of the old notes for the new notes pursuant to the exchange offers will not be treated as a taxable exchange and that the old notes and the new notes will be treated as the same security for U.S. federal income tax purposes.

Certain U.S. Federal Income Tax Considerations for U.S. Holders

        The following is a general discussion of certain U.S. federal income tax considerations relating to the ownership and disposition of the notes by a U.S. Holder.

  Certain Additional Payments

        In certain circumstances (see "Description of Notes — Change of Control" and "Description of Notes — Exchange Offers; Registration Rights"), we may be obligated to pay a U.S. Holder amounts in excess of stated interest or principal on the notes. According to Treasury regulations, the possibility that any payment in excess of stated interest or principal will be made will not affect the amount or timing of interest income a U.S. Holder will recognize if there was only a remote likelihood as of the date the notes were issued that the additional payments would be made. We intend to take the position for U.S. federal income tax purposes that the likelihood that we would be obligated to make any such payments was remote as of the date the old notes were issued. Therefore, the possibility of such payments should not affect the amount or timing of income a U.S. Holder has recognized or will recognize. Our determination that these contingencies were remote as of the date the old notes were issued is binding on a U.S. Holder unless such U.S. Holder discloses a contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge our determination, a U.S. Holder might be required to accrue income on the notes in excess of stated interest, and to treat as ordinary income rather than capital gain any income realized on the taxable disposition of a note before the resolution of the contingencies. In the event a contingency actually occurs, it would affect the amount and timing of the income that a U.S. Holder will recognize. The discussion below assumes that our determination that these contingencies were remote as of the date the old notes were issued is correct.

  Payment of Interest

        In general, interest paid or payable on a note will be taxable to a U.S. Holder as ordinary interest income at the time it is received or accrued, in accordance with such U.S. Holder's method of accounting for U.S. federal income tax purposes.

  Bond Premium

        A U.S. Holder whose basis in a note immediately after its acquisition by such U.S. Holder exceeds all amounts payable on such note after such purchase (other than payments of qualified stated interest, within the meaning of the Code) will be considered as having purchased the note with "bond premium." A U.S. Holder generally may elect to amortize bond premium over the remaining term of the note, using a constant yield method, as an offset to interest income. An electing U.S. Holder must reduce its tax basis in the note by the amount of the aggregate amortized bond premium. The election to amortize bond premium, once made, will apply to all debt obligations held or subsequently acquired by the electing U.S. Holder on or after the first day of the first taxable year to which the election applies, and may not be revoked without the consent of the IRS.

  Market Discount

        If a U.S. Holder acquires a note for an amount that is less than all amounts payable on such note after the acquisition date (other than payments of qualified stated interest, within the meaning of the Code), then the amount of the difference will be treated as "market discount" for U.S. federal income tax purposes, unless such difference is less than a specified de minimis amount. Under the market discount rules, a U.S. Holder will be required to treat any principal payment on, or any gain on the sale, exchange or redemption of, a note as ordinary income to the extent of the market discount which has not previously been included in income and is treated as having accrued on such note at or prior to the time of such payment or disposition. Market discount in respect of a note is generally considered to accrue ratably during the period from the acquisition date to the maturity date of such note, unless the U.S. Holder elects to accrue market discount on the note under the constant yield method. Further, a disposition of a note by gift (and in certain other circumstances) could result in the recognition of market discount income, computed as if such note had been sold for its fair market value. In addition, a U.S. Holder of a note may be required to defer, until the maturity of such note or the earlier disposition of such note in a taxable transaction, the deduction of all or a portion of the interest expense on any indebtedness incurred or maintained to purchase or carry such note.

        A U.S. Holder may elect to include market discount in income currently as it accrues (on either a ratable or constant yield method), in which case the rules described above will not apply. This election to include market discount in income currently, once made, will apply to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

  Sale, Exchange, Retirement or Other Disposition of the Notes

        Upon the sale, exchange (other than an exchange pursuant to the exchange offers), retirement or other disposition of a note, a U.S. Holder will generally recognize taxable gain or loss equal to the difference between the sum of cash plus the fair market value of all other property received on such disposition (except to the extent such cash or property is attributable to accrued and unpaid interest, not previously included in income, which is taxable as ordinary income) and such U.S. Holder's adjusted tax basis in the note. Except as described above under "—Market Discount," such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder's holding period for the note is more than one year. Long-term capital gains recognized by an individual or non-corporate U.S. Holder are generally subject to a reduced U.S. federal income tax rate. Capital losses are subject to limitation on deductibility.

  Information Reporting and Backup Withholding

        In general, payments made on the notes and proceeds from the sale or other disposition of the notes may be subject to backup withholding. In general, backup withholding will apply to a non-corporate U.S. Holder if such U.S. Holder:

  •
  fails to furnish, under penalties of perjury, its Taxpayer Identification Number, or TIN (which for an individual is the holder's Social Security number);

  •
  furnishes an incorrect TIN;

  •
  is notified by the IRS that it has failed to properly report payments of interest and dividends; or

  •
  under certain circumstances, fails to certify, under penalties of perjury, that it has furnished a correct TIN and is a U.S. person and has not been notified by the IRS that it is subject to backup withholding due to underreporting of interest or dividends, or otherwise fails to comply with applicable requirements of the backup withholding rules.

        Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder generally will be allowed as a refund or a credit against such U.S. Holder's U.S. federal income tax liability, provided that the required procedures are followed.

        A U.S. Holder will also be subject to information reporting with respect to payments on the notes and proceeds from the sale or other disposition of the notes, unless such U.S. Holder is a corporation or other exempt recipient and appropriately establishes that exemption.

Certain U.S. Federal Tax Considerations for Non-U.S. Holders

        The following is a general discussion of certain U.S. federal income and estate tax considerations relating to the ownership and disposition of the notes by a Non-U.S. Holder. For purposes of the following discussion, interest on the notes, and gain on the sale, exchange, retirement or other disposition of the notes, will be considered "U.S. trade or business income" of a Non-U.S. Holder if such income or gain is effectively connected with the conduct of a trade or business in the United States by such Non-U.S. Holder. As noted above under "— Certain U.S. Federal Income Tax Considerations for U.S. Holders," we intend to take the position for U.S. federal income tax purposes that the likelihood we would be obligated to pay amounts in excess of stated interest or principal on the notes was remote as of the date the old notes were issued, and the discussion below assumes that our determination in this regard is correct.

  Payment of Interest

        Subject to the discussion below concerning backup withholding, a Non-U.S. Holder will not be subject to U.S. federal income or withholding tax in respect of interest paid on the notes if the interest qualifies for the "portfolio interest exemption." This will be the case if each of the following requirements is satisfied:

  •
  the interest is not U.S. trade or business income;

  •
  the Non-U.S. Holder does not actually or constructively own 10% or more of our voting stock;

  •
  the Non-U.S. Holder is not a controlled foreign corporation, within the meaning of the Code, that is actually or constructively related to us; and

  •
  the Non-U.S. Holder provides the withholding agent with the appropriate certification.

The certification requirement generally will be satisfied if the Non-U.S. Holder provides the withholding agent with a statement on IRS Form W-8BEN (or suitable substitute or successor form), together with all appropriate attachments, signed under penalties of perjury, identifying the Non-U.S. Holder and stating, among other things, that the Non-U.S. Holder is not a U.S. person. Prospective Non-U.S. Holders should consult their tax advisors regarding alternative methods for satisfying the certification requirement.

        If the portfolio interest exemption is not satisfied with respect to a Non-U.S. Holder, a 30% withholding tax will apply to interest paid on the notes to such Non-U.S. Holder, unless another exemption is applicable. For example, an applicable income tax treaty may reduce or eliminate such tax, in which event a Non-U.S. Holder claiming the benefit of such treaty must provide the withholding agent with a properly executed IRS Form W-8BEN (or suitable substitute or successor form). Alternatively, an exemption applies if the interest is U.S. trade or business income and the Non-U.S. Holder provides an appropriate statement to that effect on IRS Form W-8ECI (or suitable substitute or successor form). In the latter case, such Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to all income from the notes in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to any such U.S. trade or business income at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

  Sale, Exchange, Retirement or Other Disposition of the Notes

        Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax on gain realized upon the sale, exchange, retirement or other disposition of a note, unless (i) such Non-U.S. Holder is an individual present in the United States for 183 days or more in the taxable year of the sale, exchange, retirement or other disposition and certain other conditions are met or (ii) the gain is U.S. trade or business income. If the first exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty) on the amount by which capital gains allocable to U.S. sources (including gains from the sale, exchange, retirement or other disposition of the note) exceed capital losses allocable to U.S. sources. If the second exception applies, the Non-U.S. Holder generally will be subject to U.S. federal income tax with respect to such gain in the same manner as U.S. Holders, as described above, unless an applicable income tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax with respect to such gain at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

  Treatment of Notes for U.S. Federal Estate Tax Purposes

        A note held by an individual Non-U.S. Holder at the time of his or her death generally will not be subject to U.S. federal estate tax, provided that such individual Non-U.S. Holder does not at the time of death actually or constructively own 10% or more of our voting stock and payments of interest on such note would not have been considered U.S. trade or business income.

  Information Reporting and Backup Withholding

        Certain Non-U.S. Holders may be subject to information reporting and backup withholding with respect to payments on the notes. Treasury regulations provide that such information reporting and backup withholding generally will not apply to payments on the notes to a Non-U.S. Holder if such Non-U.S. Holder certifies that it is not a U.S. person under penalties of perjury or otherwise establishes an exemption, provided that the payor does not have actual knowledge that such Non-U.S. Holder is a U.S. person or that any other conditions of the exemption are not, in fact, satisfied.

        Additional information reporting and backup withholding requirements with respect to the payment of the proceeds from the disposition of a note by a Non-U.S. Holder are as follows:

  •
  If the proceeds are paid to or through the U.S. office of a broker, they generally will be subject to information reporting and backup withholding unless the Non-U.S. Holder certifies that it is not a U.S. person under penalties of perjury or otherwise establishes an exemption.

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is neither a U.S. person nor a foreign person with certain specified U.S. connections (a "U.S. related person"), they will not be subject to information reporting or backup withholding.

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S. related person, they generally will be subject to information reporting (but not backup withholding) unless the Non-U.S. Holder certifies that it is not a U.S. person under penalties of perjury or otherwise establishes an exemption.

        Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder generally will be allowed as a refund or a credit against such Non-U.S. Holder's U.S. federal income tax liability, provided that the required procedures are followed.

        In addition to the foregoing, the amount of interest paid on or with respect to the notes held by each Non-U.S. Holder during each calendar year and the amount of tax, if any, withheld from such payments must be reported to such Non-U.S. Holder and the IRS. Copies of the information returns reporting such interest and withholding also may be made available by the IRS to the tax authorities in the country in which a Non-U.S. Holder is a resident under the provisions of an applicable income tax treaty.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives new notes for its own account pursuant to the exchange offers must acknowledge that it will deliver a prospectus in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with the resale of new notes received in exchange for old notes, where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that for a period of 90 days after the applicable expiration date it will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

        We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account pursuant to the exchange offers may be sold from time to time, in one or more transactions, through the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, provided that the new notes be sold at prevailing market prices, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or, alternatively, to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offers and any broker or dealer that participates in a distribution of such new notes may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of 90 days after the applicable expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offers, other than commissions or concessions of any brokers or dealers, and will indemnify certain Holders of the notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

        Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties (including Exxon Capital Holdings Corporation (available May 13, 1988), Morgan Stanley & Co. Incorporated (available June 5, 1991), K-III Communications Corporation (available May 14, 1993) and Shearman & Sterling (available July 2, 1993)), we believe that the new notes issued pursuant to the exchange offers may be offered for resale, resold and otherwise transferred by any holder of such new notes, other than any such holder that is a broker-dealer or an "affiliate" of us within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that:

  •
  such new notes are acquired in the ordinary course of business;

  •
  at the time of the commencement of the exchange offers such holder has no arrangement or understanding with any person to participate in a distribution of such new notes; and

  •
  such holder is not engaged in and does not intend to engage in a distribution of such new notes.

        We have not sought and do not intend to seek a no-action letter from the SEC, with respect to the effects of the exchange offers, and there can be no assurance that the Staff would make a similar determination with respect to the new notes as it has in such no-action letters.

LEGAL MATTERS

        The validity of the notes and the guarantees has been passed upon for us by Debevoise & Plimpton, New York, New York. Franci J. Blassberg, Esq., a member of Debevoise & Plimpton, is married to Joseph L. Rice, III, who is a shareholder of the general partner of the general partner of CDR fund.

EXPERTS

        The consolidated financial statements of Riverwood as of December 31, 2001 and for each of the two years in the period ended December 31, 2001 (none of which are presented herein) and the related financial statement schedule, as it relates to information as of December 31, 2001 and 2000 and for the years then ended, incorporated by reference in this prospectus and the registration statement of which this prospectus forms a part, from the Company's Annual Report on Form 10-K/A for the year ended December 31, 2002 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report (which report expresses an unqualified opinion and includes explanatory paragraphs relating to: (i) the change in the method of accounting for derivative instruments and hedging activities and (ii) the restatement of the 2001 consolidated financial statements). Such consolidated financial statements and financial statement schedule have been so incorporated by reference in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The financial statements and financial statement schedule of Riverwood as of December 31, 2002 and for the year then ended, incorporated by reference in this prospectus and the registration statement of which this prospectus forms a part, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing therein.

        The financial statements and financial statement schedule of Graphic as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, incorporated by reference in this prospectus and the registration statement of which this prospectus forms a part, have been audited by PricewaterhouseCoopers LLP, independent accountants, as stated in their report appearing therein.

WHERE YOU CAN FIND MORE INFORMATION

        In connection with the exchange offers, we have filed with the SEC a registration statement on Form S-4, under the Securities Act, relating to the new notes to be issued in each exchange offer. As permitted by SEC rules, this prospectus omits information included in the registration statement. For a more complete understanding of the exchange offers, you should refer to the registration statement, including its exhibits. Statements contained in this prospectus as to the contents of any particular contract or other document are not necessarily complete and, in each instance, if the contract or document is filed as an exhibit to the registration statement, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement, with each statement being qualified in all respects by that reference.

        We file annual, quarterly and current reports and other information with the SEC. The indentures pursuant to which the notes are issued require us to distribute to the holders of the notes annual reports containing our financial statements audited by our independent auditors as well as other information, documents and other information we file with the SEC under Sections 13(a) or 15(d) of the Securities Exchange Act of 1934.

        We "incorporate by reference" into this prospectus such information we file with the SEC, which means that we are potentially disclosing to you important information by referring you to such documents. The information incorporated by reference is an important part of this prospectus and any information that we subsequently file with the SEC will automatically update and supercede information in this prospectus and information in our other filings with the SEC. We incorporate by reference the documents listed below, which we have already filed with the SEC, and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and until each of the offerings of the new notes are completed:

  •
  Annual report on Form 10-K for the year ended December 31, 2002 filed on April 15, 2003 as amended by annual report on Form 10-K/A filed on July 24, 2003;

  •
  Quarterly reports on Form 10-Q for the quarters ended (1) March 31, 2003 filed on May 15, 2003 as amended by quarterly report on Form 10-Q/A filed on July 24, 2003, (2) June 30, 2003 filed on August 7, 2003, and (3) September 30, 2003 filed on November 14, 2003;

  •
  Current reports on Form 8-K filed on March 27, 2003, August 13, 2003, and August 18, 2003 as amended by current report on Form 8-K/A filed on October 22, 2003; and

  •
  Audited consolidated financial statements of Graphic as of December 31, 2002 and 2001, and for each of the three years ended December 31, 2002, filed as part of our registration statement on Form S-4 (File No. 333-104928), as amended.

        The public may read and copy any reports or other information that we file with the SEC. Such filings are available to the public over the internet at the SEC's website at http://www.sec.gov. The SEC's website is included in this prospectus as an inactive textual reference only. The information contained on the SEC's website is not incorporated by reference into this prospectus and should not be considered to be part of this prospectus. You may also read and copy any document that we file with the SEC at its public reference room at 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. You may also obtain a copy of the exchange offers' registration statement and other information that we file with the SEC at no cost by calling us or writing to us at the following address:

Graphic Packaging Corporation
814 Livingston Court
Marietta, Georgia 30067
Attention: Secretary
Tel: (770) 644-3000

        In order to obtain timely delivery of such materials, you must request documents from us no later than five business days before you make your investment decision or at the latest by     , 2003.

GLOSSARY OF TERMS

carton or folding carton	A paperboard box or container. We ship to our customers printed, cut and glued cartons.
CCN	Recycled clay coated news. A recycled grade of paperboard which competes with CUK board and CRB in the consumer products packaging markets.
CD&R	Clayton, Dubilier & Rice, Inc., a New York-based private investment firm.
CDR fund	Clayton, Dubilier & Rice Fund V Limited Partnership.
combined company, we, us, and our	Graphic Packaging Corporation, together with its subsidiaries, on a consolidated basis after giving effect to the merger, unless the context otherwise requires.
containerboard	Linerboard, corrugating medium and kraft paper used to make corrugated containers, grocery bags and sacks.
Coors family stockholders
The members of the Coors family (including Jeffrey H. Coors, Executive Chairman and a director of Graphic Packaging Corporation, GPI Holding and Graphic Packaging International, and William K. Coors, an emeritus director of Graphic Packaging Corporation), certain Coors family trusts and a Coors family foundation that are parties to the stockholders agreement with Riverwood and other parties described herein.
corrugating medium	A lightweight board used for the fluted inner plies of corrugated box stock.
CRB	Coated recycled paperboard made from recycled paper fiber.
CUK board	Coated unbleached kraft paperboard made from unbleached virgin fiber.
GPC
The company formerly known as Graphic Packaging Corporation, a Delaware corporation, which was an indirect subsidiary of the company formerly known as Graphic Packaging International Corporation prior to the merger.
GPI Holding
GPI Holding, Inc., a Delaware corporation, is the successor by merger of the company formerly known as RIC Holding, Inc. with and into the company formerly known as Graphic Packaging Holdings, Inc., and a wholly owned subsidiary of Graphic Packaging Corporation. GPI Holding, Inc. is a guarantor of the notes offered hereby.
Graphic	The company formerly known as Graphic Packaging International Corporation, a Colorado corporation, and its subsidiaries prior to the merger.

Graphic Packaging Corporation
Graphic Packaging Corporation, a Delaware corporation and successor by merger of Riverwood Acquisition Sub LLC with and into Riverwood Holding, Inc. Graphic Packaging Corporation is a guarantor of the notes offered hereby.
Graphic Packaging International or issuer	Graphic Packaging International, Inc., a Delaware corporation, which is the successor by merger of GPC with and into RIC. Graphic Packaging International is the issuer of the notes offered hereby.
kraft paper	High-strength paper made from unbleached sulphate pulp, primarily used to make grocery bags and sacks.
linerboard	Uncoated kraft board used as the inner and outer ply of corrugated containers and combined with corrugating medium to make corrugated containers.
merger
The merger of Graphic Packaging International Corporation with and into Riverwood Acquisition Sub LLC, with Riverwood Acquisition Sub LLC surviving as a wholly owned subsidiary of Riverwood Holding, Inc. (which was renamed Graphic Packaging Corporation).
merger agreement	The agreement and plan of merger, dated as of March 25, 2003, as amended, among Riverwood Holding, Inc., Riverwood Acquisition Sub LLC and Graphic Packaging International Corporation.
mini-flute corrugated products	A very small corrugating medium flute design, slightly thicker in caliper than micro-flute corrugated products.
NOLs	Net operating loss carryforwards which may be used to reduce future cash income tax expense as, and to the extent, permitted by the Internal Revenue Code.
OCC	Old corrugated cardboard used for packaging applications.
paperboard
Certain heavyweight grades of paper primarily used for packaging products. Includes CUK board, CRB, linerboard, corrugating medium and white lined chip board. It is produced from four basic types of pulp: (i) unbleached kraft; (ii) bleached kraft; (iii) recycled; and (iv) semi-chemical.
RIC
The company formerly known as Riverwood International Corporation, a Delaware corporation and a wholly owned subsidiary of RIC Holding, Inc., which was a wholly-owned subsidiary of Riverwood Holding, Inc prior to the merger.
Riverwood	The company formerly known as Riverwood Holding, Inc., a Delaware corporation, and its subsidiaries prior to the merger.
SBS	Solid bleached sulphate. Bleached paperboard made from bleached chemical wood pulp. Competes with CUK board, CRB and CCN.

substrates	The base material used for paperboard packaging applications.
sulphate pulp	Cellulose fibers resulting from chemical reduction of wood into component parts during cooking process utilizing alkaline cooking liquors.
Trust	Grover C. Coors Trust.
white lined chip board
A recycled grade of coated paperboard used for a variety of folding carton applications principally throughout Europe. Our white lined chip board incorporates recycled fibers to meet the demands of the European marketplace.

Graphic Packaging International, Inc.

Offers to Exchange
its 8.50% Senior Notes due 2011

and

its 9.50% Senior Subordinated Notes due 2013

PROSPECTUS

                      , 2003

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

        Graphic Packaging International, Inc. and Graphic Packaging Corporation are corporations incorporated in the state of Delaware. Section 145 of the Delaware General Corporation Law, or the DGCL, provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees)), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit of proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Section 145 further provides that a corporation similarly may indemnify any such person serving in any such capacity who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney's fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or such other court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.

        GPI Holding, Inc. is a corporation incorporated in the state of Colorado. Section 7-109-102 of the Colorado Business Corporation Act, or the CBCA, provides that a corporation may indemnify a person made a party to a proceeding because the person is or was a director against liability incurred in the proceeding if: (a) the person conducted himself or herself in good faith; and (b) the person reasonably believed: (i) in the case of conduct in an official capacity with the corporation, that his or her conduct was in the corporation's best interests; and (ii) in all other cases, that his or her conduct was at least not opposed to the corporation's best interests; and (c) in the case of any criminal proceeding, the person had no reasonable cause to believe his or her conduct was unlawful, all subject to certain limitations and conditions provided therein. Section 7-109-102 further provides that no indemnification may be made: (i) in connection with a proceeding by or in the right of the registrant in which the person was adjudged liable to the registrant; or (ii) in connection with any other proceedings charging that the person derived an improper personal benefit, whether or not involving action in an official capacity, in which proceeding the person was judged liable on the basis that he derived an improper person benefit, unless and only to the extent the court in which such action was brought or another court of competent jurisdiction determines upon application that, despite such adjudication, but in view of all relevant circumstances, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. Section 7-109-103 of the CBCA provides that a corporation, unless limited by its articles of incorporation, shall indemnify a person who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the person was a party because the person is or was a director, against reasonable expenses incurred by him or her in connection with the proceeding. Section 7-109-105 of the CBCA provides that, unless otherwise provided in the articles of incorporation of the corporation, a director who is or was a party to a proceeding may apply for indemnification to the court conducting the proceeding or to another court of competent jurisdiction and the court may order indemnification of such person under certain circumstances as provided therein. Section 7-109-107 of the CBCA provides that a corporation may indemnify an officer of the corporation to the same extent as to a director of the corporation.

        The certificate of incorporation of Graphic Packaging Corporation provides for the indemnification of directors, officers and employees to the fullest extent permitted by the DGCL. In addition, as permitted by the DGCL, the certificate of incorporation provides that Graphic Packaging Corporation's directors shall have no personal liability to it or its stockholders for monetary damages for breach of fiduciary duty as a director, except (1) for any breach of the director's duty of loyalty to the combined company or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of law, (3) under Section 174 of the DGCL or (4) for any transaction from which a director derived an improper personal benefit.

        The Articles of Incorporation, as amended and restated, of GPI Holding, Inc. contains a provision that permits it to indemnify its officers and directors to the fullest extent permitted by the CBCA. In addition to the available indemnification, the Articles of Incorporation, as amended and restated, of GPI Holding, Inc. limits the personal liability of the members of its board of directors, subject to certain exceptions, for monetary damages with respect to claims by GPI Holding, Inc. or its shareholders.

        Graphic Packaging International, Inc. and Graphic Packaging Corporation's by-laws provide for the indemnification of all current and former directors and all current or former officers to the fullest extent permitted by the DGCL. GPI Holding, Inc.'s bylaws provide for the indemnification of all current or former directors to the fullest extent permitted by the CBCA.

        Graphic Packaging International, Inc., Graphic Packaging Corporation and GPI Holding, Inc. intend to enter into indemnification agreements with its directors and executive officers and intend to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a) Exhibits.

        The following exhibits are included as exhibits to this Registration Statement. Those exhibits below incorporated by reference herein are indicated as such by the information supplied after this exhibit. If no such information appears after an exhibit, such exhibit is filed herewith unless otherwise indicated.

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of March 25, 2003, among Riverwood Holding, Inc., Riverwood Acquisition Sub LLC and Graphic Packaging International Corporation. Filed as Exhibit 2.1 to Riverwood Holding, Inc.'s Current Report on Form 8-K filed on March 27, 2003 (Commission File No. 001-11113), and incorporated herein by reference.
2.2
Amendment No. 1 to Agreement and Plan of Merger, dated as of July 11, 2003, among Riverwood Holding, Inc., Riverwood Acquisition Sub LLC and Graphic Packaging International Corporation. Filed as Exhibit 2.2 to Riverwood Holding, Inc.'s Amendment No. 3 to Registration Statement on Form S-4 filed on July 17, 2003 (Registration No. 333-104928), and incorporated herein by reference.
3.1	Certificate of Incorporation of Graphic Packaging International, Inc.
3.2	Amended and Restated Bylaws of Graphic Packaging International, Inc.
3.3
Restated Certificate of Incorporation of Graphic Packaging Corporation. Filed as Exhibit 3.1 to Graphic Packaging Corporation's Current Report on Form 8-K filed on August 13, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
3.4	Amended and Restated Bylaws of Graphic Packaging Corporation.
3.5	Amended and Restated Articles of Incorporation of GPI Holding, Inc.
3.6	Amended and Restated Bylaws of GPI Holding, Inc.
3.7
Graphic Packaging Corporation Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock. Filed as Exhibit 3.3 to Graphic Packaging Corporation's Current Report on Form 8-K filed on August 13, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
4.1
Form of Certificate for the Common Stock, par value $0.01 per share. Filed as Exhibit 4.1 to Riverwood Holding, Inc.'s Amendment No. 2 to Registration Statement on Form S-4 filed on June 13, 2003 (Registration No. 333-104928), and incorporated herein by reference.
4.2
Rights Agreement, dated August 7, 2003, between Riverwood Holding, Inc., now known as Graphic Packaging Corporation, and Wells Fargo Bank Minnesota, N.A. | Filed as Exhibit 4.1 to Graphic Packaging Corporation's Current Report on Form 8-K filed on August 13, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
4.3
Credit Agreement, dated as of August 8, 2003, among Graphic Packaging International, Inc., the several lenders from time to time parties thereto, JPMorgan Chase Bank, as administrative agent, Deutsche Bank Securities Inc., as syndication agent, and Goldman Sachs Credit Partners L.P. and Morgan Stanley Senior Funding, Inc., as documentation agents. Filed as Exhibit 4.2 to Graphic Packaging Corporation's Current Report on Form 8-K filed on August 13, 2003 (Commission File No. 001-13182), and incorporated herein by reference.

4.4
Guarantee and Collateral Agreement, dated as of August 8, 2003, made by Graphic Packaging Corporation, Riverwood Acquisition Sub LLC, GPI Holding, Inc., Graphic Packaging International, Inc., and certain of its subsidiaries in favor of JPMorgan Chase Bank as administrative agent. Filed as Exhibit 4.3 to Graphic Packaging Corporation's Current Report on Form 8-K filed on August 13, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
4.5
Indenture, dated August 8, 2003, among Graphic Packaging International, Inc., as issuer, Graphic Packaging Corporation and GPI Holding, Inc., as Note Guarantors, and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 8.50% Senior Notes due 2011 of Graphic Packaging International, Inc. Filed as Exhibit 4.4 to Graphic Packaging Corporation's Current Report on Form 8-K filed on August 13, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
4.6
Indenture, dated August 8, 2003, among Graphic Packaging International, Inc., as issuer, Graphic Packaging Corporation and GPI Holding, Inc., as Note Guarantors, and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9.50% Senior Subordinated Notes due 2013 of Graphic Packaging International, Inc. Filed as Exhibit 4.5 to Graphic Packaging Corporation's Current Report on Form 8-K filed on August 13, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
4.7
Exchange and Registration Rights Agreement, dated as of August 8, 2003, among Graphic Packaging International, Inc., Graphic Packaging Corporation, GPI Holding, Inc. and Goldman, Sachs & Co., for itself and on behalf of the Purchasers (as defined therein), relating to the 8.50% Senior Notes due 2011 of Graphic Packaging International, Inc. Filed as Exhibit 4.6 to Graphic Packaging Corporation's Current Report on Form 8-K filed on August 13, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
4.8
Exchange and Registration Rights Agreement, dated as of August 8, 2003, among Graphic Packaging International, Inc., Graphic Packaging Corporation, GPI Holding, Inc. and Goldman, Sachs & Co., for itself and on behalf of the Purchasers (as defined therein), relating to the 9.50% Senior Subordinated Notes due 2013 of Graphic Packaging International, Inc. Filed as Exhibit 4.7 to Graphic Packaging Corporation's Current Report on Form 8-K filed on August 13, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
4.9	Form of 8.50% Senior Notes due 2011 of Graphic Packaging International, Inc. (included in Exhibit 4.5).
4.10	Form of 9.50% Senior Subordinated Notes due 2013 of Graphic Packaging International, Inc. (included in Exhibit 4.6).
5.1	Opinion of Debevoise & Plimpton.
10.1
Amended and Restated Registration Rights Agreement, dated as of March 25, 2003, among Riverwood Holding, Inc., the Family Stockholders named therein, Clayton Dubilier & Rice Fund V Limited Partnership, EXOR Group S.A., and the Other Riverwood Stockholders named therein. Filed as Exhibit 10.1 to Riverwood Holding Inc.'s Registration Statement on Form S-4 filed on May 2, 2003 (Registration No. 333-104928), and incorporated herein by reference.

10.2
Stockholders Agreement, dated as of March 25, 2003, by and among Riverwood Holding, Inc., the Family Stockholders named therein, Clayton Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A. Filed as Exhibit 10.2 to Riverwood Holding Inc.'s Registration Statement on Form S-4 filed on May 2, 2003 (Registration No. 333-104928), and incorporated herein by reference.
10.3
Amendment No. 1 to Stockholders Agreement, dated as of April 29, 2003, by and among Riverwood Holding, Inc., the Family Stockholders named therein, Clayton Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A. Filed as Exhibit 10.3 to Riverwood Holding Inc.'s Registration Statement on Form S-4 filed on May 2, 2003 (Registration No. 333-104928), and incorporated herein by reference.
10.4
Amendment No. 2 to Stockholders Agreement, dated as of June 12, 2003, by and among Riverwood Holding, Inc., the Family Stockholders named therein, Clayton Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A. Filed as Exhibit 10.4 to Riverwood Holding, Inc.'s Amendment No. 1 to Registration Statement on Form S-4 filed on June 13, 2003 (Registration No. 333-104928), and incorporated herein by reference.
10.5
Transfer Restrictions and Observation Rights Agreement, dated as of March 25, 2003, among Riverwood Holding, Inc. and the Other Riverwood Stockholders named therein. Filed as Exhibit 10.4 to Riverwood Holding Inc.'s Registration Statement on Form S-4 filed on May 2, 2003 (Registration No. 333-104928), and incorporated herein by reference.
10.6
Wood Products Supply Agreement, dated as of October 18, 1996, between Plum Creek Timber Company, L.P. and Riverwood International Corporation, including annexes. Filed as Exhibit 10.1 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 001-11113), and incorporated herein by reference.
10.7
Form of Management Stock Option Agreement between New River Holding, Inc. (renamed Riverwood Holding, Inc.) and the grantees named therein. Filed as Exhibit 10.5 to Registration Statement on Form S-1 (Registration No. 33-80475) of New River Holding, Inc. (renamed Riverwood Holding, Inc.) under the Securities Act of 1933, as amended, and incorporated herein by reference.
10.8
Riverwood Holding, Inc. Stock Incentive Plan. Filed as Exhibit 10.10 to Registration Statement on Form S-1 (Registration No. 33-80475) of New River Holding, Inc. (renamed Riverwood Holding, Inc.) under the Securities Act of 1933, as amended, and incorporated herein by reference.
10.9
Indemnification Agreement, dated as of March 27, 1996, among Riverwood Holding, Inc., RIC Holding, Inc., Riverwood International Corporation, Clayton, Dubilier & Rice, Inc. and Clayton, Dubilier & Rice Fund V Limited Partnership. Filed as Exhibit 10.10 to Riverwood Holding Inc.'s Registration Statement on Form S-4 filed on May 2, 2003 (Registration No. 333-104928), and incorporated herein by reference.

10.10
Management Stock Option Agreement, dated as of January 1, 2002, between Riverwood Holding, Inc. and Stephen M. Humphrey. Filed as Exhibit 10.18 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 001-11113), and incorporated herein by reference.
10.11
Management Stock Option Agreement, dated as of September 30, 2002, between Riverwood Holding, Inc. and Robert W Spiller. Filed as Exhibit 10.21 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 001-11113), and incorporated herein by reference.
10.12
Form of Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan. Filed as Exhibit 10.15 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 17, 2000 (Commission File No. 001-11113), and incorporated herein by reference.
10.13
2003 Riverwood Holding, Inc. Long-Term Incentive Plan. Filed as Exhibit 10.15 to Riverwood Holding Inc.'s Registration Statement on Form S-4 filed on May 2, 2003 (Registration No. 333-104928), and incorporated herein by reference.
10.14
2003 Riverwood Holding, Inc. Directors Stock Incentive Plan. Filed as Exhibit 10.17 to Riverwood Holding Inc.'s Amendment No. 3 to Registration Statement on Form S-4 filed on July 17, 2003 (Registration No. 333-104928), and incorporated herein by reference.
10.15
Riverwood Holding, Inc. 2002 Stock Incentive Plan. Filed as Exhibit 10.19 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 001-11113), and incorporated herein by reference.
10.16
Second Amended and Restated Employment Agreement, dated March 25, 2003, among Riverwood International Corporation, Riverwood Holding, Inc. and Stephen M. Humphrey. Filed as Exhibit 10.19 to Riverwood Holding Inc.'s Registration Statement on Form S-4 filed on May 2, 2003 (Registration No. 333-104928), and incorporated herein by reference.
10.17
Promissory Note, dated as of November 18, 1999, by Stephen M. Humphrey. Filed as Exhibit 10.19 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 17, 2000 (Commission File No. 001-11113), and incorporated herein by reference.
10.18
Amendment No. 1, dated as of December 19, 2001, between Stephen M. Humphrey and Riverwood International Corporation, to the Promissory Note, dated November 18, 1999, by Stephen M. Humphrey. Filed as Exhibit 10.19 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 11, 2002 (Commission File No. 001-11113), and incorporated herein by reference.
10.19
Management Stock Option Agreement, dated as of March 31, 1997, between Riverwood Holding, Inc. and Stephen M. Humphrey. Filed as Exhibit 10.2 to Riverwood Holding, Inc.'s Quarterly Report on Form 10-Q filed May 9, 1997 (Commission File No. 001-11113), and incorporated herein by reference.

10.20
Third Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement, dated as of March 25, 2003, among Graphic Packaging International Corporation the Affiliated Companies named therein, and Jeffrey H. Coors. Filed as Exhibit 10.24 to Riverwood Holding Inc.'s Registration Statement on Form S-4 filed on May 2, 2003 (Registration No. 333-104928), and incorporated herein by reference.
10.21
Third Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement, dated as of March 25, 2003, among Graphic Packaging International Corporation, the Affiliated Companies named therein, and David Scheible. Filed as Exhibit 10.25 to Riverwood Holding Inc.'s Registration Statement on Form S-4 filed on May 2, 2003 (Registration No. 333-104928), and incorporated herein by reference.
10.22
First Amended and Restated Employment Agreement, dated as of August 8, 2003, among Riverwood International Corporation, Riverwood Holding, Inc. and Daniel J. Blount. Filed as Exhibit 10.8 to Graphic Packaging Corporation's Quarterly Report on Form 10-Q filed November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
10.23
Employment Agreement, dated as of November 1, 1998, among Riverwood International Corporation, Riverwood Holding, Inc. and Steven D. Saucier. Filed as Exhibit 10.17 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 17, 2000 (Commission File No. 001-11113), and incorporated herein by reference.
10.24
Amendment to Employment Agreement, dated as of March 18, 2003, between Riverwood Holding, Inc. Riverwood International Corporation, and Steven D. Saucier. Filed as Exhibit 10.22 to Riverwood Holding Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 001-11113) and incorporated herein by reference.
10.25
Employment Agreement, dated as of May 1, 2001, among Riverwood International Corporation, Riverwood Holding, Inc. and Wayne E. Juby. Filed as Exhibit 10.20 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 11, 2002 (Commission File No. 001-11113), and incorporated herein by reference.
10.26
Third Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement, dated as of March 25, 2003, among Graphic Packaging International Corporation, the Affiliated Companies named therein, and Donald W. Sturdivant. Filed as Exhibit 10.31 to Riverwood Holding Inc.'s Amendment No. 1 to Registration Statement on Form S-4 filed on June 13, 2003 (Registration No. 333-104928), and incorporated herein by reference.
10.27
Employment Agreement, dated as of September 30, 2002, among Riverwood International Corporation, Riverwood Holding, Inc. and Robert W Spiller. Filed as Exhibit 10.20 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 001-11113), and incorporated herein by reference.

10.28
Management Stock Option Agreement, dated as of September 30, 2002, between Riverwood Holding, Inc. and Robert W. Spiller. Filed as Exhibit 10.21 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 001-11113), and incorporated herein by reference.
10.29
Employment Agreement, dated as of August 8, 2003, among Riverwood International Corporation, Riverwood Holding, Inc. and Michael R. Schmal. Filed as Exhibit 10.10 to Graphic Packaging Corporation's Quarterly Report on Form 10-Q filed November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
10.30
Amendment No. 1 to Riverwood Holding, Inc. Stock Incentive Plan, Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan and Riverwood Holding, Inc. 2002 Stock Incentive Plan. Filed as Exhibit 10.11 to Graphic Packaging Corporation's Quarterly Report on Form 10-Q filed November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
10.31
Form of Restricted Stock Unit Agreement, dated as of August 8, 2003, entered into by and between Riverwood Holding, Inc. and each of Jeffrey H. Coors, David W. Scheible, and Donald W. Sturdivant. Filed as Exhibit 10.12 to Graphic Packaging Corporation's Quarterly Report on Form 10-Q filed November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
10.32
Form of Management Stock Option Agreement entered into by and between Graphic Packaging Corporation and each of Wayne E. Juby, Steven Saucier, Michael Schmal, Daniel J. Blount, John T. Baldwin and Stephen A. Hellrung. Filed as Exhibit 10.13 to Graphic Packaging Corporation's Quarterly Report on Form 10-Q filed November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
10.33
Form of Restricted Unit Agreement entered into by and between Graphic Packaging Corporation and each of Wayne E. Juby, Steven Saucier, Michael Schmal, Daniel J. Blount, John T. Baldwin and Stephen A. Hellrung. Filed as Exhibit 10.14 to Graphic Packaging Corporation's Quarterly Report on Form 10-Q filed November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
10.34
Form of Option Cancellation Acknowledgement of Wayne E. Juby, Steven Saucier and Michael Schmal. Filed as Exhibit 10.15 to Graphic Packaging Corporation's Quarterly Report on Form 10-Q filed November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
10.35
Form of Amendment to Employment Agreement dated as of August 7, 2003 entered into by and between Riverwood International Corporation, Riverwood Holding, Inc. and each of Wayne E. Juby and Steven Saucier. Filed as Exhibit 10.16 to Graphic Packaging Corporation's Quarterly Report on Form 10-Q filed November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
10.36
Management Stock Option Agreement, dated as of August 8, 2003 entered into by and between Graphic Packaging Corporation and Stephen M. Humphrey. Filed as Exhibit 10.17 to Graphic Packaging Corporation's Quarterly Report on Form 10-Q filed November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.

10.37
Restricted Unit Agreement, dated as of August 8, 2003, entered into by and between Graphic Packaging Corporation and Stephen M. Humphrey. Filed as Exhibit 10.18 to Graphic Packaging Corporation's Quarterly Report on Form 10-Q filed November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
10.38
Employment Agreement, dated as of September 8, 2003, among Graphic Packaging Corporation, Graphic Packaging International, Inc. and John T. Baldwin. Filed as Exhibit 10.19 to Graphic Packaging Corporation's Quarterly Report on Form 10-Q filed November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
10.39
Form of Officers' Salary Continuation Agreement, as amended. Filed as Exhibit 10.10 to Graphic Packaging International Corporation's Annual Report on Form 10-K filed on March 20, 1995 (Commission File No. 0-20704), and incorporated herein by reference.
10.40
Employment Agreement, dated as of October 6, 2003, entered into by and between Graphic Packaging Corporation, Graphic Packaging International, Inc. and Stephen A. Hellrung. Filed as Exhibit 10.21 to Graphic Packaging Corporation's Quarterly Report on Form 10-Q filed November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
10.41
Graphic Packaging Equity Incentive Plan, as amended. Filed as Exhibit 10.9 to Graphic Packaging International Corporation's Annual Report on Form 10-K filed on March 23, 2001 (Commission File No. 001-14060), and incorporated herein by reference.
10.42
Graphic Packaging Equity Compensation Plan for Non-Employee Directors, as amended and restated. Filed as Exhibit 10.10 to Graphic Packaging International Corporation's Annual Report on Form 10-K filed on March 23, 2001 (Commission File No. 001-14060), and incorporated herein by reference.
10.43
ACX Technologies, Inc. Phantom Equity Plan. Filed as Exhibit 10.11 to Graphic Packaging International Corporation's Current Report on Form 8-K filed on November 19, 1992 (Commission File No. 0-20704),and incorporated herein by reference.
10.44
Graphic Packaging Excess Benefit Plan, as restated. Filed as Exhibit 10.12 to Graphic Packaging International Corporation's Annual Report on Form 10-K filed on March 23, 2001 (Commission File No. 001-14060), and incorporated herein by reference.
10.45
Graphic Packaging Supplemental Retirement Plan, as restated. Filed as Exhibit 10.13 to Graphic Packaging International Corporation's Annual Report on Form 10-K filed on March 23, 2001 (Commission File No. 001-14060), and incorporated herein by reference.
10.46
ACX Technologies, Inc. Deferred Compensation Plan, as amended. Filed as Exhibit 10.15 to Graphic Packaging International Corporation's Annual Report on Form 10-K filed on March 7, 1996 (Commission File No. 0-20704),and incorporated herein by reference.

10.47
First Amendment to the Graphic Packaging Deferred Compensation Plan. Filed as Exhibit 10.16 to Graphic Packaging International Corporation's Annual Report on Form 10-K filed on March 23, 2001 (Commission File No. 001-14060), and incorporated herein by reference.
10.48
Graphic Packaging Executive Incentive Plan, as amended and restated. Filed as Exhibit 10.17 to Graphic Packaging International Corporation's Quarterly Report on Form 10-Q filed on October 31, 2002 (Commission File No. 001-14060), and incorporated herein by reference.
12.1	Computation of Ratio of Earnings to Fixed Charges.
21.1	List of subsidiaries.
23.1	Consent of PricewaterhouseCoopers LLP (for Riverwood Holding, Inc.).
23.2	Consent of PricewaterhouseCoopers LLP (for Graphic Packaging International Corporation).
23.3	Consent of Deloitte & Touche LLP.
23.4	Consent of Debevoise & Plimpton (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).
25.1	Statement of Eligibility of Wells Fargo Bank Minnesota, N.A. on Form T-1.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Instructions to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner.

(b)
Financial Statement Schedules.

        Financial schedules filed as part of this registration statement:

  1.
  Schedule II—Valuation and Qualifying Accounts of Riverwood Holding, Inc, filed as part of registrant's annual report on Form 10-K for the year ended December 31, 2002 filed on April 15, 2003 as amended by annual report on Form 10-K/A filed on July 24, 2003, and incorporated herein by reference.

  2.
  Schedule II—Valuation and Qualifying Accounts of Graphic Packaging International Corporation, filed as part of registrant's Registration Statement on Form S-4 (Registration No. 333-104928), as amended, and incorporated herein by reference.

ITEM 22. UNDERTAKINGS

        The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        (2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (5)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        (6)   To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

        (7)   To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Graphic Packaging International, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Georgia, on November 19, 2003.

GRAPHIC PACKAGING INTERNATIONAL, INC.

By:	/s/ STEPHEN M. HUMPHREY

Name:	Stephen M. Humphrey
Title:	President, Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John T. Baldwin and Stephen A. Hellrung, jointly and severally, as his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of this Securities Act of 1933, this registration statement has been signed on November 19, 2003 by the following persons in the capacities indicated.

/s/ STEPHEN M. HUMPHREY Stephen M. Humphrey	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ JOHN T. BALDWIN John T. Baldwin	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ JEFFREY H. COORS Jeffrey H. Coors	Director
/s/ KEVIN J. CONWAY Kevin J. Conway	Director
/s/ G. ANDREA BOTTA G. Andrea Botta	Director

/s/ JOHN D. BECKETT John D. Beckett	Director
/s/ HAROLD R. LOGAN, JR. Harold R. Logan, Jr.	Director
/s/ JOHN R. MILLER John R. Miller	Director
/s/ MARTIN D. WALKER Martin D. Walker	Director
/s/ ROBERT W. TIEKEN Robert W. Tieken	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, Graphic Packaging Corporation has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Georgia, on November 19, 2003.

GRAPHIC PACKAGING CORPORATION

By:	/s/ STEPHEN M. HUMPHREY
Name: Stephen M. Humphrey Title: President, Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John T. Baldwin and Stephen A. Hellrung, jointly and severally, as his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of this Securities Act of 1933, this registration statement has been signed on November 19, 2003 by the following persons in the capacities indicated.

/s/ STEPHEN M. HUMPHREY Stephen M. Humphrey	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ JOHN T. BALDWIN John T. Baldwin	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ JEFFREY H. COORS Jeffrey H. Coors	Director
/s/ KEVIN J. CONWAY Kevin J. Conway	Director
/s/ G. ANDREA BOTTA G. Andrea Botta	Director

/s/ JOHN D. BECKETT John D. Beckett	Director
/s/ HAROLD R. LOGAN, JR. Harold R. Logan, Jr.	Director
/s/ JOHN R. MILLER John R. Miller	Director
/s/ MARTIN D. WALKER Martin D. Walker	Director
/s/ ROBERT W. TIEKEN Robert W. Tieken	Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, GPI Holding, Inc. has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marietta, State of Georgia, on November 19, 2003.

GPI HOLDING, INC.

By:	/s/ STEPHEN M. HUMPHREY
Name: Stephen M. Humphrey Title: President, Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John T. Baldwin and Stephen A. Hellrung, jointly and severally, as his true and lawful attorney-in-fact and agent, acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and reform each and every act and thing requisite or necessary to be done in and about the premises, as person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of this Securities Act of 1933, this registration statement has been signed on November 19, 2003 by the following persons in the capacities indicated.

/s/ STEPHEN M. HUMPHREY Stephen M. Humphrey	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ JOHN T. BALDWIN John T. Baldwin	Senior Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ JEFFREY H. COORS Jeffrey H. Coors	Director
/s/ KEVIN J. CONWAY Kevin J. Conway	Director
/s/ G. ANDREA BOTTA G. Andrea Botta	Director

/s/ JOHN D. BECKETT John D. Beckett	Director
/s/ HAROLD R. LOGAN, JR. Harold R. Logan, Jr.	Director
/s/ JOHN R. MILLER John R. Miller	Director
/s/ MARTIN D. WALKER Martin D. Walker	Director
/s/ ROBERT W. TIEKEN Robert W. Tieken	Director

Exhibit Index

Exhibit Number	Description
2.1
Agreement and Plan of Merger, dated as of March 25, 2003, among Riverwood Holding, Inc., Riverwood Acquisition Sub LLC and Graphic Packaging International Corporation. Filed as Exhibit 2.1 to Riverwood Holding, Inc.'s Current Report on Form 8-K filed on March 27, 2003 (Commission File No. 001-11113), and incorporated herein by reference.
2.2
Amendment No. 1 to Agreement and Plan of Merger, dated as of July 11, 2003, among Riverwood Holding, Inc., Riverwood Acquisition Sub LLC and Graphic Packaging International Corporation. Filed as Exhibit 2.2 to Riverwood Holding, Inc.'s Amendment No. 3 to Registration Statement on Form S-4 filed on July 17, 2003 (Registration No. 333-104928), and incorporated herein by reference.
3.1	Certificate of Incorporation of Graphic Packaging International, Inc.
3.2	Amended and Restated Bylaws of Graphic Packaging International, Inc.
3.3
Restated Certificate of Incorporation of Graphic Packaging Corporation. Filed as Exhibit 3.1 to Graphic Packaging Corporation's Current Report on Form 8-K filed on August 13, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
3.4	Amended and Restated Bylaws of Graphic Packaging Corporation.
3.5	Amended and Restated Articles of Incorporation of GPI Holding, Inc.
3.6	Amended and Restated Bylaws of GPI Holding, Inc.
3.7
Graphic Packaging Corporation Certificate of Designation, Preferences and Rights of Series A Junior Participating Preferred Stock. Filed as Exhibit 3.3 to Graphic Packaging Corporation's Current Report on Form 8-K filed on August 13, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
4.1
Form of Certificate for the Common Stock, par value $0.01 per share. Filed as Exhibit 4.1 to Riverwood Holding, Inc.'s Amendment No. 2 to Registration Statement on Form S-4 filed on June 13, 2003 (Registration No. 333-104928), and incorporated herein by reference.
4.2
Rights Agreement dated August 7, 2003, between Riverwood Holding, Inc., now known as Graphic Packaging Corporation and Wells Fargo Bank Minnesota, N.A. Filed as Exhibit 4.1 to Graphic Packaging Corporation's Current Report on Form 8-K filed on August 13, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
4.3
Credit Agreement, dated as of August 8, 2003, among Graphic Packaging International, Inc., the several lenders from time to time parties thereto, JPMorgan Chase Bank, as administrative agent, Deutsche Bank Securities Inc., as syndication agent, and Goldman Sachs Credit Partners L.P. and Morgan Stanley Senior Funding, Inc., as documentation agents. Filed as Exhibit 4.2 to Graphic Packaging Corporation's Current Report on Form 8-K filed on August 13, 2003 (Commission File No. 001-13182), and incorporated herein by reference.

4.4
Guarantee and Collateral Agreement, dated as of August 8, 2003, made by Graphic Packaging Corporation, Riverwood Acquisition Sub LLC, GPI Holding, Inc., Graphic Packaging International, Inc., and certain of its subsidiaries in favor of JPMorgan Chase Bank as administrative agent. Filed as Exhibit 4.3 to Graphic Packaging Corporation's Current Report on Form 8-K filed on August 13, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
4.5
Indenture, dated August 8, 2003, among Graphic Packaging International, Inc., as issuer, Graphic Packaging Corporation and GPI Holding, Inc., as Note Guarantors, and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 8.50% Senior Notes due 2011 of Graphic Packaging International, Inc. Filed as Exhibit 4.4 to Graphic Packaging Corporation's Current Report on Form 8-K filed on August 13, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
4.6
Indenture, dated August 8, 2003, among Graphic Packaging International, Inc., as issuer, Graphic Packaging Corporation and GPI Holding, Inc., as Note Guarantors, and Wells Fargo Bank Minnesota, National Association, as Trustee, relating to the 9.50% Senior Subordinated Notes due 2013 of Graphic Packaging International, Inc. Filed as Exhibit 4.5 to Graphic Packaging Corporation's Current Report on Form 8-K filed on August 13, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
4.7
Exchange and Registration Rights Agreement, dated as of August 8, 2003, among Graphic Packaging International, Inc., Graphic Packaging Corporation, GPI Holding, Inc. and Goldman, Sachs & Co., for itself and on behalf of the Purchasers (as defined therein), relating to the 8.50% Senior Notes due 2011 of Graphic Packaging International, Inc. Filed as Exhibit 4.6 to Graphic Packaging Corporation's Current Report on Form 8-K filed on August 13, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
4.8
Exchange and Registration Rights Agreement, dated as of August 8, 2003, among Graphic Packaging International, Inc., Graphic Packaging Corporation, GPI Holding, Inc. and Goldman, Sachs & Co., for itself and on behalf of the Purchasers (as defined therein), relating to the 9.50% Senior Subordinated Notes due 2013 of Graphic Packaging International, Inc. Filed as Exhibit 4.7 to Graphic Packaging Corporation's Current Report on Form 8-K filed on August 13, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
4.9	Form of 8.50% Senior Notes due 2011 of Graphic Packaging International, Inc. (included in Exhibit 4.5).
4.10	Form of 9.50% Senior Subordinated Notes due 2013 of Graphic Packaging International, Inc. (included in Exhibit 4.6).
5.1	Opinion of Debevoise & Plimpton.
10.1
Amended and Restated Registration Rights Agreement, dated as of March 25, 2003, among Riverwood Holding, Inc., the Family Stockholders named therein, Clayton Dubilier & Rice Fund V Limited Partnership, EXOR Group S.A., and the Other Riverwood Stockholders named therein. Filed as Exhibit 10.1 to Riverwood Holding Inc.'s Registration Statement on Form S-4 filed on May 2, 2003 (Registration No. 333-104928), and incorporated herein by reference.

10.2
Stockholders Agreement, dated as of March 25, 2003, by and among Riverwood Holding, Inc., the Family Stockholders named therein, Clayton Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A. Filed as Exhibit 10.2 to Riverwood Holding Inc.'s Registration Statement on Form S-4 filed on May 2, 2003 (Registration No. 333-104928), and incorporated herein by reference.
10.3
Amendment No. 1 to Stockholders Agreement, dated as of April 29, 2003, by and among Riverwood Holding, Inc., the Family Stockholders named therein, Clayton Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A. Filed as Exhibit 10.3 to Riverwood Holding, Inc.'s Registration Statement on Form S-4 filed on May 2, 2003 (Registration No. 333-104928), and incorporated herein by reference.
10.4
Amendment No. 2 to Stockholders Agreement, dated as of June 12, 2003, by and among Riverwood Holding, Inc., the Family Stockholders named therein, Clayton Dubilier & Rice Fund V Limited Partnership and EXOR Group S.A. Filed as Exhibit 10.4 to Riverwood Holding, Inc.'s Amendment No. 1 to Registration Statement on Form S-4 filed on June 13, 2003 (Registration No. 333-104928), and incorporated herein by reference.
10.5
Transfer Restrictions and Observation Rights Agreement, dated as of March 25, 2003, among Riverwood Holding, Inc. and the Other Riverwood Stockholders named therein. Filed as Exhibit 10.4 to Riverwood Holding Inc.'s Registration Statement on Form S-4 filed on May 2, 2003 (Registration No. 333-104928), and incorporated herein by reference.
10.6
Wood Products Supply Agreement, dated as of October 18, 1996, between Plum Creek Timber Company, L.P. and Riverwood International Corporation, including annexes. Filed as Exhibit 10.1 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 001-11113), and incorporated herein by reference.
10.7
Form of Management Stock Option Agreement between New River Holding, Inc. (renamed Riverwood Holding, Inc.) and the grantees named therein. Filed as Exhibit 10.5 to Registration Statement on Form S-1 (Registration No. 33-80475) of New River Holding, Inc. (renamed Riverwood Holding, Inc.) under the Securities Act of 1933, as amended, and incorporated herein by reference.
10.8
Riverwood Holding, Inc. Stock Incentive Plan. Filed as Exhibit 10.10 to Registration Statement on Form S-1 (Registration No. 33-80475) of New River Holding, Inc. (renamed Riverwood Holding, Inc.) under the Securities Act of 1933, as amended, and incorporated herein by reference.
10.9
Indemnification Agreement, dated as of March 27, 1996, among Riverwood Holding, Inc., RIC Holding, Inc., Riverwood International Corporation, Clayton, Dubilier & Rice, Inc. and Clayton, Dubilier & Rice Fund V Limited Partnership. Filed as Exhibit 10.10 to Riverwood Holding Inc.'s Registration Statement on Form S-4 filed on May 2, 2003 (Registration No. 333-104928), and incorporated herein by reference.
10.10
Management Stock Option Agreement, dated as of January 1, 2002, between Riverwood Holding, Inc. and Stephen M. Humphrey. Filed as Exhibit 10.18 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 001-11113), and incorporated herein by reference.

10.11
Management Stock Option Agreement, dated as of September 30, 2002, between Riverwood Holding, Inc. and Robert W Spiller. Filed as Exhibit 10.21 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 001-11113), and incorporated herein by reference.
10.12
Form of Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan. Filed as Exhibit 10.15 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 17, 2000 (Commission File No. 001-11113), and incorporated herein by reference.
10.13
2003 Riverwood Holding, Inc. Long-Term Incentive Plan. Filed as Exhibit 10.15 to Riverwood Holding Inc.'s Registration Statement on Form S-4 filed on May 2, 2003 (Registration No. 333-104928), and incorporated herein by reference.
10.14
Form of 2003 Riverwood Holding, Inc. Directors Stock Incentive Plan. Filed as Exhibit 10.17 to Riverwood Holding Inc.'s Registration Statement on Form S-4 filed on May 2, 2003 (Registration No. 333-104928), and incorporated herein by reference.
10.15
Riverwood Holding, Inc. 2002 Stock Incentive Plan. Filed as Exhibit 10.19 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 001-11113), and incorporated herein by reference.
10.16
Second Amended and Restated Employment Agreement, dated March 25, 2003, among Riverwood International Corporation, Riverwood Holding, Inc. and Stephen M. Humphrey. Filed as Exhibit 10.19 to Riverwood Holding Inc.'s Registration Statement on Form S-4 filed on May 2, 2003 (Registration No. 333-104928), and incorporated herein by reference.
10.17
Promissory Note, dated as of November 18, 1999, by Stephen M. Humphrey. Filed as Exhibit 10.19 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 17, 2000 (Commission File No. 001-11113), and incorporated herein by reference.
10.18
Amendment No. 1, dated as of December 19, 2001, between Stephen M. Humphrey and Riverwood International Corporation, to the Promissory Note, dated November 18, 1999, by Stephen M. Humphrey. Filed as Exhibit 10.19 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 11, 2002 (Commission File No. 001-11113), and incorporated herein by reference.
10.19
Management Stock Option Agreement, dated as of March 31, 1997, between Riverwood Holding, Inc. and Stephen M. Humphrey. Filed as Exhibit 10.2 to Riverwood Holding, Inc.'s Quarterly Report on Form 10-Q filed May 9, 1997 (Commission File No. 001-11113), and incorporated herein by reference.
10.20
Third Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement, dated as of March 25, 2003, among Graphic Packaging International Corporation the Affiliated Companies named therein, and Jeffrey H. Coors. Filed as Exhibit 10.24 to Riverwood Holding Inc.'s Registration Statement on Form S-4 filed on May 2, 2003 (Registration No. 333-104928), and incorporated herein by reference.

10.21
Third Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement, dated as of March 25, 2003, among Graphic Packaging International Corporation, the Affiliated Companies named therein, and David Scheible. Filed as Exhibit 10.25 to Riverwood Holding Inc.'s Registration Statement on Form S-4 filed on May 2, 2003 (Registration No. 333-104928), and incorporated herein by reference.
10.22
First Amended and Restated Employment Agreement, dated as of August 8, 2003, among Riverwood International Corporation, Riverwood Holding, Inc. and Daniel J. Blount. Filed as Exhibit 10.8 to Graphic Packaging Corporation's Quarterly Report on Form 10-Q filed November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
10.23
Employment Agreement, dated as of November 1, 1998, among Riverwood International Corporation, Riverwood Holding, Inc. and Steven D. Saucier. Filed as Exhibit 10.17 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 17, 2000 (Commission File No. 001-11113), and incorporated herein by reference.
10.24
Amendment to Employment Agreement, dated as of March 18, 2003, between Riverwood Holding, Inc. Riverwood International Corporation, and Steven D. Saucier. Filed as Exhibit 10.22 to Riverwood Holding Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 001-11113) and incorporated herein by reference.
10.25
Employment Agreement, dated as of May 1, 2001, among Riverwood International Corporation, Riverwood Holding, Inc. and Wayne E. Juby. Filed as Exhibit 10.20 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed March 11, 2002 (Commission File No. 001-11113), and incorporated herein by reference.
10.26
Third Amended and Restated Graphic Packaging International Corporation Executive Employment Agreement, dated as of March 25, 2003, among Graphic Packaging International Corporation, the Affiliated Companies named therein, and Donald W. Sturdivant. Filed as Exhibit 10.31 to Riverwood Holding Inc.'s Amendment No. 1 to Registration Statement on Form S-4 filed on June 13, 2003 (Registration No. 333-104928), and incorporated herein by reference.
10.27
Employment Agreement, dated as of September 30, 2002, among Riverwood International Corporation, Riverwood Holding, Inc. and Robert W Spiller. Filed as Exhibit 10.20 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 001-11113), and incorporated herein by reference.
10.28
Management Stock Option Agreement, dated as of September 30, 2002, between Riverwood Holding, Inc. and Robert W. Spiller. Filed as Exhibit 10.21 to Riverwood Holding, Inc.'s Annual Report on Form 10-K filed April 15, 2003 (Commission File No. 001-11113), and incorporated herein by reference.
10.29
Employment Agreement, dated as of August 8, 2003, among Riverwood International Corporation, Riverwood Holding, Inc. and Michael R. Schmal. Filed as Exhibit 10.10 to Graphic Packaging Corporation's Quarterly Report on Form 10-Q filed November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.

10.30
Amendment No. 1 to Riverwood Holding, Inc. Stock Incentive Plan, Riverwood Holding, Inc. Supplemental Long-Term Incentive Plan and Riverwood Holding, Inc. 2002 Stock Incentive Plan. Filed as Exhibit 10.11 to Graphic Packaging Corporation's Quarterly Report on Form 10-Q filed November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
10.31
Form of Restricted Stock Unit Agreement, dated as of August 8, 2003, entered into by and between Riverwood Holding, Inc. and each of Jeffrey H. Coors, David W. Scheible, and Donald W. Sturdivant. Filed as Exhibit 10.12 to Graphic Packaging Corporation's Quarterly Report on Form 10-Q filed November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
10.32
Form of Management Stock Option Agreement entered into by and between Graphic Packaging Corporation and each of Wayne E. Juby, Steven Saucier, Michael Schmal, Daniel J. Blount, John T. Baldwin and Stephen A. Hellrung. Filed as Exhibit 10.13 to Graphic Packaging Corporation's Quarterly Report on Form 10-Q filed November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
10.33
Form of Restricted Unit Agreement entered into by and between Graphic Packaging Corporation and each of Wayne E. Juby, Steven Saucier, Michael Schmal, Daniel J. Blount, John T. Baldwin and Stephen A. Hellrung. Filed as Exhibit 10.14 to Graphic Packaging Corporation's Quarterly Report on Form 10-Q filed November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
10.34
Form of Option Cancellation Acknowledgement of Wayne E. Juby, Steven Saucier and Michael Schmal. Filed as Exhibit 10.15 to Graphic Packaging Corporation's Quarterly Report on Form 10-Q filed November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
10.35
Form of Amendment to Employment Agreement, dated as of August 7, 2003, entered into by and between Riverwood International Corporation, Riverwood Holding, Inc. and each of Wayne E. Juby and Steven Saucier. Filed as Exhibit 10.16 to Graphic Packaging Corporation's Quarterly Report on Form 10-Q filed November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
10.36
Management Stock Option Agreement, dated as of August 8, 2003 entered into by and between Graphic Packaging Corporation and Stephen M. Humphrey. Filed as Exhibit 10.17 to Graphic Packaging Corporation's Quarterly Report on Form 10-Q filed November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
10.37
Restricted Unit Agreement, dated as of August 8, 2003, entered into by and between Graphic Packaging Corporation and Stephen M. Humphrey. Filed as Exhibit 10.18 to Graphic Packaging Corporation's Quarterly Report on Form 10-Q filed November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
10.38
Employment Agreement, dated as of September 8, 2003, among Graphic Packaging Corporation, Graphic Packaging International, Inc. and John T. Baldwin. Filed as Exhibit 10.19 to Graphic Packaging Corporation's Quarterly Report on Form 10-Q filed November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.

10.39
Form of Officers' Salary Continuation Agreement, as amended. Filed as Exhibit 10.10 to Graphic Packaging International Corporation's Annual Report on Form 10-K filed on March 20, 1995 (Commission File No. 0-20704,and incorporated herein by reference.
10.40
Employment Agreement, dated as of October 6, 2003, entered into by and between Graphic Packaging Corporation, Graphic Packaging International, Inc. and Stephen A. Hellrung. Filed as Exhibit 10.21 to Graphic Packaging Corporation's Quarterly Report on Form 10-Q filed November 14, 2003 (Commission File No. 001-13182), and incorporated herein by reference.
10.41
Graphic Packaging Equity Incentive Plan, as amended. Filed as Exhibit 10.9 to Graphic Packaging International Corporation's Annual Report on Form 10-K filed on March 23, 2001 (Commission File No. 001-14060), and incorporated herein by reference.
10.42
Graphic Packaging Equity Compensation Plan for Non-Employee Directors, as amended and restated. Filed as Exhibit 10.10 to Graphic Packaging International Corporation's Annual Report on Form 10-K filed on March 23, 2001 (Commission File No. 001-14060), and incorporated herein by reference.
10.43
ACX Technologies, Inc. Phantom Equity Plan. Filed as Exhibit 10.11 to Graphic Packaging International Corporation's Current Report on Form 8-K filed on November 19, 1992 (Commission File No. 0-20704),and incorporated herein by reference.
10.44
Graphic Packaging Excess Benefit Plan, as restated. Filed as Exhibit 10.12 to Graphic Packaging International Corporation's Annual Report on Form 10-K filed on March 23, 2001 (Commission File No. 001-14060), and incorporated herein by reference.
10.45
Graphic Packaging Supplemental Retirement Plan, as restated. Filed as Exhibit 10.13 to Graphic Packaging International Corporation's Annual Report on Form 10-K filed on March 23, 2001 (Commission File No. 001-14060), and incorporated herein by reference.
10.46
ACX Technologies, Inc. Deferred Compensation Plan, as amended. Filed as Exhibit 10.15 to Graphic Packaging International Corporation's Annual Report on Form 10-K filed on March 7, 1996 (Commission File No. 0-20704), and incorporated herein by reference.
10.47
First Amendment to the Graphic Packaging Deferred Compensation Plan. Filed as Exhibit 10.16 to Graphic Packaging International Corporation's Annual Report on Form 10-K filed on March 23, 2001 (Commission File No. 001-14060), and incorporated herein by reference.
10.48
Graphic Packaging Executive Incentive Plan, as amended and restated. Filed as Exhibit 10.17 to Graphic Packaging International Corporation's Quarterly Report on Form 10-Q filed on October 31, 2002 (Commission File No. 001-14060), and incorporated herein by reference.
12.1	Computation of Ratio of Earnings to Fixed Charges.
21.1	List of subsidiaries.
23.1	Consent of PricewaterhouseCoopers LLP (for Riverwood Holding, Inc.).

23.2	Consent of PricewaterhouseCoopers LLP (for Graphic Packaging International Corporation).
23.3	Consent of Deloitte & Touche LLP.
23.4	Consent of Debevoise & Plimpton (included in Exhibit 5.1).
24.1	Power of Attorney (included on the signature page of this Registration Statement).
25.1	Statement of Eligibility of Wells Fargo Bank Minnesota, N.A. on Form T-1.
99.1	Form of Letter of Transmittal.
99.2	Form of Notice of Guaranteed Delivery.
99.3	Form of Instructions to Registered Holder and/or Book Entry Transfer Participant from Beneficial Owner.

QuickLinks

CALCULATION OF REGISTRATION FEE
TABLE OF CONTENTS
SUMMARY
Our Business
Our Strategies
The Merger
Summary of the Terms of the Exchange Offers
Summary of the Terms of the Notes
Risk Factors
RISK FACTORS
Risks Related to our Indebtedness and the Notes
Risks Relating to Our Business
FORWARD-LOOKING STATEMENTS
MARKET AND INDUSTRY DATA
THE EXCHANGE OFFERS
USE OF PROCEEDS
CAPITALIZATION
UNAUDITED CONDENSED PRO FORMA COMBINED FINANCIAL STATEMENTS
Combined Company Unaudited Condensed Pro Forma Combined Statement of Operations For the Nine Months Ended September 30, 2003 (in thousands, except per share data)
Combined Company Unaudited Condensed Pro Forma Combined Statement of Operations For the Year Ended December 31, 2002 (in thousands, except per share data)
Combined Company Notes to Unaudited Condensed Pro Forma Combined Financial Statements (Unaudited)
SELECTED HISTORICAL FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
Riverwood
Graphic
BUSINESS
Paperboard Packaging End-Uses
MANAGEMENT
PRINCIPAL STOCKHOLDERS
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
DESCRIPTION OF NEW CREDIT FACILITIES
DESCRIPTION OF NOTES
CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
GLOSSARY OF TERMS
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
SIGNATURES
POWER OF ATTORNEY
Exhibit Index